As Filed with the Securities and Exchange Commission on December 16, 2009

Registration Statement No. 333-162617

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 5 TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Funtalk China Holdings Limited

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands

(State or Other Jurisdiction of Incorporation or Organization)

5065

(Primary Standard Industrial Classification Code Number)

N/A

(I.R.S. Employer Identification Number)

South 3/F, Chang’An XingRong Center
No. 1 Nao ShiKou Street, XiCheng District
Beijing, China 100031
8610-5832-5957

(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 664-1666

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

David T. Zhang, Esq. Latham & Watkins 41/F, One Exchange Square 8 Connaught Place Central, Hong Kong (852) 2522-7886 Facsimile: (852) 2522-7006	Mitchell Nussbaum, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 (212) 407-4000 Facsimile: 212-504-3013

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)		Amount of Registration Fee(4)
Ordinary Shares, par value US$0.001 per share	4,048,000	$8.50	$34,408,000.00	(3)	$1,919.97

(1)	Includes (a) all ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of the distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public, and (b) ordinary shares that are issuable upon the exercise of the underwriters’ option to purchase additional shares. These ordinary shares are not being registered for the purposes of sales outside of the United States.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Act.
(3)	The proposed maximum aggregate offering price is the product of the number of ordinary shares to be registered and the proposed maximum offering price per unit.
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statements hall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION. DATED DECEMBER 16, 2009

Funtalk China Holdings Limited

3,520,000 Ordinary Shares

We are offering 3,520,000 ordinary shares. Our ordinary shares are quoted on the OTCBB under the symbol “FTLKF.” The last reported market price of our ordinary shares on December 15, 2009 was $8.70. We anticipate that the offering price per ordinary share will be between $7.00 and $8.50.

Our ordinary shares have been approved for listing on the NASDAQ Global Market under the symbol “FTLK.”

Investing in our securities involves certain risks. See “Risk Factors” beginning on page 10 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Ordinary Share	Total
Public offering price	US$	US$
Underwriting discounts and commissions(1)	US$	US$
Proceeds, before expenses, to us	US$	US$
(1)	See “Underwriting” for a description of compensation payable to the underwriter.

We have granted a 30 day option to Rodman & Renshaw, LLC, the underwriter, to purchase up to an additional 528,000 ordinary shares from us on the same terms as set forth above. If the underwriter exercises its right to purchase all of such additional ordinary shares, we estimate that we will receive gross proceeds of approximately $31.4 million from the sale of ordinary shares being offered and net proceeds of approximately $29.6 million after deducting approximately $1.8 million for underwriting discounts and commissions, based on an assumed public offering price of $7.75 per ordinary share, the midpoint of the range shown above. The shares issuable upon exercise of the underwriter option are identical to those offered by this prospectus and have been registered under the registration statement of which this prospectus forms a part.

The underwriter expects to deliver the ordinary shares to purchasers in the offering on or about       , 2009.

Rodman & Renshaw, LLC

The date of this prospectus is           , 2009

i

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the ordinary shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information in this prospectus is current only as of the date of this prospectus. Until            , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

CONVENTIONS THAT APPLY TO THIS PROSPECTUS

Unless otherwise indicated, references in this prospectus to:

•	“Arch” refers to Arch Digital Holdings Limited, a company with limited liability incorporated in the British Virgin Islands;
•	“Beijing Dongdian” refers to Beijing Dongdian Infinity Technology Co., Ltd., a company with limited liability incorporated in China, and a wholly owned subsidiary of Beijing Funtalk;
•	“Beijing Funtalk” refers to Beijing Funtalk Century Telecommunications Equipment Retail Chain Co., Ltd., a company with limited liability incorporated in China, and a variable interest entity that Pypo Beijing effectively controls through a series of contractual arrangements;
•	“Business Combination” collectively refers to the following transactions effective on July 9, 2009: (1) merger of Middle Kingdom with and into MK Arizona with MK Arizona as the surviving corporation; (ii) the redomestication of MK Arizona from Arizona to the Cayman Islands and registration by way of continuation in the Cayman Islands as PCHL, or redomestication ; and (iii) the share exchange between PCHL and Pypo shareholders of all the issued and outstanding shares of Pypo Cayman, resulting in Pypo Cayman becoming a wholly owned subsidiary of PCHL and Pypo shareholders becoming holders of PCHL’s ordinary shares, or share exchange;
•	“Capital Ally” refers to Capital Ally Investments Limited, a company with limited liability incorporated in the British Virgin Islands;
•	“China” and the “PRC” refer to the People’s Republic of China, excluding Taiwan and the special administrative regions of Hong Kong and Macau;
•	“DGCL” refers to the Delaware General Corporation Law;
•	“FMO” refers to the Netherlands Development Finance Company;
•	“GM Investment” refers to GM Investment Company Limited, a Hong Kong limited company;
•	“Jiangsu Guanzhilin” refers to Jiangsu Guanzhilin Mobile Phones Hypermarket Co., Ltd., a company with limited liability incorporated in China;
•	“Middle Kingdom” refers to Middle Kingdom Alliance Corp., a blank check company organized as a corporation under the laws of the State of Delaware on January 17, 2006 to effect a business combination with an unidentified operating business having its primary or substantial operations in the PRC;
•	“MK Arizona” refers to MK Arizona Corp., a wholly owned, non-operating subsidiary of Middle Kingdom formed under the laws of the State of Arizona for the purpose of effecting a merger;
•	“MOFCOM” refers to the PRC Ministry of Commerce or its local counterpart.
•	“PCHL” refers to Funtalk China Holdings Limited, a company with limited liability registered by way of continuation in the Cayman Islands;
•	“Pypo” refer to PCHL, and its direct and indirect subsidiaries, including Pypo Cayman, Pypo HK, Pypo Beijing and Beijing Funtalk;
•	“Pypo Beijing” refers to Beijing Pypo Technology Group Company Limited, a company with limited liability incorporated in China, and a wholly owned subsidiary of Pypo HK;
•	“Pypo Cayman” refers to Pypo Digital Company Limited, a company with limited liability incorporated in the Cayman Islands, and a wholly owned subsidiary of PCHL;
•	“Pypo HK” refers to Pypo Holdings (HK) Company Limited, a Hong Kong limited company, and a wholly owned subsidiary of Pypo Cayman;
•	“Pypo shareholders” refer to Capital Ally and Arch;
•	“RMB” and “Renminbi” are to the legal currency of China;

•	“Style Technology” refers to Style Technology Development Limited, a Hong Kong limited company;
•	“Xieheng” refers to Shanghai Xieheng Telecommunications Equipment Co., Ltd., a company with limited liability incorporated in China; and
•	“$”, “US$” and “U.S. dollars” refer to the legal currency of the United States;

Unless the context requires otherwise, all references to “we,” “us,” “our company” and “our” refer to Pypo Cayman and its consolidated subsidiaries or Middle Kingdom and MK Arizona and its consolidated subsidiaries, as the case may be, prior to the Business Combination and PCHL and its consolidated subsidiaries following the Business Combination.

Unless otherwise indicated, information in this prospectus assumes that the underwriter does not exercise their option to purchase additional ordinary shares.

This prospectus contains translations of certain Renminbi amounts into U.S. dollars at specified rates. All translations from Renminbi to U.S. dollars were made at the central parity rate quoted by the People’s Bank of China. Unless otherwise noted, the conversion rate for any transaction is the average rate of exchange for such fiscal year or period, based on the central parity rates quoted by the People’s Bank of China; provided, however, that all transactions that occur following June 30, 2009 shall be converted at the rate of 6.8319 RMB to each U.S. dollar, the central parity rate quoted by the People’s Bank of China on June 30, 2009. Pypo makes no representation that the Renminbi or dollar amounts referred to in this prospectus could have been or could be converted into dollars or Renminbi, as the case may be, at any particular rate or at all. On December 15, 2009, the central parity rate was RMB6.8278 to $1.00.

PROSPECTUS SUMMARY

The following summary highlights selected information from this prospectus and does not contain all of the information that is important to you. This summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, you are urged to read the entire prospectus carefully before deciding whether to purchase PCHL’s ordinary shares, especially with regard to the risks of investing in them, as discussed under “Risk Factors” beginning on page 10.

Overview

Pypo is a retailer and distributor of wireless communications devices, accessories and content in China. Pypo believes that it operates one of the largest retail and logistics networks in the Chinese wireless telecommunications sector, including:

•	a national network of branch offices and distribution centers servicing approximately 9,500 retail outlets in over 350 cities across 30 Chinese provinces;
•	a network of mobile phone retail chains with aggregate retail space of approximately 160,000 square meters in approximately 80 cities in the provinces of Hebei, Yunnan, Henan, Hunan, Jiangsu, Shandong, Shanxi, Gansu, Inner Mongolia, Zhejiang, Guangdong and Anhui, and in Chongqing and Shanghai. Following the closing of the Xieheng acquisition in November 2009, Pypo believes it has become the largest retailer in China specializing in mobile phones. See “Information about Pypo — Pypo’s Retail Business — Retail Stores” for a description of the Xieheng acquisition; and
•	www.dongdianwang.com, Pypo’s internet retailing website, an online platform that complements Pypo’s retail operations.

In 2003, Pypo began its business by establishing a strategic partnership with Samsung Electronics to distribute high-end mobile handsets in China. In July 2008, Pypo renewed this partnership through a five-year distribution agreement, granting Pypo exclusive national distribution rights for certain high-end Samsung mobile phones. Through Pypo’s extensive network of branch offices, service and distribution centers and approximately 9,500 retail locations, Pypo markets, sells, delivers and services some of Samsung’s most successful mobile phone products. Pypo also supports Samsung’s extensive marketing efforts, including promotional campaigns and related events.

In addition to distributing Samsung products, Pypo’s retail network offers a wide range of mobile phones and accessories for a variety of brands, including international manufacturers such as Nokia, Samsung, Motorola, Sony Ericsson and LG Electronics, and domestic companies such as Bird, Aigo, Lenovo, TCL and Haier. Pypo also partners with China’s three major wireless operators, China Mobile, China Unicom and China Telecom, and their respective retail outlets, to promote and sell bundled phones and “talk time.”

Pypo generates a significant proportion of its revenues from high-margin accessories, such as batteries, chargers, memory cards and cases. Pypo also derives an increasing percentage of its revenues from cross-selling mobile content, including ringtones, wallpapers, games and other applications.

Industry

The mobile phone market in China has experienced rapid growth over the past several years, driven in part by the country’s strong overall economic development. Pypo believes that China’s relatively low mobile phone penetration rate highlights the potential for substantial growth in this sector. In May 2008, the Chinese government announced a restructuring plan to increase competition in the telecommuncations market (currently dominated by China Mobile) and to license available 3G networks to two wireless carriers in addition to China Mobile. Pypo believes that increased competition among these carriers for subscribers will lead to substantial opportunities for distributors and retailers to partner with carriers in offering attractive packages to subscribers. In addition, Pypo believes that the adoption of the 3G standard, the government licensing program and the resulting increase in competition in the market will result in increased demand for 3G mobile phones and accessories in China. Pypo expects to benefit from this increased demand.

At the retail level, the market remains highly fragmented, as local mobile phone retail chains remain dispersed throughout the country and typically have limited operations and funding, making organic growth difficult. Pypo expects retail chains to consolidate through acquisitions and strategic alliances, as retail stores attempt to reduce redundant inventory and rental costs, increase working capital and lower prices. Consistent with this expected trend, in August 2009 Pypo entered into a binding agreement to acquire Xieheng, one of the leading retailers of wireless telecommunications devices and accessories in China and a customer of Pypo. The parties closed the transaction in November 2009.

In addition to traditional distribution channels, direct consumer purchases of mobile products on the internet have increased in China, as retail websites have begun to offer mobile phones at lower prices than traditional retail channels. Pypo hopes to capitalize on this trend with its recently launched e-commerce website, www.dongdianwang.com.

Competitive Advantages

Pypo believes that the following strengths differentiate it from its competitors and have enabled it to capture a leading position in the distribution and retailing of wireless telecommunications products in China:

•	Nationwide Distribution and Retail Network for High Quality Wireless Communications Products;
•	Superior Logistics Management;
•	Advanced Information Management Systems; and
•	Strong, Experienced Management Team.

Strategy

Pypo aims to become China’s leading provider of marketing, distribution, sales and value-added services in the mobile wireless telecommunications industry. The principal components of Pypo’s business strategy include the following:

•	Expand Coverage of Distribution and Retail Network;
•	Work Closely with Wireless Operators;
•	Develop E-Commerce Business; and
•	Enhance Operating Efficiency by Improving Information and Logistics Management Systems.

Risks and Challenges

Pypo believes that the following are some of the major risks and uncertainties that may materially and adversely affect its business, financial condition, results of operations and prospects:

•	Pypo’s dependence on a limited number of suppliers, and the ability of these suppliers to unilaterally terminate their relationship with Pypo;
•	The operational and industry risks associated with rapidly evolving wireless technology and the constantly changing telecommunications market in China;
•	Pypo’s ability to finance expansion its plans; and
•	Adverse changes in the Chinese economy and regulatory environment.

See “Risk Factors” beginning on page 10 and other information included in this prospectus for a detailed discussion of these risks and uncertainties.

Recent Events

On July 9, 2009, Middle Kingdom and Pypo Cayman consummated the Business Combination in two steps. First, Middle Kingdom merged into MK Arizona, then a wholly owned Arizona subsidiary of Middle Kingdom, with MK Arizona surviving the merger. Second, MK Arizona converted and continued its corporate existence from Arizona to the Cayman Islands as PCHL. PCHL then purchased issued and outstanding share of Pypo Cayman from Pypo Cayman’s two shareholders, Capital Ally and Arch, in exchange for 45,000,000 ordinary shares and 3,400,000 Class B warrants of PCHL, and may issue up to an additional 23,000,000 ordinary shares under an earn-out provision in the merger agreement based on the adjusted net income of PHCL in the fiscal years ending March 31, 2010, 2011 and 2012. As a result of the share exchange, Pypo Cayman became a wholly owned subsidiary of PCHL and the Pypo’s former shareholders became holders of PCHL’s ordinary shares.

On October 2, 2009, Pypo Cayman entered into a share purchase agreement to acquire 1,857,587 and 827,613 ordinary shares of PCHL beneficially owned by Capital Ally and Arch, respectively, for an aggregate consideration of $22.5 million, or approximately $8.39 per share. The parties closed the transaction on October 5, 2009. Pypo paid $700,000 and $300,000 of the amount due to Capital Ally and Arch, respectively, on the closing date, and shall pay $14,885,155 and $6,643,673 to Capital Ally and Arch, respectively, on or prior to March 31, 2010. On October 19, 2009, Pypo Cayman, Capital Ally and Arch entered into an amendment to the share purchase agreement, pursuant to which the purchase price shall equal the lower of the aggregate of $22.5 million and the value of the share purchased as determined by an independent appraiser on or prior to December 31, 2009. Pypo Cayman paid $700,000 and $300,000 to Capital Ally and Arch, respectively, on October 5, 2009. On or prior to March 31, 2010, Pypo Cayman shall pay (i) Capital Ally approximately 69.2% of the purchase price minus $700,000, and pay (ii) Arch approximately 30.8% of the purchase price minus $300,000. PCHL’s audit committee, which is comprised of independent directors, approved the share purchases.

On October 29, 2009, PCHL’s board of directors passed a resolution to convene an extraordinary general meeting on November 26, 2009, or the extraordinary general meeting. Holders of PCHL’s ordinary shares at the close of business on October 26, 2009 were entitled to notice of, and to vote at, the extraordinary general meeting or any adjournment or postponement thereof. The purpose of the extraordinary general meeting was to discuss and seek adoption of the resolutions to (i) change PCHL’s name from Pypo China Holdings Limited to Funtalk China Holdings Limited, and (ii) change the name of PCHL as it appears in its memorandum and articles and association accordingly. The above resolutions were adopted at the extraordinary general meeting on November 26, 2009.

Change in Certifying Accountant

On October 19, 2009, Weiser LLP, or Weiser, resigned as the independent auditor of Middle Kingdom. Weiser had served as the independent auditor of Middle Kingdom since Middle Kingdom’s inception on January 17, 2006.

Weiser’s report dated February 11, 2009 on Middle Kingdom’s financial statements as of December 31, 2008 and 2007, for the years ended December 31, 2008 and 2007 and for the period from January 17, 2006 (date of inception) to December 31, 2008 did not contain any adverse opinion or disclaimer of opinion, nor was such report qualified as to audit scope or accounting principle.

Weiser’s report did contain an emphasis of a matter paragraph regarding uncertainties as to the ability of Middle Kingdom to continue as a going concern. Middle Kingdom’s certificate of incorporation, as amended, required Middle Kingdom to be liquidated if it did not consummate a business combination by August 31, 2009. On July 9, 2009, as a result of a business combination, Middle Kingdom no longer existed as a stand alone entity.

During the years ended December 31, 2007 and 2008 and through June 30, 2009 (i) Middle Kingdom and Weiser did not have any disagreement on matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures for which disagreement, if not resolved to the satisfaction of Weiser, would have caused Weiser to make reference to the subject matter of the disagreement (as defined in Item 16F(a)(1)(iv) of Form 20-F and the related instructions to that Item) in connection with its report on Middle Kingdom’s financial statements and (ii) there were no “reportable events” (as defined in Item 16F(a)(1)(v) of Form 20-F).

PCHL provided to Weiser the disclosure in this registration statement on Form F-1. PCHL requested that Weiser furnish PCHL with a letter addressed to the Securities and Exchange Commission stating whether or not Weiser agreed with the above statements related to Weiser. A copy of Weiser’s letter, dated October 21, 2009, is attached hereto as Exhibit 16.1.

On October 2, 2009, PCHL’s audit committee approved the engagement of Deloitte Touche Tohmatsu, or Deloitte, with respect to PCHL’s fiscal year ending March 31, 2010. Deloitte had audited the consolidated financial statements of Pypo Cayman for the four years ended March 31, 2006, 2007, 2008 and 2009.

During the years ended December 31, 2007 and 2008 and through June 30, 2009, neither PCHL nor anyone on its behalf consulted with Deloitte with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on PCHL’s consolidated financial statements, and no written report or oral advice was provided by Deloitte to PCHL that Deloitte concluded was an important factor considered by PCHL in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement (as defined in Item 16F(a)(1)(iv) of Form 20-F and the related instructions to that Item) or a “reportable event” (as defined in Item 16F(a)(1)(v) of Form 20-F).

Pypo’s Offices

Pypo’s registered offices in the Cayman Islands are located at M&C Corporate Services Limited, P.O. Box 309 Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Pypo’s principal executive offices are located at South 3/F, Chang’An XingRong Center, No. 1 NaoShiKou Street, XiCheng District, Beijing, China 100031 and the telephone number at this address is 8610-5832-5957. Pypo’s agent for service of process in the United States is CT Corporation System, whose address is 111 Eighth Avenue, New York, New York 10011. Pypo’s website is www.pypo.net. The information contained on our website is not part of this prospectus.

OFFERING SUMMARY

The following assumes that the underwriters do not exercise their option to purchase additional shares in the offering, unless otherwise indicated.

Ordinary shares offered	3,520,000 shares.
Total ordinary shares outstanding after this offering	52,508,493 shares.
Option to purchase additional shares	We have granted to the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an additional 528,000 shares.
Use of proceeds	Our net proceeds from this offering are expected to be approximately $23.5 million (or approximately $27.3 million if the underwriter exercises its option to purchase additional shares in full), based on an assumed public offering price of $7.75 per ordinary share, the midpoint of the range shown on the cover of this prospectus, and after deducting the estimated underwriting discount and offering expenses payable by us. Net proceeds will be used for general corporate purposes, including establishment of new retail stores, investments in connection with arrangements with wireless operators and improvements in Pypo’s information management system.
Risk factors	You should carefully read and consider the information set forth under the section titled “Risk Factors” and all other information set forth in or incorporated by reference into this prospectus before deciding to invest in PCHL’s ordinary shares.
OTC BB symbol	FTLKF.
Nasdaq Symbol	FTLK.

The number of PCHL’s ordinary shares to be outstanding following this offering is based on 48,988,493 shares of PCHL’s ordinary shares outstanding as of November 30, 2009. This number does not include:

•	1,578,250 ordinary shares issuable upon the exercise of Class A warrants outstanding as of November 30, 2009, with an exercise price of $5.00 per share;
•	6,820,305 ordinary shares issuable upon the exercise of Class B warrants outstanding as of November 30, 2009, with an exercise price of $5.00 per share; and
•	349,800 ordinary shares and 429,000 ordinary shares underlying 99,000 Class A warrants and 330,000 Class B warrants, respectively, issued to the underwriters in Middle Kingdom’s initial public offering, or Middle Kingdom’s IPO.

RECENT DEVELOPMENTS

Selected Estimated Results for Second Quarter of the Fiscal Year Ending March 31, 2010

We estimate our net revenues for the second quarter of the fiscal year ending March 31, 2010, or fiscal 2010, to be approximately $205 million to $209 million. The range represents an increase of approximately 3.7% to 5.7% from our net revenues for the first quarter of fiscal 2010, and an increase of 92.1% to 95.9% from the second quarter of the fiscal year ended March 31, 2009, or fiscal 2009. During the second quarter, we sold approximately 1.77 million to 1.80 million mobile phones, an increase of 45.6% to 48.5% from the first quarter of fiscal 2010 and an increase of 131.0% to 135.5% from the second quarter of fiscal 2009. We estimate our gross margin to be approximately 13.4% to 13.6%, compared to 12.3% in the first quarter of fiscal 2010 and 14.4% in the second quarter of fiscal 2009. We estimate our income from operations margin, calculated based on income from operations as a percentage of net revenues, to be approximately 5.9% to 6.0% for the quarter, compared to 5.7% in the first quarter of fiscal 2010 and 5.5% in the second quarter of fiscal 2009.

The above selected estimated results for the second quarter of fiscal 2010 are preliminary and are subject to the completion of our normal quarter-end closing procedures. Our actual results may differ from these estimates.

SUMMARY FINANCIAL AND OTHER DATA

Selected Pro Forma Financial Data

The following pro forma selected financial data for the year ended March 31, 2009 and the three months ended June 30, 2009 and is derived from the PCHL unaudited combined condensed pro forma financial statements and related notes included elsewhere in this prospectus. The unaudited combined condensed pro forma financial information for the year ended March 31, 2009 are based on the historical financial statements of Middle Kingdom included in its Annual Report on Form 10-K for the year ended December 31, 2008 and in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, and on the historical financial statements of Pypo Cayman also included elsewhere in this prospectus. The unaudited combined condensed pro forma financial information for the three months ended June 30, 2009 has been prepared based on the historical statement of operations of Middle Kingdom for the three months ended June 30, 2009, and on the historical statement of operations of Pypo Cayman for the three months ended June 30, 2009 as included elsewhere in this prospectus. The following pro forma financial data are being presented to illustrate the effects of the business combination that was completed in July 2009. The information is being presented for informational purposes only and does not purport to be indicative of the financial condition that would have resulted if the acquisition had been consummated at March 31, 2009 or at June 30, 2009. The pro forma financial data are prepared based upon available information and assumptions that are believed to be reasonable. However, future results of operations and financial position may vary significantly from the results reflected in the following unaudited combined condensed pro forma financial data due to the factors described in “Risk Factors” included elsewhere herein.

PCHL Pro Forma

	Three Months Ended June 30 2009	Year Ended March 31, 2009
Net revenues	$197,730	$570,651
Cost of revenues	(173,323)	(500,544)
Gross Profit	24,407	70,107
Other operating income	716	920
Selling and distribution expenses	(10,102)	(24,195)
General and administrative expenses	(4,627)	(16,344)
Goodwill impairment	__	(71)
Income from operations	10,394	30,417
Interest expense	(1,960)	(5,303)
Interest income	30	794
Other income (expenses)	(887)	1,255
Income before income taxes, equity in income of affiliated company and minority interests	7,577	27,163
Income tax expense	(2,870)	(7,401)
Equity in income of affiliated company	3	16
Net income	4,710	19,778
Net income attributable to non-controlling interests	(1,417)	(1,611)
Net income attributable to Company	$3,293	$18,167
Net income per share – basic	$0.07	$0.37
Weighted average number of shares used in calculating net income per share – basic	48,988,493	48,988,493

Selected Consolidated Financial Data

The following selected consolidated financial information for the periods and as of the dates indicated should be read in conjunction with Pypo Cayman’s consolidated financial statements and related notes and “Pypo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The selected consolidated financial data presented below for the years ended March 31, 2007, 2008 and 2009 and the selected consolidated balance sheet data as of March 31, 2009 have been derived from the audited consolidated financial statements of Pypo Cayman included elsewhere in this prospectus. The audited consolidated financial statements have been prepared and presented in accordance with U.S. GAAP, and have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm. Due to the adoption of the provisions of Accounting Standards Codification (“ASC”) 810 Consolidations (SFAS, No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51”), the consolidated financial statements for each of the three years ended March 31, 2009 are restated to conform to the presentation and disclosure requirements of ASC 810.

The selected consolidated financial data for the three months ended June 30, 2008 and 2009 and the selected consolidated balance sheet data as of June 30, 2009 have been derived from the unaudited condensed consolidated financial statements of Pypo Cayman included elsewhere in this prospectus and have been prepared on the same basis as the audited consolidated financial data. The unaudited financial information includes all adjustments, consisting only of normal and recurring adjustments, that Pypo considers necessary for a fair presentation of its financial position and operating results for the periods presented. In addition, Pypo Cayman’s unaudited results for the three months ended June 30, 2009 may not be indicative of the results for the full year ending March 31, 2010.

	Three Months Ended June 30,		Year Ended March 31,
Selected Statement of Income Data	2009	2008	2009	2008	2007
	(in thousands, except for share and per share amounts)
Net revenues	$197,730	$112,909	$570,651	$378,268	$294,198
Cost of revenues	(173,323)	(97,193)	(500,544)	(316,732)	(247,362)
Gross profit	24,407	15,716	70,107	61,536	46,836
Other operating income	716	—	920	160	101
Operating expenses	(13,920)	(9,650)	(38,145)	(24,489)	(27,132)
Income from operations	11,203	6,066	32,882	37,207	19,805
Interest and other income (expense), net	(2,816)	(1,356)	(3,503)	(3,558)	(3,304)
Income before income tax, equity in income (loss) of affiliate and non-controlling interests	8,387	4,710	29,379	33,649	16,501
Income tax expense	(2,870)	(681)	(7,641)	(3,452)	(2,139)
Equity in income (loss) of affiliate	3	36	16	(13)	—
Net income	$5,520	$4,065	$21,754	$30,184	$14,362
Less: Net (income) loss attributable to non-controlling interest	(1,417)	(75)	(1,611)	60	—
Net income attributable to Pypo Cayman	$4,103	$3,990	$20,143	$30,244	$14,362
Net income per share – basic(1)	$0.02	$0.01	$0.07	$0.14	$0.08
Weighted average number of shares used in calculating net income per share – basic	272,700,000	272,700,000	272,700,000	215,896,721	182,700,000

(1)	As Pypo Cayman has no dilutive potential common shares that are outstanding for each of the three years ended March 31, 2009 or for the three-month period ended June 30, 2008 and 2009, no diluted earnings per share is presented.

Selected Balance Sheet Data	As of June 30, 2009	As of March 31, 2009
	(In Thousands)
Cash and cash equivalents	$32,955	$33,468
Accounts receivable (less allowance for doubtful accounts)	71,385	72,802
Amounts due from related parties	42,322	42,308
Amount due from an affiliated company	26,914	27,946
Intangible assets	19,074	19,188
Total assets	423,798	365,941
Accounts payable	41,908	28,290
Notes payable	67,183	23,513
Short-term borrowings	75,675	79,457
Total shareholders’ equity	158,766	154,561
Noncontrolling interest	15,878	14,453
Total liabilities and shareholders’ equity	$423,798	$365,941

RISK FACTORS

You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in PCHL’s ordinary shares. Any of the following risks could have a material adverse effect on Pypo’s business, financial condition and results of operations. In any such case, the market price of PCHL’s ordinary shares could decline, and you may lose all or part of your investment.

Risks Relating to the Business of Pypo

Pypo’s dependence on a limited number of suppliers for its distribution business and the ability of these suppliers to unilaterally terminate their relationship with Pypo could jeopardize Pypo’s ability to deliver products to customers and result in cancellation of orders and loss of revenue and market share.

Historically, Samsung has been Pypo’s principal supplier of mobile phones and accessories. During the fiscal years ended March 31, 2007, or fiscal 2007, March 31, 2008, or fiscal 2008, and March 31, 2009, or fiscal 2009, sales of Samsung products accounted for approximately 96.3%, 91.6% and 78.0%, respectively, of Pypo’s total net revenues. As a result, Pypo primarily depends on Samsung to provide adequate inventories of mobile phone products on a timely basis and with favorable pricing and other terms.

Although Pypo entered into a five-year distribution agreement with Samsung in July 2008 for the distribution of Samsung’s mobile phone products in China, Samsung has the right to terminate this agreement if Pypo’s sales volume experiences material decreases in any six-month period for reasons unacceptable to Samsung. Pypo generally obtains products from other suppliers through contracts signed on an annual basis. As a result, Pypo’s suppliers may terminate contracts or otherwise fail to provide Pypo with the quantities or models of products that Pypo orders.

Furthermore, these suppliers may refuse to provide products to Pypo on favorable or commercially reasonable terms. If any of the following occurs, Pypo may not be able to deliver products to customers in a timely manner, if at all, resulting in order cancellations, loss of revenues and/or loss of market share, which would have a material adverse effect on Pypo’s business, financial condition and results of operations:

•	downturn in Samsung’s business prospects and/or financial results;
•	loss of Samsung as a principal supplier;
•	loss of other existing suppliers;
•	failure to develop new suppliers;
•	failure to obtain favorable or reasonable pricing and other terms from suppliers;
•	inability of Samsung or other suppliers to satisfy Pypo’s inventory needs; or
•	inability of Samsung or other suppliers to provide products that appeal to Pypo’s customers.

Pypo faces a number of operational and industry risks. The market in which Pypo operates changes rapidly, and Pypo must adjust to these changes to remain competitive.

Pypo faces a number of operational and industry risks, and the market for wireless telecommunications devices is fast-changing. Recent developments in the industry include the following:

•	Mobile handset technology advances rapidly, and product life cycles may be shorter than anticipated. As a distributor and retailer in this sector, Pypo must closely monitor these changes.
•	The PRC telecommunications market has traditionally been fragmented, making it difficult for manufacturers to sell products to consumers without national distributors. These distributors, including Pypo, have had to develop efficient distribution logistics and wide retail networks. Failure to maintain such efficiencies and networks will have an adverse effect on Pypo’s ability to sustain or expand its consumer base and erode its market share.
•	In 2008, the PRC Ministry of Industry and Information Technology, National Development and Reform Commission and the Ministry of Finance restructured the PRC telecommunications industry with the objective of increasing competition. This restructuring, which began in May 2008 and was completed in the fall of 2008, resulted in three major operators offering a combination of fixed line and mobile communications services. While it remains unclear how the restructuring will affect the mobile telecommunications industry, Pypo must adapt to any resulting developments in the industry to remain competitive.
•	Wireless operators in the PRC have increasingly bundled mobile phone products and wireless services. These wireless operators typically procure mobile phone products from larger mobile phone distributors such as Pypo, rather than directly from manufacturers. During fiscal 2007, fiscal 2008 and fiscal 2009, Pypo generated approximately 7.2%, 5.3% and 14.4%, respectively, of its net revenues from distribution to wireless operators. Failure to provide mobile phones with integrated services tailored to wireless operators, or to cooperate with wireless operators in promoting mobile phones, would result in weaker customer relationships with wireless operators, and the loss of a potential source of significant revenues.

These developments, as well as other changes relating to mobile phone retailers and distributors, may have an adverse effect on Pypo’s operations if Pypo cannot adapt effectively to these changes to remain competitive. Pypo’s failure to adapt effectively could erode its market share, result in a decline in its number of customers or lead to price reductions or increased spending for marketing, service promotion and product distribution, any of which would adversely affect Pypo’s profitability.

Pypo extends credit to its customers in the form of open account terms, which exposes Pypo to credit risks and could lead to difficulty in the collection of accounts receivable.

Pypo currently offers open account terms to certain customers, which may subject Pypo to credit risks, particularly to the extent that receivables represent sales to a limited number of customers or are concentrated in certain geographic markets. The collection of accounts receivable and Pypo’s ability to accelerate the collection cycle through the sale of accounts receivable may be affected by several factors, including, but not limited to:

•	Pypo’s credit policies;
•	the terms of the contracts by which Pypo extends credit to customers;
•	the overall credit rating of Pypo and its customers;
•	industry and economic conditions;
•	the ability of Pypo’s customers to provide security, collateral or guarantees for credit extended by Pypo; and
•	the operating results, financial position and cash flows of Pypo and its customers.

Adverse aspects of or changes to any of these factors, many of which are not in Pypo’s control, could create delays in collection or an inability to collect accounts receivable, which could impair Pypo’s cash flows and financial position and adversely affect Pypo’s results of operations.

Pypo extends credit only to customers that it deems creditworthy based on an analysis of their credit profiles. As of August 31, 2009, Pypo had not discerned any recent trends in collections for customer accounts generally or with any particular customers. However, Pypo’s customers are subject to market risks, and Pypo expects current economic conditions to affect mobile phone retailers and regional mobile phone distributors. Accordingly, Pypo periodically reviews its reserve for credit losses for adequacy considering economic conditions and trends and credit quality indicators. Pypo cannot be certain that its reserve for credit losses will be adequate to cover credit losses in its portfolio because of unanticipated adverse changes in the economy or events adversely affecting specific customers, industries or markets. If the credit quality of its customer base materially decreases as a result of economic conditions or if its reserves for credit losses are not adequate, Pypo’s business, financial condition and results of operations may suffer.

If Pypo fails to effectively manage the growth and expansion of its operations, it may be unable to expand its business and increase its revenues.

Pypo has experienced rapid growth and expansion, which places significant strain on its management personnel, systems and resources. To accommodate its continued growth, Pypo will need to implement new and upgraded operational and financial systems, procedures and controls, including improving its accounting and other internal management and control systems, all of which will require substantial efforts by management and others. Pypo will also need to expand, train, manage and motivate its workforce, and manage relationships with new and existing customers. In addition, as Pypo introduces new services or enters into new markets, it may face additional market, technological and operational risks and challenges. As a result of any of these risks, Pypo’s business, results of operations and financial condition could be materially and adversely affected.

Pypo’s strategy includes expansion by pursuing selective business opportunities and diversifying its business scope, including joint ventures and e-commerce initiatives. However, these initiatives require Pypo to commit substantial capital resources to business areas where Pypo possesses limited experience, and Pypo may be unable to compete effectively in such areas. Furthermore, Pypo’s competitors may possess greater resources and operating experience, and Pypo’s plans may be subject to economic, political and legal risks, including obtaining relevant regulatory approvals. Failure to achieve expected results in these new business areas may have a material adverse effect on Pypo’s business, results of operations and financial condition.

Future acquisitions and alliances may expose Pypo to new risks or fail to perform as expected. Conversely, Pypo’s failure to complete acquisitions, enter into suitable alliances or integrate acquired companies may hinder its growth and future profitability.

One of Pypo’s key strategies is to grow through acquisitions, joint ventures and other strategic alliances, particularly with respect to its retail operations. Joint ventures and strategic alliances may expose Pypo to operational, regulatory and market risks, as well as risks associated with additional capital requirements. In addition, Pypo may not be able to identify suitable future acquisition candidates or alliance partners. Even if Pypo identifies suitable candidates or partners, Pypo may be unable to complete an acquisition or alliance on commercially acceptable terms. If Pypo fails to identify appropriate candidates or complete desired acquisitions, Pypo may not be able to implement its growth strategies effectively or efficiently. In addition, Pypo’s acquisition and integration process may divert management from operating Pypo’s existing business, negatively affecting Pypo’s earnings and revenues.

In addition, Pypo’s ability to successfully integrate the acquired companies and their operations may be adversely affected by a number of factors, including division of management’s attention and difficulties in retaining clients of acquired companies. Furthermore, any acquired companies may not perform as expected for various reasons, including legislative or regulatory changes or the loss of key customers and personnel. If Pypo is not able to realize the benefits envisioned from such acquisitions, joint ventures or other strategic alliances, Pypo’s overall profitability and growth plans may be hindered.

The average selling prices of wireless telecommunication products are subject to rapid decreases, and products may become obsolete or less marketable. Pypo must continue to adjust its product mix and optimize pricing.

As with most electronics-based products, average selling prices of mobile handsets are typically highest at the time of introduction of new products, which utilize the latest technology, and tend to decrease over time as such products become commoditized and are replaced by newer generation products. Due to Pypo’s recent efforts to improve the overall aging of inventory as well as continued weakness at the high end of Pypo’s mobile phone product line, Pypo has recently experienced a decrease in the average selling price of its mobile phones. See the discussion under the heading “— Pypo may continue to be negatively affected by the economic crisis in the United States and key international markets.” In addition, while Samsung, Pypo’s main supplier, generally adjusts the price it charges Pypo for Samsung’s prodcts based on product life and may provide price protection against price decreases in certain circumstances, as Pypo’s business continues to grow, Pypo may increasingly be subject to downward pricing pressure, as its suppliers may not provide Pypo with appropriate pricing adjustments.

Pypo may not be able to predict the timing or amount of any decline in the average selling prices of the products it distributes. Moreover, Pypo must anticipate future technological changes and continually identify, obtain and market new products in order to minimize the risk of product obsolescence or decreased marketability. If Pypo were unable to adjust product mix and optimize pricing, its business, financial condition and results of operations would be harmed.

Pypo outsources its warehousing, logistics and certain marketing functions to third parties. Failure by these third parties to fulfill their responsibilities may negatively affect Pypo’s ability to maintain or promote its brand and may limit its future success.

Pypo believes that its customers’ recognition of and familiarity with Pypo’s reputation and brand are important to its business, and Pypo’s reputation depends on the goodwill associated with its brand. Pypo outsources its warehousing, logistics and certain marketing functions to third parties, which are responsible for storing inventory, delivering products and printing marketing materials. If any of these third-party providers fails to fulfill any of its responsibilities, Pypo’s brand image and reputation may suffer. This could lead to the erosion of Pypo’s relationships with potential and existing customers, and Pypo’s business, financial condition, results of operations and prospects may be materially adversely affected.

Restrictive covenants under Pypo’s indentures and the secured credit facility may limit the manner in which it operates and an event of default under Pypo’s secured credit facility may adversely affect its operations.

Pypo’s secured credit facility with the Netherlands Development Finance Company, or FMO, contains, and any future indebtedness Pypo incurs may contain, various covenants and conditions that limit its ability to, among other things:

•	incur or guarantee additional debt;
•	pay dividends or make distributions to its shareholders;
•	make loans, capital expenditures or investments or acquisitions;
•	enter into transactions with affiliates;
•	create liens;
•	merge or consolidate with other companies or transfer all or substantially all of its assets; and
•	transfer or sell assets.

As a result of these covenants, Pypo is limited in the manner in which it conducts its business and may be unable to engage in certain business activities or finance future operations or capital needs. The secured credit facility also includes certain financial covenants that, among other things, require Pypo to maintain minimum EBITDA and adjusted net income thresholds and margins, solvency ratios, leverage ratios and current ratios. A failure to maintain the financial covenants, or a breach of any of the other restrictive covenants, would result in a default under the secured credit facility.

Upon the occurrence of any default under the secured credit facility, the lender could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable, or could require Pypo to apply all of its available cash to repay these borrowings. If Pypo cannot repay those amounts, the lender could proceed against the collateral granted to it to secure that indebtedness. Pypo has pledged a significant portion of its assets, including the shares Pypo Cayman holds in Pypo HK and certain equity interest Pypo HK holds in Pypo Beijing, as collateral under the secured credit facility. If the lender accelerates the repayment of borrowings, Pypo may not have sufficient assets to repay the loans under the secured credit facility and its other indebtedness, or borrow sufficient funds to refinance such indebtedness. Even if Pypo is able to obtain new financing, it may not be on commercially reasonable terms, or terms that are acceptable to it.

In addition, Pypo’s failure to comply with the covenants under the secured credit facility or an assessment that it is likely to fail to comply with such covenants could lead Pypo to seek an amendment to or a waiver of the covenants contained in the secured credit facility or such alternative financing. Based on the financial position and results of Pypo HK as of and for the year ended March 31, 2009, Pypo HK breached the financial covenants for maintaining the minimum EBITDA, adjusted net income thresholds and margins, solvency ratios, leverage ratios and current ratios. Although Pypo obtained an amendment and waiver of such breaches from FMO, Pypo HK may not be able to maintain the leverage ratios, current ratios and net margins by March 31, 2010. Pypo cannot assure you that it will be able to comply with the covenants contained in the secured credit facility in the future, and if it breaches the covenants, it cannot assure you that it would be able to obtain any amendments to or waivers of the covenants contained in the secured credit facility or obtain alternative financing on favorable terms. In addition, any amendment to or waiver of the covenants may involve upfront fees, higher annual interest costs and other terms less favorable to Pypo than those currently offered by the secured credit facility.

Pypo’s ability to meet demand for the merchandise it distributes depends on its ability to maintain an optimal level of inventory.

Pypo believes that maintaining an optimal level of inventory is critical to its business. Pypo generally maintains an approximately thirty to forty-five day supply of inventory. These inventory levels may not be adequate to meet customer demands, and Pypo may not be able to adopt new inventory policies in time to adjust to such demands. If Pypo over-stocks inventory, the working capital required to maintain Pypo’s operations will increase and Pypo may incur additional financing costs. If Pypo under-stocks inventory, Pypo may not be able to generate sales that Pypo would have otherwise generated if the product had been available.

Pypo depends on technology and computer systems for the timely and successful management of its supply chain and sales, development of its distribution network and support of its retail division.

The supply chain management, distribution network, sales management and retail functions on which Pypo’s business depends are technology intensive. Pypo relies significantly on its ability to acquire, develop and adopt new technologies to support Pypo’s operations and differentiate its products and services from those of its competitors. In addition, new technologies affect the demand for Pypo’s products, the time and manner in which Pypo delivers these products to customers and Pypo’s ability to maintain and streamline its sales function and support its retail division.

For example, Pypo depends on a large number of software applications and computers to develop its distribution network, manage sales relationships and track and manage inventory. Any error, defect or failure in its software, hardware or backup facilities could delay product delivery and result in key inventory and sales information being unavailable in a timely manner, all of which may harm Pypo’s business.

Pypo has several operating entities located in a number of cities throughout China, which rely on the availability of space and facilities for lease in order to conduct business.

Pypo has more than 110 operating entities devoted to its product distribution and retail business. These operating entities are located throughout China, and most of them lease the facilities in which they operate. The terms of the existing leases for these operating entities generally range from 3 to 5 years and expire in 2011 to 2013. As these leases expire, Pypo will need to negotiate the terms and conditions of renewal, and may be unable to renew leases on terms and conditions favorable to Pypo, if at all. As a result, Pypo may have to pay increased rent or relocate, which may result in additional costs and disrupt Pypo’s business.

Pypo also faces certain risks with respect to the properties it leases, including obtaining required documentation and consents and maintaining compliance with building codes:

•	As of August 31, 2009, Pypo had not received copies of title certificates for approximately 15.7% of the properties that it leases from third parties, which include approximately 35.5% of the properties that it leases for its retail operations in Henan province, or approximately 9.0% of the properties Pypo leases for its retail business as a whole. In fiscal 2009, the revenues derived from the retail operations in Henan province accounted for approximately 11.2% of Pypo’s revenues generated from its retail business, or approximately 3.2% of Pypo’s total revenues. In the PRC, lessees typically receive copies of title certificates from lessors as evidence of the applicable lessor’s or owner’s ownership of a leased property. Any challenges to the title documents of any leased properties, if successful, could impair the operations of Pypo’s business. As such, Pypo cannot assure you that title to properties it currently leases will remain unchallenged.
•	For leases for which the immediate lessors are not the ultimate owners of the leased properties, the lessor did not receive consent from the owners to sublease approximately 4.7% of Pypo’s total leased properties. A lessor’s failure to obtain title to a property or to receive any necessary approvals from the ultimate owner or the primary leaseholder could potentially invalidate a lease or result in the renegotiation of a lease on less favorable terms to Pypo.

•	Approximately 4.7% of Pypo’s leased properties were subject to mortgages at the time the leases were signed. The lessor did not receive consent from the mortgage holder on any of these properties. If such mortgage holder were to foreclose on the mortgage securing the property, Pypo’s lease may not be binding on any subsequent transferee of the property.
•	For certain properties Pypo leases for its retail business, lessors are required to register the lease agreements with relevant government authorities to effectuate the leases. The lessors did not complete the registrations of approximately 2.0% of Pypo’s leased properties, which constitute approximately 35.9% of the properties that Pypo leases for its retail operations in Yunnan province. In fiscal 2009, the revenues derived from the retail operation in Yunnan province accounted for approximately 7.2% of Pypo’s revenues generated from its retail business, or approximately 2.1% of Pypo’s total revenues.
•	The properties Pypo leases from third parties may not be in compliance with all building codes. Although Pypo is not aware of any material noncompliance with building codes, such as unauthorized building structures, on the properties it leases from third parties, Pypo cannot provide any assurance that its leased properties are or will be in compliance with all applicable building codes, and Pypo could incur expenses to remedy any noncompliance with building codes relating to its leased properties.

If Pypo’s existing leases are terminated for any reason prior to their expiration (including, among other things, the considerations set forth above), Pypo may need to find alternative premises. In such a case, Pypo may not be able to find suitable premises on commercially reasonable terms, if at all.

Pypo has limited business insurance coverage in China.

Insurance companies in China offer limited business insurance products. As a result, Pypo does not have any business liability, loss of data or disruption insurance coverage for its operations. Any business disruption, litigation or natural disaster might cause Pypo to incur substantial costs or divert Pypo’s resources. In addition, Pypo does not carry insurance with respect to certain risks, including product liability insurance. As a result, any product liability or other claims may materially adversely affect Pypo’s business, financial condition and results of operations. Furthermore, Pypo may need to stop selling products that result in product liability claims, which could negatively affect the range of mobile phone products that Pypo offers and the size of its customer base.

Pypo’s growth and prospects depend on market demand for the products it distributes, which is extremely difficult to predict.

Pypo’s business and operating results depend upon demand for the products it distributes. Pypo cannot ensure the success of any of its mobile handset models, and the sales of such products depend on their market acceptance and desirability, which depend on a number of factors, none of which Pypo can accurately predict. These factors include, but are not limited to, the following:

•	consumer tastes and preferences;
•	consumer reaction to competing products;
•	availability of alternative forms of wireless communication devices; and
•	general economic conditions and consumer confidence.

Pypo believes that its ability to market and distribute attractive and desirable mobile handset models and accessories to a wide range of customers remains crucial to its future success. Although Pypo has enjoyed success in its distribution of Samsung and other mobile phones, its future programs and product offerings may not achieve similar levels of success. If Pypo cannot consistently and accurately predict how the market receives current and future product offerings, its revenue from any or all of its distributed products and profitability may decrease.

The loss or reduction in orders from principal customers or a reduction in the pricing of the products that Pypo distributes may cause revenues to decline and impair cash flows.

Pypo’s principal customers operate in the mobile phone retail industry, which remains highly fragmented. Many of Pypo’s customers have experienced severe price competition and, for this and other reasons, may seek to obtain products or services from Pypo at lower prices than Pypo has been able to provide customers in the past.

The loss of any of Pypo’s principal customers, a reduction in the amount of products or services its customers order, or Pypo’s inability to maintain current terms, including price, with such customers could cause its revenues to decline and impair its cash flows. Although Pypo has entered into contracts with certain of its largest customers, there can be no assurance that any of its customers will continue to purchase products or services from Pypo or that their purchases will be at the same or greater levels than in prior periods.

The loss or reduction of vendor rebates payable to Pypo in connection with the products it distributes may cause revenues to decline and impair cash flows.

Certain of Pypo’s suppliers, through manufacturer and new product promotions and volume discounts, provide favorable purchasing terms to Pypo through volume-based or other rebates. Pypo’s supply contracts may specify these purchasing terms, or Pypo and the relevant manufacturer may negotiate such terms. These vendor rebates help reduce Pypo’s costs in distributing telecommunications products to customers and boost Pypo’s revenues. As of the date of this prospectus, Pypo’s suppliers have not reduced rebates or notified Pypo of any such reductions. However, if Pypo’s suppliers ceased providing or decreased the amount of such rebates, or if Pypo were unable to negotiate favorable rebate terms with manufacturers in future supply contracts, Pypo’s revenues could decline and its cash flows could be impaired.

PCHL may grant share options under a share incentive plan it may adopt, which may result in increased share-based compensation expenses and, therefore, reduce net income.

PCHL may adopt a share incentive plan under which it may grant shares or warrants to qualified employees in an amount up to 6% of its total outstanding shares, which would likely vest over a period of three to four years. Under the Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” PCHL will be required to recognize share-based compensation as compensation expense in its statement of operations, based on the fair value of equity awards on the date of the grant, and recognize the compensation expense over the period in which the recipient is required to provide service in exchange for the equity award. The additional expenses associated with share-based compensation may reduce the attractiveness of issuing stock options under PCHL’s share incentive plan. If PCHL grants additional stock options to attract and retain key personnel, the expenses associated with share-based compensation may adversely affect PCHL’s net income. However, if PCHL does not grant stock options or reduces the number of stock options that it may grant, it may not be able to attract and retain key personnel. Furthermore, the issuance of such equity awards would dilute the shareholders’ ownership interests in PCHL.

The success of Pypo’s business depends on quality controls by third-party manufacturers.

Suppliers typically provide limited warranties to Pypo, which Pypo passes through to customers. As a distributor and retailer, Pypo does not directly monitor the quality control procedures of its suppliers. If a product that Pypo distributes has defects or performance problems, Pypo’s reputation and ability to distribute other products to customers could suffer.

In addition, Pypo may be exposed to product liability claims, as end users may choose to sue Pypo in addition to suing the product manufacturers when a claim arises. If Pypo is found liable for any such claims, Pypo may be required to pay monetary damages. Even if Pypo successfully defends such claims, it may still incur substantial expenses and expend significant time in defending against such claims.

The demand for the products that Pypo sells in China may not continue to grow, and Pypo’s revenues may decline.

Pypo’s business substantially depends on the demand for products it sells in China. In the past, Pypo has benefited from the rapid growth of the Chinese economy, which has fueled increased demand for consumer products, including the mobile phones Pypo sells. Such growth may not continue at the same rate or at all. As the Chinese mobile phone industry matures, Pypo’s suppliers will likely focus increasingly on differentiating their products from those of their competitors, including adding more sophisticated mobile handsets and upgrading existing models. The move towards third-generation, or 3G, wireless technology will also affect the product offerings that Pypo’s customers will request.

Pypo believes that its future success will depend, to a significant extent, upon its suppliers’ ability to enhance existing products and introduce new products in a rapidly developing market, including, but not limited to, the adoption of new networking and telecommunication technologies, such as 3G technology. However, there is no guarantee that Pypo’s suppliers will be able to successfully adapt to these market forces, and Pypo’s customers may turn to sellers that offer mobile handsets that Pypo cannot provide, reducing the demand for products that Pypo sells. As a result, Pypo’s business and results of operations could also suffer.

Pypo’s operating results are subject to seasonal fluctuations in purchasing patterns.

Pypo’s operating results remain subject to a number of seasonal factors in the markets in which it operates. These factors may cause its revenue and operating results to fluctuate on a quarterly basis. These fluctuations are a result of several factors, including, but not limited to:

•	promotions and subsidies by mobile phone suppliers;
•	the timing of local holidays and other events affecting consumer demand;
•	the timing of the introduction of new products by Pypo’s suppliers and competitors;
•	purchasing patterns of customers in different markets; and
•	product availability and pricing.

Consumer electronics and retail sales in many geographic markets tend to be seasonal, resulting in uneven sales volumes for Pypo. Pypo’s operating results may continue to fluctuate significantly from quarter to quarter in the future. If unanticipated events occur, including delays in securing adequate inventories of competitive products at times of peak sales or the existence of surplus inventory upon the occurrence of a significant drop in demand during these periods, Pypo’s operating results could be harmed. In addition, due to seasonal factors, interim results may not be indicative of annual results.

Pypo may continue to be negatively affected by the economic crisis in the United States and key international markets.

Since the fourth quarter of 2008, the downturn in the financial markets and in economic conditions has negatively impacted Pypo’s revenues, financial condition, results of operations and liquidity. As widely reported, the global capital and credit markets, including those in China and throughout Asia, have been experiencing volatility and disruption, which has led to a recent downturn in global economic conditions.

Pypo has been adversely affected by the deterioration in the global economy, which has negatively impacted the retail sector and the market for the distribution of wireless telecommunications products in the PRC. Pypo cannot predict the timing or duration of any economic slowdown or the timing or strength of a subsequent economic recovery. Further deterioration in the financial markets and in economic conditions generally could adversely affect Pypo’s business and financial results.

A continued slowdown in China’s economy could negatively impact consumer spending patterns. Recessionary economic cycles, inflation, deflation, increases in commodity prices, higher levels of unemployment, higher consumer debt levels and other economic factors that may affect consumer spending or buying habits in the PRC could adversely affect the demand for products Pypo sells in its stores or distributes to its retail customers and regional distributors. Pypo’s retail stores and its retail customers could experience reduced traffic or limitations on the prices they can charge for Pypo’s products, either of which could reduce sales and profit margins.

In recent months, the markets have exerted downward pressure on availability of liquidity and credit for companies. While these conditions have not materially impaired Pypo’s ability to access credit markets or finance its operations, Pypo needs liquidity to pay operating expenses, make payments on indebtedness and pay capital expenditures. Without sufficient liquidity, Pypo may have to curtail its operations or refrain from pursuing new business opportunities.

The current sources of Pypo’s liquidity are funds generated from operating activities, available cash and cash equivalents, and borrowings under credit agreements and other debt financings. If Pypo’s current resources do not satisfy its liquidity requirements, it may need to seek additional financing. The availability of additional financing will depend on a variety of factors, such as economic and market conditions, the availability of credit and Pypo’s credit ratings, as well as the possibility that lenders could develop a negative perception of Pypo’s prospects or the telecommunications industry in general. Pypo may not be able to successfully obtain any necessary additional financing on favorable terms, or at all.

In addition, the tightening of credit in financial markets may adversely affect the ability of Pypo’s customers and suppliers to obtain financing for significant purchases and operations and could result in a decrease in or cancellation of orders for products and services. Furthermore, these economic conditions make it difficult for Pypo and its customers and suppliers to accurately forecast and plan future business activities, and could cause Pypo’s customers to slow spending on the products Pypo distributes and sells, which would delay and lengthen sales cycles. If the mobile phone distribution and retail markets in China deteriorate due to these global economic conditions, Pypo’s business, financial condition and results of operations will likely be materially and adversely affected.

An impairment in the carrying value of Pypo’s goodwill or other intangible assets could adversely affect Pypo’s financial condition and results of operations.

Pypo has made several recent acquisitions, and is required to annually test goodwill and other intangible assets, including the goodwill and other intangible assets associated with acquisitions, to determine if impairment has occurred. Additionally, interim reviews must be performed whenever events or changes in circumstances indicate that impairment may have occurred. If the testing performed indicates that impairment has occurred, Pypo is required to record a non-cash impairment charge in the period the determination is made. The testing of goodwill and other intangible assets for impairment requires Pypo to make significant estimates about its future performance and cash flows, as well as other assumptions. These estimates can be affected by numerous factors, including changes in economic, industry or market conditions, changes in business operations or changes in competition. Adverse changes in the aforementioned factors, or changes in actual performance compared with estimates of Pypo’s future performance, could negatively affect the fair value of goodwill or other intangible assets, which may result in impairment charges. Should the value of goodwill or other intangible assets become impaired, there could be an adverse effect on Pypo’s financial condition and results of operations.

Pypo has a relatively short operating history and is subject to the risks of a new enterprise, any one of which could limit Pypo’s growth, services or market development.

Pypo’s short operating history makes it difficult to predict how its businesses will develop. Accordingly, it faces risks and uncertainties encountered by early-stage companies, such as:

•	uncertain growth in the market and uncertain demand for its products and services;
•	the evolving nature of the wireless telecommunication industry; and
•	competition, technological change and evolving customer preferences that could harm Pypo’s sales.

If Pypo is not able to meet the challenges of building and managing its business, Pypo will likely face reduced growth, lower margins, additional operational costs and lower income.

Pypo’s success depends substantially on certain key employees, and its business may be severely disrupted if Pypo loses the services of such employees.

Pypo’s future success depends heavily upon the continued services of its management and other key personnel. In particular, it relies on the expertise and experience of Mr. Kuo Zhang, chairman of PCHL’s board of directors, and Mr. Dongping Fei, PCHL’s chief executive officer. If one or more of its management or key personnel were unable or unwilling to continue in their present positions, Pypo might not be able to replace them easily or at all. As a result, Pypo’s business could be severely disrupted, its financial condition and results of operations could be materially adversely affected, and it would incur additional expenses to recruit, train and retain personnel to replace its former key employees. If any of Pypo’s management or key personnel joins a competitor or forms a competing company, Pypo may lose customers, suppliers, know-how and key professionals and staff members.

The principal shareholder of Beijing Funtalk may have potential conflicts of interest with Pypo, which may adversely affect Pypo’s business.

Mr. Dongping Fei, PCHL’s chief executive officer and president, is also the principal shareholder of Beijing Funtalk, a variable interest entity that Pypo effectively controls through a series of contractual arrangements. See “Certain Relationships and Related Party Transactions — Pypo Related Party Transactions” for a description of such contractual arrangements. As a result, conflicts of interest between his duties to Pypo and Beijing Funtalk may arise. Pypo cannot assure you that should this occur, Mr. Fei would act in the best interests of Pypo or that any conflict of interest would be resolved in Pypo’s favor. In addition, Mr. Fei may breach or cause Beijing Funtalk to breach or refuse to renew its existing contractual arrangements that allow Pypo to exercise effective control over Beijing Funtalk and to receive economic benefits from Beijing Funtalk.

If a dispute were to arise with respect to Mr. Fei’s relationship with Beijing Funtalk, Pypo would have to rely on legal remedies under PRC law. These remedies may not be effective, particularly in light of uncertainties in the PRC legal system. If Pypo cannot resolve any conflicts of interest or disputes between Pypo and Mr. Fei in his role as a shareholder of Beijing Funtalk, Pypo would have to rely on legal proceedings, the outcome of which may be uncertain and could disrupt Pypo’s business.

If the value of Pypo’s brand or image diminishes, it could have materially and adversely affect Pypo’s business and results of operations.

We believe the “Pypo” brand is associated with a leading wireless communications device and accessory retail and distribution company with consistent high-quality services. Pypo’s brand is integral to its marketing and distribution efforts. Pypo’s continued success in maintaining and enhancing Pypo’s brand and image depends to a large extent on Pypo’s ability to satisfy customer needs by further developing and maintaining the quality of products and services across Pypo’s operations, as well as Pypo’s ability to respond to competitive pressures. If Pypo cannot satisfy customer needs or if its public image or reputation were otherwise diminished, Pypo’s business transactions with its customers may decline, which could in turn adversely affect Pypo’s results of operations.

In addition, any unauthorized use of Pypo’s brand, trademarks and other intellectual property rights could harm its competitive advantages and business. Historically, China has not protected intellectual property rights to the same extent as the United States or the Cayman Islands, and infringement of intellectual property rights continues to pose a serious risk of doing business in China. Monitoring and preventing unauthorized use is difficult. The measures Pypo takes to protect its intellectual property rights may not be adequate. Furthermore, the application of laws governing intellectual property rights in China and abroad is uncertain and evolving, and could involve substantial risks to Pypo. If Pypo cannot adequately protect its brand, trademarks and other intellectual property rights, Pypo may lose these rights and its business may suffer materially.

Pypo has imposed contractual obligations on employees and consultants and has taken other precautionary measures to maintain the confidentiality of its proprietary information and restricted the use of the proprietary information other than for the company’s benefit. If Pypo’s employees and consultants do not honor their contractual obligations and misappropriate its database and other proprietary information, Pypo’s business would suffer as a result.

As the right to use Internet domain names is not rigorously regulated in China, if other companies incorporated in their domain names elements similar in writing or pronunciation to the “Pypo” trademark or its Chinese equivalent, it may result in confusion between those companies and Pypo and may lead to the dilution of Pypo’s brand value, which could adversely affect Pypo’s business.

If Pypo fails to maintain an effective system of internal controls, it may be unable to accurately report its financial results or prevent fraud, and investor confidence and the market price of PCHL’s ordinary shares may be adversely affected.

PCHL’s reporting obligations as a public company will place a significant strain on Pypo’s management, operational and financial resources and systems for the foreseeable future. Pypo is a relatively young company with limited accounting personnel and other resources to address its internal controls and procedures. In addition, Pypo must implement financial and disclosure control procedures and corporate governance practices that enable it to comply, on a stand alone basis, with the Sarbanes-Oxley Act of 2002 and related SEC rules. We expect that applicable regulations will require us to include a report from management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending March 31, 2010. For example, Pypo will need to further develop accounting and financial capabilities, including the establishment of an internal audit function and improvement of documentation related to internal control policies and procedures.

Failure to quickly establish the necessary controls and procedures would make it difficult to comply with SEC rules and regulations with respect to internal control and financial reporting. Pypo will need to take further actions to continue to improve its internal controls. If Pypo cannot implement solutions to any weaknesses in its existing internal controls and procedures, or if it fails to maintain an effective system of internal controls in the future, Pypo may be unable to accurately report its financial results or prevent fraud and investor confidence and the market price of PCHL’s ordinary shares may be adversely impacted.

Pypo is in the process of instituting changes to its internal controls and management systems to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 requires Pypo to perform an evaluation of its internal controls over financial reporting and file annual management assessments of their effectiveness with the Securities and Exchange Commission. The management assessment to be filed is required to include a certification of its internal controls by Pypo’s chief executive officer and chief financial officer. As of the date of this prospectus, Pypo’s management had identified certain material weaknesses in its internal control over financial reporting, particularly as to lack of accounting policy and procedures manual for U.S. GAAP financial reporting, lack of dedicated financial reporting and accounting personnel with knowledge of SEC reporting requirements and U.S. GAAP and internal reporting procedures. Pypo has undertaken and completed certain initiatives and remedial action in those areas and are continuing such remedial action. For example, Pypo has made improvements to its management information system to improve certain manual controls. Pypo is also in the process of establishing a comprehensive procedures manual for U.S. GAAP financial reporting, and plans to increase headcount in the accounting and internal audit functions with professional qualifications and experience in accounting, financial reporting and auditing under U.S. GAAP.

Pypo’s auditors will be required to attest to its evaluation of internal controls over financial reporting. Unless Pypo successfully designs and implements changes to its internal controls and management systems, or if it fails to maintain the adequacy of these controls as such standards are modified or amended from time to time, Pypo may not be able to comply with Section 404 of the Sarbanes-Oxley Act of 2002. As a result, Pypo’s auditors may be unable to attest to the effectiveness of its internal controls over financial reporting. This could subject Pypo to regulatory scrutiny and result in a loss of public confidence in Pypo’s management, which could, among other things, adversely affect the price of PCHL’s ordinary shares and Pypo’s ability to raise additional capital.

PCHL is a Cayman Islands company and, because the rights of shareholders under Cayman Islands law differ from those under U.S. law, you may have fewer protections as a shareholder.

PCHL’s corporate affairs are governed by its memorandum and articles of association, or the memorandum and articles, and subject at all times to the Companies Law of the Cayman Islands (2009 Revision), or the Companies Law. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibility of the directors under Cayman Islands law are governed by common law principles derived from cases in the Cayman Islands and other commonwealth and common law countries. The rights of shareholders and the fiduciary responsibilities of directors under Cayman Islands law differ somewhat from those established under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities law as compared to the United States, and some states (such as Delaware) have more fully developed and judicially interpreted bodies of corporate law, which could negatively affect your shareholder rights and protections.

As a foreign private issuer, PCHL will be exempt from certain SEC requirements that provide shareholders with protections and information that must be made available to shareholders of U.S. public companies.

PCHL is a foreign private issuer, which has reduced reporting requirements under the Exchange Act as compared to United States public companies, resulting in fewer costs associated with financial and reporting compliance. For example, as a foreign private issuer PCHL is exempt from certain provisions applicable to U.S. public companies, including:

•	the rules requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;
•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act;
•	provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material non-public information; and
•	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short swing” trading transactions, or a purchase and sale, or a sale and purchase, of the issuer’s equity securities within less than six months.

As a foreign private issuer, PCHL will file an annual report on Form 20-F within six months of the close of each fiscal year (within four months of the close of each fiscal year starting with the fiscal year ending March 31, 2012) and reports on Form 6-K relating to certain material events promptly after PCHL publicly announces these events. However, because of the above exemptions for foreign private issuers, PCHL’s shareholders will not be afforded the same protections or information generally available to investors holding shares in public companies organized in the United States, such as Middle Kingdom.

If certain financial objectives are achieved, the Pypo shareholders will be entitled to receive additional shares of PCHL as contingent consideration for the acquisition of their Pypo shares, which would result in dilution and might have an adverse effect on the market price of PCHL’s ordinary shares.

In connection with the Business Combination, the Pypo shareholders are entitled to receive additional ordinary shares of PCHL if certain financial targets are achieved, or the earn-out shares. If Pypo achieves these financial targets, the number of ordinary shares outstanding will significantly increase. The issuance of the additional shares will have a dilutive effect on the ordinary shares already outstanding and may cause a reduction in the trading price of the ordinary shares in the public market.

Voting control by executive officers, directors and other affiliates of PCHL may limit your ability to influence the outcome of director elections and other matters requiring shareholder approval.

As a result of the consummation of the Business Combination, the executive officers, directors and other affiliates of PCHL own over 97% of PCHL’s voting shares. These shareholders can control substantially all matters requiring approval by PCHL’s shareholders, including the election of directors and the approval of other business transactions. This concentration of ownership could have the effect of delaying or preventing a change in control of PCHL or discouraging a potential acquirer from attempting to obtain control of PCHL, which could prevent its shareholders from realizing a premium over the market price for their ordinary shares.

PCHL may be classified as a passive foreign investment company, which could result in adverse United States federal income tax consequences to U.S. holders of ordinary shares of PCHL.

PCHL does not expect to be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for its current taxable year or any future taxable year. However, PCHL must make a separate factual determination each taxable year as to whether it is a PFIC (after the close of each such year). Accordingly, PCHL cannot provide any assurance that it will not be a PFIC for its current taxable year or any future taxable year. A non-United States corporation will be a PFIC for any taxable year if, applying certain look-through rules, either (1) at least 75% of its gross income is passive income or (2) at least 50% of the value of its assets (based on an average of the quarterly values of the assets during the taxable year) is attributable to assets that produce or are held for the production of passive income. The value of PCHL’s assets (after applying such look-through rules) will generally be determined by reference to the market price of its ordinary shares, which may fluctuate. In addition, the composition of its income and assets (after applying such look-through rules) will be affected by how, and how quickly, PCHL and its subsidiaries use the cash generated in their business operations and any future financing transactions. If PCHL were to be a PFIC for any taxable year during which a U.S. Holder (as defined below under “Taxation —  Material United States Federal Tax Considerations — Passive Foreign Income Company Rules”) holds its ordinary shares, various adverse U.S. federal income tax consequences could apply to such U.S. Holder. See the section below headed “Taxation — Material United States Federal Income Tax Considerations — Passive Foreign Income Company Rules”.

PCHL may be treated as a U.S. domestic corporation for U.S. federal income tax purposes, which could result in significantly greater U.S. federal income tax liability to PCHL.

Section 7874(b) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, generally provides that a corporation organized outside the United States which acquires, directly or indirectly, pursuant to a plan or series of related transactions substantially all of the assets of a corporation organized in the United States will be treated as a United States corporation for United States federal income tax purposes if shareholders of the acquired corporation, by reason of owning shares (or being treated as owning shares) of the acquired corporation, own at least 80% of either the voting power or the value of the stock (including certain options and warrants treated as stock) of the acquiring corporation after the acquisition and if the foreign corporation does not have substantial business activities in its country of organization. If Section 7874(b) of the Internal Revenue Code were to apply to the Business Combination, then, among other things, PCHL, as the surviving entity in the Business Combination, would be subject to United States federal income tax on its worldwide taxable income following the Business Combination as if it were a United States corporation.

After the completion of the share exchange between PCHL and Pypo shareholders, which occurred immediately after and as part of the same plan as the redomestication of MK Arizona, the former stockholders of MK Arizona, by reason of owning (or being treated as owning) shares of MK Arizona, owned less than 80% of the ordinary shares (including certain options and warrants treated as shares) of PCHL. Accordingly, PCHL does not believe the 80% threshold under Section 7874(b) of the Internal Revenue Code to have been met. However, due to the absence of full guidance on how the rules of Section 7874(b) of the Internal Revenue Code will apply to the Business Combination, this result is not entirely free from doubt. If, for example, the redomestication were ultimately determined for purposes of Section 7874(b) of the Internal Revenue Code as occurring prior to, and separate from, the share exchange, the share ownership threshold for applicability of Section 7874(b) of the Internal Revenue Code would be satisfied (and PCHL would be treated as a United States corporation for United States federal income tax purposes) because the stockholders of MK Arizona, by reason of owning (or being treated as owning) stock of MK Arizona, would own all of the shares (including certain options and warrants treated as ordinary shares) of PCHL immediately after the redomestication. Although normal “step transaction” tax principles may support the view that the redomestication and the share exchange would be viewed together for purposes of determining whether Section 7874(b) of the Internal Revenue Code is applicable, because of the absence of direct guidance under Section 7874(b) of the Internal Revenue Code, this result is not entirely free from doubt, and therefore there is no assurance that the Internal Revenue Service will agree with PCHL on this matter. Moreover, PCHL has not sought a ruling from the Internal Revenue Service on this issue.

In addition, at the time of the Business Combination, counsel to MK Arizona opined that because after the completion of the share exchange between PCHL and Pypo shareholders, which occurred immediately after and as part of the same plan as the redomistication of MK Arizona, the former stockholders of MK Arizona, by reason of owning shares of MK Arizona, would own less than 80% of the ordinary shares of PCHL, Section 7874(b) of the Internal Revenue Code should not apply to treat PCHL as a United States corporation for United States federal income tax purposes. MK Arizona’s counsel cautioned, however, that due to the absence of full guidance on how the rules of Section 7874(b) of the Internal Revenue Code will apply to the Business Combination, this result is not entirely free from doubt. The opinion of MK Arizona’s counsel addressing the foregoing was included as exhibit 8.1 to pre-effective amendment no. 8 to MK Arizona’s Form S-4 (file no. 333-153492) filed May 14, 2009, and was subject to the assumptions, limitations and qualifications set forth therein. As a result, you are urged to consult your tax advisors regarding the application of Section 7874 of the Internal Revenue Code to PCHL. The balance of this discussion, including the discussion under “Taxation — Material United States Federal Income Taxation,” assumes that PCHL will be treated as a foreign corporation for United States federal income tax purposes.

Risks Relating to Doing Business in the People’s Republic of China

Adverse changes in economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect Pypo’s business.

Pypo conducts substantially all of its business operations in China. Accordingly, Pypo’s business, results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal conditions in China. China’s economy differs from the economies of developed countries in many respects, including with respect to government regulation and control of foreign exchange, the level of development, growth rate and the allocation of resources.

While the PRC economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and economic sectors. The PRC government has implemented certain measures to encourage economic development and guide the allocation of resources. While some of these measures benefit the PRC economy generally, they may also negatively affect Pypo. For example, Pypo’s business, financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations applicable to Pypo.

The PRC economy has been transitioning from a planned economy to a more market-oriented economy. Although the PRC government has implemented measures since the late 1970s emphasizing market-oriented reforms, the reduction of state ownership of productive assets and improved corporate governance, the PRC government still owns a substantial portion of productive assets in China and continues to play a significant role in regulating industrial development. In addition, the PRC government exercises significant control over China’s economic growth by controlling the allocation of resources and payment of foreign currency-denominated obligations, setting monetary policy and giving preferential treatment to particular industries or companies.

In late 2003, the PRC government implemented a number of measures, such as raising bank reserves against deposit rates and placing additional limitations on the ability of commercial banks to make loans and raise interest rates, in an attempt to slow down specific segments of China’s economy that the government believed to be overheating. In 2008, however, in response to the world economic crisis, the PRC government cut interest rates and announced a stimulus plan in an attempt to help sustain growth. These actions, as well as future actions and policies of the PRC government, could materially affect Pypo’s liquidity and access to capital, as well as its ability to operate its business.

Any health epidemics and other outbreaks, or war, acts of terrorism or other man-made or natural disasters could severely disrupt Pypo’s business operations.

Pypo’s business could be materially and adversely affected by the outbreak of avian influenza, severe acute respiratory syndrome, or SARS, or another epidemic. In 2006 and 2007, occurrences of avian influenza were reported in various parts of China, including a few confirmed human cases and deaths. In April 2009, an outbreak of a new strain of influenza identified as the Influenza A (H1N1) virus occurred in Mexico resulting in a number of deaths. As the virus continues to spread worldwide including China, the World Health Organization on June 11, 2009 declared the H1N1 virus outbreak a global pandemic. The spread of H1N1 or any prolonged recurrence of avian influenza, SARS or other adverse public health developments in China could require the temporary closure of Pypo’s offices or prevent its staff from traveling to customers’ offices to sell products or provide on-site services. Such closures could severely disrupt Pypo’s business operations and adversely affect its results of operations.

Pypo’s operations are also vulnerable to interruption and damage from natural and other types of disasters, including snowstorms, earthquakes, fire, floods, environmental accidents, power loss, communications failures and similar events. In January and February 2008, large portions of Southern and Central China were hit with a series of snowstorms, which caused extensive damage and transportation disruption. On May 12, 2008, a severe earthquake measuring approximately 8.0 on the Richter scale occurred in Sichuan province of China, resulting in numerous casualties and severe property damage. If any disaster were to occur in the future, Pypo’s ability to operate its business could be seriously impaired.

Pypo may be subject to product liability claims for products it directly sells to end users.

Under current PRC laws, both manufacturers and retailers may be liable for damages caused by defective products in China. PRC law does not require retailers in China to maintain, and Pypo does not maintain, product liability insurance. As a result, Pypo may expend significant time, money and resources to defend or settle any product liability claims. Moreover, under Pypo’s current arrangements with manufacturers, manufacturers are not obligated to indemnify Pypo against claims associated with products made by such manufacturers that Pypo sells directly to end-users. Therefore, if Pypo were found liable, it would be responsible for damages arising from such product liability claims. In addition, Pypo’s reputation may be adversely affected and Pypo may consequently lose market share even if it can successfully defend against or settle such claims.

As a holding company, PCHL and Pypo Cayman principally rely on dividends and other distributions on equity paid by their operating companies to fund any cash and financing requirements it may have, and any limitation on the ability of its operating companies to make payments to PCHL or Pypo Cayman could have a material adverse effect on its ability to conduct its business.

PCHL and Pypo Cayman are holding companies and rely principally on dividends and other distributions from their operating companies in China and on service, license and other fees paid to its operating companies for its cash requirements, including the funds necessary to service any debt PCHL or Pypo Cayman may incur. Current PRC regulations permit PCHL or Pypo Cayman’s operating companies to pay dividends to PCHL or Pypo Cayman only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, PCHL and Pypo Cayman’s operating companies in China are required to set aside at least 10% of their after-tax profits each year, if any, to contribute to a statutory reserve fund until such cumulative reserve fund reaches 50% of the applicable company’s registered capital. These reserves are not distributable as cash dividends.

Furthermore, Pypo HK recently entered into a EUR 15 million credit agreement that contains covenants restricting the ability of Pypo HK from paying dividends to PCHL or Pypo Cayman. If PCHL and Pypo Cayman’s other operating companies incur debt, the instruments governing such debt may also restrict their ability to pay dividends or make other payments to Pypo Cayman or PCHL. In addition, the PRC tax authorities may require PCHL or Pypo Cayman to adjust its taxable income under the contractual arrangements currently in place in a manner that would materially and adversely affect the ability of PCHL and Pypo Cayman’s operating companies to pay dividends and other distributions to them. Pypo believes that its existing cash will be sufficient to satisfy PCHL and Pypo Cayman’s anticipated cash requirements without receiving any dividends from PCHL or Pypo Cayman’s operating companies. However, any increased limitations on the ability of their respective operating companies to make payments to PCHL or Pypo Cayman could have a material adverse effect on their ability to conduct their respective businesses.

Uncertainties with respect to the PRC legal system could adversely affect Pypo.

Pypo conducts its business primarily through operations in China. Pypo’s operations in China are governed by PRC laws and regulations. Pypo’s operating companies are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws and regulations applicable to wholly foreign-owned enterprises. The PRC legal system is principally based on statutes. Prior court decisions may be cited for reference but typically have limited precedential value.

Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions (and the nonbinding nature of such decisions), the interpretation and enforcement of these laws and regulations raise uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have retroactive effect. As a result, Pypo may not be aware of its violation of these policies and rules until after a violation occurs. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

Contract drafting, interpretation and enforcement in China involves significant uncertainty.

Pypo has entered into numerous contracts governed by PRC law, many of which are material to Pypo’s business. Compared to contracts in the United States, contracts governed by PRC law tend to contain less detail and are not as comprehensive in defining contracting parties’ rights and obligations. As a result, contracts in China are more vulnerable to disputes and legal challenges. In addition, contract interpretation and enforcement in China are not as developed as in the United States, and the result of any contract dispute is subject to significant uncertainties. Therefore, Pypo may be subject to disputes under its material contracts, and if such disputes arise, Pypo cannot assure you that it will prevail. Due to the materiality of certain contracts to Pypo’s business, such as Pypo’s agreement with Samsung, any dispute involving such contracts, even without merit, may materially and adversely affect Pypo’s reputation and business operations.

It may be difficult to acquire jurisdiction and enforce liabilities against PCHL’s officers, directors and assets based in the PRC.

Because most of PCHL’s officers and directors will reside outside of the United States, it may be difficult, if not impossible, to acquire jurisdiction over these persons in the event a lawsuit is initiated against PCHL and/or its officers and directors by a shareholder or group of shareholders in the United States. Also, because PCHL’s executive officers will likely be residing in the PRC when a suit is initiated, achieving service of process against such persons would be difficult. Furthermore, because the majority of PCHL’s assets will be located in the PRC, it may also be difficult to access those assets to satisfy an award entered against PCHL in a United States court. The PRC does not have treaties with the United States providing for the reciprocal recognition and enforcement of judgments of courts.

Pypo may have difficulty establishing adequate management, legal and financial controls in the PRC.

Most PRC companies historically have been less focused on establishing Western style management and financial reporting concepts and practices, as well as modern banking, computer and other internal control systems, than companies in the U.S. and certain other Western countries. Pypo may have difficulty hiring and retaining a sufficient number of qualified internal control employees to work in the PRC. As a result of these factors, Pypo may experience difficulty in establishing management, legal and financial controls, collecting financial data, preparing financial statements, books of account and corporate records, and instituting business practices that meet Western standards.

Governmental control of foreign exchange markets in the PRC may affect the value of your investment.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. Pypo receives substantially all of its revenues in RMB. Pypo’s income is primarily derived from dividend payments from its PRC operating companies. Shortages in the availability of foreign currency may restrict the ability of Pypo’s PRC operating companies to remit sufficient foreign currency to pay dividends or make other payments, or otherwise satisfy their foreign currency denominated obligations.

Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses, such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict future access to foreign currencies for current account transactions. If the Chinese foreign exchange control system prevents Pypo from obtaining sufficient foreign currency to satisfy its currency demands, Pypo may not be able to pay dividends in foreign currencies to shareholders.

Fluctuation in the value of the RMB may have a material adverse effect on the value of your investment.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB has been permitted to fluctuate within a narrow and managed band against a basket of foreign currencies. This change in policy has resulted in an approximately 18.8% appreciation of the RMB against the U.S. dollar between July 21, 2005 and December 15, 2009. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar.

Substantially all of Pypo’s revenues and costs are denominated in the RMB, and a significant portion of Pypo’s financial assets is also denominated in the RMB. Further, Pypo relies principally on dividends and other distributions paid by Pypo’s operating companies and affiliated entities in China. Any significant revaluation of the RMB could materially and adversely affect Pypo’s cash flows, revenues, earnings and financial position, and the value of, and any dividends payable with respect to, its shares in U.S. dollars. Any fluctuations of the exchange rate between the RMB and the U.S. dollar could also result in foreign currency translation losses for financial reporting purposes.

Pypo Cayman or PCHL may be treated as a resident enterprise for PRC tax purposes under the currently effective EIT Law, which may subject Pypo Cayman or PCHL to PRC income tax on their taxable global income.

On March 16, 2007, the Fifth Session of the Tenth National People’s Congress passed the Enterprise Income Tax Law of the People’s Republic of China, or the EIT Law, which became effective on January 1, 2008. Under the EIT Law, enterprises are classified as “resident enterprises” and “non-resident enterprises.” Pursuant to the EIT Law and its implementing rules, enterprises established outside China whose “de facto management bodies” are located in China are considered “resident enterprises” and subject to the uniform 25% enterprise income tax rate on global income. According to the implementing rules of the EIT Law, “de facto management body” refers to a managing body that in practice exercises overall management control over the production and business, personnel, accounting and assets of an enterprise.

The EIT Law and the interpretation of many of its provisions, including the definition of “resident enterprise,” are unclear. It is also uncertain how the PRC tax authorities would interpret and implement the EIT Law and its implementing rules. Generally, the PRC tax authorities may determine the resident enterprise status of entities organized under the laws of foreign jurisdictions, including Pypo Cayman and PCHL, on a case-by-case basis. Pypo Cayman and PCHL are Cayman Islands holding companies, and Pypo Cayman has a subsidiary in Hong Kong, Pypo HK, which in turn owns a 100% equity interest in Pypo Beijing. Pypo Cayman’s and PCHL’s management are substantially based in China and most of their management members are expected to be based in China in the future, while some of Pypo Cayman’s and PCHL’s directors and senior managers are not PRC nationals. It remains uncertain whether the PRC tax authorities would determine that Pypo Cayman or PCHL is a “resident enterprise” or a “non-resident enterprise.”

Given the short history of the EIT law and lack of applicable legal precedent, it remains unclear how the PRC tax authorities will determine the PRC tax resident treatment of a foreign company such as Pypo Cayman or PCHL. If the PRC tax authorities determine that Pypo Cayman or PCHL is a “resident enterprise” for PRC enterprise income tax purposes, a number of tax consequences could follow. First, Pypo Cayman or PCHL could be subject to the enterprise income tax at a rate of 25% on its global taxable income. Second, the EIT Law provides that dividend income between “qualified resident enterprises” is exempt from income tax. It is unclear whether the dividends Pypo Cayman or PCHL receives from Pypo Beijing constitute dividend income between “qualified resident enterprises” and would therefore qualify for tax exemption. If Pypo Cayman or PCHL is required to pay income tax on any dividends it receives from Pypo Beijing, the amount of dividends Pypo Cayman or PCHL could pay to its shareholders would be materially reduced.

As of the date of this prospectus, the PRC tax authorities have not been able to provide Pypo Cayman or PCHL with a definitive determination as to the “resident enterprise” or “non-resident enterprise” status of PCHL, Pypo Cayman or Pypo HK. However, since it is not anticipated that any of PCHL, Pypo Cayman and Pypo HK would receive dividends from Pypo Beijing or generate other income in the near future, such companies are not expected to have any income that would be subject to the 25% enterprise income tax on global income in the near future. Pypo Cayman or PCHL will again consult with the PRC tax authorities and make any necessary tax payment if PCHL, Pypo Cayman or Pypo HK (based on future clarifying guidance issued by the

PRC), or the PRC tax authorities, determine that PCHL, Pypo Cayman or Pypo HK is a resident enterprise under the EIT Law, and if any of such companies were to have income in the future.

Although the EIT Law provides that resident enterprises, such as Pypo Beijing, should be subject to the 25% enterprise income tax on global income from the period beginning January 1, 2008, Pypo Beijing was allowed by the PRC tax rules and the local tax authority to benefit from its existing preferential tax treatment as a “High Technology Enterprise,” which reduced the rate during the period from 2006 until the expiration of such treatment at the end of calendar 2008. Pypo Beijing should pay the full 25% enterprise income tax on global income for the period beginning January 1, 2009.

Dividends Pypo Cayman or PCHL receives from subsidiaries located in the PRC may be subject to PRC withholding tax.

If Pypo Cayman or PCHL is not treated as a resident enterprise under the EIT Law, then dividends that Pypo Cayman or PCHL receives from Pypo Beijing may be subject to PRC withholding tax. The EIT Law and the implementing rules of the EIT Law provide that (A) an income tax rate of 25% will normally be applicable to investors that are “non-resident enterprises,” or non-resident investors, which (i) have establishments or premises of business inside China, and (ii) the income in connection with their establishment or premises of business is sourced from China or the income is earned outside China but has actual connection with their establishments or places of business inside China, and (B) an income tax rate of 10% will normally be applicable to dividends payable to investors that are “non-resident enterprises,” or non-resident investors, which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC.

As described above, the PRC tax authorities may determine the resident enterprise status of entities organized under the laws of foreign jurisdictions, including Pypo Cayman and PCHL, on a case-by-case basis. Each of Pypo Cayman and PCHL is a Cayman Islands holding company and substantially all of its income may be derived from dividends it receives from Pypo Beijing. Thus, if Pypo Cayman or PCHL is considered as a “non-resident enterprise” under the EIT Law and the dividends paid to Pypo Cayman or PCHL by subsidiaries in China are considered income sourced within China, such dividends received by Pypo Cayman or PCHL may be subject to the income tax described in the foregoing paragraph.

The State Council of the PRC or a tax treaty between China and the jurisdictions in which the non-PRC investors reside may reduce such income tax. Pursuant to the Double Tax Avoidance Arrangement between Hong Kong and Mainland China, if the Hong Kong resident enterprise owns more than 25% of the equity interest in a company in China, the 10% withholding tax on the dividends the Hong Kong resident enterprise received from such company in China is reduced to 5%. Each of Pypo Cayman and PCHL is a Cayman Islands holding company, and Pypo Cayman has a subsidiary in Hong Kong, Pypo HK, which in turn owns a 100% equity interest in Pypo Beijing. If Pypo HK is considered as a Hong Kong resident enterprise under the Double Tax Avoidance Arrangement and is considered as a “non-resident enterprise” under the EIT Law, the dividends paid to Pypo HK by Pypo Beijing may be subject to the reduced income tax rate of 5% under the Double Tax Avoidance Arrangement. However, based on the Notice on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties, issued on February 20, 2009 by the State Administration of Taxation, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment.

As of the date of this prospectus, the PRC tax authorities have not been able to provide Pypo Cayman or PCHL with a definitive determination as to the “resident enterprise” or “non-resident enterprise” status of PCHL, Pypo Cayman or Pypo HK. As indicated above, however, Pypo Beijing does not expect to pay any dividends in the near future. Pypo Cayman or PCHL will again consult with the PRC tax authorities and make any necessary tax withholding if, in the future, Pypo Beijing were to pay any dividends and Pypo Beijing, PCHL, Pypo Cayman or Pypo HK (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that PCHL, Pypo Cayman or Pypo HK is a non-resident enterprise under the EIT Law.

Dividends that shareholders receive from Pypo Cayman or PCHL, and any gain on the sale or transfer of Pypo Cayman or PCHL’s shares, may become subject to taxes under PRC tax laws.

If dividends payable to (or gains recognized by) shareholders by Pypo Cayman or PCHL are treated as income derived from sources within the PRC, then the dividends that shareholders receive from Pypo Cayman or PCHL, and any gain on the sale or transfer of Pypo Cayman or PCHL’s shares, may become subject to taxes under PRC tax laws.

Under the EIT Law and the implementing rules of the EIT Law, PRC income tax at the rate of 10% is applicable to dividends payable to investors that are “non-resident enterprises,” or non-resident investors, which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, to the extent that such dividends have their sources within the PRC. Similarly, any gain realized on the transfer of shares by such investors is also subject to 10% PRC income tax if such gain is regarded as income derived from sources within the PRC.

The dividends paid by Pypo Cayman or PCHL to non-resident investors with respect to their respective shares, or gain non-resident investors may realize from the transfer of shares of Pypo Cayman or PCHL, may be treated as PRC-sourced income and, as a result, may be subject to PRC tax at a rate of 10%. In such event, Pypo Cayman or PCHL also may be required to withhold a 10% PRC tax on any dividends paid to non-resident investors. In addition, non-resident investors in Pypo Cayman or PCHL may be responsible for paying PRC tax at a rate of 10% on any gain realized from the transfer of shares of Pypo Cayman or PCHL if such non-resident investors and the gain satisfies the requirements under the EIT Law and its implementing rules. However, under the EIT Law and its implementing rules, neither PCHL nor Pypo Cayman would have an obligation to withhold income tax in respect of the gains that non-resident investors (including U.S. investors) may realize from the transfer of their shares from and after the consummation of the Business Combination. If Pypo Cayman or PCHL is required under the EIT Law to withhold PRC income tax on dividends payable to its non-resident investors that are “non-resident enterprises,” or if such non-resident investors are required to pay PRC income tax on the transfer of Pypo Cayman’s or PCHL’s shares, any investment in Pypo Cayman or PCHL or the combined company following the Business Combination may be materially adversely affected.

If any such PRC taxes apply, you may be entitled to a reduced rate of PRC taxes under an applicable income tax treaty or a foreign tax credit against your domestic income tax liability (subject to applicable conditions and limitations). You should consult with your tax advisors regarding the applicability of any such taxes, the effects of any applicable income tax treaties, and any available foreign tax credits. In the case of a U.S. Holder, as defined in the section entitled “Taxation — Material United States Federal Income Tax Considerations,” if PRC taxes apply to dividends paid on the ordinary shares of PCHL, or to gain from the disposition of the ordinary shares, such taxes may be treated as foreign taxes eligible for credit against such holder’s United States federal income tax liability (subject to applicable conditions and limitations), and the U.S. Holder may be entitled to certain benefits under the income tax treaty between the United States and the PRC, if such holder is considered a resident of the United States for the purposes of the treaty. See “Taxation — Material United States Federal Income Tax Considerations.” U.S. Holders should consult their tax advisors regarding the creditability of any PRC taxes and such U.S. Holder’s eligibility for the benefits of the income tax treaty between the United States and the PRC.

If Pypo Cayman or PCHL were to pay any dividends in the future, Pypo Cayman or PCHL would again consult with the PRC tax authorities and if Pypo Cayman or PCHL (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that Pypo Cayman or PCHL must withhold PRC tax on any dividends payable by such companies under the EIT Law, Pypo Cayman or PCHL will make any necessary tax withholding on dividends payable to its non-resident investors. If non-resident investors as described under the EIT Law (including U.S. investors) realized any gain from the sale or transfer of shares of Pypo Cayman or PCHL and if such gain were considered as PRC-sourced income, such non-resident investors would be responsible for paying 10% PRC income tax on the sale or transfer of shares of Pypo Cayman or PCHL. As indicated above, under the EIT Law and its implementing rules, neither PCHL nor Pypo Cayman would have an obligation to withhold PRC income tax in respect of the gains that non-resident investors (including U.S. investors) may realize from the transfer of their shares from and after the consummation of the Business Combination.

Although the applicability of PRC taxes on the gain from the sale or transfer of Pypo Cayman or PCHL shares remains uncertain, non-resident investors who fail to pay any PRC taxes due on any gain from the sale or transfer of Pypo Cayman or PCHL shares may be subject to fines and other penalties.

It remains unclear whether the gain to shareholders from the sale or transfer of Pypo Cayman or PCHL shares will be subject to PRC taxes, in part because it is unclear whether such gain will be regarded as income from sources within the PRC. However, according to the EIT Law and its implementing rules, the PRC Tax Administration Law, or the Tax Administration Law, and its implementing rules, the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises, or the Administration Measures, and other applicable PRC laws or regulations, or collectively, the Tax Related Laws, where any gain derived by non-resident investors from the transfer of shares in Pypo Cayman or PCHL is subject to any income tax in China, and such non-resident investors fail to file any tax return or pay tax in this regard pursuant to the Tax Related Laws, they may be subject to certain fines, penalties or punishments, including without limitation:

•	if a non-resident investor fails to file a tax return and present the relevant information in connection with tax payments, the competent tax authorities shall order such investor to do so within the prescribed time limit and may impose a fine up to RMB 2,000, and in egregious cases, may impose a fine ranging from RMB 2,000 to RMB 10,000;
•	if a non-resident investor fails to file a tax return or fails to pay all or part of the amount of tax payable, the non-resident investor shall be required to pay the unpaid tax amount payable, a surcharge on overdue tax payments (the daily surcharge is 0.05% of the overdue amount, beginning from the day the deferral begins), and a fine ranging from 50% to 500% of the unpaid amount of the tax payable;
•	if a non-resident investor fails to file a tax return or pay the tax within the prescribed time limit according to the order by the PRC tax authorities, the PRC tax authorities may collect and check information about the income items of the non-resident investor in China and other payers, or the Other Payers, who will pay amounts to such non-resident investor, and send a “Notice of Tax Issues” to the Other Payers to collect and recover the tax payable and impose overdue fines on such non-resident investor from the amounts otherwise payable to such non-resident investor by the Other Payers;
•	if a non-resident investor fails to pay the tax payable within the prescribed time limit as ordered by the PRC tax authorities, a fine may be imposed on the non-resident investor ranging from 50% to 500% of the unpaid tax payable; and the PRC tax authorities may, upon approval by the director of the tax bureau (or sub-bureau) of, or higher than, the county level, take the following compulsory measures: (i) notify in writing the non-resident investor’s bank or other financial institution to withhold from the account thereof for payment of the amount of tax payable, and (ii) detain, seal off or sell by auction or on the market the non-resident investor’s commodities, goods or other property in a value equivalent to the amount of tax payable; or
•	if the non-resident investor fails to pay all or part of the amount of tax payable or surcharge for overdue tax payment, and cannot provide a guarantee to the tax authorities, the tax authorities may notify the frontier authorities to prevent the non-resident investor or its legal representative from leaving China.

Pypo’s intercompany loans are subject to PRC regulations. If PRC authorities enforce such regulations, the PRC authorities may declare these loans void, require the forfeiture of any interest paid and levy fines or other penalties upon the parties involved.

Pypo has several intercompany loans among Pypo Beijing and certain of Pypo’s affiliates incorporated in China. As of June 30, 2009, the outstanding balance of the intercompany loans was approximately $53.1 million. In addition, as of June 30, 2009, Pypo Beijing and its subsidiaries had made intercompany advances of $111.5 million to Beijing Funtalk to finance the operations of Beijing Funtalk and its subsidiaries. PRC laws generally do not permit companies that do not possess a financial service business license to extend loans directly to other companies, including affiliates, without proceeding through a financial agency. Pypo Beijing does not possesses such a financial service license and did not proceed through a financial agency when it extended loans to, or received loans from, its affiliates. However, PRC authorities have historically refrained from proactive enforcement of these restrictions, unless a dispute arises among the parties to such loans and the parties seek court proceedings to resolve the dispute. As such, Pypo cannot predict how PRC government authorities will enforce these restrictions. If government authorities enforce these restrictions, such authorities may declare these loans void, require the forfeiture of any interest paid and levy fines or other penalty upon the parties involved, among other remedies.

PRC regulation of loans to and direct investment by offshore holding companies in PRC entities may delay or prevent Pypo from making loans or additional capital contributions to its PRC operating companies, which could materially and adversely affect its liquidity and ability to fund and expand its business.

As an offshore holding company of its PRC operating companies, Pypo may make loans or additional capital contributions to its PRC operating companies. Any loans to Pypo’s PRC operating companies are subject to PRC regulations. For example, loans by Pypo to its operating companies in China, which are foreign-invested enterprises, to finance their activities may not exceed statutory limits and must be registered with SAFE.

Pypo may also decide to finance its operating companies, in which it has equity ownership, by making capital contributions to such entities. The PRC Ministry of Commerce, or MOFCOM, must approve these capital contributions. Pypo cannot assure you that it will be able to obtain these government approvals on a timely basis, if at all, with respect to any such capital contributions. If Pypo fails to receive such approvals, its ability to use the proceeds of such transactions and to capitalize its PRC operations may be negatively affected, which could adversely affect Pypo’s liquidity and ability to fund and expand its business.

PRC regulations relating to the establishment of offshore special purpose vehicles by PRC residents may subject Pypo’s PRC resident shareholders or Pypo to penalties and limit Pypo’s ability to inject capital into its PRC operating companies, limit its PRC operating companies’ ability to distribute profits to Pypo, or otherwise adversely affect Pypo.

SAFE issued a public notice in October 2005 requiring PRC residents to register with the local SAFE branch before establishing or controlling any company outside of China for the purpose of capital financing an offshore special purpose vehicle, or an SPV, with assets or equities of PRC companies. PRC residents that (i) were shareholders and/or beneficial owners of SPVs established before November 1, 2005 and (ii) had completed a round-trip investment but had not registered the offshore investment with SAFE before November 1, 2005, were required to register with the local SAFE branch before March 31, 2006. In addition, any PRC resident that is a stockholder of an SPV is required to amend its SAFE registration with respect to that SPV in connection with any increase or decrease of capital, transfer of stock, merger, division, equity investment or creation of any security interest on assets located in China or other material changes in capital stock.

In May 2007, SAFE issued relevant guidance to its local branches with respect to the operational process for SAFE registration, which standardized more specific and stringent supervision over the registration relating to the SAFE notice.

Pypo has requested its current shareholders and/or beneficial owners to disclose whether they or their shareholders or beneficial owners fall within the scope of the SAFE notice and/or guidance and urges PRC residents to register with the local SAFE branch as required under the SAFE notice and/or guidance. Pypo’s affiliates subject to the SAFE registration requirements have informed Pypo of their registrations with SAFE, and to Pypo’s knowledge, its shareholders and/or beneficial owners subject to the SAFE registration requirements have registered with SAFE and are in the process of amending certain applicable registrations with SAFE. The failure of these shareholders and/or beneficial owners to timely amend their SAFE registrations pursuant to the SAFE notice and/or guidance or the failure of future shareholders and/or beneficial owners of Pypo who are PRC residents to comply with the registration procedures set forth in the SAFE notice and/or guidance may subject such shareholders, beneficial owners and/or Pypo’s PRC operating companies to fines and legal sanctions. Any such failure may also limit Pypo’s ability to contribute additional capital into its PRC operating companies, limit Pypo’s PRC operating companies’ ability to distribute dividends to Pypo or otherwise adversely affect Pypo’s business.

The approval of the China Securities Regulatory Commission, or the CSRC, may be required in connection with the offering under a recently adopted PRC regulation. The regulation also establishes more complex procedures for acquisitions conducted by foreign investors that could make it more difficult for Pypo to grow through acquisitions.

On August 8, 2006, six PRC regulatory agencies — MOFCOM, the State Assets Supervision and Administration Commission, or the SASAC, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC and SAFE — jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or Order 10, which became effective on September 8, 2006, to regulate foreign investment in PRC domestic enterprises. On June 22, 2009, MOFCOM promulgated the amended Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or Order 6 (together with Order 10, the M&A Regulation), which became effective immediately. The M&A Regulation contains provision s purporting, among other things, to require SPVs that are (1) formed for the purpose of overseas listing of equity inte rests in PRC companies via acquisition, and (2) directly or indirectly controlled by PRC companies and/or individuals, to obtain the approval of the CSRC prior to the listing and trading of their securities on overseas stock exchanges. On September 21, 2006, the CSRC issued a clarification that sets forth the criteria and procedures for obtaining any required approval from the CSRC, or the Related Clarifications. As of the date of this prospectus, the CSRC has not issued any definitive rule or interpretation concerning whether this offering was subject to this new procedure.

In the opinion of Pypo’s PRC counsel, Han Kun Law Offices, CSRC approval is not required for this offering, because:

•	the restructuring of Pypo Beijing from a domestic company to a Sino-foreign joint venture company was completed in June 2006, before the Order 10 became effective;
•	the restructuring of Pypo Beijing from a Sino-foreign joint venture company to a wholly foreign owned enterprise (which was completed in July 2007) is governed under PRC regulations related to foreign investment enterprises rather than the M&A Regulation (which only applies to the acquisition of domestic PRC companies);
•	the Business Combination was between offshore companies, and the CSRC currently has not issued any definitive rule concerning whether such transactions are subject to the M&A Regulation and Related Clarifications; and
•	the CSRC currently has not issued any definitive rule concerning whether offerings such as this offering are subject to the M&A Regulation and Related Clarifications

Accordingly, Pypo did not take steps to obtain approval from the Chinese government for this offering. A copy of the form of opinion of Han Kun Law Offices to be delivered as of the effective date of the registration statement is filed on an exhibit to the registration statement of which this prospectus forms a part.

However, the interpretation and application of the M&A Regulation remain unclear, and PRC government authorities have the sole discretion to determine whether this offering is subject to the approval of the CSRC. If the CSRC or another PRC regulatory agency subsequently determines that CSRC approval is required for this offering, Pypo cannot predict how long it would take to obtain the approval. In addition, Pypo may need to apply for a remedial approval from the CSRC and may be subject to certain administrative or other sanctions from these regulatory agencies.

Further, new rules and regulations or relevant interpretations may be issued from time to time that may require Pypo to obtain retroactive approval from the CSRC in connection with this offering. If this were to occur, Pypo’s failure to obtain or delay in obtaining the CSRC approval for this offering would subject Pypo to sanctions imposed by the CSRC and other PRC regulatory agencies. These sanctions could include fines and penalties on Pypo’s operations in China, restrictions or limitations on Pypo’s ability to pay dividends outside of China, and other forms of sanctions that may materially and adversely affect Pypo’s business, results of operations and financial condition.

If the CSRC or another PRC regulatory agency subsequently determines that CSRC approval is required for this offering, Pypo may need to apply for a remedial approval from the CSRC and may be subject to certain administrative punishments or other sanctions from these regulatory agencies. New rules and regulations or relevant interpretations may require that Pypo retroactively obtain approval from the CSRC in connection with this offering. If this were to occur, Pypo’s failure to obtain or delay in obtaining the CSRC approval for this offering would subject Pypo to sanctions imposed by the CSRC and other PRC regulatory agencies. These sanctions could include fines and penalties on Pypo’s operations in China, restrictions or limitations on Pypo’s ability to pay dividends outside of China, and other forms of sanctions that may materially and adversely affect Pypo’s business, results of operations and financial condition.

The new regulations also established additional procedures and requirements expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex, including requirements in some instances that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. These rules may also require the approval from the MOFCOM where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. Complying with the requirements of the new regulations to complete such transactions could be time-consuming, and any required approval processes, including MOFCOM approval, may delay or inhibit Pypo’s ability to complete such transactions, which could affect Pypo’s ability to expand its business.

Changes in PRC laws and regulations on labor and employee benefits may adversely affect Pypo’s business and results of operations.

As Pypo conducts a significant portion of its business through its subsidiaries in China, it is subject to PRC laws and regulations on labor and employee benefits. In recent years, the PRC government has implemented policies to strengthen the protection of employees and obligate employers to provide more benefits to their employees. In addition, an employment contract law came into effect in China on January 1, 2008 and its implementation regulation came into effect on September 18, 2008. The PRC employment contract law and related legislation require more benefits to be provided to employees, such as an increase in pay or compensation for termination of employment contracts. As a result, Pypo expects to incur higher labor costs, which would have an adverse impact on Pypo’s business and results of operations.

New provisions of the PRC Employment Contract Law may substantially increase our labor-related costs.

A new labor contract law in China, or the Employment Contract Law, became effective on January 1, 2008 and the Regulation on the Implementation of the Employment Contract Law, or the Employment Contract Regulation, became effective on September 18, 2008. The Employment Contract Law and the Employment Contract Regulation contain provisions that are more favorable to employees than the prior labor laws and regulations in China. For example, an employee may terminate the employment contract without giving prior notice if his or her employer uses violence, threats or illegal restriction of personal freedom to compel the employee to work, or if an employee is instructed in violation of rules and regulations or forcefully ordered by the employer to perform dangerous operations that endanger his or her personal life. In such case, the employee is entitled to compensation by the employer in an amount equal to his or her average monthly salary for the prior twelve months times the number of years the employee has served the employer, provided, however, the calculated number of served years shall not be more than 12 years.

An employer is also obligated to compensate an employee if the employer decides not to renew an existing employment contract, unless the employee refuses the employer’s offer to renew the expiring employment contract with the same or better terms. In addition, an employer is obligated to provide an open-ended employment contract after an employee has completed two consecutive terms of fixed-term employment, under which the employer will be liable to pay damages to an employee if the employer terminates the employment without cause, until the employee reaches an age at which he or she is eligible for pension payment. As a result of the implementation of the Employment Contract Law and the Employment Contract Regulation, Pypo may have greater difficulty terminating under-performing employees and may incur higher levels of labor costs in order to comply with the provisions of the new law and regulation, which may adversely affect Pypo’s business, financial condition and operating results.

Risks Relating to the Offering

The market price for PCHL’s ordinary shares may be volatile.

The market price for PCHL’s ordinary shares is likely to be highly volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in Pypo’s quarterly operating results and changes or revisions of Pypo’s expected results;
•	changes in financial estimates by securities research analysts;
•	conditions in the markets for wireless communications device marketing, distribution, sales or services;
•	changes in the economic performance or market valuations of companies specializing in wireless communications device marketing, distribution, sales or services;
•	announcements by Pypo and its affiliates or its competitors of new products, acquisitions, strategic relationships, joint ventures or capital commitments;
•	addition or departure of Pypo’s senior management and key personnel; and
•	fluctuations of exchange rates between the RMB and the U.S. dollar.

Volatility in the price of PCHL’s ordinary shares may result in shareholder litigation that could in turn result in substantial costs and a diversion of Pypo management’s attention and resources.

The financial markets in the United States and other countries have experienced significant price and volume fluctuations, and market prices have been and continue to be extremely volatile. Volatility in the price of PCHL’s ordinary shares may be caused by factors outside of Pypo’s control and may be unrelated or disproportionate to Pypo’s results of operations. In the past, following periods of volatility in the market price of a public company’s securities, shareholders have frequently instituted securities class action litigation against that company. Litigation of this kind could result in substantial costs and a diversion of Pypo management’s attention and resources.

Because PCHL does not intend to pay dividends on its ordinary shares, stockholders will benefit from an investment in PCHL’s ordinary shares only if those shares appreciate in value.

PCHL currently intends to retain all future earnings, if any, for use in the operations and expansion of the business. As a result, PCHL does not anticipate paying cash dividends in the foreseeable future. Any future determination as to the declaration and payment of cash dividends will be at the discretion of PCHL’s board of directors and will depend on factors PCHL’s board of directors deems relevant, including among others, PCHL’s results of operations, financial condition and cash requirements, business prospects, and the terms of PCHL’s credit facilities, if any, and any other financing arrangements. Accordingly, realization of a gain on stockholders’ investments will depend on the appreciation of the price of PCHL’s ordinary shares, and there is no guarantee that PCHL’s ordinary shares will appreciate in value.

PCHL may not be able to pay any dividends on its ordinary shares.

Under Cayman Islands law, Pypo may only pay dividends out of its profits or its share premium account subject to its ability to service its debts as they become due in the ordinary course of business. Pypo’s ability to pay dividends will therefore depend on its ability to generate sufficient profits. Pypo’s cannot give any assurance that it will declare dividends of any amounts, at any rate or at all in the future. Future dividends, if any, will be at the discretion of PCHL’s board of directors, and will depend upon Pypo’s results of operations, cash flows, financial condition, payment to Pypo of cash dividends by its subsidiaries, capital needs, future prospects and other factors that PCHL’s directors may deem appropriate.

Our actual financial results may differ materially from our selected estimated results for the second quarter of fiscal 2010.

This prospectus contains selected estimated results for the second quarter of fiscal 2010. Because our estimates are preliminary and are subject to our normal quarter-end closing procedures, our actual results may differ from these estimates. In addition, the results for the second quarter of fiscal 2010 may not be indicative of our full year results for 2010 or future quarterly periods.

Our estimates for the second quarter of fiscal 2010 were based on a number of assumptions and are inherently subject to significant uncertainties and contingencies, including the risks factors described or incorporated by reference in this prospectus. Such estimates constitute forward-looking statements that may not materialize and may vary significantly from actual results. You should not regard the inclusion of the estimates as a representation by us, the underwriter or any other person that we will actually achieve the results indicated therein.

Pypo has not determined a specific use for a portion of the net proceeds from this offering, and it may use these proceeds in ways with which you may not agree.

Pypo has not determined a specific use for a portion of the net proceeds of this offering. Pypo’s management will have considerable discretion in the application of these proceeds received in connection with this offering. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of Pypo’s management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve Pypo’s profitability or increase PCHL’s ordinary share price. The net proceeds from this offering may also be placed in investments that do not produce income or lose value.

Substantial future sales or perceived sales of PCHL’s ordinary shares in the public market could cause the price of PCHL’s ordinary shares to decline.

Additional sales of PCHL’s ordinary shares in the public market, or the perception that these sales could occur, could cause the market price of PCHL’s ordinary shares to decline. Each of our directors, executive officers and certain shareholders has agreed, subject to certain exceptions, not to transfer or dispose of any of our ordinary shares for a period of 90 days after the date of this prospectus. In addition, in connection with the Business Combination, certain executive officers and certain shareholders agreed, subject to certain exceptions, not to transfer or dispose of any of PCHL’s ordinary shares for a period of 12 months or 24 months following July 9, 2009. After the expiration of the applicable lock-up periods, the shares held by these holders may be sold subject to volume and other restrictions under Rule 144 under the Securities Act. To the extent these shares are released before the expiration of the lock-up period and these shares are sold into the market, the market price of PCHL’s ordinary shares could decline.

If outstanding Class A Warrants and Class B Redeemable Warrants are exercised, the underlying ordinary shares will be eligible for future resale in the public market, which would result in dilution and may reduce the market price of PCHL’s ordinary shares.

Outstanding Class A warrants and Class B redeemable warrants and the unit purchase options issued to the underwriters in Middle Kingdom’s IPO, to purchase an aggregate of 5,777,355 ordinary shares became exercisable upon the consummation of the Business Combination, and the underwriters are entitled to demand that PCHL register the resale of such securities. If they are exercised, a substantial number of additional ordinary shares of PCHL will be eligible for resale in the public market, which could result in a decrease in the market price of PCHL’s ordinary shares.

The 3,400,000 outstanding Class B Redeemable Warrants issued to the Pypo shareholders in connection with the Business Combination may be exercised. If they are exercised, a substantial number of additional ordinary shares of PCHL will be eligible for resale in the public market, which could result in a decrease in the market price of PCHL’s ordinary shares.

Pypo may need additional capital, and the sale of additional ordinary shares or equity or debt securities could result in additional dilution to its shareholders.

Pypo believes that its current cash and cash equivalents, anticipated cash flow from operations and the proceeds from this offering will be sufficient to meet its anticipated cash needs for the foreseeable future. Pypo may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions Pypo may decide to pursue. If these resources are insufficient to satisfy Pypo’s cash requirements, it may seek to sell additional equity or debt securities or obtain one or more additional credit facilities. The sale of additional equity securities could result in additional dilution to Pypo’s shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict Pypo’s operations. It is uncertain whether financing will be available in amounts or on terms acceptable to Pypo, if at all.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in the this prospectus regarding Pypo’s strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Pypo may not actually achieve the plans, intentions or expectations disclosed in the forward-looking statements, and you should not place undue reliance on the forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements made by the parties. Pypo has included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, that the parties believe could cause actual results or events to differ materially from the forward-looking statements made by the parties, including, among others:

•	legislation or regulatory environments, requirements or changes adversely affecting the business in which Pypo is engaged;
•	continued compliance with government regulations;
•	fluctuations in customer demand;
•	management of rapid growth;
•	intensity of competition from other distributors of wireless telecommunications devices and products;
•	the time to develop and market new services and products;
•	outcomes of government reviews, inquiries, investigations and related litigation;
•	general economic conditions;
•	recent market events and conditions, including disruptions in credit and other financial markets and the deterioration of U.S. and global economic conditions;
•	geopolitical events; and
•	changing principles of generally accepted accounting principles.

Further, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties.

You should read this prospectus, as well as the documents filed as exhibits to the registration statement of which this prospectus forms a part, completely and with the understanding that actual future results may be materially different from what the parties expect. Pypo does not assume any obligation to update any forward-looking statements.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

Selected Pro Forma Financial Data

The following pro forma selected financial data for the year ended March 31, 2009 and the three months ended June 30, 2009 and is derived from the PCHL unaudited combined condensed pro forma financial statements and related notes included elsewhere in this prospectus. The unaudited combined condensed pro forma financial information for the year ended March 31, 2009 are based on the historical financial statements of Middle Kingdom included in its Annual Report on Form 10-K for the year ended December 31, 2008 and in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, and on the historical financial statements of Pypo Cayman also included elsewhere in this prospectus. The unaudited combined condensed pro forma financial information for the three months ended June 30, 2009 has been prepared based on the historical statement of operations of Middle Kingdom for the three months ended June 30, 2009, and on the historical statement of operations of Pypo Cayman for the three months ended June 30, 2009 as included elsewhere in this prospectus. The following pro forma financial data are being presented to illustrate the effects of the business combination that was completed in July 2009. The information is being presented for informational purposes only and does not purport to be indicative of the financial condition that would have resulted if the acquisition had been consummated at March 31, 2009 or at June 30, 2009. The pro forma financial data are prepared based upon available information and assumptions that are believed to be reasonable. However, future results of operations and financial position may vary significantly from the results reflected in the following unaudited combined condensed pro forma financial data due to the factors described in “Risk Factors” included elsewhere herein.

PCHL Pro Forma

	Three Months Ended June 30 2009	Year Ended March 31, 2009
Net revenues	$197,730	$570,651
Cost of revenues	(173,323)	(500,544)
Gross Profit	24,407	70,107
Other operating income	716	920
Selling and distribution expenses	(10,102)	(24,195)
General and administrative expenses	(4,627)	(16,344)
Goodwill impairment	__	(71)
Income from operations	10,394	30,417
Interest expense	(1,960)	(5,303)
Interest income	30	794
Other income (expenses)	(887)	1,255
Income before income taxes, equity in income of affiliated company and minority interests	7,577	27,163
Income tax expense	(2,870)	(7,401)
Equity in income of affiliated company	3	16
Net income	4,710	19,778
Net income attributable to non-controlling interests	(1,417)	(1,611)
Net income attributable to Company	$3,293	$18,167
Net income per share – basic	$0.07	$0.37
Weighted average number of shares used in calculating net income per share – basic	48,988,493	48,988,493

Selected Consolidated Financial Data

The following selected consolidated financial information for the periods and as of the dates indicated should be read in conjunction with Pypo Cayman’s consolidated financial statements and related notes and “Pypo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The selected consolidated financial data for the year ended March 31, 2006 were derived from the audited consolidated statements of Pypo Cayman that are not included in this prospectus. The selected consolidated financial data presented below for the years ended March 31, 2007, 2008 and 2009 and the selected consolidated balance sheet data as of March 31, 2009 have been derived from the audited consolidated financial statements of Pypo Cayman included elsewhere in this prospectus. The audited consolidated financial statements have been prepared and presented in accordance with U.S. GAAP, and have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm. Due to the adoption of the provisions of ASC 810 Consolidations (SFAS, No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51”), the consolidated financial statements for each of the three years ended March 31, 2009 are restated to conform to the presentation and disclosure requirements of ASC 810.

The selected consolidated financial data for the three months ended June 30, 2008 and 2009 and the selected consolidated balance sheet data as of June 30, 2009 have been derived from the unaudited condensed consolidated financial statements of Pypo Cayman included elsewhere in this prospectus and have been prepared on the same basis as the audited consolidated financial data. The unaudited financial information includes all adjustments, consisting only of normal and recurring adjustments, that Pypo considers necessary for a fair presentation of its financial position and operating results for the periods presented. In addition, Pypo Cayman’s unaudited results for the three months ended June 30, 2009 may not be indicative of the results for the full year ending March 31, 2010.

The financial information for the year ended March 31, 2005 has not been included, as such information is not available on a basis that is consistent with the consolidated financial information for the years ended March 31, 2006, 2007, 2008 and 2009, and cannot be provided on a U.S. GAAP basis without unreasonable effort or expense.

	Three Months Ended June 30,		Year Ended March 31,
Selected Statement of Income Data	2009	2008	2009	2008	2007	2006
	(in thousands, except for share and per share amounts)
Net revenues	$197,730	$112,909	$570,651	$378,268	$294,198	$427,072
Cost of revenues	(173,323)	(97,193)	(500,544)	(316,732)	(247,362)	(387,878)
Gross profit	24,407	15,716	70,107	61,536	46,836	39,194
Other operating income	716	—	920	160	101	65
Operating expenses	(13,920)	(9,650)	(38,145)	(24,489)	(27,132)	(25,403)
Income from operations	11,203	6,066	32,882	37,207	19,805	13,856
Interest and other income (expense), net	(2,816)	(1,356)	(3,503)	(3,558)	(3,304)	(2,122)
Income before income tax, equity in income (loss) of affiliate and non-controlling interests	8,387	4,710	29,379	33,649	16,501	11,734
Income tax expense	(2,870)	(681)	(7,641)	(3,452)	(2,139)	1,200
Equity in income (loss) of affiliate	3	36	16	(13)	—	—
Net income	$5,520	$4,065	$21,754	$30,184	$14,362	$12,934
Less: Net (income) loss attributable to non-controlling interest	(1,417)	(75)	(1,611)	60	—	189
Net income attributable to Pypo Cayman	$4,103	$3,990	$20,143	$30,244	$14,362	$13,123
Net income per share – basic(1)	$0.02	$0.01	$0.07	$0.14	$0.08	$0.07
Weighted average number of shares used in calculating net income per share – basic	272,700,000	272,700,000	272,700,000	215,896,721	182,700,000	182,700,000

(1)	As Pypo Cayman has no dilutive potential common shares that are outstanding for each of the four years in the period ended March 31, 2009 or for the three-month period ended June 30, 2008 and 2009, no diluted earnings per share is presented.

Selected Balance Sheet Data	As of June 30, 2009	As of March 31, 2009
	(In Thousands)
Cash and cash equivalents	$32,955	$33,468
Accounts receivable (less allowance for doubtful accounts)	71,385	72,802
Amounts due from related parties	42,322	42,308
Amount due from an affiliated company	26,914	27,946
Intangible assets	19,074	19,188
Total assets	423,798	365,941
Accounts payable	41,908	28,290
Notes payable	67,183	23,513
Short-term borrowings	75,675	79,457
Total shareholders’ equity	158,766	154,561
Noncontrolling interest	15,878	14,453
Total liabilities and shareholders’ equity	$423,798	$365,941

Exchange Rate Information

The consolidated financial statements of PCHL are prepared using the U.S. dollar. The financial records of PCHL’s PRC subsidiaries and its variable interest entity are prepared using Renminbi, or RMB, the currency of the PRC. For convenience, RMB amounts have been converted in certain sections of this prospectus into U.S. dollars. Unless otherwise noted, the conversion rate for any transaction is the average rate of exchange for such fiscal year or period, based on the central parity rates quoted by the People’s Bank of China; provided, however, that all transactions that occur following June 30, 2009 shall be converted at the rate of 6.8319 RMB to each U.S. dollar, the central parity rate quoted by the People’s Bank of China on June 30, 2009. Pypo does not represent that Renminbi or U.S. dollar amounts could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates below or at all.

With respect to the financial statements of PCHL’s PRC subsidiaries and its variable interest entity, Beijing Funtalk, all assets and liabilities are translated at the rates of exchange quoted by the People’s Bank of China at the balance sheet date, except for the share capital and statutory reserves which are translated at the historical exchange rate, and all income and expense items are translated at the average rates of exchange over the year. All exchange differences arising from the translation of subsidiaries’ financial statements are recorded as a component of accumulated other comprehensive income in the statement of shareholders’ equity and comprehensive income.

On December 15, 2009, the central parity rate was 6.8278 RMB to each U.S. dollar.

The following table sets forth information concerning exchange rates between the Renminbi and the U.S. dollar for the periods indicated.

	Central Parity Rate
Period (RMB per $1.00)	Period End	Average(1)	Low	High
	(Year Ended March 31)
Fiscal Year ended March 31, 2005	8.2765	8.2766	8.2769	8.2765
Fiscal Year ended March 31, 2006	8.0170	8.1234	8.2765	8.0170
Fiscal Year ended March 31, 2007	7.7342	7.8880	8.0188	7.7342
Fiscal Year ended March 31, 2008	7.0190	7.4250	7.7055	7.0190
Fiscal Year ended March 31, 2009	6.8359	6.8588	7.0002	6.8183
Three months ended June 30, 2009	6.8319	6.8298	6.8324	6.8250
April, 2009	6.8250	6.8312	6.8370	6.8250
May, 2009	6.8324	6.8245	6.8324	6.8201
June, 2009	6.8319	6.8332	6.8368	6.8201
July, 2009	6.8323	6.8320	6.8336	6.8307
August, 2009	6.8312	6.8327	6.8352	6.8309
September, 2009	6.8290	6.8289	6.8316	6.8271
October, 2009	6.8281	6.8275	6.8285	6.8267
November, 2009	6.8272	6.8274	6.8282	6.8267
December, 2009 (through December 15, 2009)	6.8278	6.8275	6.8279	6.8268

Source: People’s Bank of China.

(1)	Averages for a period were calculated by using the average of the exchange rates on the last day of each month during the relevant period. Monthly averages are calculated by using the average of the daily rates during the relevant month.

CAPITALIZATION

The following table sets forth, as of June 30, 2009, the capitalization of Pypo Cayman:

•	on an actual basis;
•	on an adjusted basis to give effect to the following:
•	the Business Combination;
•	the purchase by Pypo Cayman of 1,857,587 and 827,613 ordinary shares of PCHL held by Capital Ally and Arch, respectively; and
•	the issuance and sale of ordinary shares offered in this offering, based on an assumed public offering price of $7.75 per ordinary share, the midpoint of the range shown on the cover of this prospectus, after deducting underwriting discounts, commissions and estimated offering expenses of approximately $3.8 million and assuming that the underwriter does not exercise its option to purchase additional ordinary shares.

You should read this table in conjunction with “Pypo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Pypo’s consolidated financial statements and related notes included elsewhere in this prospectus. The information presented below is unaudited.

	As of June 30, 2009
	Actual	As Adjusted(1)	As Further Adjusted(2)	Pro Forma as Adjusted(3)
	US$	US$	US$	US$
	(In Thousands)
Long term debt(4)	$21,078	$21,078	$21,078	$21,078
Shareholders’ equity:
Ordinary shares of Pypo Cayman — US$0.0001 par value; 1,000,000,000 shares authorized; 272,700,000 shares issued and outstanding	27	49	46	50
Additional paid-in capital	97,190	112,056	89,530	112,979
Accumulated other comprehensive income	14,236	14,236	14,236	14,236
Retained earnings	47,313	47,313	47,313	47,313
Non-controlling interest	15,878	15,878	15,878	15,878
Total shareholders’ equity(5)	174,644	189,532	167,003	190,456
Total capitalization(5)	$195,722	$210,610	$188,081	$211,534

(1)	On an as adjusted basis to reflect the Business Combination on July 9, 2009, net of related costs:
–	to reflect the redomestication accounted for as PCHL’s issuance of 3,988,493 ordinary shares in exchange for the shares of Middle Kingdom’s common stock and Class B common stock, and the issuance of 1,578,250 Class A warrants, 3,420,305 Class B redeemable warrants, and options to purchase 19,800 Series A Units and 330,000 Series B Units in exchange for the outstanding Class A warrants and Class B redeemable warrants and the options to purchase Series A and Series B Units of Middle Kingdom, and
–	to reflect the business combination as a recapitalization of Pypo by the issuance by PCHL of 45,000,000 ordinary shares and 3,400,000 Class B common stock purchase warrants in exchange for the outstanding ordinary shares of Pypo Cayman.
(2)	On an as further adjusted basis, to reflect Pypo Cayman's acquisition of 1,857,587 and 827,613 ordinary shares of PCHL held by Capital Ally and Arch, respectively on October 5, 2009, at the maximum aggregate price of $22.5 million.
(3)	On a pro forma, as adjusted basis, to reflect the issuance and sale of ordinary shares in this offering.
(4)	Classified as a current liability on Pypo Cayman’s balance sheet as of June 30, 2009, due to the breach of certain financial covenants under the secured credit facility between Pypo HK and FMO.
(5)	Assuming the number of ordinary shares offered by us as set forth on the cover page of this prospectus remains the same, and after deduction of underwriting discounts and commissions and the estimated offering expenses payable by us, a $1.00 increase (decrease) in the assumed public offering price of $7.75 per ordinary share would increase (decrease) each of total shareholders’ equity and total capitalization by $3.3 million.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $23.5 million from this offering, based on an assumed public offering price of $7.75 per ordinary share, the midpoint of the range shown on the cover of this prospectus, after deducting the estimated underwriting discount and offering expenses payable by us. If the underwriters’ option to purchase additional shares is exercised in full, the net proceeds we will receive will be approximately $27.3 million.

The principal purposes of this offering are to create an active public market for our ordinary shares for the benefit of all shareholders, fund proposed capital expenditures and raise capital for general corporate purposes. As of the date of this prospectus, we have not allocated any amount of the net proceeds of this offering for any particular purpose. However, we intend to use the net proceeds of this offering for general corporate purposes, including establishment of new retail stores, investments in connection with arrangements with wireless operators and improvements in Pypo’s information management system.

The foregoing represents our current intentions with respect to the use and allocation of the net proceeds of this offering based upon our present plans and business conditions. Accordingly, our management will have significant discretion in applying the net proceeds we will receive from the offering. The occurrence of unforeseen events or changed business conditions could result in application of the net proceeds of this offering in a manner other than as described in this prospectus. Pending use of the net proceeds, we intend to invest our net proceeds in short-term, interest bearing, investment-grade obligations.

PRICE RANGE OF SECURITIES AND DIVIDENDS

PCHL’s ordinary shares, par value $0.001 per share, are quoted on the OTC BB under the symbol FTLKF. The closing price for these securities on December 15, 2009 was $8.70. These shares are registered shares. Our ordinary shares have been approved for listing on NASDAQ under the symbol “FTLK.”

In addition, PCHL’s Class A Warrants, Class B Warrants, Series A Units, and Series B Units trade on the OTC BB under the symbols FTLMF, FTLUF, FTLZF and FTLHF, respectively.

Prior to the consummation of the Business Combination on July 9, 2009, the common stock, Class B common stock, Class A warrants, Class B redeemable warrants, Series A units, and Series B units of PCHL’s predecessor, Middle Kingdom, were quoted on the OTC BB under the symbols MKGD, MKGBB, MKGDW, MKGBW, MKGDU and MKGBU, respectively. The Business Combination transaction resulted in only one class of common stock remaining, as holders of Middle Kingdom’s common stock and Class B common stock received one ordinary share of PCHL in exchange for each share of common stock or Class B common stock.

Middle Kingdom Series A and Series B units commenced public trading on December 14, 2006, when such units were broken into individual components consisting of common stock, Class B common stock, Class A warrants, and Class B redeemable warrants. These components commenced trading on the Pink Sheets on March 13, 2007 and began trading on the OTC BB on March 14, 2007.

The table below sets forth, for the calendar quarters indicated and most recent six months, the high and low closing prices for the securities as reported on the OTC BB in U.S. dollars. These quotations reflect inter-dealer prices, without markup, markdown or commissions, and may not represent actual transactions.

	Series A Units		Series B Units		Common Stock		Class B Common Stock		Ordinary Shares				Class A Warrants		Class B Warrants
	High	Low	High	Low	High	Low	High	Low	High		Low		High	Low	High	Low
2005	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a		n/a		n/a	n/a	n/a	n/a
2006	8.00	8.00	8.10	8.00	n/a	n/a	n/a	n/a	n/a		n/a		n/a	n/a	n/a	n/a
2007	10.95	7.30	8.95	7.95	4.25	1.15	7.90	7.38	n/a		n/a		1.05	0.95	0.95	0.46
2008: 3-Month Period Ending
March 31	8.75	6.00	8.70	8.11	1.15	1.15	8.04	7.86	n/a		n/a		0.90	0.65	0.69	0.25
June 30	8.25	6.00	8.65	8.11	1.15	1.15	8.10	7.95	n/a		n/a		0.65	0.65	0.65	0.25
September 30	8.00	7.95	8.60	7.80	4.00	1.25	8.23	7.85	n/a		n/a		0.51	0.10	0.50	0.11
December 31	8.00	5.00	8.50	7.75	4.00	4.00	8.35	7.50	n/a		n/a		0.66	0.44	0.65	0.20
2009: 3-Month Period Ending
March 31	8.00	8.00	8.05	8.05	1.01	1.01	8.00	7.50	n/a		n/a		0.50	0.50	0.415	0.12
June 30	8.00	7.00	10.00	2.05	2.05	2.05	7.61	7.00	n/a		n/a		0.51	0.51	0.55	0.23
September 30	14.50	8.50	9.50	3.20	9.00	2.00	9.00	3.50	n/a		n/a		5.00	1.50	0.90	0.40
Most Recent Six Months
June 2009	7.00	7.00	10.00	4.30	2.05	2.05	7.00	7.00	n/a		n/a		0.51	0.51	0.55	0.32
July 2009	10.50	8.50	9.50	4.05	2.05	2.05	9.00	4.95	n/a		n/a		0.51	0.51	0.64	0.43
August 2009	10.00	10.00	4.05	3.20	8.00	2.00	8.00	3.50	8.00	(1)	2.00	(1)	5.00	1.50	0.90	0.40
Sept 2009	14.50	12.00	5.00	4.16	n/a	n/a	n/a	n/a	9.00		7.00		5.00	5.00	0.78	0.66
Oct 2009	12.96	10.25	5.00	5.00	n/a	n/a	n/a	n/a	9.00		8.50		5.00	5.00	0.51	0.74
Nov 2009	12.00	10.00	10.50	10.00	n/a	n/a	n/a	n/a	9.28		7.51		5.00	5.00	1.80	0.65
Dec 2009 (through Dec 15, 2009)	15.00	13.75	9.50	9.50	n/a	n/a	n/a	n/a	9.50		8.60		3.00	2.15	1.80	1.07

(1)	Effective from August 27, 2009, as a result of the Business Combination, each share of common stock and Class B common stock began to trade as one ordinary share.

PYPO’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of Pypo’s financial condition and results of operations in conjunction with Pypo’s consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements based on current expectations involving risks and uncertainties. Pypo’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this prospectus.

Overview

Pypo markets and sells wireless communications devices and accessories throughout China. As of June 30, 2009, Pypo’s distribution network of consumer electronics stores, regional retailers and distributors and wireless operators consisted of approximately 9,500 retail outlets that carry Pypo’s products in over 350 cities across 30 Chinese provinces. As of June 30, 2009, Pypo had a nationwide retail network of retail stores in 49 cities with aggregate floor space of approximately 88,000 square meters in Hebei, Yunnan, Henan, Hunan, Jiangsu, Shandong, Shanxi, Gansu, Inner Mongolia provinces and Shanghai. Pypo has two reportable segments based on the types of customers receiving Pypo’s products: (i) distribution business and (ii) retail business.

The key financial performance indicators that Pypo’s management uses to manage and assess its business include net revenues, gross profits (net revenues less costs of revenues) and operating income (gross profit less selling and distribution expenses and general and administrative expenses). The major non-financial performance indicators that Pypo’s management uses to manage and assess its business include the number of cities covered in its distribution networks, the number of active customer accounts and the number of retail outlets that carry Pypo’s products.

Key Financial Performance Indicators

Net Revenues

Pypo generates sales primarily through distribution of mobile phones, notebooks and peripherals. Since 2003, distribution of Samsung mobile phones has constituted Pypo’s primary source of revenues. In addition, Pypo began distributing SanDisk mobile phone memory cards in September 2006 and Samsung mobile phone accessories in April 2008.

From May 2008 through December 2008, Pypo completed the acquisition of six retail chains in Hebei, Yunnan, Henan, Hunan, Jiangsu, Shandong, Shanxi, Gansu and Inner Mongolia provinces and Shanghai. In September 2009, Pypo acquired 49% of the outstanding equity interests of Jiangsu Guanzhilin. Upon consummation of the transaction, Jiangsu Guanzhilin became a wholly owned subsidiary of Beijing Funtalk. In November 2009, Pypo acquired 100% of the outstanding equity interests of Xieheng. Pypo expects net revenues from its retail business to increase significantly over the next two years as Pypo integrates acquired retail chains. In addition, Pypo expects the gross profit margin of its business to decrease marginally as a result of continuing lower gross profit margins in Pypo’s distribution business.

Pypo launched its e-commerce website, www.dongdianwang.com, in February 2008. Although Pypo expects net revenues from its online retail business to increase in the future, Pypo does not expect its online retail division to constitute a significant portion of its net revenues in the next several years.

On July 1, 2008, Pypo entered into a distribution agreement with Samsung, which authorized Pypo to act as the exclusive national distributor for certain models of Samsung’s high-quality mobile phone products in China. Pypo does not expect the existence of the Samsung distribution agreement to have a material impact on Pypo’s revenues and margins because Pypo has historically distributed Samsung mobile phones on terms substantially similar to those set forth in the agreement, despite the absence of any written agreement between Samsung and Pypo in the past.

The following table sets forth Pypo’s net revenues for its two reportable segments for fiscal 2007, fiscal 2008 and fiscal 2009, and the three months ended June 30, 2008 and 2009, including a percentage of total net revenues for each segment:

Amounts in US$ Thousands	Year Ended March 31,						Three Months Ended June 30,
	2009	Percentage of 2009 Net Revenues	2008	Percentage of 2008 Net Revenues	2007	Percentage of 2007 Net Revenues	2009	Percentage of 2009 Net Revenues	2008	Percentage of 2008 Net Revenues
Net revenues
Distribution	$407,160	71.4%	$378,268	100.0%	$294,198	100.0%	$128,594	65.0%	$105,918	93.8%
Retail	163,491	28.6%	—	—	—	—	69,136	35.0%	6,991	6.2%
Total net revenues	$570,651	100.00%	$378,268	100.00%	$294,198	100.00%	$197,730	100.00%	$112,909	100.00%

In general, Pypo uses three categories of sales contracts for its wholesale distribution customers, including:

•	sales with no right of return;
•	sales with contractual right of return; and
•	consigned sales.

Sales contracts with no right of return, which Pypo uses for the majority of its wholesale distribution sales, do not impose contractual obligations on Pypo to accept the return of products purchased under those contracts. In addition, Pypo and its customers have not established any right to return goods based on customary business practices, with the exception of returns relating to defective products under warranty.

Pypo’s sales are net of value added taxes collected from customers, sales returns, sales rebates and price protection expenses.

Cost of Revenues

Cost of revenues primarily consists of purchase costs of mobile phones, notebooks and peripherals. Cost of revenues is reduced by certain rebates Pypo receives from its vendors to promote product sales and by awards Pypo receives from vendors when Pypo meets certain purchase targets.

Selling and Distribution Expenses

Pypo’s selling and distribution expenses primarily consist of:

•	salaries and benefits for sales and marketing staff;
•	retail shop rental expenses; and
•	costs of advertising in industry publications and sponsoring public activities.

Pypo’s selling and distribution expenses also include the costs Pypo incurs to outsource its warehousing and distribution functions to third parties.

General and Administrative Expenses

Pypo’s general and administrative expenses principally consist of:

•	salaries and benefits for management and administrative personnel;
•	rent, utilities and other office-related expenses;
•	depreciation of office equipment;
•	legal, accounting and other professional fees and expenses; and
•	other administrative expenses.

Critical Accounting Policies

Pypo prepares financial statements in accordance with U.S. GAAP, which requires Pypo to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the end of each fiscal period, as well as the reported amounts of revenues and expenses during each fiscal period. Pypo continually evaluates these judgments and estimates based on its historical experience, knowledge and assessment of business and other conditions. Pypo bases its future expectations on information and assumptions that Pypo believes to be reasonable. Since the use of estimates remains an integral component of the financial reporting process, Pypo’s actual results could differ from those estimates. In addition, accounting policies require a high degree of judgment.

When reviewing Pypo’s financial statements, you should review the critical accounting policies, the judgments and other uncertainties affecting the application of those policies, and the sensitivity of reported results to changes in conditions and assumptions. Pypo believes the following accounting policies involve the most significant judgments and estimates used in the preparation of its financial statements:

Revenue Recognition

Pypo derives its revenue through the distribution and sale of mobile phones, notebooks and peripherals. Pypo recognizes revenue when:

•	persuasive evidence of an arrangement exists;
•	delivery has occurred;
•	the sales price is fixed or determinable; and
•	collectability of the sales price is reasonably assured.

Prior to May 2008, when Pypo completed the acquisition of its first retail operations, Pypo considered its customers to be retailers and did not sell directly to end users. Pypo returns products under warranty to manufacturers for repairs or exchanges, and the manufacturers bear the related costs. As a result, warranty costs incurred by Pypo are not significant.

Pypo has three types of sales contracts for wholesale distribution: sales with no right of return (which make up the majority of sales), sales with contractual right of return and consigned sales.

For sales with no right of return, Pypo has no contractual obligations and has not established any right of return based on its customary business practices, except for defective products under warranty. Revenue recognition generally occurs when Pypo has shipped the applicable products, has transferred the risk of loss with respect to these products to the customer and can reasonably estimate allowances for discounts, price protection and customer rebates. Pypo reduces recorded revenues by these allowances. Pypo bases its estimates of these allowances on historical experience, considering the type of products sold, the type of customer and the type of transaction specific to each arrangement.

No customer acceptance conditions are associated with Pypo’s products, except in relation to the standards and quality of a given product. For sales with contractual rights of return and for consigned sales, Pypo recognizes revenue at the time Pypo sells the products through the applicable distribution channel to the end customers. Pypo’s revenues are net of a 17% value added tax collected from customers and sales returns, as well as sales rebates and price protection expenses (discussed below).

Provision for Rebates and Price Protections

Pypo records rebates and price protections as deductions in revenue for each relevant period in which Pypo incurs such deductions. With respect to each rebate, Pypo accrues a standard amount upon delivery of the related product to retailers. In addition, Pypo accrues monthly quantity bonuses when retail volumes reach certain monthly targets set forth in its sales contracts. Because the quantity bonuses are based on a retailer’s monthly purchases, the effect of accruing such bonuses when volumes reach certain targets, as opposed to recording a pro rata portion of such bonuses upon the sale of each qualifying unit, is not material.

Provisions for price protections represent estimates of the amount of qualified inventory allocated to price protection, multiplied by the amount of price protection per unit, as determined by Pypo. Pypo’s retailer customers are eligible for price protection. Pypo’s promoters at retail stores communicate the status of product sales and demand forecasts, and Pypo determines the corresponding reduction in retail prices. Pypo then determines and applies the price protection per unit to the qualified inventory to establish the provision amount.

Vendor Rebates

Pypo receives the following types of reimbursements from vendors:

•	Reimbursement of promotional activities. Pypo organizes marketing activities to promote vendors’ products, and vendors cover Pypo’s costs for these efforts. Upon planning each marketing activity, Pypo submits marketing applications to the relevant vendors, and each relevant vendor approves the application form, which indicates that such vendor has agreed to bear the related costs. Pypo recognizes these reimbursements upon holding the related marketing activities as a reduction of the costs incurred, and Pypo records any excess reimbursement as a reduction to cost of revenues. Reimbursements of promotional activities recognized as reduction of expenses were $5.5 million, $2.4 million and $23.2 million for fiscal 2007, fiscal 2008 and fiscal 2009, respectively, and $155,000 and $0 for the three months ended June 30, 2008 and 2009, respectively. The excess recorded as a reduction of costs of revenues was $1.4 million, $0.3 million and $11.6 million for fiscal 2007, fiscal 2008 and fiscal 2009, respectively, and $0 and $0 for the three months ended June 30, 2008 and 2009, respectively.
•	Rebates from Vendors to End Customers Through Pypo. Vendors provide rebates to end customers through Pypo. Pypo records such rebates to customers net of the related reimbursements from vendors to Pypo as revenues. Pypo records a corresponding receivable from vendors at the time Pypo gives a rebate. Rebates from vendors to end customers were $37,000, $0.9 million and $0.4 million for fiscal 2007, fiscal 2008 and fiscal 2009, respectively, and $0 and $64,000 for the three months ended June 30, 2008 and 2009, respectively.
•	Rebates from Vendors to Pypo. Vendors also provide rebates to Pypo to promote sales of certain products. Pypo records such rebates as a reduction of cost of revenues when vendors approve such rebates. Pypo recognized $23.0 million, $2.9 million and $1.7 million of such rebates in fiscal 2007, fiscal 2008 and fiscal 2009, and $59,000 and $404,000 of such rebates in the three months ended June 30, 2008 and 2009, respectively.
•	Awards on Purchase Targets. Vendors provide certain awards to Pypo when Pypo’s purchases exceed certain targets within specified periods. Because Pypo lacks a demonstrated historical experience to estimate the timing and probability of earning such awards, Pypo recognizes the awards as a reduction of cost of revenue at the time vendors approve such awards. The amount of awards earned on purchase targets were $0, $5.9 million and $0 for fiscal 2007, fiscal 2008 and fiscal 2009. No awards were recognized for the three months ended June 30, 2008 and 2009.

Impairment of Long-Lived Assets

Pypo is required to review long-lived assets and certain identifiable intangible assets, excluding goodwill, for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Pypo must test intangible assets with indefinite lives for impairment at least annually, or more frequently if events or changes in circumstances indicate that these assets might be impaired. If Pypo determines that the carrying value of intangible assets has been impaired, Pypo will write down the carrying value.

To assess potential impairment of long-lived assets and intangible assets, Pypo assesses the carrying value based on projected undiscounted cash flows associated with these assets. Significant assumptions regarding future cash flows include revenue growth rates and terminal values. If any of these assumptions changes, the estimated fair value of Pypo’s assets will change, which could affect the amount of impairment charges, if any.

Impairment of Goodwill and Intangible Assets

Goodwill represents the excess of the aggregate purchase price over the fair value of the net assets acquired in a purchase businesses combination. Pypo must review for impairment at least annually or when an event occurs or circumstances change that would more-likely-than-not reduce the fair value of a reporting unit below its carrying amount.

Goodwill is not amortized but is tested for impairment annually and whenever events or circumstances make it more likely than not that an impairment may have occurred. Goodwill impairment is tested using a two-step approach. The first step compares the fair value of a reporting unit to its carrying amount, including goodwill. If the fair value of the reporting unit is greater than its carrying amount, goodwill is not considered impaired and the second step is not required. If the fair value of the reporting unit is less than its carrying amount, the second step of the impairment test measures the amount of the impairment loss, if any, by comparing the implied fair value of goodwill to its carrying amount. If the carrying amount of goodwill exceeds its implied fair value, an impairment loss is recognized equal to that excess. The implied fair value of goodwill is calculated in the same manner that goodwill is calculated in a business combination, whereby the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit, with the excess purchase price over the amounts assigned to assets and liabilities.

Intangible assets with indefinite lives are not amortized but are tested for impairment annually and whenever events or circumstances make it more likely than not that an impairment may have occurred. The impairment of an indefinite life intangible asset is based on a comparison of its fair value to its carrying amount. If the carrying amount of an indefinite life intangible asset exceeds its fair value, an impairment loss is recognized for the excess. The estimation of fair value is performed by utilizing various valuation techniques, with the primary technique being a discounted cash flow. Pypo recorded an impairment charge for the entire goodwill of $71,000 arising from the acquisition of the remaining 10% equity interests in one of its subsidiaries, Beijing Dongdian, in May 2008. Management expected Beijing Dongdian to incur losses for the foreseeable future, which resulted in its estimated carrying value exceeding the fair value.

Inventories

Pypo values inventories at the lower of cost and market value. Pypo estimates write-downs for excessive, slow moving and obsolete inventories, as well as inventory whose carrying value exceeds net realizable value. Pypo manages inventory levels based on historical sales trends and forecasts of customer demand. Inventory write-downs for fiscal 2007, fiscal 2008, fiscal 2009 and the three months ended June 30, 2008 ranged from approximately 2.11% to 2.40% of total inventory. The write-downs for the three months ended June 30, 2009 was 1.39% of total inventory.

Income Taxes

Pypo recognizes deferred income taxes for temporary differences between the tax basis of assets and liabilities and their reported amounts in its financial statements, net operating loss carry forwards and credits by applying enacted statutory tax rates applicable to future years. Pypo reduces deferred tax assets by a valuation allowance when, in Pypo’s opinion, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Pypo records a valuation allowance to reduce deferred income tax assets to an amount that Pypo believes more likely than not will be realized. Pypo considers future taxable income and engages in ongoing prudent and feasible tax planning strategies in assessing the need and amount for the valuation allowance.

If Pypo determined that Pypo could realize deferred income tax assets in the future in excess of net recorded amounts, an adjustment to Pypo’s deferred income tax assets would increase income in the period in which Pypo made such determination. Alternatively, if Pypo determined that it would not be able to realize all or part of its net deferred income tax assets in the future, an adjustment to deferred income tax assets would decrease income in the period in which Pypo made such determination. Pypo provides for current income taxes in accordance with the laws of the relevant taxing authorities. The components of the deferred tax assets and liabilities are individually classified as current or non-current based on their respective characteristics.

In June 2006, the FASB issued certain provisions in ASC 740 (Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109,” or FIN 48). These provisions clarify the accounting for uncertainty in income taxes recognized in any entity’s financial statements in accordance with ASC 740 (FASB Statement No. 109, “Accounting for Income Taxes”), and prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return.

Under FIN 48, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained.

Additionally, FIN 48 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006.

Pypo adopted FIN 48 on April 1, 2007. Based on its FIN 48 analysis documentation, Pypo has made its assessment of the level of tax authority for each tax position (including the potential application of interest and penalties) based on technical merits, and has measured the unrecognized tax benefits associated with the tax positions. As a result of the implementation of FIN 48, Pypo had approximately $436,000 in total unrecognized tax benefits as of April 1, 2007. Pypo has elected to classify interest and/or penalties relating to income tax matters within income tax expenses. The amount of penalties and interest as of March 31, 2008 is immaterial. Pypo had no unrecognized tax benefits in connection with tax uncertainties during fiscal 2009 and during the three-month period ended June 30, 2009. Pypo does not anticipate any significant increases or decreases to its liability for unrecognized tax benefits within the next 12 months.

Adoption of New Accounting Principles

Effective April 1, 2009, Pypo adopted the provisions of ASC 810. The standard changes the accounting for non-controlling (minority) interests in consolidated financial statements including the requirements to classify non-controlling interests as a component of consolidated stockholders’ equity, and the elimination of “minority interest” accounting in results of operations with earnings attributable to non-controlling interests reported as a part of consolidated earnings. The presentation and disclosure requirements of ASC 810 shall be applied retrospectively for all periods presented. Accordingly, the consolidated financials for each of the three years ended March 31, 2009 included in this prospectus have been restated to conform to ASC 810.

Seasonality

Pypo’s operating results may be influenced by seasonal factors, including promotions and subsidies by mobile operators; the timing of local holidays and other events affecting consumer demand; the timing of the introduction of new products by Pypo’s suppliers and competitors; purchasing patterns of customers in different markets; product availability; and pricing. These factors may cause Pypo’s sales and operating results to fluctuate on a quarterly basis. Although it is difficult to make broad generalizations with respect to seasonality, Pypo’s sales tend to be lower in the first quarter of each fiscal year compared to sales in the second, third and fourth quarters.

Pypo’s future operating results may continue to fluctuate significantly from quarter to quarter. If unanticipated events occur, including delays in securing adequate inventories of competitive products at times of peak sales or inventory surpluses in the event of sales decreases during these periods, Pypo’s operating results could suffer. In addition, due to seasonal factors, interim results may not be indicative of annual results.

Factors Affecting Future Results of Operations

Pypo’s financial condition and results of operations depend primarily on the following factors:

•	Pypo’s relationship with Samsung, including Samsung’s ability to terminate its distribution agreement with Pypo, as well as Samsung’s business prospects and financial results;
•	the overall growth of the Chinese mobile phone industry;
•	Pypo’s ability to expand its distribution network;
•	Pypo’s ability to optimize its product offerings and pricing;
•	Pypo’s ability to control costs;
•	Pypo’s ability to control operating expenses and achieve a high level of operating efficiency; and
•	Pypo’s ability to identify suitable acquisition candidates and successfully execute acquisitions.

Results of Operations

	For the Fiscal Years Ended March 31,					For the Three Months Ended June 30,
	2009	Percent Change (2008 to 2009)	2008	Percent Change (2007 to 2008)	2007	2009	Percent Change (2008 to 2009)	2008
Net revenues	$570,651	50.9%	$378,268	28.6%	$294,198	$197,730	75.1%	$112,909
Cost of revenues	(500,544)	58.0	(316,732)	28.0	(247,362)	(173,323)	78.3	(97,193)
Gross profit	70,107	13.9	61,536	31.4	46,836	24,407	55.3	15,716
Other operating income	920	475.0	160	58.4	101	716	N/A	—
Selling and distribution expenses	(24,195)	54.8	(15,633)	(7.9)	(16,972)	(10,102)	55.1	(6,514)
General and administrative expenses	(13,879)	56.7	(8,856)	(12.8)	(10,160)	(3,818)	24.6	(3,065)
Impairment loss on goodwill	(71)	N/A	—	N/A	—	—	N/A	(71)
Income from operations	32,882	(11.6)	37,207	87.9	19,805	11,203	84.7	6,066
Other, net	1,254	(286.1)	(674)	1,304.2	(48)	(887)	(1,656.1)	57
Interest income	546	(24.2)	720	38.5	520	31	(71.0)	107
Interest expense	(5,303)	47.1	(3,604)	(4.6)	(3,776)	(1,960)	28.9	(1,520)
Income before income tax, equity in income of affiliated companies and non-controlling interests	29,379	(12.7)	33,649	103.9	16,501	8,387	78.1	4,710
Income tax expense	(7,641)	121.3	(3,452)	61.4	(2,139)	(2,870)	321.4	(681)
Equity in (loss)/income of affiliated companies	16	223.1	(13)	N/A	—	3	(91.7)	36
Net income	21,754	(27.9)%	30,184	110.2%	14,362	5,520	35.8%	4,065
Less: Net (income) loss attributable to non-controlling interest	(1,611)	(2,785.0)	60	N/A	—	(1,417)	1,789.3	(75)
Net income attributable to Pypo Cayman	$20,143	(33.4)%	$30,244	110.6%	$14,362	$4,103	2.8%	$3,990

Three Months Ended June 30, 2009 Compared to Three Months Ended June 30, 2008

Net Revenues

Net revenues were $197.7 million in the three months ended June 30, 2009, an increase of $84.8 million, or 75.1%, compared to net revenues of $112.9 million in the three months ended June 30, 2008. The increase in net revenues resulted primarily from growth in revenues from the distribution and retail sales of mobile phones from $109.0 million in the three months ended June 30, 2008 to $192.1 million in the three months ended June 30, 2009, which was mainly attributable to a 40.2% increase in the total volume of mobile phones sold and a 23.2% increase in average selling prices. The increase in the total volume of mobile phones sold was a result of the inclusion of sales volume of the six retail companies in the three months ended June 30, 2009 compared to sales volume of only one retail company in the three months ended June 30, 2008. The increase in average selling prices was primarily due to a higher mix of mid- to high-end priced handsets sold compared to selling prices in the same period in the prior year due to higher demand for these products.

Net revenues from the distribution of notebooks and peripheral products in the three months ended June 30, 2009 increased $1.7 million, or 43.6%, to $5.6 million, compared to $3.9 million for the three months ended June 30, 2008. Such increase was mainly attributable to increased sales volume of Secure Digital cards and phone accessories.

Cost of Revenues

Costs of revenues increased $76.1 million, or 78.3%, from $97.2 million in the three months ended June 30, 2008 to $173.3 million in the three months ended June 30, 2009, principally due to higher net revenues during the period.

Gross Profit

Gross profit was $24.4 million in the three months ended June 30, 2009, an increase of $8.7 million, or 55.3%, as compared to gross profit of $15.7 million in the three months ended June 30, 2008. The gross profit percentage decreased from 13.9% in the three months ended June 30, 2008 to 12.3% in the three months ended June 30, 2009. Vendor reimbursements treated as a reduction of costs of revenues increased from $59,000 in the three months ended June 30, 2008 to $404,000 in the three months ended June 30, 2009.

Other Operating Income

Pypo’s other operating income increased by $716,000, or 100.0%, from $0 in the three months ended June 30, 2008 to $716,000 in the three months ended June 30, 2009. Such increase was mainly attributable to increases in income from the write-down of long outstanding payables.

Selling and Distribution Expenses

Selling and distribution expenses increased by $3.6 million, or 55.1%, from $6.5 million in the three months ended June 30, 2008 to $10.1 million in the three months ended June 30, 2009, primarily due to a $2.9 million increase in rental expenses resulting from the retail acquisitions in fiscal 2009, a $0.5 million increase in salaries of staff, a $0.5 million increase in utilities and low value materials consumption, and a $0.2 million increase in depreciation and amortization charges, partially offset by a $1.0 million decrease in Pypo’s promotional and advertising expenses. Promotional expenses, rental expenses and employee salaries were 27.8%, 30.8% and 16.7% of total selling and distribution expenses in the three months ended June 30, 2009, respectively, compared to 66.3%, 4.0% and 20.1% of total selling and distribution expenses in the three months ended June 30, 2008, respectively.

General and Administrative Expenses

Pypo’s general and administrative expenses increased by $0.7 million, or 24.6%, from $3.1 million in the three months ended June 30, 2008 to $3.8 million in the three months ended June 30, 2009, due primarily to a $0.5 million increase in salaries and benefits for administrative staff and a $0.2 million increase in office rental expenses. Employee salaries, bank service charges and office rental expenses constituted 42.5%, 9.9% and 9.0% of general and administrative expenses in the three months ended June 30, 2009, respectively, compared to 33.9%, 11.6% and 5.8% of general and administrative expenses in the three months ended June 30, 2008.

Income from Operations

As a result of the foregoing factors, Pypo’s income from operations increased by $5.1 million, or 84.7%, from $6.1 million in the three months ended June 30, 2008 to $11.2 million in the three months ended June 30, 2009.

Non-Operating Expenses

Other Income (Loss), Net. Pypo’s other loss increased to $887,000 in the three months ended June 30, 2009 from an income of $57,000 in the three months ended June 30, 2008, primarily due to foreign currency exchange loss of $1.3 million suffered by Pypo HK for its borrowing denominated in EURO, representing the appreciation in value of the EURO against U.S. dollar.

Interest Income. Pypo’s interest income decreased $76,000, or 71.0%, from $107,000 in the three months ended June 30, 2008 to $31,000 in the three months ended June 30, 2009. Pypo had average bank deposits of $29.7 million in the three months ended June 30, 2009, bearing an average interest rate of 1.17%, compared to average bank deposits of $41.6 million in the three months ended June 30, 2008, bearing an average interest rate of 1.53%.

Interest Expense. Pypo’s interest expenses increased $0.5 million, or 28.9%, from $1.5 million in the three months ended June 30, 2008 to $2.0 million in the three months ended June 30, 2009 due to Pypo’s higher average amount of notes payable and borrowings outstanding during the period. Pypo had average outstanding borrowings of $122.6 million, bearing an average interest rate of 6.21%, in the three months ended June 30, 2009, compared to average outstanding borrowings of $70.0 million, bearing an average interest rate of 6.43%, in the three months ended June 30, 2008.

Income Tax Expense

Pypo’s income tax expenses increased $2.2 million, or 321.4%, from $0.7 million in the three months ended June 30, 2008 to $2.9 million in the three months ended June 30, 2009. Pypo’s effective tax rate for the three months ended June 30, 2008 was 14.5%, compared to an effective tax rate of 34.2% for the three months ended June 30, 2009. The increase in income tax expenses reflects the effects of the increase in the effective tax rate and the increase in income before income taxes. Pypo’s effective tax rate increased as a result of the increase in applicable tax rates (including the effects of preferential tax treatment and tax exemptions) for certain of Pypo’s subsidiaries.

Equity in Loss of Affiliates

In the three months ended June 30, 2009, Pypo reported a $3,000 gain associated with its 50% ownership of Beijing Pypo Times.

In the three months ended June 30, 2008, Pypo reported a $52,000 gain associated with its 45% ownership of Hebei Baibang Tech Co., Ltd. or Hebei Baibang, acquired as part of the acquisition of a 51% equity interest in Hebei Guoxun. The gain was partially offset by a $1,000 loss associated with its 50% ownership of Beijing Pypo Times and the amortization of the difference between its basis in the investment in Hebei Baibang and its share of the underlying net assets of Hebei Baibang of $15,000.

Hebei Baibang engages in the retail sales of mobile phones and in providing after-sales service for mobile phones. In December 2008, Hebei Guoxun disposed of its 45% ownership interest in Hebei Baibang in exchange for the existing operations of providing after-sales services for mobile phones in certain of Hebei Baibang’s retail shops.

Non-controlling Interests

The non-controlling interest in the net income of Pypo’s partially-owned consolidated subsidiaries was $1.4 million in the three months ended June 30, 2009. The increase in non-controlling interest’s share in net income in the three months ended June 30, 2009 was due to the acquisitions in fiscal 2009 of Hebei Guoxun, Henan Xinya, Kunming Golden Broadway, Jiangsu Guanzhilin and Inner Mongolia Zhongyu, in each of which Pypo has only a 51% equity interest.

Pypo had a non-controlling interest in net profit of consolidated subsidiaries of $75,000 in the three months ended June 30, 2008. This net profit was attributable to the sharing of profits by the minority shareholder of Hebei Guoxun, a 51% subsidiary purchased by Beijing Funtalk.

Net Income

As a result of the foregoing, Pypo’s net income increased $113,000, or 2.8%, from $4.0 million in the three months ended June 30, 2008 to $4.1 million in the three months ended June 30, 2009.

Fiscal Year Ended March 31, 2009 Compared to Fiscal Year Ended March 31, 2008

Net Revenues

Net revenues were $570.7 million in fiscal 2009, an increase of $192.4 million, or 50.9%, compared to net revenues of $378.3 million in fiscal 2008. The increase in net revenues resulted primarily from a $190.6 million increase in revenues from the distribution and retail sales of mobile phones from $364.6 million in the year ended March 31, 2008 to $555.2 million in the year ended March 31, 2009. Pypo’s retail operations, acquired from May 2008 to December 2008, generated revenues from the retail sales of mobile phones of $155.7 million, or 28.0% of total mobile phone revenues, for the year ended March 31, 2009.

The increase in the net revenues from the distribution and retail sales of mobile phones reflected a 141.8% increase in the volume of mobile phones sold, partially offset by a 39.6% decrease in the average per unit selling price. The increase in the total volume of mobile phones sold was a result of a shift to lower priced handsets due to market demand, as well as the lower availability of higher priced devices. The decrease in average selling prices resulted from selling older models of mobile phones at lower margins in an effort to reduce inventories, as well as continued weakness at the high end of Pypo’s mobile phone product line. Pypo expects this trend to continue in the next quarter in view of the recent overall weakness in the markets in which it operates.

Net revenues from the distribution of notebooks and peripheral products in fiscal 2009 increased $1.9 million, or 14.0%, to $15.5 million, as compared to $13.6 million for fiscal 2008. Such increase was mainly attributable to increased sales volume of Secure Digital cards and Samsung notebooks.

Cost of Revenues

Costs of revenues increased $183.8 million, or 58.0%, from $316.7 million in fiscal 2008 to $500.5 million in fiscal 2009, principally due to higher net revenues during the year.

Gross Profit

Gross profit was $70.1 million in fiscal 2009, an increase of $8.6 million, or 13.9%, as compared to gross profit of $61.5 million in fiscal 2008. The gross profit percentage decreased from 16.3% in fiscal 2008 to 12.3% in fiscal 2009, principally due to higher sales in fiscal 2009 of certain mobile phone models with lower profit margins in an effort to improve the overall aging of inventory, as well as reduced demand during that year for mobile phones at the high end of Pypo’s product line. Vendor reimbursements treated as a reduction of costs of revenues increased from $9.1 million in fiscal 2008 to $13.3 million in fiscal 2009. Pypo expects margins to be compressed in future periods due to weaker economic conditions, increased competition and maturation of products in the mobile phone sector.

Other Operating Income

Pypo’s other operating income increased by $760,000, or 475.0%, from $160,000 in fiscal 2008 to $920,000 in fiscal 2009. Such increase was mainly attributable to the write-back of long outstanding payables to Samsung.

Selling and Distribution Expenses

Selling and distribution expenses increased by $8.6 million, or 54.8%, from $15.6 million in fiscal 2008 to $24.2 million in fiscal 2009, primarily due to a $7.1 million increase in rental expenses resulting from the retail acquisitions in fiscal 2009 and a $3.3 million increase in salaries of staff, partially offset by a $2.0 million decrease in Pypo’s promotional and advertising expenses. Promotional expenses, rental expenses and employee salaries were 22.8%, 29.5% and 28.2% of total selling and distribution expenses in fiscal 2009, respectively, compared to 48.1%, 0.4% and 22.8% of total selling and distribution expenses in fiscal 2008, respectively.

General and Administrative Expenses

Pypo’s general and administrative expenses increased by $5.0 million, or 56.7%, from $8.9 million in fiscal 2008 to $13.9 million in fiscal 2009, primarily due to a $0.9 million increase in salaries for administrative staff, a $1.2 million increase in consultancy fees due to the retail acquisitions in fiscal 2009, a $0.8 million increase in office expenses, a $0.6 million increase in depreciation and amortization charges, a $0.3 increase in bad debts provision, and a $0.7 million increase in bank service charges due to Pypo’s expansion of operations and a larger workforce. Employee salaries, consultancy services and bank service charges constituted 31.2%, 14.5% and 5.9% of general and administrative expenses in fiscal 2009, respectively, compared to 38.5%, 8.7% and 1.3% of general and administrative expenses in fiscal 2008, respectively.

Income from Operations

As a result of the foregoing factors, Pypo’s income from operations decreased by $4.3 million, or 11.6%, from $37.2 million in fiscal 2008 to $32.9 million in fiscal 2009.

Other, Net

Other Income (Loss), Net. Pypo’s other income increased to $1.3 million in fiscal 2009 from a loss of $0.7 million in fiscal 2008, primarily due to a foreign currency exchange gain contributed by Pypo HK for its borrowing denominated in EURO, representing the decline in value of the EURO against U.S. dollar. In fiscal 2008, Beijing Pypo received an intercompany investment from Pypo Cayman of $81.0 million, which is comprised of proceeds from the $90.0 million equity investment made by ARC Capital in Pypo Cayman in November 2007. As a result of PRC regulations limiting the pace of Beijing Pypo’s conversion of the U.S. dollars into RMB, Beijing Pypo recorded an exchange loss representing the decline in value of the U.S. dollar against the RMB over the period required to complete the RMB conversion of such intercompany investment.

Interest Income. Pypo’s interest income decreased $174,000, or 24.2%, from $720,000 in fiscal 2008 to $546,000 in fiscal 2009. Pypo had average bank deposits of $44.0 million in fiscal 2009, bearing an average interest rate of 1.24%, compared to average bank deposits of $41.0 million in fiscal 2008, bearing an average interest rate of 1.76%.

Interest Expense. Pypo’s interest expenses increased $1.7 million, or 47.1%, from $3.6 million in fiscal 2008 to $5.3 million in fiscal 2009 due to Pypo’s lower average amount of notes payable outstanding during the year. Pypo had average outstanding borrowings of $98.8 million, bearing an average interest rate of 6.36%, in fiscal 2009, compared to average outstanding borrowings of $56.9 million, bearing an average interest rate of 6.34%, in fiscal 2008.

Income Tax Expense

Pypo’s income tax expenses increased $4.1 million, or 121.3%, from $3.5 million in fiscal 2008 to $7.6 million in fiscal 2009. Pypo’s effective tax rate for fiscal 2008 was 10.3%, compared to an effective tax rate of 26.0% for fiscal 2009. The increase in income tax expenses reflects the effects of the increase in the effective tax rate and the increase in income before income taxes. Pypo’s effective tax rate increased as a result of the increase in applicable tax rates (including the effects of preferential tax treatment and tax exemptions) for certain of Pypo’s subsidiaries and recognition of a capital gain tax of $1.1 million in connection with the disposal of Pypo’s 45% interest in Hebei Baibang.

Equity in Loss / Income of Affiliates

In fiscal 2009, Pypo reported $16,000 for its equity in the income of its affiliates, reflecting $403,000 of income associated with its 45% ownership of Hebei Baibang, which was acquired as part of Pypo’s acquisition of a 51% equity interest in Hebei Guoxun, $4,000 of income associated with its 50% ownership of Beijing Pypo Times, a loss of $339,000 associated with its 50% ownership of Beijing Yipai-top Communication Technology Co., Ltd., and the amortization of the difference between Pypo’s basis in the investment in Hebei Baibang and Pypo’s share of the underlying net assets of Hebei Baibang in the amount of $52,000. In fiscal 2008, Pypo reported a $13,000 loss associated with its 50% ownership of Beijing Pypo Times.

Hebei Baibang engages in the retail sales of mobile phones and in providing after-sales service for mobile phones. In December 2008, Hebei Guoxun disposed of its 45% ownership interest in Hebei Baibang in exchange for the existing operations of providing after-sales services for mobile phones in certain of Hebei Baibang’s retail shops. See Note 12 of the notes to Pypo’s audited consolidated financial statements for fiscal 2009.

Non-controlling Interests

The non-controlling interest in the net income of Pypo’s partially-owned consolidated subsidiaries was $1.6 million in fiscal 2009. The increase in non-controlling interest’s share in net income in fiscal 2009 was due to the acquisitions of Hebei Guoxun, Henan Xinya, Kunming Golden Broadway, Jiangsu Guanzhilin and Inner Mongolia Zhongyu, in each of which Pypo has only a 51% equity interest.

Pypo had a non-controlling interest in net loss of consolidated subsidiaries of $60,000 in fiscal 2008. This loss was attributable to the expenses incurred by Beijing Dongdian, Pypo’s 90% owned subsidiary, in developing Pypo’s e-commerce website.

Net Income

As a result of the foregoing, Pypo’s net income decreased $10.1 million, or 33.4%, from $30.2 million in fiscal 2008 to $20.1 million in fiscal 2009.

Fiscal Year Ended March 31, 2008 Compared to Fiscal Year Ended March 31, 2007

Net Revenues

Net revenues were $378.3 million in fiscal 2008, an increase of $84.1 million, or 28.6%, as compared to net revenues of $294.2 million in fiscal 2007. The increase in net revenues resulted primarily from growth in revenues from the distribution of mobile phones from $285.5 million in fiscal 2007 to $364.6 million in fiscal 2008, which was mainly attributable to a 26.9% increase in the total volume of mobile phones sold, offset by a 7.6% decrease in average selling prices.

The number of Samsung mobile phones sold represented 99.3% of total mobile phone units sold in fiscal 2008. The average selling prices of Pypo’s Samsung mobile phones at the lower end of the product line declined by 36.8% and accounted for 35.1% of Pypo’s total volume of mobile phones sold in fiscal 2008. The decline in average selling prices of Pypo’s Samsung mobile phones at the lower end of its product line resulted from yearly price reductions for mature technology, as well as price reductions implemented to reduce inventories.

Samsung mobile phones in the mid- to high-end of Pypo’s product line, which constituted 64.9% of mobile phone volume in fiscal 2008, did not have higher average selling prices in fiscal 2008 as compared to prices in fiscal 2007. Units sold in the mid- to high-end of the product line increased 32.9% in fiscal 2008.

Net revenues from the distribution of notebooks and peripheral products in fiscal 2008 increased $4.9 million, or 56.0%, to $13.6 million, as compared to $8.7 million in fiscal 2007. Such increase was mainly attributable to increased sales volume of Secure Digital cards and Samsung notebooks.

Cost of Revenues

Costs of revenues increased $69.3 million, or 28.0%, from $247.4 million in fiscal 2007 to $316.7 million in fiscal 2008, principally due to higher net revenues during the year.

Gross Profit

Gross profit was $61.5 million in fiscal 2008, an increase of $14.7 million, or 31.4%, as compared to gross profit of $46.8 million in fiscal 2007. The gross profit percentage increased from 15.9% in fiscal 2007 to 16.3% in fiscal 2008. Vendor reimbursements treated as a reduction of costs of revenues decreased from $24.3 million in fiscal 2007 to $9.1 million in fiscal 2008. This increase in gross profit percentage is principally due to increased sales in fiscal 2008 of two mobile phone models with higher profit margins.

Other Operating Income

Pypo’s other operating income increased by $59,000, or 58.4%, from $101,000 in fiscal 2007 to $160,000 in fiscal 2008. Such increase was mainly attributable to increases in income from repairs and other maintenance services.

Selling and Distribution Expenses

Selling and distribution expenses decreased by $1.4 million, or 7.9%, from $17.0 million in fiscal 2007 to $15.6 million in fiscal 2008, primarily due to a decrease in Pypo’s promotional expenses, which resulted primarily from a 22.9% reduction in the number of sales promoters to improve efficiency. This decrease, however, was partially offset by a 21.2% increase in the average salaries of sales promoters. In addition, promotional expenses decreased because of a $3.1 million decrease (from $5.5 million in fiscal 2007 to $2.4 million in fiscal 2008) in promotional reimbursements from vendors. Promotional expenses were 48.1% and employee salaries were 22.8% of total selling and distribution expenses in fiscal 2008, compared to 55.1% and 20.0% of total selling and distribution expenses in fiscal 2007, respectively.

General and Administrative Expenses

Pypo’s general and administrative expenses decreased by $1.3 million, or 12.8%, from $10.2 million in fiscal 2007 to $8.9 million in fiscal 2008, primarily due to a decrease in office rental expenses following Pypo’s relocation to a newly purchased office in June 2006. Office rental expenses constituted 6.7% of general and administrative expenses in fiscal 2008, compared to 10.0% of general and administrative expenses in fiscal 2007. Employee salaries, which constituted 38.5% of general and administrative expenses in fiscal 2008, did not change materially from fiscal 2007.

Income from Operations

As a result of the foregoing factors, Pypo’s income from operations increased by $17.4 million, or 87.9%, from $19.8 million in fiscal 2007 to $37.2 million in fiscal 2008.

Non-Operating Expenses

Other Income (Loss), Net. Pypo’s other loss increased to $674,000 in fiscal 2008 from $48,000 in fiscal 2007, primarily due to a foreign currency exchange loss incurred by Beijing Pypo while holding cash deposits in U.S. dollars. In fiscal 2008, Beijing Pypo received an intercompany investment from Pypo Cayman of $81.0 million, which is comprised of proceeds from the $90.0 million equity investment made by ARC Capital in Pypo Cayman in November 2007. As a result of PRC regulations limiting the pace of Beijing Pypo’s conversion of the U.S. dollars into RMB, Beijing Pypo recorded an exchange loss representing the decline in value of the U.S. dollar against the RMB over the period required to complete the RMB conversion of such intercompany investment.

Interest Income. Pypo’s interest income increased $200,000, or 38.5%, from $520,000 in fiscal 2007 to $720,000 in fiscal 2008. Pypo had average bank deposits of $41.0 million in fiscal 2008, bearing an average interest rate of 1.76%, compared to average bank deposits of $27.9 million in fiscal 2007, bearing an average interest rate of 1.86%.

Interest Expense. Pypo’s interest expenses decreased $0.2 million, or 4.6%, from $3.8 million in fiscal 2007 to $3.6 million in fiscal 2008 due to Pypo’s lower average amount of notes payable outstanding during the year. Pypo had average outstanding borrowings of $56.9 million, bearing an average interest rate of 6.34%, in fiscal 2008, compared to average outstanding borrowings of $71.2 million, bearing an average interest rate of 5.30%, in fiscal 2007.

Income Tax Benefit (Expense)

Pypo’s income tax expenses increased $1.4 million, or 61.4%, from $2.1 million in fiscal 2007 to $3.5 million in fiscal 2008. The increase in income tax expenses was mainly due to higher amounts of taxable income earned in fiscal 2008. Pypo’s effective tax rate decreased from 13.0% in fiscal 2007 to 10.3% in fiscal 2008. Pypo’s effective tax rate decreased in fiscal 2008 as a result of the decrease in applicable tax rates (including the effects of preferential tax treatment and tax exemptions) for certain of Pypo’s subsidiaries.

Equity in Loss of an Affiliate

In fiscal 2008, Pypo reported a $13,000 loss associated with its 50% ownership of Beijing Pypo Times. The carrying value of Pypo’s investment in such entity decreased from $356,000 as of April 1, 2007 to $343,000 as of March 31, 2008 due to such loss.

Non-controlling Interests

Pypo had a non-controlling interest in net loss of consolidated subsidiaries of $60,000 in fiscal 2008. This loss was attributable to the expenses incurred by Beijing Dongdian, Pypo’s 90% owned subsidiary, in developing Pypo’s e-commerce website.

Net Income

As a result of the foregoing, Pypo’s net income increased $15.8 million, or 110.6%, from $14.4 million in fiscal 2007 to $30.2 million in fiscal 2008.

Liquidity and Capital Resources

Pypo’s principal source of liquidity has been cash generated by its operations and financing activities and, in fiscal 2007, cash flows from investing activities. These sources of cash flows, together with cash balances and short-term investments on hand as of April 1, 2008, were used to finance Pypo’s acquisitions and other investing activities during fiscal 2009. The use of the cash balances and short-term investments on hand as of April 1, 2008 led to a $29.1 million decrease in cash and cash equivalents during fiscal 2009. As of March 31, 2007, March 31, 2008, March 31, 2009 and June 30, 2009, Pypo held $8.4 million, $62.6 million, $33.5 million and $33.0 million, respectively, in cash and cash equivalents.

On January 30, 2009, Pypo HK entered into a term facility agreement with FMO, pursuant to which FMO agreed to provide a term loan facility to Pypo HK in the aggregate amount of up to EUR 15,000,000, or the Facility. Pypo HK may request up to three loans under the Facility and Pypo HK shall repay the loans in three equal annual installments of EUR 5,000,000, commencing August 15, 2014. The loans are guaranteed by Pypo Cayman and secured by a first priority security pledge on the shares Pypo Cayman holds in Pypo HK, and the equity interest Pypo HK holds in Pypo Beijing. Given the increasing difficulty of obtaining credit at favorable rates and costs, Pypo established the Facility to secure funds at a rate that is lower than the rates applicable to most of Pypo’s existing loans with PRC banks and to develop a relationship with FMO.

On August 11, 2009, FMO and Pypo HK entered into an amendment letter to the Facility, or the Facility Amendment Letter, pursuant to which and subject to the satisfaction of certain conditions thereof, Pypo HK shall repay the loans under the Facility in a lump sum on August 15, 2014. In addition, subject to Pypo HK’s compliance with the financial covenants under the Facility, as amended, from April 1, 2010 until October 1, 2010, FMO agreed to release the security pledge of all of the equity interest Pypo HK holds in Pypo Beijing such that the loans are secured by, together with other collateral, 30% of the equity interest Pypo HK holds in Pypo Beijing.

On February 17, 2009, Pypo HK drew down the full amount from the Facility. Pypo expects to use proceeds from the Facility to finance capital expenditures, working capital, expansion plans in central, western and rural regions of the PRC, and to fund general corporate purposes. Amounts outstanding under the Facility will initially bear interest at a rate equal to the 6 month Euro interbank offered rate, or EURIBOR, plus 300 basis points. At maturity, Pypo HK will pay an additional amount equal to the aggregate interest Pypo HK would have paid had interest on the Facility been fixed at 11% per annum during the term of the Facility (less the total amount of interest previously paid). Overdue amounts shall bear interest at a rate that is 12% higher than the rate otherwise due on the Facility. Pypo HK is required to make semi-annual interest payments under the Facility.

Notwithstanding the foregoing, if any Pypo entity (including PCHL) undertakes a fully underwritten IPO, reverse takeover or merger on an internationally recognized stock exchange, or a Qualified IPO, interest on the Facility will accrue at a rate equal to the 6 month EURIBOR rate plus 100 basis points. Pypo HK shall also pay FMO an additional premium representing the internal rate of return of 20% on the full amount of the Facility, or EUR 15,000,000, until the later of (i) the date of the Qualified IPO and (ii) the date that follows twelve months after the date on which Pypo HK draws down on the Facility. Pypo HK may pay 50% of this premium in shares of the listed entity in certain circumstances, depending on the exchange where the listing takes place.

Pursuant to the Facility Amendment Letter, Pypo HK shall pay FMO, on the later of (i) the date of the Qualified IPO and (ii) the date that follows twelve months after the date on which Pypo HK draws down on the Facility, an additional premium in the form of such number of shares with a total value or EUR1,500,000 at a price per share equal to the opening price per share quoted on the day of commencement of the trading of its shares on the NASDAQ.

The Facility includes covenants that, among other things, restrict Pypo HK, Pypo Beijing and their subsidiaries with respect to debt incurrence, liens, dividends, affiliate transactions, joint ventures, mergers, changes of auditors, asset sales and acquisitions. The Facility also includes certain financial covenants that, among other things, require Pypo HK to maintain minimum EBITDA and adjusted net income thresholds and margins, solvency ratios, leverage ratios and current ratios. In addition, the Facility requires consent for any acquisitions or joint venture investments greater than EUR 4,000,000.

Based on the financial position and results of Pypo HK as of and for the year ended March 31, 2009, Pypo HK breached the financial covenants for maintaining the minimum EBITDA, adjusted net income thresholds and margins, solvency ratios, leverage ratios and current ratios. Upon discovery of the breach, Pypo informed the lender and commenced a renegotiation of the terms of the loan with the relevant banker. Pursuant to the Facility Amendment Letter, FMO agreed to temporarily waive Pypo HK’s obligation to comply with certain financial covenants for the year ended March 31, 2009 and the year ending March 31, 2010. As a result of such breaches, current ratios and net margins by March 31, 2010 as required by the Facility Amendment Letter, the outstanding loan amounts will continue to be classified as current liabilities on the balance sheet as at June 30, 2009.

Pypo’s cash consists of cash on hand and bank deposits denominated in RMB, U.S. dollars and Hong Kong dollars. Pypo’s principal uses of cash have been to fund working capital requirements, to purchase office space and office equipment, and to make acquisitions. Pypo believes that its current cash and cash equivalents, and the net proceeds from this offering, will be sufficient to meet its anticipated cash needs of Pypo for at least the next twelve months, including working capital, planned capital expenditures and anticipated acquisitions of retail chains. Pypo may, however, require additional cash due to changing business conditions or other future developments, including any unanticipated investments or acquisitions Pypo may pursue.

If Pypo’s existing cash is insufficient to meet its requirements, Pypo may seek to sell additional equity or debt securities or borrow from lending institutions. Financing may be unavailable in the amounts Pypo needs or on terms acceptable to Pypo. The sale of additional equity securities, including convertible debt securities, would dilute Pypo’s earnings per share. The incurrence of debt would divert cash from working capital and capital expenditures to service debt obligations and could result in operating and financial covenants that restrict Pypo’s operations and ability to pay dividends to shareholders, among other restrictions. If Pypo cannot obtain additional equity or debt financing as required, its business and financial condition may suffer.

The global economic downturn has negatively impacted the retail sector and the market for the distribution of wireless telecommunications products in China. This has been evidenced by weaker demand with respect to Pypo’s high end product line. Although Pypo cannot predict the impact of the global economic downturn on the wireless device industry, further deterioration in economic conditions would negatively impact Pypo’s revenue, financial conditions, results of operations and liquidity.

Cash Flows — Summary

The following table sets forth a summary of Pypo’s cash flows for the periods indicated:

	Year Ended March 31,			Three Months Ended June 30,
In US$ Millions	2009	2008	2007	2009	2008
Net cash generated from (used in) operating activities	$21.3	$(12.0)	$(8.5)	$52.7	$(5.4)
Net cash (used in) generated from investing activities	(75.2)	(34.3)	6.5	(47.3)	(22.2)
Net cash (used in) generated from financing activities	22.1	95.3	5.4	(5.9)	10.5
Net (decrease) increase in cash and cash equivalents	(31.8)	49.0	3.4	(0.5)	(17.1)
Cash and cash equivalents at the beginning of the year/period	62.6	8.4	4.9	33.5	62.6
Effect of exchange rate changes on cash	2.7	5.2	0.1	0.0	1.4
Cash and cash equivalents at the end of the year/period	$33.5	$62.6	$8.4	$33.0	$46.9

Cash Flows — Operating activities

Cash flow provided by operating activities increased to $52.7 million in the three months ended June 30, 2009 from cash flow used in operating activities of $5.4 million in the three months ended June 30, 2008. The increase in cash flows used in operations resulted primarily from a $43.7 million increase in notes payable and a $13.6 million increase in accounts payable, due primarily to extended credit term granted by suppliers in the three months ended June 30, 2009, which was partially offset by an $9.7 million increase in inventories, primarily due to stocking up of inventory for new model of mobile phone to be sold in the subsequent quarters.

Cash flow generated from operating activities increased to $21.3 million in fiscal 2009 from cash flow used in operating activities in the amount of $12.0 million in fiscal 2008, despite a decrease in net income to $20.1 million in fiscal 2009 from $30.2 million in fiscal 2008. The positive $33.3 million change in operating cash flows reflected the cash flows provided by a $22.1 million increase in accounts payable, a $8.0 million decrease in inventories, primarily due to an effort to improve the overall aging of inventory, a $7.0 million decrease in notes receivable, a $6.1 million increase in notes payable, and a $5.2 million increase in taxes payable. These operating cash inflows were partially offset by a $14.3 million increase in accounts receivable, primarily due to increased sales in fiscal 2009, a $9.7 million increase in other receivables and a $12.6 million increase in receivables from a vendor. The increase in accounts payable was the result of a one month credit term extended by Samsung, while the increase in the receivables from a vendor resulted primarily from increased reimbursements from Samsung for promotional activities.

Cash flow used in operating activities increased to $12.0 million in fiscal 2008 from $8.5 million in fiscal 2007, despite an increase in net income to $30.2 million in fiscal 2008 from $14.4 million in fiscal 2007. The increase in cash flows used in operations resulted primarily from a $24.9 million increase in accounts receivable, a $9.9 million increase in notes receivable and a $20.6 million increase in inventories. The increases in accounts receivable, notes receivable and inventories resulted from increased sales in fiscal 2008, as well as higher inventories purchased in anticipation of additional increases in sales.

Cash Flows — Investing activities

Net cash used in investing activities in the three months ended June 30, 2009 was $47.3 million, primarily attributable to an increase of $48.2 million in restricted deposits, offset by a $1.0 million decrease in amount due from an affiliated company. Net cash used in investing activities in the three months ended June 30, 2008 was

$22.2 million, primarily attributable to a net increase of $11.5 million in deposits paid for Pypo’s pending acquisition of interests in the retail chains and a net increase of $6.5 million in short term investments.

Net cash used in investing activities in fiscal 2009 was $75.2 million, primarily attributable to $39.4 million expended for Pypo’s acquisition of interests in six mobile phone retailers, a $27.0 million increase in amount due from an affiliated company, a $7.2 million increase in restricted deposits to secure notes payable used to make purchases from a supplier and a $1.5 million increase in investment in an affiliated company, Beijing Yipai-top Communication Technology Co., Ltd.

Net cash used in investing activities in fiscal 2008 was $34.3 million, primarily attributable to a net increase of $38.8 million in amounts advanced to related parties, and $9.3 million in deposits paid in connection with Pypo’s acquisition of interests in four mobile phone retailers. These amounts were offset by a decrease in cash deposited in restricted bank accounts of $14.0 million to secure notes payable used to make purchases from suppliers. Consistent with industry practice, Pypo typically deposits into restricted bank accounts an amount in cash equal to approximately 10% to 30% of the principal amount of such notes payable, which typically have terms ranging from one to six months.

Net cash generated from investing activities in fiscal 2007 was $6.5 million, primarily attributable to a $11.5 million decrease in amounts deposited to secure notes payable used to make purchases from suppliers, offset by $6.4 million used to acquire Pypo’s Beijing office space.

Pypo’s plan to acquire retail chains in the near future may further impact cash used in investing activities.

Cash Flows — Financing activities

Net cash used in financing activities was $5.9 million in the three months ended June 30, 2009, primary due to the repayment of short-term loans of $20.5 million, partially offset by proceeds from short-term loans of $15.4 million. Net cash generated from financing activities was $10.5 million in the three months ended June 30, 2008, primarily attributable to the net proceeds from short-term loans of $18.7 million, offset by the repayment of short-term loans of $7.2 million and amounts due to related parties of $2.4 million.

Net cash generated from financing activities was $22.1 million in fiscal 2009, primarily attributable to net proceeds from short-term loans of $98.9 million, proceeds from the term loan of $19.7 million and capital contributions in subsidiaries by non-controlling shareholders of $6.0 million, offset by the repayment of short-term loans of $80.9 million and dividend distributions of $17.6 million.

Net cash generated from financing activities was $95.3 million in fiscal 2008, primarily attributable to the net proceeds from the private placement of Pypo’s ordinary shares to ARCH in the amount of $87.6 million, proceeds from short-term loans of $52.7 million and cash advances of $20.1 million to Pypo from related parties, offset by the repayment of short-term loans of $52.0 million and dividend distributions of $13.2 million.

Net cash generated from financing activities was $5.4 million in fiscal 2007, primarily attributable to proceeds from short-term loans of $19.4 million, partially offset by the repayment of short-term loans of $14.6 million.

Although Pypo did not have any off-balance sheet arrangements as of June 30, 2009, any change in such financing or arrangements will impact future cash flow generated from or used in Pypo’s financing activities.

Cash Conversion Cycle

Pypo’s cash conversion cycle, which involves Pypo’s ability to invest in inventory and sell inventory and collect cash from customers, serves as an indicator of Pypo’s liquidity position. Although Pypo’s management does not regularly employ the cash conversion cycle in the day-to-day management of its business, Pypo believes that comparable companies customarily use this measure to help investors analyze a company’s liquidity position.

Pypo’s cash conversion cycle is as follows:

	Year Ended March 31,			Three Months Ended June 30,
	2009	2008	2007	2009	2008
Days sales outstanding in accounts receivable:	39.6	41.4	31.8	28.7	48.0
Days inventory on-hand:	36.0	40.3	45.9	31.3	44.5
Days payables outstanding in accounts payable:	25.3	26.1	49.0	42.2	19.5
Cash conversion cycle days	50.3	55.6	28.7	17.8	73.0

The cash conversion cycle is measured by the number of days Pypo requires to effect the cycle of investing in inventory, selling inventory, paying suppliers and collecting cash from customers. In accounting terms, the cash conversion cycle nets the days sales outstanding in accounts receivable, days inventory on-hand and days payable outstanding. In other words, the cash conversion cycle is calculated by subtracting the average days that accounts payable remain outstanding from the sum of the average days that accounts receivable remain outstanding and the average days inventory remains on hand. The components of the cash conversion cycle are:

•	The “days sales outstanding in accounts receivable,” which equals average accounts receivable (including notes receivable from customers) divided by average daily sales (inclusive of value-added taxes) for the relevant period.
•	The “days inventory on-hand,” which equals average inventory divided by average daily cost of revenue (adding back reimbursements, rebates and incentives received from suppliers) for the relevant period.
•	The “days payables outstanding,” which equals average accounts payable (including notes payable to suppliers) divided by average daily cost of revenue for the relevant period.

Decreases in the cash conversion cycle typically generate surplus cash for Pypo. Increases in the cash conversion cycle indicate cash consumption in the form of additional working capital.

Pypo’s cash conversion cycle decreased to 17.8 days in the three months ended June 30, 2009 from 73.0 days in the three months ended June 30, 2008. It is unlikely that Pypo can sustain a cash conversion cycle of 17.8 days for an extended period of time. Pypo’s cash conversion cycle decreased to 50.3 days in fiscal 2009 from 55.6 days in fiscal 2008, and increased to 55.6 days in fiscal 2008 from 28.7 days in fiscal 2007. Pypo expects days inventory on hand to increase in the following quarters due to anticipated product launches and seasonal demands.

The days sales outstanding in accounts receivable decreased from 48.0 days in the three months ended June 30, 2008 to 28.7 days in the three months ended June 30, 2009, primarily due to improved collections of accounts receivable. In fiscal 2009, the days sales outstanding in accounts receivable decreased from 41.4 to 39.6 days as Pypo continuously extended its credit terms to consumer electronics stores and large and smaller retailers. Pypo’s days sales outstanding in accounts receivable increased from 31.8 days in fiscal 2007 to 41.4 days in fiscal 2008, as Pypo extended its credit terms to other smaller retailers with greater bargaining power. Pypo’s extension of credit to consumer electronics stores and large retailers in fiscal 2009, to other small retailers in fiscal 2008, and to new customers in fiscal 2007, and the resulting increase in the days sales outstanding in accounts receivable from fiscal 2007 to fiscal 2009, did not result in any material increase in credit losses.

Days inventory on-hand decreased from 44.5 days in the three months ended June 30, 2008 to 31.3 days in the three months ended June 30, 2009 as a result of continuous improvement on the overall aging of inventory in the three months ended June 30, 2009. Days inventory on-hand decreased from 40.3 days in fiscal 2008 to 36.0 days in fiscal 2009 as a result of improvement on the overall aging of inventory in fiscal 2009. Pypo’s days inventory on-hand decreased from 45.9 days in fiscal 2007 to 40.3 days in fiscal 2008 as a result of better inventory control and a reduction of advance ordering time from approximately thirteen weeks in fiscal 2007 to approximately three weeks in fiscal 2008.

Days payables outstanding in accounts payable were 19.5 days in the three months ended June 30, 2008 and 42.2 days in the three months ended June 30, 2009. Days payables outstanding in accounts payable were 49.0 days in fiscal 2007, 26.1 days in fiscal 2008 and 25.3 days in fiscal 2009. This measure varied depending primarily on the days payables outstanding in notes payable by suppliers in each period.

Capital Expenditures

Pypo incurred capital expenditures of $6.4 million, $0.2 million, $1.1 million, $0.1 million and $0.2 million for fiscal 2007, fiscal 2008 and fiscal 2009 and the three months ended June 30, 2008 and 2009, respectively. Pypo’s capital expenditures have been used primarily to purchase office space, office equipment and automobiles. The higher capital expenditures in fiscal 2007 resulted primarily from Pypo’s purchase of office space in Beijing.

For the fiscal year ending March 31, 2010, or fiscal 2010, Pypo estimates its capital expenditures will be approximately $35.5 million for the acquisitions of retail businesses and $3.0 million for the purchase of fixed assets. For the fiscal year ending March 31, 2011, or fiscal 2011, Pypo expects that its capital expenditures will be approximately $5.5 million for the acquisition of retail businesses and $2.9 million for the purchase of fixed assets. Expected capital expenditures for acquisitions are higher in fiscal 2010 than in fiscal 2011 because in fiscal 2010 Pypo expects to consummate and integrate the operations of the retail chains it purchased in fiscal 2009. Based on current estimates, Pypo believes that existing cash on hand and cash flow from operations will be sufficient to operate its business and make capital expenditures. Pypo bases this belief on assumptions regarding future operating performance, which are described in “Factors Affecting Future Results of Operations” above. If the capital resources available to Pypo are not sufficient to finance its estimated capital expenditures, Pypo may be required to reduce the scope of its plans or extend the time required to implement them. This could have an adverse effect on Pypo.

Contractual Obligations

The following table sets forth Pypo’s contractual obligations as of June 30, 2009:

Amounts in US$ Millions	Payment Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	Thereafter
Operating lease obligations	$38.2	$11.5	$16.7	$7.9	$2.1
Total	$38.2	$11.5	$16.7	$7.9	$2.1

In fiscal 2009, Pypo completed the acquisitions of six retail chains in Hebei, Yunnan, Henan, Hunan, Jiangsu, Shandong, Shanxi, Gansu and Inner Mongolia provinces and Shanghai. Assuming these retail chains stores are able to achieve the targeted profits in the next 3 to 4 years and no adjustment will be made to the purchase consideration in accordance with the terms stipulated in the purchase agreements in relation to these retail stores, the total purchase price of acquisition of these retail chains is $78.0 million, of which $57.0 million has been paid as of June 30, 2009. As of June 30, 2009, the remaining payments in relation to the acquisitions which fall due in less than 1 year is $10.9 million, after 1 year and within 3 years is $10.1 million and after 3 years and within 5 years is $0.

Pursuant to the Facility Amendment Letter with FMO in August 2009 and subject to the satisfaction of certain conditions thereof, Pypo HK shall repay the EUR 15,000,000 loans under the Facility in a lump sum on August 15, 2014. Under the Facility, Pypo HK is required to make semi-annual interest payments of approximately EUR 484,000 in less than 1 year, EUR 1,291,000 after 1 year and within 3 years, EUR 1,291,000 after 3 years and within 5 years and EUR 242,000 after 5 years, based on the current 6 month EURIBOR rate plus 300 basis points subject to an 11% annual interest rate minimum.

Other than the contractual obligations set forth above, Pypo did not have any other operating lease obligations or other contractual obligations and commitments as of June 30, 2009.

Off-Balance Sheet Arrangements

Pypo has not entered, and does not expect to enter, into any off-balance sheet arrangements. Pypo also has not entered into any financial guarantees or other commitments to guarantee the payment obligations of third parties. In addition, Pypo has not entered into any derivative contracts that are indexed to equity interests and classified as shareholders’ equity. Furthermore, Pypo does not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Pypo does not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to it or that engages in leasing, hedging or research and development services with it.

Inflation

According to the PRC National Bureau of Statistics, the Consumer Price Index in China increased 1.8%, 1.5%, 4.8% and 5.9% in calendar years 2005, 2006, 2007 and 2008, respectively, and decreased 1.1% in the six months ended June 30, 2009. Inflation during those years did not have a material impact on Pypo’s results of operations. However, inflationary pressure in the current economic environment may impact Pypo’s future operations and financial performance.

Quantitative and Qualitative Disclosures about Market Risk

Foreign exchange risk

Substantially all of Pypo’s operating revenues and expenses are denominated in RMB. Pypo’s exposure to foreign exchange risk relates primarily to cash and cash equivalents denominated in U.S. dollars. Pypo does not believe that it currently has any significant direct foreign exchange risk and has not hedged exposures denominated in foreign currencies or any other derivative financial instruments. Because Pypo generally receives cash flows denominated in RMB, its exposure to foreign exchange risks should be limited. However, the value of PCHL’s stock will be affected by the foreign exchange rate between U.S. dollars and RMB because PCHL’s stock is traded in U.S. dollars and PCHL will make any dividend payments in U.S. dollars.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions. The conversion of RMB into foreign currencies, including U.S. dollars, has been based on rates set by the People’s Bank of China. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 18.7% appreciation of the RMB against the U.S. dollar from July 21, 2005 to June 30, 2009. Significant international pressure on the PRC government to adopt an even more flexible currency policy could result in a further and more significant appreciation of the RMB against the U.S. dollar.

To the extent that Pypo needs to convert U.S. dollars into RMB for operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount it received from the conversion. Conversely, if Pypo decides to convert RMB denominated cash amounts into U.S. dollars for the purpose of making dividend payments or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to Pypo. Pypo has not used, and does not expect to use in the future, any forward contracts or currency borrowings to hedge exposure to foreign currency exchange risk.

Interest Rate Risk

Pypo has not been, nor does it anticipate being, exposed to material risks due to changes in interest rates. Pypo’s exposure to interest rate risk primarily relates to the interest rates for the Facility entered into in January 2009, short-term loans and the interest income generated by cash in interest-bearing savings accounts. As of March 31, 2009, Pypo has EUR 15,000,000 of debt outstanding under the Facility which bears interest at a rate equal to the 6 month Euro interbank offered rate plus 300 basis points. At maturity, Pypo will pay an additional amount equal to the aggregate interest Pypo would have paid had interest on the Facility been fixed at 11% per annum during the term of the Facility (less the total amount of interest previously paid). In addition, as of June 30, 2009, Pypo had total short-term credit facilities amounting to $75.7 million (RMB 517.0 million, exchange rate: 6.8319), all of which was utilized, and the weighted average interest rate on the amounts outstanding was 6.21%. The short-term credit facilities bear interest at fixed interest rates. Pypo has not used any derivative financial instruments to hedge interest risk exposure, but may consider doing so in the future.

Recent Accounting Pronouncements

Effective April 1, 2009, Pypo adopted the provisions of the Accounting Standard Codification, or ASC, 805 Business Combinations (Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards, or SFAS, No. 141R, which is a revision of SFAS No. 141, “Business Combinations”). ASC 805 applies prospectively to business combinations after the beginning of the first annual reporting period beginning on or after December 15, 2008. The objective of ASC 805 is to improve the reporting requirements of business combinations and their effects. To accomplish this, ASC 805 establishes the principles and requirements for how the acquirer: (a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and noncontrolling interest in the acquiree, (b) recognizes and measures goodwill in the business combination or a gain from a bargain purchase and (c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of a business combination. The adoption of this standard had no impact on Pypo’s consolidated financial statements presented and will be applied to future transactions, if any.

Effective April 1, 2009, Pypo adopted the provisions of ASC 810 Consolidations (SFAS, No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51”). The standard changes the accounting for noncontrolling (minority) interests in consolidated financial statements including the requirements to classify noncontrolling interests as a component of consolidated stockholders’ equity, and the elimination of “minority interest” accounting in results of operations with earnings attributable to noncontrolling interests reported as a part of consolidated earnings and to apply these financial statement presentation requirements retrospectively. Additionally, ASC 810 revises the accounting for both increases and decreases in a parent’s controlling ownership interest. The adoption of this standard changed how we present noncontrolling interests in the consolidated financial statements and has been retrospectively applied to all periods presented.

Effective April 1, 2009, Pypo adopted the provisions of ASC 855 Subsequent Events (Statement of Financial Accounting Standards No. 165, “Subsequent Events,” or SFAS No. 165). SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, ASC 855 provides (i) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and (iii) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. Pypo has adopted ASC 855 on a prospective basis. The adoption of ASC 855 did not have a significant effect on Pypo’s consolidated financial statements presented.

Effective April 1, 2009, Pypo adopted the provisions of the consensus reached in ASC 323 Investments in Equity Method and Joint Ventures (EITF Issue 08-6, “Equity Method Investment Accounting Considerations,” or EITF 08-6). These consensus reached in ASC323 (EITF 08-6) provides guidance for entities that acquire or hold investments accounted for under the equity method. This issue has been adopted prospectively, and did not have a significant effect on Pypo’s consolidated financial statements presented.

Effective April 1, 2009, Pypo adopted the provisions of the consensus reached in ASC 350 “Intangibles, Goodwill and Other” (EITF Issue 08-7, “Accounting for Defensive Intangible Assets,” or EITF 08-7). These provisions in ASC 350 (EITF 08-7) requires entities that will acquire a defensive intangible asset after the effective date of ASC 805 (SFAS 141R), to account for the acquired intangible asset as a separate unit of accounting and amortize the acquired intangible asset over the period during which the asset would diminish in value. The adoption of consensus reached in ASC 350 (EITF Issue 08-7) had no impact on Pypo’s consolidated financial statements presented and will be applied to future transactions, if any.

Effective April 1, 2009, Pypo adopted certain provisions in ASC 860 “Transfers and Serving” and ASC 810 “Consolidation” (FSP FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) after Transfers of Financial Assets and Interest in Variable Interest Entities,” or FSP FAS 140-4 and FIN 46(R)-8). These specific provisions in ASC 860 and ASC 810 (FSP FAS 140-4 and FIN 46(R)-8) require the public entities subject to the disclosure requirements of ASC 860 to provide financial statement users with an understanding of the following: (a) a transferor’s continuing involvement in financial assets that it has transferred in a securitization or asset-backed financing arrangement; (b) the nature of any restrictions on assets reported by an entity in its statement of financial position that relate to a transferred financial asset, including the carrying amounts of such assets; (c) how servicing assets and servicing liabilities are reported under ASC 860; and (d) for securitization or asset-backed financing arrangements accounted for as sales when a transferor has continuing involvement with the transferred financial assets and transfers of financial assets accounted for as secured borrowings, how the transfer of financial assets affects an entity’s financial position, financial performance, and cash flows. These provisions (FSP FAS 140-4 and FIN 46(R)-8) also require enhanced disclosures about a company’s involvement in VIEs. The enhanced disclosures required by this FSP are intended to provide users of financial statements with a greater understanding of: (i) the significant judgments and assumptions made by a company in determining whether it must consolidate a VIE and/or disclose information about its involvement with a VIE; (ii) the nature of restrictions on consolidated VIEs assets reported by a company in its statement of financial position, including the carrying amounts of such assets; (iii) the nature of, and changes in, the risks associated with a company’s involvement with a VIE; and (iv) how a company’s involvement with a VIE affects Pypo’s financial position, financial performance and cash flows. The adoption of this FSP enhanced our disclosure with respect to Beijing Funtalk, the VIE in our consolidated financial statements.

Effective April 1, 2009, Pypo adopted certain specific provisions in ASC 350 Intangibles, Goodwill and Other (FSP SFAS 142-3, “Determination of the Useful Life of Intangible Assets.”). These specific provisions amend the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under ASC 350. The guidance for determining the useful life of a recognized intangible asset in these specific provisions have been applied prospectively to intangible assets acquired after the effective date. This adoption did not have a significant effect on Pypo’s consolidated financial statements presented.

In June 2009, the FASB issued updates on certain provisions in ASC 810 Consolidations ( SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”)). These provisions (SFAS 167) amends ASC 810 to require an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity. This analysis identifies the primary beneficiary of a variable interest entity as the enterprise that has both of the following characteristics: (a) the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance; and (b) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. Additionally, an enterprise is required to assess whether it has an implicit financial responsibility to ensure that a variable interest entity operates as designed when determining whether it has the power to direct the activities of the variable interest entity that most significantly impact the entity’s economic performance, and require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. It also amends ASC 810 to eliminate the quantitative approach previously required for determining the primary beneficiary of a variable interest entity. These provisions (SFAS 167) are effective at the start of a company’s first fiscal year beginning after November 15, 2009. Pypo is evaluating the impact, if any, of the adoption of these provisons (SFAS 167). It is not expected to have a material impact on Pypo’s financial position, results of operations and cash flows.

In August 2009, the FASB issued Accounting Standards Update No. 2009-05 “Fair Value Measurements and Disclosures (ASC 820) Measuring Liabilities at Fair Value.” This update provides amendments for fair value measurement of liabilities. It provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more techniques as specified by this update. This update is effective for the first reporting period (including interim periods) beginning after August 2009. Pypo is assessing the potential impacts, if any, on its consolidated financial statements.

In September 2009, the FASB issued Accounting Standards Update No. 2009-06, “Income Taxes (ASC 740) Implementation Guidance on Accounting for Uncertainty in Income Taxes and Disclosure Amendments for Nonpublic Entities.” The guidance answers the following questions: is the income tax paid by the entity attributable to the entity or its owners; what constitutes a tax position for a pass-through entity or a tax-exempt not-for-profit entity; and how should accounting for uncertainty in income taxes be applied when a group of related entities comprise both taxable and nontaxable entities. The guidance is effective for Pypo for its interim and annual periods ending on September 30, 2009. Pypo is assessing the potential impacts, if any, on its consolidated financial statements.

CORPORATE ORGANIZATION AND OPERATING HISTORY

Pypo commenced operations on October 30, 2003 as Pypo Beijing, a limited liability company incorporated under the laws of China. From January 2004 to November 2009, Pypo Cayman formed 111 operating subsidiaries in China. Pypo has built its national distribution and retail network and commerce platform through these entities.

The following diagram sets forth PCHL’s corporate structure:

1.	Includes 23 direct and indirect subsidiaries (of which 22 are wholly owned and one is 51% owned) and a 50% owned affiliated company, all incorporated in China. The 50% owned affiliated company is Beijing Pypo Times Technology Co., Ltd., or Beijing Pypo Times. The remaining 50% equity interest in Beijing Pypo Times is held by Beijing Shidai Tiancheng Technology Development Co., Ltd., or Shidai Tiancheng, a limited liability private company incorporated in China that is unaffiliated with Pypo. The 51% owned subsidiary is Beijing Jiusheng Aopu Technology Co., Ltd. The remaining 49% equity interest in Beijing Jiusheng Aopu Technology Co., Ltd. is held by Beijing Jiusheng Aoxiang Technology Co., Ltd., a limited liability private company incorporated in China that is unaffiliated with Pypo.
2.	Includes seven direct wholly owned subsidiaries, all incorporated in China. The remaining 49% equity interest is held by Mr. Xinyu Zhao, a Chinese citizen that is unaffiliated with Pypo.

3.	Includes one wholly owned subsidiary incorporated in China. The remaining 49% equity interest is held by Mr. Yamin Zhang, a Chinese citizen that is unaffiliated with Pypo.
4.	The remaining 49% equity interest is held by Mr. Mingxi Qiu, a Chinese citizen that is unaffiliated with Pypo.
5.	Includes one wholly owned subsidiary incorporated in China.
6.	Includes 30 direct wholly owned subsidiaries all incorporated in China.
7.	Includes one wholly owned subsidiary incorporated in China. The remaining 49% equity interest is held by Mr. Baihe Jiang, a Chinese citizen that is unaffiliated with Pypo.
8.	Includes one wholly owned subsidiary incorporated in China, Beijing Zhongshi Pypo Cinema Cultural Co., Ltd.
9.	Includes 35 wholly owned subsidiaries incorporated in China.

PCHL was formed and became the holding company of Pypo Cayman as a result of the Business Combination in July 2009. Pypo Cayman and Pypo HK were formed as the holding company and intermediate holding company for Pypo Beijing, respectively, during Pypo’s restructuring in October and November of 2007. In the restructuring, all of the then-existing shareholders of Pypo Beijing transferred all of their equity interests in Pypo Beijing to Pypo HK in exchange for shares of Pypo Cayman. Like many other similarly situated Chinese companies, Pypo adopted such a structure by forming offshore holding companies in the Cayman Islands and Hong Kong due to certain tax, regulatory, investment and other business-related considerations.

Pypo set up subsidiaries in the various regions in China to facilitate the operation of its distribution and retail businesses in various provinces in China and optimize local business operations. Pypo has acquired partial interests in local retail stores from unaffiliated entities or individuals as part of its retail operation growth strategy. These prior owners retain an interest in the store, providing them with performance incentives and ensuring their continued cooperation. By retaining these prior owners, Pypo also leverages their local market expertise, local presence and reputation with the goal of increasing national coverage, achieving economies of scale and establishing a strong brand name.

Pypo Beijing has entered into agreements with Beijing Funtalk and the equity holders of Beijing Funtalk, pursuant to which Pypo Beijing exercises effective control over the day-to-day operations and financial affairs of Beijing Funtalk, appoints key personnel (subject to shareholder approval), and receives substantially all of the revenues generated by Beijing Funtalk. See “Certain Relationships and Related Party Transactions—Pypo Related Party Transactions” for a description of these contractual arrangements. As a result, under U.S. GAAP, Pypo Beijing is classified as the primary beneficiary of Beijing Funtalk and Beijing Funtalk is consolidated in Pypo’s consolidated financials as a variable interest entity of Pypo.

Pypo’s relationship with Beijing Funtalk enables Pypo to access capital from sources outside of the PRC while maintaining compliance with PRC laws. Retail businesses in China owned by foreign entities, such as Pypo Cayman and Pypo HK, remain heavily regulated. The PRC government imposes strict approval requirements on foreign-invested companies doing retail business in China, including multi-layered approval formalities involving various government authorities. Each of Pypo Cayman and Pypo HK constitutes a foreign legal person under PRC law, and a company established by either entity in China is regarded as a foreign-invested company under PRC law. To minimize the effect of these restrictions and to reduce the uncertainties associated with the lengthy approval process and facilitate the consolidation of acquired retail businesses. Pypo acquires new retail businesses and conducts its retail operations in China through Beijing Funtalk, a domestic PRC company.

Similarly, China’s government regulates the foreign ownership, licensing and permitting of companies doing business in the value-added telecommunications industry, and Pypo’s e-commerce business is classified as a “value-added telecommunications service” under PRC law. To comply with these regulations, Pypo conducts its e-commerce business through Beijing Dongdian.

In August 2009, Beijing Funtalk entered into a definitive agreement to acquire 100% of the outstanding equity interests of Xieheng. The parties closed the transaction in November 2009.

INFORMATION ABOUT PYPO

Business Overview

Pypo is a retailer and distributor of wireless communications devices, accessories and content in China. Pypo believes it operates one of the largest retail and logistics networks in the Chinese wireless telecommunications sector, including:

•	a national network of branch offices and distribution centers servicing approximately 9,500 retail outlets in over 350 cities across 30 Chinese provinces;
•	a network of mobile phone retail chains with aggregate retail space of approximately 160,000 square meters in approximately 80 cities in the provinces of Hebei, Yunnan, Henan, Hunan, Jiangsu, Shandong, Shanxi, Gansu, Inner Mongolia, Zhejiang, Guangdong and Anhui, and Chongqing and Shanghai. Following the closing of the Xieheng acquisition in November 2009, Pypo believes it has become the largest retailer in China specializing in mobile phones. See “— Pypo’s Retail Business — Retail Stores” for a description of the Xieheng acquisition; and
•	www.dongdianwang.com, Pypo’s internet retailing website, an online platform that complements Pypo’s retail operations.

In 2003, Pypo began its business by establishing a strategic partnership with Samsung Electronics to distribute high-end mobile handsets in China. In July 2008, Pypo renewed this partnership through a five-year distribution agreement, granting Pypo exclusive national distribution rights for certain high-end Samsung mobile phones. Through Pypo’s extensive network of branch offices, service and distribution centers and approximately 9,500 retail locations, Pypo markets, sells, delivers and services some of Samsung’s most successful mobile phone products. Pypo also supports Samsung’s extensive marketing efforts, including promotional campaigns and related events.

In addition to distributing Samsung products, Pypo’s retail network offers a wide range of mobile phones and accessories for a variety of brands, including international manufacturers such as Nokia, Samsung, Motorola, Sony Ericsson and LG Electronics, and domestic companies such as Bird, Aigo, Lenovo, TCL and Haier. Pypo also partners with China’s three major wireless operators, China Mobile, China Unicom and China Telecom, and their respective retail outlets, to promote and sell bundled phones and “talk time.”

Pypo generates a significant proportion of its revenues from high-margin accessories, such as batteries, chargers, memory cards and cases. Pypo also derives an increasing percentage of its revenues from cross-selling mobile content, including ringtones, wallpapers, games and other applications.

Competitive Advantages

Pypo believes that the following strengths differentiate it from its competitors and have enabled it to capture a leading position in the distribution and retailing of wireless telecommunications products in China:

Nationwide Distribution and Retail Network for High Quality Wireless Communications Products

Pypo distributes wireless communications products and services through a nationwide distribution and retail network. Pypo’s distribution platform consists of branch offices and distribution centers covering 350 cities across 30 provinces, including approximately 9,500 retail outlets. While Pypo historically has focused on Samsung products, Pypo can deliver mobile-related products and services of any brand to the China market quickly and efficiently.

In late 2007, Pypo began to establish its retail network of telecommunications products by strategically acquiring regional mobile phone retail chains in China. As of August 31, 2009, Pypo had completed acquisitions of six regional retail chains that are leading players in their respective markets. As a result of these acquisitions, Pypo operates 189 retail stores in 45 cities, with aggregate floor space of over 83,000 square meters. Pypo believes these retail chains represent “first movers” in their respective markets, having established brand credibility and secured some of the best retail locations in key cities, imposing significant barriers to entry for prospective market entrants.

In August 2009, Pypo entered into a definitive agreement to acquire Xieheng, a leading retailer of wireless telecommunications devices and accessories in China. Following the completion of the acquisition in November 2009, Pypo believes it has become the largest retailer in China specializing in mobile phones, with a total of 430 retail stores in approximately 80 cities. Pypo’s retail network will cover the provinces of Hebei, Yunnan, Henan, Hunan, Jiangsu, Shandong, Shanxi, Gansu, Inner Mongolia, Zhejiang, Guangdong and Anhui, and Chongqing and Shanghai, with aggregate retail space of nearly 160,000 square meters.

Through these retail acquisitions, Pypo has built a strong team of executives and managers with extensive experience, business relationships and market knowledge in the local regions in which Pypo’s retail chains operate. Pypo believes that this network will allow Pypo to track market trends and consumer preferences more effectively and respond quickly in developing strategies for marketing, merchandising and logistics.

In addition, Pypo’s retail stores provide a unique experience for consumers, compared to the typical retail phone environment in China. Pypo’s retail stores are relatively large, and provide a wide selection of phones that customers can connect to major China networks.

As a result of its ongoing initiative to integrate its finance, procurement and logistics capabilities, Pypo believes it has been able to obtain more favorable terms from suppliers, thereby reducing costs and improving sales efficiency. Pypo believes that the increased economics of scale resulting from Pypo’s distribution and retail network expansion strategy will provide Pypo with a sustainable competitive advantage over prospective market entrants.

Superior Logistics Management

Pypo has developed a logistics network and management system over years of iterative design and adaptation. Pypo has tailored this system for Pypo’s business and the idiosyncrasies of China’s wireless telecommunications sector, including China’s logistics infrastructure, the presence of certain dominant manufacturers and the rapid growth of mobile phone demand.

In addition, Pypo has centralized its logistics management to serve Pypo’s distribution and retail networks, capitalizing on Pypo’s economies of scale. Pypo’s logistics system, which is integrated with the company’s enterprise resource planning, or ERP system, administers procurement, inventory management, warehouse management, transportation management, product and order tracking, reporting and other services.

To minimize capital expenditures, Pypo contracts with third parties for certain warehouse and transportation services. Pypo’s logistics network consists of twenty-two warehouses, including five warehouses in Beijing, Guangzhou, Chengdu, Shanghai and Shenyang that serve as regional distribution centers. Pypo contracts with national, fixed-route and local logistics companies to serve the delivery needs of its customers. In cities where Pypo has relatively more retail stores, Pypo handles logistics on its own. These arrangements allow Pypo to respond quickly to product demand in multiple markets while increasing efficiency and minimizing costs.

Pypo’s logistics network allows Pypo to rapidly distribute new, mass-market wireless communications products from factories to retail shelves within days after production. Pypo believes its growing retail network will bolster the economies of scale that will provide Pypo with a competitive advantage over smaller competitors.

Advanced Information Management Systems

Pypo has developed advanced information systems, including ERP, financial reporting and logistics management systems. Having handled the delivery of millions of mobile handsets and accessories, Pypo’s information management systems minimize handling and administrative costs and help ensure that products are ordered promptly and arrive on time.

Pypo has regularly upgraded its information management systems, and has established a company-wide online management system that links Pypo’s branch offices, servicing centers, distribution centers and retail outlets with certain larger handset manufacturers. Pypo expects these systems to eventually include links with wireless operators, as bundling handsets and “talk time” becomes more prevalent and revenues from commissions linked to the sale of “talk time” increase.

Pypo can track the location of handsets from the time they leave factories to the time they enter retail chain inventories. The system delivers real-time updates on sales of each specific stock-keeping unit, or SKU, enabling

Pypo to fine-tune merchandise allocation and pricing in response to demand. In an industry where product life cycles are extremely short, and average selling prices of new models diminish rapidly, this information provides Pypo with a significant competitive advantage over smaller retailers in the highly fragmented mobile retail market. This information also provides Pypo with a substantial bargaining tool in its negotiations with handset manufacturers such as Nokia, Samsung, Motorola, Sony Ericsson and LG, all of which closely monitor each model’s sales performance.

Pypo transmits daily sales reports to Pypo’s head office in Beijing, allowing Pypo to track medium-term sales trends and adjust inventory levels. Pypo’s detailed sales information also allows Pypo to evaluate the impact of advertisements and promotional events by region, product and price. This information also helps Pypo and its wireless operator partners and handset manufacturers to develop effective marketing activities and minimize costs. Pypo believes its integrated information systems, which manage the information generated by Pypo’s vast retail and distribution network, is unmatched in the Chinese wireless telecommunications sector.

Strong, Experienced Management Team

Pypo believes that the strength of its management team differentiates Pypo from its competitors. Under the leadership of its chairman, Mr. Kuo Zhang, and its chief executive officer, Mr. Dongping Fei, the co-founders of Pypo Beijing, Pypo’s management has established Pypo as a leading national distributor and retailer of wireless telecommunications products in China.

Mr. Zhang, Mr. Fei have and the rest of Pypo’s senior management have extensive experience in the China wireless telecommunications industry, particularly with respect to technology, distribution and retailing. Pypo has also recruited a highly educated, motivated, team of employees across China with an array of local business relationships and a deep understanding of local market conditions. In addition, Pypo has instituted a management training program and holds annual management conferences to reward and motivate strong performers.

Pypo has developed a strong in-house legal and commercial team capable of executing and implementing mergers and acquisitions. With the assistance of ARC Capital Partners, Pypo’s indirect shareholder, Pypo has successfully acquired a 100% or controlling interest in seven retail chains in eighteen months. Pypo’s management’s reputation as a fair and credible partner in the mobile retail industry has also helped Pypo implement its retail expansion strategy. Pypo has also recently established a team that specializes in the financial and operational integration of the acquired retail chains.

Mr. Clement Kwong, who previously served as Managing Director of ARC Capital Partners, the manager of ARC Capital Holdings Ltd., a $570 million retail and consumer-focused private equity fund and part of the Pacific Alliance Group, has also joined Pypo to assist in developing and implementing its corporate strategy.

Strategies

Pypo aims to become China’s leading provider of marketing, distribution, sales and value-added services in the mobile wireless telecommunications industry. The principal components of Pypo’s business strategy include the following:

Expand Coverage of Distribution and Retail Network

Pypo plans to expand the coverage of its distribution and retail network by establishing retail stores in select locations and acquiring additional retail stores as appropriate opportunities arise. Pypo believes that its expansion will broaden its revenue base, increase gross margins and enhance its overall competitiveness. To accomplish this goal, Pypo plans to primarily focus on establishing retail stores in selected locations. In evaluating potential locations for retail stores, Pypo considers, among other factors, market size, household income levels, consumer spending habits and competition in the relevant region. In addition, Pypo plans to continue acquiring regional retail chains that increase Pypo’s customer base, provide expertise to Pypo’s retail business and expand the geographic coverage of Pypo’s distribution and retail network.

In the last two years, Pypo has acquired seven retail chains that are leading players in their respective markets. Pypo integrates an acquisition’s operations, including its financial reporting and management, procurement, branding and logistics, during the twenty-four months following the closing of the transaction. During the integration process, Pypo eliminates redundancies, consolidates procurement functions and integrates logistics to improve efficiencies and margins, reduce costs and lower inventory levels. Pypo also encourages chains to expand their store networks locally by opening new stores in promising locations and closing poorly performing stores.

Although Pypo generally maintains the local brand name under which each retail chain operates, Pypo plans to phase in over the next 24 months a company-wide retail brand name, “Funtalk” (). Pypo will eventually conduct company-wide product purchases and negotiate on behalf of Pypo’s retail stores under the Funtalk brand, with the goal of obtaining the best pricing and trade terms offered by each supplier or wireless operator. As Pypo integrates newly acquired retail chains, Pypo will also develop a “best practices” program under the Funtalk brand to help ensure that Pypo maintains uniform, high quality sales standards and after-sales service across its retail chains. Pypo also plans to integrate its customer relationship management for its retail chains, including loyalty programs. Pypo hopes to use those programs to market new products and services.

Although Pypo believes that its economies of scale are significant in the Chinese wireless telecommunications sector, Pypo’s market share remains relatively small due to the fragmented nature of the Chinese retail wireless market. Over the next several years, Pypo believes that its retail expansion strategy will create a unified wireless retail chain under the Funtalk brand. Pypo plans to develop sufficient scale to provide Pypo with leverage in negotiating with handset suppliers and wireless operators. Pypo also plans to market Funtalk as a brand associated with reliability, credibility and value, which Pypo believes would set Pypo apart from the sometimes confusing array of products and stores in China’s mobile retail industry.

Work Closely with Wireless Operators

In 2008, the Chinese government implemented a restructuring plan for the wireless telecommunications sector, granting each of the country’s three wireless operators, China Mobile, China Unicom and China Telecom, a formal license to operate a 3G network. The restructuring has resulted in dramatically increased competition in an industry where China Mobile had previously virtually monopolized the existing GSM subscriber base and charged abnormally high fees.

As the 3G network develops, Pypo expects that wireless operators will compete vigorously to secure new subscribers and increase revenues. Pypo also expects China Mobile to aggressively defend its subscriber base, while China Unicom and China Telecom attempt to persuade China Mobile subscribers to switch to their respective networks. These trends may result in the bundling of handset and “talk time” into various packages that will be marketed through the retail stores of China’s largest mobile retailers, including Pypo.

Pypo is working closely with wireless operators to market bundled handsets and help manage and operate wireless operator-branded retail stores. Pypo is also in discussions with wireless operators to secure more favorable trade terms, such as a higher split of “talk time” revenues, increased handset subsidies and improved credit terms. As Pypo grows, Pypo expects its leverage in such negotiations will increase. Pypo has also developed partnerships with mobile content providers and other value-added service providers whose products and services Pypo can cross-sell to consumers. Wireless operators typically collect revenues for these services, and the content owner, the wireless operator and Pypo generally share these revenues.

Develop E-Commerce Business

Online retailing has emerged as a viable and growing channel for the distribution of mobile handsets and accessories. Pypo plans to develop its online presence through its website, www.dongdianwang.com, and through the replication of online storefronts for Pypo’s acquired retail chains. Pypo believes that combining China’s largest professional network of mobile retail stores and an array of online storefronts under trusted brand names, will result in a diversified “bricks-and-clicks” channel strategy. Pypo will service its retail chains and online stores through an integrated system for inventory and customer service, adding to the competitive advantages that Pypo enjoys over competing retailers.

Pypo intends to upgrade its online retail offerings by making its website more user-friendly, providing a greater assortment of products, offering personalized shopping options and introducing customer loyalty programs to reward frequent purchasers. Pypo also plans to introduce mobile content, including ringtones, wallpapers, games, applications and other similar products, and has entered into several partnerships with respect to such products.

Enhance Operating Efficiency by Improving Information and Logistics Management Systems

Pypo intends to utilize and upgrade its state-of-the-art information management systems by improving its ERP system to increase operating efficiency and respond to customer and market demands. These systems enable Pypo to analyze pricing, assess retail performance, establish product and sales policies, manage warehousing, collect market intelligence and provide value-added services to customers.

Pypo plans to upgrade its existing logistics service facilities to enhance delivery speed and collect sales-related information. Pypo also plans to establish new regional distribution centers to supplement its five existing centers in Beijing, Shanghai, Guangzhou, Shenyang and Chengdu to provide more efficient services to local customers and end users. In cities where Pypo has relatively more retail stores, Pypo plans to develop its own logistics network, which Pypo believes will allow it to increase efficiency and minimizing costs.

Pypo believes that these measures will help Pypo integrate the functions of its business lines and increase operating efficiency in procurement, logistics, warehousing, distribution and retail, which should reduce costs, optimize product management decisions and enhance Pypo’s competitiveness. These improvements will help Pypo coordinate among factory owners, authorized dealers, store operators, wireless operators, third party logistics providers and other service providers, improving efficiencies through Pypo’s combined retail and online storefront model.

Industry Background

The mobile phone market in China has experienced rapid growth. Mobile phone sales in China exceeded 157 million units in 2008, compared to 65 million units in 2004, representing a compounded annual growth rate, or CAGR, of 24.7%, according to the 2008 Mobile Phone Retail Stores Survey of Sino Market Research Ltd. In 2008, despite the global economic downturn, the number of mobile phone subscribers increased by 17.2% to 641.2 million, compared to 547.3 million in 2007, according to the PRC Ministry of Industry and Information Technology.

China’s Economic Growth and Rising Private Consumption

The country’s rapid economic development has contributed to its rapid growth. According to the Economist Intelligence Unit, between 2003 and 2008, China’s GDP, per capita disposable income and per capita private consumption grew at CAGRs of 10.8%, 13.0% and 7.6%, respectively. While GDP growth slowed in 2008, China still recorded 9% year-on-year growth according to the National Bureau of Statistics of China.

In addition, private consumption in China still has potential for significant growth. According to the Economist Intelligence Unit, as set forth in the table below, annual private consumption as a percentage of GDP for 2008 in China was 35.3%, which is significantly lower than that of other countries such as India, Australia, Japan, the United Kingdom and the United States.

Chinese Private Consumption as Percentage of GDP (2008)

According to the National Bureau of Statistics of China, from 2004 to 2008, rural per capita annual net income increased from RMB2,936 to RMB4,761, representing a CAGR of 12.9%, and urban per capita disposable income increased from RMB9,422 to RMB15,781, representing a CAGR of 13.8%. The following charts demonstrate the rise in rural and urban per capita incomes in China from 2004 through 2008:

Rural Residents’ Per Capita Annual Net Income & Its Growth Rate
(2004-2008)

Source: Chinese National Bureau of Statistics

Urban Residents’ Per Capita Annual Disposable Income & Its Growth Rate
(2004-2008)

Source: Chinese National Bureau of Statistics

As Chinese consumers’ incomes continue to grow, the potential for increased rates of private consumption remain significant. Pypo believes that China’s mobile phone market will benefit from the expected growth in private consumption.

Mobile Phone Market Development

China maintains a relatively low mobile phone penetration rate, which highlights the potential for substantial growth in this sector. According to Business Monitor International, the mobile phone penetration rate in China was 45.9% in 2008, significantly lower than that of Hong Kong, at 162.3%, Singapore, at 131.0% and Taiwan, at 110.0% (where 100% penetration represents a ratio of one mobile phone subscription per person).

In May 2008, the Chinese government announced a restructuring plan for the telecommunications sector in China. A principal objective of the plan was to increase competition in the market for mobile phone carriers, in which China Mobile is currently the dominant player. Pypo expects the plan will create a more balanced competitive landscape among China Mobile, China Unicom and China Telecom. Pypo believes that increased competition among carriers for subscribers will lead to substantial opportunities for distributors and retailers to partner with carriers in offering attractive packages to subscribers.

As part of the restructuring plan, the Chinese government allocated its available 3G networks to three wireless carriers: China Mobile, China Unicom and China Telecom. The Chinese government granted each of these carriers a formal license to operate on the 3G network in January 2009. There is no analogous license requirement for the distribution and retail of 3G mobile phones in the PRC. Pypo believes the adoption of the 3G standard, the government licensing program and the resulting increase in competition in the market for mobile phone carriers will result in increased demand for 3G mobile phones and accessories in China. Pypo expects to benefit from this increased demand.

In addition, in January 2009, the Chinese government announced a policy to enforce mandatory exit of the personal handy-phone system, which had 68.9 million subscribers as of the end of 2008, before 2011. Pypo believes that this policy will also result in increased demand for traditional mobile phones that Pypo sells, as well as 3G mobile phones.

At the retail level, the market remains highly fragmented. Local mobile phone retail chains remain dispersed throughout the country and typically have limited operations and funding, making organic growth difficult. According to Sino Market Research Ltd., the aggregate sales volume of the top five mobile phone retailers in China in 2008, among which Beijing Funtalk ranked the third, accounted for a 17.6% market share. Pypo expects retail chains to consolidate through acquisitions and strategic alliances, as retail stores attempt to reduce redundant inventory and rental costs, increase working capital and lower prices.

In addition to traditional distribution and retail channels, direct consumer purchases of mobile products on the internet have increased as retail websites have begun to offer mobile phones at lower prices than traditional retail channels. Pypo hopes to capitalize on this trend with its e-commerce website, www.dongdianwang.com.

Note that the data sources cited in this section constitute industry studies and statistics that are either publicly available or are generally available to entities that pay for such information. Although Pypo paid for the use of such information as required, neither Pypo nor any of their respective affiliates was involved in the preparation of such information.

Pypo’s Distribution Business

Distribution Network

Pypo distributes products primarily through a national network of consumer electronic stores, regional retailers, wireless operators and regional distributors. As of August 31, 2009, Pypo’s distribution network covered over 350 cities across 30 provinces, consisting of approximately 9,500 retail outlets that carry Pypo’s products.

Although Pypo sells its products to some customers through purchase orders, Pypo typically enters into one-year distribution agreements with customers. Pypo often extends credit to customers for periods from seven to thirty days based on the creditworthiness of the customer and the size of the order. Pypo sets the retail prices of Samsung products for distributor and retail customers that sell products to end users directly based on the cost of and demand for the product and the pricing of similar products, as well as discussions with Samsung regarding Samsung’s suggested prices for its products.

During fiscal 2007, fiscal 2008 and fiscal 2009, Pypo generated approximately 18.9%, 21.1% and 16.7%, respectively, of Pypo’s net revenues from distribution to consumer electronic stores. Pypo’s top five consumer electronic stores during fiscal 2009 were Gome Appliance (Group) Co., Ltd., Suning Appliance Co., Ltd., Jiangsu Five Star Appliance Co., Ltd., Beijing D. Phone Trading Co., Ltd. and Xieheng. The aggregate net revenues attributable to these five customers during fiscal 2009 was approximately $47.7 million, or 8.4% of Pypo’s total net revenues during this period.

Pypo’s Retail Business

Retail Stores

Pypo intends to capitalize on growth opportunities in China’s mobile phone retail sector through strategic acquisitions of leading regional mobile phone retail chains. From May 2008 through December 2008, Pypo completed acquisitions of six retail chains in Hebei, Yunnan, Henan, Hunan, Jiangsu, Shandong, Shanxi, Gansu, Inner Mongolia provinces and Shanghai. As a result of these acquisitions, Pypo gained a total of 189 retail stores in 45 cities, with aggregate floor space of approximately 83,000 square meters. Pypo plans to expand the coverage of its retail network by establishing retail stores in selected locations and acquiring additional retail stores as the appropriate opportunities arise. In evaluating potential locations for retail stores, Pypo considers, among other factors, market size, household income level, consumer spending habits and competition in the relevant region. In addition, Pypo plans to continue acquiring regional retail chains that increase Pypo’s customer base, provide expertise to Pypo’s retail business and expand the geographic coverage to Pypo’s retail network.

In August 2009, Pypo entered into a definitive agreement to acquire Xieheng, one of the leading retailers of wireless telecommunications devices and accessories in China and a customer of Pypo. Pypo believes that Xieheng will complement its existing retail network. In addition, Pypo believes that the Xieheng acquisition will bring synergies to its retail business as Pypo integrates the finance, procurement and logistics capabilities of both Pypo and Xieheng, which Pypo believes will enable it to obtain more favorable terms from suppliers, thereby reducing costs and improving sales efficiency. Following the closing of the Xieheng acquisition in November 2009, Pypo believes it has become the largest retailer in China specializing in mobile phones, with a total of 430 retail stores in approximately 80 cities. Pypo’s retail network covers Hebei, Yunnan, Henan, Hunan, Jiangsu, Shandong, Shanxi, Gansu, Inner Mongolia, Zhejiang and Guangdong and Anhui provinces, and Chongqing and Shanghai, with an aggregate floor space of approximately 160,000 square meters. Pypo expects net revenues from its retail business to increase substantially over the next two years as Pypo integrates Xieheng’s retail stores.

Pypo generates net revenues at retail stores by selling mobile phones and accessories directly to end users. Pypo retail stores sell mobile phones from a number of manufacturers, including Nokia, Samsung, Motorola and Sony-Ericsson. For fiscal 2009, Pypo derived approximately 28.6 % of its net revenues from its retail business.

Online Platform

In February 2008, Pypo launched an e-commerce website, www.dongdianwang.com, which allows customers to purchase mobile phones and accessories directly. Pypo also plans to offer value-added services through the website, including games and ring tones that end users can download. Pypo plans to market its e-commerce website and its value-added services to customers through its existing retail stores.

Suppliers

Pypo has established relationships with Samsung and other leading manufacturers of wireless telecommunications products and accessories. During fiscal 2009, Pypo purchased inventory from over 200 mobile phone and accessory manufacturers and other suppliers. Through manufacturer and new product promotions and volume discounts, some suppliers may provide favorable purchasing terms to Pypo, such as volume-based rebates. These terms may be specified in Pypo’s supply contracts or offered from time to time based on negotiations between Pypo and the relevant manufacturer. Product manufacturers typically provide limited warranties directly to end users. Pypo’s top five brand suppliers during fiscal 2009 were Samsung, Nokia, Motorola, Sony Ericsson and OPPO. During fiscal 2009, sales of products of Pypo’s top five brand suppliers accounted for approximately 90.5% of its total net revenues.

Pypo has formed a strategic relationship with Samsung in China. In July 2008, Pypo entered into a five-year distribution agreement with Samsung for exclusive national distribution rights for certain models of Samsung’s high-quality mobile phone products in China. The agreement has a term of five years, subject to early termination by Samsung if Pypo’s sales volume experiences material decreases in any six-month period due to reasons unacceptable to Samsung.

Under the agreement, Pypo will discuss sales volume targets, pricing and sales support with Samsung each quarter and will submit purchase orders to Samsung at the beginning of every month based on such quarterly discussions, subject to changes in market conditions. Pypo also holds exclusive distribution rights in China with respect to Samsung’s new products, as long as Pypo maintains certain sales performance levels for existing products. In addition, Pypo is entitled to reimbursement of certain marketing expenses that are pre-approved by Samsung. Prior to Pypo’s and Samsung’s execution of the distribution agreement, Pypo used monthly purchase orders to make its purchases from Samsung.

In addition, Pypo obtained non-exclusive national distribution rights in China for SanDisk mobile phone memory cards under an international distribution agreement for retail products with SanDisk, dated June 20, 2007. The agreement had an initial term of one year and expired on June 20, 2008, but the relevant terms of that agreement continue to govern the relationship between the parties unless otherwise expressly agreed in writing (provided that the relationship may be unilaterally terminated by either party ceasing to do business with the other). Pypo has done business with SanDisk pursuant to this agreement since the agreement expired. Pursuant to those terms, Pypo is subject to certain minimum purchase commitments and has agreed to submit to SanDisk non-binding, 12-month rolling forecasts of Pypo’s expected monthly purchase volumes.

Inventory, Warehouse and Logistics

As discussed under “— Competitive Advantages — Advanced Information Management Systems,” Pypo’s information management system monitors its inventory, warehouse and delivery systems.

Pypo’s integrated information management system enables sales representatives in the retail stores in Pypo’s distribution network to transmit daily sales reports to its executive offices in Beijing.

Pypo can also quickly and efficiently run reports that enable Pypo to monitor sales generated by new products or promotional events. To meet market demand for wireless telecommunications products and customer orders, Pypo normally maintains an inventory supply of approximately 30 to 45 days on hand. Pypo’s inventory balances were $25.2 million, $46.7 million, $54.7 million and $64.7 million as of March 31, 2007, March 31, 2008, March 31, 2009 and June 30, 2009, respectively.

Pypo contracts with third parties for its warehouse and logistics services, and Pypo renews agreements with such providers annually. Pypo believes it has maintained good relationships with these third-party warehouse and logistics services providers.

Pypo’s distribution network includes 22 warehouses, five of which serve regional distribution centers. See “— Competitive Advantages — Superior Logistics Management.” Pypo allocates the products delivered to its main regional Beijing warehouse based on estimates of consumer demand in respective markets and delivers most of the products to other regional distribution centers which then distribute the products to retail and distributor customers.

Marketing

Pypo had a total sales and marketing team consisting of approximately 4,175 members, with approximately 4,100 members assigned to specific territories as of August 31, 2009. These sales personnel have broad product knowledge developed in Pypo’s training programs, allowing them to educate consumers about the features and benefits of Pypo’s products and to answer product-related questions.

The sales and marketing team based in Beijing’s executive offices is primarily responsible for developing Pypo’s marketing strategy and marketing budget, while the sales and marketing team based outside of Beijing’s executive offices is primarily responsible for implementing the marketing strategy in specific markets within the budget developed by the Beijing team.

The sales and marketing team builds relationships with Pypo’s retail and distribution customers through personal contacts. Pypo advertises in print and online trade publications and sponsors community events. Pypo also works with suppliers’ print and media advertising campaigns and offers products at promotional prices during holidays and sales events. In addition, Samsung and Pypo regularly work together to develop marketing and promotional campaigns to boost sales of unsold inventory through targeted advertising campaigns, promotional gifts, retail shop rewards and other marketing activities.

After-Sales Service

Suppliers typically pack and test mobile phones and other products before delivering them to Pypo for distribution. In general, these products are covered by warranties, and Pypo returns defective products to suppliers and manufacturers through its customer service department.

Where Pypo delivers products directly to end users through its retail and (as it becomes a more developed source of revenues) e-commerce businesses, Pypo has implemented after-sales service policies in collaboration with suppliers and in compliance with Chinese law, including its policy requiring a full refund for any product returned within seven days of purchase.

Competition

The mobile phone distribution, retail and e-commerce businesses are highly competitive. Pypo’s distribution business competes with other distributors of mobile phones based on model, availability and price, among other factors. These companies include Shenzhen Telling Communications Development Co., Ltd., Shenzhen Aisidi Industry Co., Ltd. and China PTAC Communications Services Co., Ltd.

As demonstrated by the long-term contract recently signed with Samsung, Pypo believes that it has a strong relationship with Samsung. In addition, Pypo believes it can compete in the mobile phone distribution market based on its experience and reputation and the quality of its products. Pypo also believes that its efficient and centralized management and information systems help differentiate Pypo from its competitors.

Pypo’s retail business competes with other retail business based on, among other things, the locations and square footage of its stores; the breadth, quality, portfolio and availability of merchandise offered; the level of customer service provided; and price.

Key competitive factors for Pypo’s e-commerce operations also include Pypo’s ability to process customer orders and deliver merchandise efficiently, website design and availability, and response rates. Its online retail operations compete against numerous websites, many of which may have a greater volume of web traffic and greater financial, marketing and other resources. The emerging TV shopping business in China also competes with Pypo’s retail and e-commerce businesses.

Information Technology

Pypo is committed to developing technology to enhance its competitive position. Pypo’s information systems provide data for procuring and distributing products, coordinating its retail operations and running its financial systems. Employees can access Pypo’s core business systems, which utilize purchased and internally developed software, over a company-wide network that enables employees to use key business applications. During fiscal 2007, fiscal 2008 and fiscal 2009, Pypo invested approximately $406,000, $444,000 and $595,000, respectively, in the development of its information systems. As of August 31, 2009, Pypo employed approximately 46 specialists to monitor Pypo’s information systems and explore new technology solutions.

Pypo plans to improve information management systems and to upgrade its existing information management systems in procurement, logistics, warehousing, distribution and retail sales, which Pypo believes will reduce costs and improve its operational efficiency and its ability to integrate its acquired retail chains more quickly and effectively.

Intellectual Property

Pypo relies on a combination of trademark, copyright, and other trade secret laws to protect its intellectual property rights. Pypo is the registered owner of 17 trademarks, including “-Class 9,” “PYPO-Class 9,” “-Class 9” and “-Class 35,” and has 27 trademarks currently pending with the Trademark Office of the State Administration for Industry and Commerce of China.

Pypo’s corporate website is http://www.pypo.net, and its e-commerce business uses the web address http://www.dongdianwang.com. The internet addresses provided in this prospectus are not intended to function as hyperlinks and the information therein is not and should not be considered part of this prospectus and is not incorporated by reference in this document.

Pypo maintains an internet content provider license issued by the Beijing Communications Administration for its e-commerce business. Pypo has registered approximately 86 domain names. Pypo has also applied for registered copyright protection in China for its original works of authorship in connection with its sales and distribution activities.

Regulatory Matters

Pypo’s online retail business is classified as a value-added telecommunications service under PRC laws. Foreign investors are currently prohibited from owning more than 50% of the equity interests in a Chinese entity that provides value-added telecommunications services. As a result, Pypo conducts its online retail business through Beijing Dongdian. Pypo Beijing exercises effective control over the daily operations and financial conditions of Beijing Dongdian, appoints key personnel (subject to shareholder approval), and receives substantially all of the revenues generated by Beijing Dongdian through a series of contractual arrangements. See “Certain Relationships and Related Party Transactions — Pypo Related Party Transactions” for a description of such contractual arrangements.

A circular issued in July 2006 by the Ministry of Information Industry, or MII, regarding foreign investment in the telecommunications industry requires foreign investors to establish foreign-invested enterprises and obtain business operating licenses for the provision of internet content, or ICP licenses, in order to conduct value-added telecommunications businesses in China. Under this circular, a domestic company that holds an ICP license is prohibited from leasing, transferring or selling the license to foreign investors and from providing any assistance, including resources, sites or facilities, to foreign investors that illegally conduct value-added telecommunications businesses in China.

In addition, the relevant trademarks and domain names used in the value-added telecommunications business must be owned by the local ICP license holder or its shareholders, and the local ICP license holder must maintain the facilities in which it conducts its value-added telecommunications business in the regions covered by its license. Beijing Dongdian currently holds an ICP license that was issued pursuant to PRC laws and regulations on June 19, 2007 and has a five-year term. However, due to the lack of further interpretation from MII of this circular, it is unclear what impact these provisions may have on Pypo or Beijing Dongdian and the arrangement through which these entities operate Pypo’s online retail business.

MII also requires that ICP license holders that provide Online Bulletin Board services must first register with and obtain approval from relevant telecommunications authorities. Beijing Dongdian has obtained Online Bulletin Board Service Approval.

Pypo’s PRC operating subsidiaries are also subject to extensive PRC regulations governing the payment of dividends by Pypo’s PRC subsidiaries, Pypo’s ability to make loans to its PRC subsidiaries and foreign currency exchange. See “Risk Factors — Risks Relating to Doing Business in the People’s Republic of China.”

Insurance

Pypo’s insurance policies for ongoing operations cover loss of goods. Pypo does not maintain business interruption or product liability insurance. Pypo renews most operations-related insurance policies annually, and such policies are subject to deductibles and customary exceptions. Pypo’s management believes that Pypo has maintained adequate insurance coverage for Pypo’s assets at levels that are generally consistent with industry practice and similarly situated competitors in China. Customary insurance levels are different for Chinese companies than for United States companies. See the risk factor titled “Pypo has limited business insurance coverage in China” for a more detailed discussion of insurance practices in China.

Employees

Pypo had approximately 3,419, 3,175 and 4,270 employees as of March 31, 2007, 2008 and 2009. As of August 31, 2009, Pypo had approximately 5,626 full-time employees. Of these employees, approximately 192 worked in management positions, approximately 4,175 worked in sales and marketing and approximately 1,259 worked in finance and administration.

Pypo typically enters into a standard employment agreement containing confidentiality and non-competition provisions with its employees. The non-competition covenants prohibit the employee from engaging in activities that compete with Pypo’s business during his or her employment with Pypo and, for a period to be agreed upon by Pypo and the employee, after the termination of employment with Pypo.

Facilities

Pypo’s principal executive offices are located at South 3/F, Chang’An XingRong Center, No. 1 NaoShiKou Street, XiCheng District, Beijing, China 100031. These offices, which Pypo purchased in June 2006, occupy approximately 2,125 square meters. Pypo’s registered offices in the Cayman Islands are located at M&C Corporate Services Limited, P.O. Box 309 Ugland House, Grand Cayman, KY1-1104, Cayman Islands. As of August 31, 2009, Pypo had approximately 189 retail stores in Hebei, Yunnan, Henan, Hunan, Jiangsu, Shandong, Shanxi, Gansu, Inner Mongolia provinces and Shanghai, comprising an aggregate of approximately 83,129 square meters, of which Pypo leases approximately 80,244 square meters from third parties, with terms generally ranging from 3 to 5 years that expire in 2011 to 2013.

Legal Proceedings

Pypo does not have any legal proceedings, litigation, arbitration, regulatory inquiries, investigations or administrative actions pending or, to Pypo’s knowledge, threatened against Pypo that could have a material adverse effect on Pypo’s business, financial condition or operating results. Pypo’s agent for service of process in the United States is CT Corporation System, located at 111 Eighth Avenue, New York, New York 10011.

DIRECTORS, EXECUTIVE OFFICERS AND EMPLOYEES

The board of directors, executive officers and significant employees of PCHL are as follows:

Directors and Executive Officers	Age	Position/Title
Kuo Zhang	38	Chairman of the Board of Directors
Dongping Fei	40	Director and Chief Executive Officer
Kim Chuan (“Jackie”) Leong	39	Chief Financial Officer
Clement Kwong	43	Senior Vice President of Corporate Strategy
Bernard J. Tanenbaum III	53	Senior Vice President of Corporate Communications
Hengyang Zhou	39	Executive Vice President of Pypo Beijing and President of Distribution
Francis Kwok Cheong Wan	51	Vice President of Pypo Beijing and President of E-Commerce
Michael Marks	38	Director
Alex Fan	52	Director
Andrew Ryan	50	Director
Linzhen Xie	69	Director
Mofang Li	63	Director

Mr. Kuo Zhang, 38, has served as chairman of the board of PCHL since July 2009. Mr. Zhang has served as a director of Pypo Cayman since November 2007. Mr. Zhang is also a co-founder of Pypo Beijing, a wholly owned subsidiary of Pypo Cayman, and has served as chairman of Pypo Beijing’s board of directors since Pypo Beijing’s inception in 2003. Mr. Zhang functions as an officer of Pypo, overseeing Pypo’s strategic planning, capital investment and overall operations. Prior to co-founding Pypo Beijing, Mr. Zhang was director of Beijing Baomiao Automobile Trading Company Limited from January 1995 to May 2004. Mr. Zhang obtained a bachelor’s degree in engineering from Hunan University in China and completed the executive MBA program of the School of Economics and Management of Tsinghua University in 2008.

Mr. Dongping Fei, 40, has served as a director and chief executive officer of PCHL since July 2009. Mr. Fei has served as a director of Pypo Cayman since November 2007. Mr. Fei is also a co-founder of Pypo Beijing and has served as a director and its president and chief executive officer since Pypo Beijing’s inception in 2003. Prior to founding Pypo Beijing, Mr. Fei was chief executive officer of Beijing Hua Song Electronic Technology Company Limited. Mr. Fei obtained a bachelor’s degree in civil engineering from Hunan University in China and a master’s degree in business administration from Guanghua Management School, Beijing University in China.

Mr. Kim Chuan (“Jackie”) Leong, 39, has served as chief financial officer of PCHL since July 2009. Mr. Leong has served as a vice president and the chief financial officer of Pypo Beijing since August 2008. Mr. Leong served as director and acting chief financial controller of China Healthcare Inc., the largest Chinese medicine retail chain in the United Kingdom and Republic of Ireland, from August 2007 to July 2008, and vice president of the business development division of Golden Meditech from December 2006 to July 2007. Golden Meditech owned a 50% interest in Capital Ally, a 66.4% shareholder of Pypo as of November 30, 2009. Prior to joining Golden Meditech, Mr. Leong was a senior manager of the audit department of KPMG Hong Kong, from April 2004 to November 2006 and a manager of the assurance department of KPMG Singapore, from April 2001 to March 2003. Mr. Leong obtained a diploma in financial accounting from Tunku Abdul Rahman College in Malaysia, and is a fellowship member of the Association of Chartered Certified Accountants.

Mr. Clement Kwong, 43, has served as senior vice president of corporate strategy of PCHL since July 2009. Mr. Kwong has served as a director of Pypo Cayman since November 2007. Mr. Kwong also serves as a director of Long March Capital Ltd. since July 2008, an investment company based in China, and a director of China Yinrui Holdings Ltd. since April 2008, a consumer electronic chain stores company based in China. Mr. Kwong is the founder and managing partner for 3PM Capital Partners Ltd., an investment advisory firm to European financial institutions investing in China, established in 2003. Mr. Kwong founded and, from June 2006 to January 2009, served as managing director of ARC, which manages ARC Capital, a private equity fund established in June 2006 focused on investment in the retail and consumer sectors in China. While at ARC, Mr. Kwong headed its Shanghai office and its retail operations team. ARC Capital wholly owned Arch, a 34.6% shareholder of PCHL as of November 30, 2009. Mr. Kwong previously served as director of corporate affairs of CIL Holdings Ltd. from 1996 to 1998, and was director of marketing of Yalong Bay Developments, a subsidiary of China Oils Foods and Cereals Company Limited, from 1995 to 1996. Mr. Kwong previously worked in the retail and commercial credit departments of HSBC Canada. Mr. Kwong has a master’s degree in business administration from the University of British Columbia and is an Associate of the Institute of Bankers in Canada.

Mr. Bernard J. Tanenbaum III, 53, has served as senior vice president of corporate communications of PCHL since July 2009. Mr. Tanenbaum has served as the chief executive officer and a director of Middle Kingdom since its inception. Since December 2003, Mr. Tanenbaum has served as the chief financial officer of Oriental Development Management Ltd. and its wholly owned subsidiary, Shanghai Treasure Bay Oriental Development, Inc. The primary business of these companies is commercial real estate development in China. In 1997, Mr. Tanenbaum founded Primus Capital LLC, an Atlanta, Georgia-based structured finance and investment company, and is currently serving as the president. Mr. Tanenbaum received a Masters in Business Administration from Harvard Business School in 1982, and in 1978 he received a Bachelor of Arts from Tulane University.

Mr. Hengyang Zhou, 39, has served as executive vice president of Pypo Beijing and president of distribution since August 2008. Mr. Zhou joined Pypo Beijing in December 2005 and served as its chief operating officer from October 2007 through July 2008. Prior to joining Pypo Beijing, Mr. Zhou was the general manager of Beijing Guoxin Jiuding Communication Equipment Co., Ltd. from 2002 to 2005. Mr. Zhou has a bachelor’s degree in chemical engineering from Hunan University in China.

Mr. Francis Kwok Cheong Wan, 51, has served as vice president of Pypo Beijing and president of e-commerce since October 2006. He served as the chief operating officer of Pypo Beijing from October 2003 to October 2006. Prior to joining Pypo Beijing in October 2003, Mr. Wan was the chief operating officer of Beijing Hua Song Electronic Technology Co., Ltd. from September 2002 to October 2003. Mr. Wan has a bachelor’s degree in electric engineering from Hong Kong Polytechnic University.

Mr. Michael Marks, 38, has served as a director of PCHL since July 2009. Mr. Marks served as the president and director of Middle Kingdom since its inception until the consummation of the Business Combination. In January 2003, Mr. Marks founded the China practice of Sonnenblick Goldman, a New York headquartered real estate investment bank, and until December 2007 served as China managing director and regional principal of the firm. Since July 2008, Mr. Marks has served as an independent director of Genesis Pharmaceuticals Enterprises, Inc., a manufacturer and distributor of chemical and herbal drugs throughout China. Since October 2007, Mr. Marks has served as an independent director of China Housing & Land Development, Inc., a developer of residential and commercial property in Shaanxi Province, China. In September 2002, Mr. Marks founded the Shanghai office of Horwath Asia Pacific, a hotel and tourism advisory firm affiliated with Horwath International, and currently serves as its director and Shanghai representative. From June 1999 to November 2004, Mr. Marks served as a director of Metro Education in China. Mr. Marks graduated with a Bachelor of Commerce and Masters of Commerce from the University of the Witwatersrand in Johannesburg, South Africa in 1994 and 1997, respectively. In 1998, Mr. Marks graduated with a Bachelor of Arts in psychology from the University of South Africa.

Mr. Alex Fan, 52, has served as an independent director and audit committee financial expert (as such term is defined under applicable SEC regulations) of PCHL since July 2009. Mr. Fan has served as a director in Golden Coast Bank, a community bank in Long Beach, California, since February 2009. Since January 2004, Mr. Fan has served as the president of Crestridge Consulting, Inc., a provider of financial and management consulting services. From 1990 to 2003, he worked as a partner of Chen & Fan, Accountancy Corporation, where he was in charge of audit, review and consulting services. Mr. Fan received a Master of Science in accounting from University of Wisconsin in 1981, and he received a Bachelor of Business Administration from National Taiwan University in 1979. He has been a member of the American Institute of Certified Public Accountants since 1988.

Mr. Andrew Ryan, 50, has served as an independent director and audit committee member of PCHL since July 2009. Mr. Ryan is a co-founding partner of Salisbury & Ryan LLP, a New York based commercial law firm established in 1993 that specializes in corporate transactional work, commercial litigation and arbitration. He has also worked as a director and the general counsel of Numerex Corporation, an Atlanta based M2M communications network company, since 1999. Mr. Ryan received his bachelor’s degree in history from Lafayette College in 1981 and his law degree from Dickinson School of Law, Pennsylvania State University in 1984.

Mr. Linzhen Xie, 69, has served as an independent director and audit committee member of PCHL since July 2009, and has served as the chairman of the compensation committee of PCHL since November 2009. Since

January 2009, Mr. Xie has served as an independent director and a member of audit committee and remuneration committee of SIM Technology Group Limited, a company listed on the Main Board of Hong Kong Stock Exchange that specializes in mobile phone design and wireless communication. Mr. Xie has served as the executive director and chief scientist of CECT-Chinacomm Communications Co., Ltd., a provider of wireless and telecommunication services, since 2006. Mr. Xie has also served as the vice president of China Mobile Communication Association since 2003 and a standing member of Communication Science and Technology Committee of the Ministry of Industry and Information Technology of China since 2002. From 2002 to 2004, Mr. Xie was the chairman of the board of Chinacom Zhihuidao Internet Service Limited, an operator of internet cafe chain stores, while he also served as a director of Yunan Jinshikong Mobile Telecommunication Technology Limited, a mobile phone manufacturer. From 1998 to 2002, he served as a deputy director general of Information Technology Products Department in the Ministry of Information Industry. He also worked as a director of China National Laboratory on Local Area Network and Advanced Optical System from 1995 to 2002. Mr. Xie received his master’s degree in physics from Peking University in 1963.

Ms. Mofang Li, 63, has served as an independent director of PCHL since July 2009 and has been a member of the compensation committee since November 2009. Ms. Li has served as a director of Aspire Holdings Limited, a company specializing in wireless data business, since 2002. Ms. Li has been a member of the Development Strategy Committee of China Mobile Communication Corporation since 2006, the chairman of the Technology Advisory Committee of China Mobile Communication Corporation since 2002, a member of the Advisory Committee for the State Informatization since 2002 and a senior member of the Wireless and Mobile Communication Committee of China Institute of Communication since 2001. From 2000 to 2006, Ms. Li worked as the chief engineer of China Mobile Communication Corporation. Ms. Li received her bachelor’s degree of radar anti-jamming from China Northwestern Telecommunication and Engineering Institute in 1969.

Voting Agreement

The PCHL board of directors consists of seven directors. Upon the closing of the Business Combination in July 2009, the Pypo shareholders designated six directors to PCHL’s board, or the Pypo directors, and the board of Middle Kingdom designated a seventh director, or the Middle Kingdom Director. Of the six Pypo Directors, at least three were required to be “independent directors” as defined by NASDAQ Marketplace Rules, provided that a majority of independent directors then serving on the PCHL board could amend, modify or terminate the requirement that the Pypo shareholders designate six directors and the number of those six who must be independent directors. As of the date of this prospectus, the Pypo nominated directors were Mr. Kuo Zhang, Mr. Dongping Fei, Mr. Alex Fan, Mr. Andrew Ryan, Mr. Linzhen Xie and Ms. Mofang Li. The Middle Kingdom Director was Michael Marks.

At the closing of the Business Combination, Arch, Capital Ally, Mr. Marks and Mr. Tanenbaum as representatives of Middle Kingdom, and PCHL entered into a voting agreement. The voting agreement provides that, until March 31, 2011 (or March 31, 2012 if the shares subject to the earn-out provision have not been issued prior to such date) at any meeting called or action taken for the purpose of electing directors to the PCHL board of directors, Arch and Capital Ally will agree to vote for one director nominated by Mr. Marks and Mr. Tanenbaum on behalf of the Middle Kingdom stockholders.

Independence of Directors

PCHL has a majority of independent directors, as required under NASDAQ Marketplace Rules. The NASDAQ listing standards define an “independent director” generally as a person, other than an officer of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment.

Committees of the Board of Directors

PCHL has established two committees under the board of directors: the audit committee and the compensation committee. PCHL currently does not plan to establish a nominating committee, as Pypo believes that the independent directors will be able to perform the duties of a nominating committee. Subject to the voting agreement entered into by Pypo shareholders at the closing of the Business Combination, the independent directors will select and recommend to the board for nomination by the board such candidates as the independent directors, in the exercise of their judgment, have found to be well qualified and willing and available to serve as

PCHL’s directors prior to each annual meeting of our shareholders at which meeting directors are to be elected or re-elected. In addition, PCHL’s board of directors has resolved that director nominations be approved by a majority of the board as well as a majority of the independent directors of the board. PCHL has adopted a charter for each of the audit committee and the compensation committee. Each committee’s members and functions are described below.

Audit Committee. PCHL’s audit committee consists of Messrs. Alex Fan, Andrew Ryan and Linzhen Xie. Mr. Fan is the chair of the audit committee. The board of directors of PCHL has determined that all of the audit committee members satisfy the “independence” requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended, and Rule 5605 of Nasdaq Stock Market, Marketplace Rules. In addition, board of directors of PCHL has determined that Mr. Fan is a “financial expert,” as defined by Regulation S-K promulgated by the SEC. The purpose of the audit committee is to assist the board of directors of PCHL with its oversight responsibilities regarding: (i) the integrity of financial statements of Pypo, (ii) Pypo’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of Pypo’s internal audit function and independent auditor. The audit committee will be responsible for, among other things:

•	selecting the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;
•	reviewing with the independent auditors any audit problems or difficulties and management’s response thereto;
•	reviewing and approving all proposed related party transactions;
•	discussing the annual audited financial statements with management and the independent auditors;
•	reviewing major issues as to the adequacy of internal controls; and
•	meeting separately and periodically with management and the independent auditors.

Compensation Committee. PCHL’s compensation committee consists of Messrs. Linzhen Xie and Mofang Li. Mr. Linzhen Xie is the chair of the compensation committee. PCHL has determined that Messrs. Xie and Li satisfy the “independence” requirements of Rule 5605 of Nasdaq Stock Market, Marketplace Rules. The purpose of the compensation committee will be, among other things, to discharge the responsibilities of the board of directors of PCHL relating to compensation of PCHL’s directors and executive officers, including reviewing and evaluating and, if necessary, revising the compensation plans, policies and programs of the company adopted by the management. The chief executive officer of PCHL may not be present at any committee meeting during which his compensation is deliberated. PCHL will adopt a compensation committee charter, pursuant to which the compensation committee will be responsible for, among other things:

•	reviewing and approving the total compensation package for the chief executive officer of PCHL:
•	reviewing and recommending to the board with respect to the compensation of the directors of PCHL; and
•	reviewing periodically and approving any long-term incentive compensation or equity plans, programs or similar arrangements.

Compensation Committee Interlocks and Insider Participation

PCHL’s compensation committee consists of Messrs. Linzhan Xie and Mofang Li. None of the members who serves as independent directors on the PCHL board of directors has at any time during the prior fiscal year been an officer or employee of PCHL. None of PCHL’s executive officers currently serves or in the prior fiscal year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as independent directors on the PCHL board of directors.

Terms of Directors and Officers

Except as otherwise provided by law, vacancies on our board may be filled by the affirmative vote of a majority of the directors then in office, or by shareholders. A director elected by the board to fill a vacancy shall hold office only until our next annual general meeting and shall then be eligible for re-election.

Compensation of Officers and Directors

For the year ended March 31, 2009, we paid an aggregate of approximately RMB5,580,370 ($813,607) in cash to our executive officers, including all directors. We have not adopted any equity incentive plan for our directors, officers or employees as of September 30, 2009.

Employment Agreements with Executive Officers

Each of Mr. Zhang and Mr. Fei has entered into an employment agreement with Pypo Cayman and each of Mr. Zhou and Mr. Wan has entered into an employment agreement with Pypo Beijing. The employment agreements became effective on the date of the consummation of the Business Combination and are for terms of three years. Mr. Zhang is employed as the chairman of the board of PCHL; Mr. Fei is employed as the chief executive officer of PCHL; Mr. Zhou is employed as the executive vice president of Pypo Beijing and president of distribution; and Mr. Wan is employed as the vice president of Pypo Beijing and president of e-commerce.

Each executive receive an initial base salary of approximately $174,000 (calculated at the exchange rate as of the date of the merger agreement), an amount equal to his base salary and annual bonus, in RMB, at Pypo Beijing for fiscal 2009. The boards of directors of Pypo Cayman and Pypo Beijing may adjust base salaries annually to reflect increases in the cost of living. An executive’s base salary may also be increased if the executive’s workload substantially increases as a result of an expansion in the business of his employer or its subsidiaries or controlled affiliates. In addition, an executive’s base salary may be correspondingly adjusted if the salaries of all other employees of his employer or its subsidiaries and its controlled affiliates are adjusted.

Each executive’s employment agreement provides for an annual bonus based on the executive’s performance and the financial performance of his employer. Annual bonuses will be determined by each employer in its sole discretion and will be approved by its board of directors. Subject to the approval of its board of directors, each employer may also grant share options or other equity incentives to the executives.

Pursuant to the employment agreements, the employer will pay tuition and other costs, including a reasonable living allowance, arising from an executive’s enrollment in any full-time or part-time business study program at an appropriate university and in a subject relevant to the executive’s scope of work. An executive’s enrollment in such a program will require prior approval by his employer’s board of directors, in the case of Mr. Fei or Mr. Zhang, or his employer’s chief executive officer, in the case of Mr. Zhou or Mr. Wan.

Each executive will also be eligible to participate in the benefits generally made available to the employer’s executives in accordance with the benefit plans established by the employer. In addition, the employer will pay for life insurance and medical insurance policies for the benefit of each executive.

If an executive’s employment agreement terminates as a result of the death of the executive, or if an employer terminates an executive’s employment based on the executive’s disability, the employer will pay the executive, or his beneficiaries or estate, as applicable, an amount equal to 18 months’ base salary plus the full amount of any compensation to which the executive was entitled as of the date of termination. If an executive suffers an industrial injury (as defined under applicable PRC laws), the employer will not be able to terminate the executive’s employment without the executive’s consent. If the executive consents to such termination, the employer will pay the executive an amount equal to 18 months’ base salary plus the full amount of any compensation to which the executive was entitled as of the date of termination.

If an employer dismisses an executive without cause (as defined by the PRC Labor Law), or if an executive terminates his employment for good reason (as defined in his employment agreement), the employer will pay the executive the product of his monthly base salary and the number of years the executive was employed pursuant to his employment agreement plus five. If an executive terminates his employment other than for good reason, the executive will be entitled to a contribution bonus in an amount determined by the employer and approved by its board of directors. A contribution bonus shall not exceed the product of the executive’s monthly base salary and the number of years the executive was employed pursuant to his employment agreement plus five. If an executive’s employment agreement expires in accordance with its term without earlier termination or extension, the executive will be eligible to receive an amount equal to eight months’ base salary.

Each of the employment agreements provides for the protection of confidential information and contains non-competition and non-solicitation provisions applicable for a term of 24 months following the termination of the executive’s employment. Each executive will continue to receive his base salary during the term of the non-competition and non-solicitation provisions in consideration of his fulfilling his obligations thereunder.

Employees

As of June 30, 2009, Pypo had approximately 5,470 full-time employees. Of these employees, approximately 190 worked in management positions, approximately 4,120 worked in sales and marketing and approximately 1,160 worked in finance and administration.

PCHL may adopt a share incentive plan under which it may grant shares or warrants to qualified employees in an amount up to 6% of the total outstanding shares of the combined company, which would likely vest over a period of three to four years.

The full-time employees of Pypo Cayman’s subsidiaries incorporated in the PRC and its variable interest entity subsidiary, Beijing Funtalk, are entitled to staff welfare benefits, including medical care, welfare subsidies, unemployment insurance and pension benefits. These companies are required to accrue for these benefits based on certain percentages of the employees’ salaries in accordance with the relevant regulations, and to make contributions to the state-sponsored pension and medical plans out of the amounts accrued for medical and pension benefits. The total amounts charged to the statements of operations for such employee benefits amounted to approximately $1.8 million, $1.8 million and $2.5 million for the years ended March 31, 2007, 2008 and 2009, respectively. The PRC government is responsible for the medical benefits and ultimate pension liability to these employees.

PCHL and its subsidiaries have no other obligation to make payments in respect of retirement benefits of the employees.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information, as of November 30, 2009, based on information obtained from the persons named below, with respect to the beneficial ownership of the ordinary shares of PCHL by:

•	each director and executive officer; and
•	each person known by PCHL to own beneficially more than 5.0% of PCHL’s outstanding ordinary shares.

Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of ordinary shares shown as beneficially owned by them. PCHL’s major shareholders do not have different voting rights than any other shareholder.

	Ordinary Shares Beneficially Owned Prior to This Offering			Ordinary Shares Beneficially Owned After This Offering(1)
Beneficial Owner	Number(2)		Percent(3)	Number		Percent(3)
Arch Digital Holdings Limited(4)	16,663,062	(5)	34.6%	16,663,062	(5)	32.3%
Capital Ally Investments Limited(6)	31,963,062	(5)	66.4%	31,963,062	(5)	61.9%
Kuo Zhang(7)	31,963,062	(5)	66.4%	31,963,062	(5)	61.9%
Dongping Fei(8)	2,557,045	(11)	5.5%	2,557,045	(11)	5.1%
Kim Chuan (“Jackie”) Leong*	—		—	—		—
Clement Kwong*	—		—	—		—
Bernard J. Tanenbaum III*	297,534	(12)	—	297,534	(12)	—
Hengyang Zhou(9)	2,557,045	(11)	5.5%	2,557,045	(11)	5.1%
Francis Kwok Cheong Wan(10)	649,581	(13)	1.4%	649,581	(13)	1.3%
Alex Fan*	—		—	—		—
Andrew Ryan*	—		—	—		—
Linzhen Xie*	—		—	—		—
Mofang Li*	—		—	—		—
Michael Marks*	157,484	(14)	—	157,484	(14)	—
All directors and officers as a group (12 persons)	32,428,400		67.1%	32,428,400		62.6%

*	The person beneficially owns less than 1% of PCHL’s outstanding ordinary shares.
(1)	Assumes that the underwriter does not exercise the option to purchase additional ordinary shares.
(2)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.
(3)	For each person and group included in this table, percentage ownership prior to this offering is calculated by dividing the number of ordinary shares beneficially owned by such person or group by the sum of
(i) 48,988,493, being the number of ordinary shares outstanding as of November 30, 2009, plus (ii) the number of ordinary shares such person or group has the right to acquire within 60 days after November 30, 2009. Percentage ownership after this offering is calculated by dividing the number of shares beneficially owned by such person or group by the number of (i) 52,508,493, being the number of ordinary shares outstanding immediately after the completion of this offering, plus (ii) the number of ordinary shares such person or group has the right to acquire within 60 days after November 30, 2009.
(4)	Arch is a British Virgin Islands company wholly owned and controlled by ARC Capital, a Cayman Islands company. ARC Capital is a closed-end fund that is admitted to trading on the AIM market of the London Stock Exchange plc and managed by ARC Capital Partners Limited, a Cayman Islands company co-founded by Clement Kwong. The Investment Committee of ARC Capital Partners Limited exercises sole dispositive and voting power over the shares of ordinary shares owned by Arch pursuant to the delegated authority of the Board of ARC Capital. The members of the Investment Committee who make the decisions regarding the voting and dispositive control of shares are Chris Gradel, Allan Liu and Tony Miller. Arch has pledged all of its shares and warrants of PCHL in favor of Gottex Fund Management Sarl, or Gottex in connection with a secured loan. See “Certain Relationships and Related Party Transactions — Pledge Agreement. ” The registered address for Arch is Quastisky Building, PO Box 4389, Road Town, Tortola, British Virgin Islands.

(5)	Includes Class B redeemable warrants to purchase 1,700,000 shares and Class A warrants to purchase 113,062 shares.
(6)	Capital Ally is a British Virgin Islands company 50% owned and controlled by each of (i) GM Investment, a Hong Kong company and (ii) Style Technology, a Hong Kong company. GM Investment is wholly owned and controlled by Golden Meditech, a PRC based public company incorporated in the Cayman Islands. Style Technology and GM Investment share voting and investment power with respect to the ordinary shares of PCHL held by Capital Ally. The board of directors of Golden Meditech which make the decisions regarding the voting and disposition of the shares owned by GM Investment are: Kam Yuen, Jin Lu, Zheng Ting, Lu Tian Long, Cao Gang, Gao Zongze and Gu Qiao. The person who exercises investment and voting control over the ordinary shares owned by Style Technology is Nana Gong, a Chinese citizen, wife of Mr. Zhang, chairman of PCHL. Ms. Gong holds a 64% equity interest in Style Technology, through which she exercises investment and voting control over Style Technology. Mr. Fei, a director and chief executive officer PCHL, holds 16% of Style Technology. Mr. Zhou, Pypo Beijing’s executive vice president and president of distribution, holds 16% of Style Technology; and Francis Kwok Cheong Wan, Pypo Beijing’s vice president and president of e-commerce, a Canadian citizen, holds 4% of Style Technology. GM Investment and Style Technology pledged all of their respective rights and interests in the ordinary shares of Capital Ally to Pypo Cayman. Although the pledge agreement contains certain restrictions regarding disposition of the equity interests, GM Investments and Style Technology retain voting and investment control with respect to such equity interests unless an event of default occurs under the loan agreement with Capital Ally. The registered address for Capital Ally is P.O. Box 957 Offshore Incorporation Center, Road Town, Tortola, British Virgin Islands.
(7)	Represents the shares beneficially owned by Capital Ally over which Style Technology and GM Investment share voting and investment power. Mr. Zhang’s wife, Nana Gong, is the holder of a 64% interest in Style Technology and exercises the investment and voting control. Includes (i) Class B redeemable warrants to purchase 1,700,000 shares; and (ii) Class A warrants to purchase 113,062 shares.
(8)	Represents 16% of the interest of Style Technology in the shares beneficially owned by Capital Ally. Mr. Fei, a director and chief executive officer of PCHL, holds a 16% interest in Style Technology. Style Technology and GM Investment share voting and investment power with respect to the shares of PCHL beneficially owned by Capital Ally. Except to the extent of his pecuniary interest of 16% of the equity ownership of Style Technology (which consists of 2,560,607 shares, 136,000 Class B redeemable warrants and 9,045 Class A warrants), Mr. Fei disclaims beneficial ownership of the shares and warrants held by Capital Ally. Mr. Fei does not have voting or investment control over such shares which are held by Style Technology. See footnote 6 above.
(9)	Represents 16% of the interest of Style Technology in the shares beneficially owned by Capital Ally. Mr. Zhou, Pypo Beijing’s executive vice president and president of distribution, holds a 16% interest in Style Technology. Style Technology and GM Investment share voting and investment power with respect to the shares of PCHL beneficially owned by Capital Ally. Except to the extent of his pecuniary interest of 16% of the equity ownership of Style Technology (which consists of 2,560,607 shares, 136,000 Class B redeemable warrants and 9,045 Class A warrants), Mr. Zhou disclaims beneficial ownership of the shares and warrants held by Capital Ally. Mr. Zhou does not have voting or investment control over such shares which are held by Style Technology. See footnote 6 above.
(10)	Represents (i) 4% of the interest of Style Technology in the shares beneficially owned by Capital Ally and (ii) 9,380 ordinary shares, 100 Class A warrants and 840 Class B redeemable warrants held by Mr. Wan. Mr. Wan, Pypo Beijing’s vice president and president of e-commerce, holds a 4% interest in Style Technology. Style Technology and GM Investment share voting and investment power with respect to the shares of PCHL beneficially owned by Capital Ally. Except to the extent of his pecuniary interest of 4% of the equity ownership of Style Technology (which consists of 640,152 shares, 34,000 Class B redeemable warrants and 2,261 Class A warrants), Mr. Wan disclaims beneficial ownership of the shares and warrants held by Capital Ally. Mr. Wan does not have voting or investment control over such shares which are held by Style Technology. See footnote 6 above.
(11)	Includes Class B redeemable warrants to purchase 136,000 shares and Class A warrants to purchase 9,045 shares. The individual in the table has a pecuniary interest in the 145,045 shares based on his 16% equity ownership in Style Technology.

(12)	Includes warrants to purchase 165,485 shares, which became exercisable on the completion of the business combination.
(13)	Includes Class B redeemable warrants to purchase 34,840 shares and Class A warrants to purchase 2,361 shares. Mr. Wan has a pecuniary interest in 36,261 shares based on his 4% equity ownership in Style Technology.
(14)	These securities are held in the name of Gedeon International Limited. Mr. Marks has voting and dispositive control over these securities. Includes Class A warrants to purchase 25,435 shares, which became exercisable on the completion of the business combination.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Agreements and Contractual Arrangements between Pypo and Beijing Funtalk and/or Its Shareholders

Pypo operates its retail chain stores through Beijing Funtalk, a consolidated variable interest entity established in November 2007. Pypo established Beijing Funtalk to enable Pypo to access capital from sources outside of the PRC while maintaining compliance with PRC laws.

Prior to September 8, 2008, each of Mr. Hui Liu and Mr. Fei owned 50% of the outstanding shares in Beijing Funtalk. On September 1, 2008, Mr. Liu entered into a share transfer agreement pursuant to which Mr. Liu transferred his shares in Beijing Funtalk to Mr. Zhikuan Guan. Mr. Guan became a 50% shareholder in Beijing Funtalk on September 8, 2008 when the share transfer became effective. Mr. Fei is a co-founder of Pypo Beijing and currently serves as its Chief Executive Officer.

Pypo Beijing exercises effective control over the day-to-day operations and financial affairs of Beijing Funtalk, appoints key personnel (subject to shareholder approval) and receives substantially all of the revenues generated by Beijing Funtalk through the contractual arrangements described below, including:

•	the exclusive business cooperation agreement between Pypo Beijing and Beijing Funtalk;
•	the equity interest pledge agreements among Pypo Beijing, Beijing Funtalk and each of Mr. Guan and Mr. Fei;
•	the exclusive option agreements among Pypo Beijing, Beijing Funtalk and each of Mr. Guan and Mr. Fei;
•	the powers of attorney executed in favor of Pypo Beijing by each of Mr. Guan and Mr. Fei; and
•	the loan agreements among Pypo Beijing, Beijing Funtalk and each of Mr. Guan and Mr. Fei.

Each of Pypo Beijing and Beijing Funtalk is a distinct, independent legal entity under the laws of the PRC, and neither party is subject to the liabilities of the other party.

Exclusive Business Cooperation Agreement

On September 1, 2008, Pypo Beijing and Beijing Funtalk entered into an exclusive business cooperation agreement (which replaced a similar agreement dated December 26, 2007 under which no payments were made). Under the exclusive business cooperation agreement, Beijing Funtalk granted to Pypo Beijing exclusive rights to provide business support and technical and consulting services related to Beijing Funtalk’s business operations. In consideration for these services, Beijing Funtalk agreed to pay Pypo Beijing annual service fees equal to a percentage of Beijing Funtalk’s audited total amount of operational income for each year, as set forth in the agreement.

Pypo Beijing (represented by Mr. Zhang) and Beijing Funtalk (represented by Mr. Fei) negotiate the percentage of audited total operational income at the end of each fiscal year. For fiscal 2009, in furtherance of Beijing Funtalk’s goal of preserving funding for further expansion of its retail business, the percentage was zero. The audited total amount of operational income of Beijing Funtalk will be reflected in Pypo’s audited financial statements in accordance with applicable accounting standards. The percentage may be subsequently adjusted from time to time as agreed in writing by Pypo Beijing and Beijing Funtalk. In addition, the agreement provides that Pypo Beijing will retain exclusive ownership of and rights to intellectual property developed by either Pypo Beijing or Beijing Funtalk during the term of and in connection with the agreement.

The agreement has an initial ten-year term and is renewable at Pypo Beijing’s election. Pypo Beijing shall be entitled to terminate the agreement by delivering a 30-day advance notice to Beijing Funtalk at any time during the term of this agreement. Beijing Funtalk shall not terminate the agreement during its term unless Pypo Beijing commits an act of gross negligence or fraud against Beijing Funtalk. As of August 31, 2009, Beijing Funtalk had not made any payments to Pypo Beijing under the agreement. Beijing Funtalk does not expect to make any payments under the agreement.

Equity Interest Pledge Agreements

On September 1, 2008, Mr. Fei, Pypo Beijing and Beijing Funtalk entered into an amended and restated equity interest pledge agreement (which replaced a similar equity interest pledge agreement dated December 26, 2007). Pursuant to the amended and restated equity interest pledge agreement, Mr. Fei pledged all of his rights (including voting rights) and equity interests in Beijing Funtalk to Pypo Beijing as security for Beijing Funtalk’s performance of its obligations under the exclusive business cooperation agreement.

On September 8, 2008, Mr. Guan, Pypo Beijing and Beijing Funtalk entered into an equity interest pledge agreement pursuant to which Mr. Guan pledged all of his rights (including voting rights) and equity interests in Beijing Funtalk to Pypo Beijing as security for Beijing Funtalk’s performance of its obligations under the exclusive business cooperation agreement.

On March 3, 2009, Mr. Fei, Mr. Guan, Pypo Beijing and Beijing Funtalk entered into an equity interest pledge agreement for the purpose of registering the pledge of Mr. Fei’s and Mr. Guan’s equity interest in Beijing Funtalk to Pypo Beijing with the local authority, which was supplemented by a supplementary agreement by and among Mr. Fei, Pypo Beijing and Beijing Funtalk, dated March 3, 2009, and a supplementary agreement by and among Mr. Guan, Pypo Beijing and Beijing Funtalk, dated March 3, 2009, or collectively, the 2009 Beijing Funtalk Equity Interest Pledge Agreements. The 2009 Beijing Funtalk Equity Interest Pledge Agreements amended, superseded and restated the equity interest pledge agreements dated September 1, 2008 and September 8, 2008 in their entirety.

Under the 2009 Beijing Funtalk Equity Interest Pledge Agreements, if Beijing Funtalk or any of its shareholders breaches the terms of such agreements, Pypo Beijing, as pledgee, shall be entitled to sell the pledged equity interests and pursue other available remedies. In addition, each of the shareholders of Beijing Funtalk has agreed not to transfer, sell, pledge, dispose of or otherwise encumber its equity interests in Beijing Funtalk without the prior written consent of Pypo Beijing. During the term of the 2009 Beijing Funtalk Equity Interest Pledge Agreements, Pypo Beijing is entitled to collect dividends generated by the pledged equity interests. The term of each of the 2009 Beijing Funtalk Equity Interest Pledge Agreements expires upon the completion by Beijing Funtalk of its obligations under the exclusive business cooperation agreement between Pypo Beijing and Beijing Funtalk.

Exclusive Option Agreements

On September 1, 2008, Mr. Fei, Pypo Beijing and Beijing Funtalk entered into an amended and restated exclusive option agreement (which replaced a similar exclusive option agreement dated December 26, 2007). Pursuant to the amended and restated exclusive option agreement, Mr. Fei irrevocably granted to Pypo Beijing or its designee a non-assignable option to purchase from Mr. Fei, as a shareholder of Beijing Funtalk, all or any portion of his equity interests in Beijing Funtalk to the extent permitted by PRC law.

On September 8, 2008, Mr. Guan, Pypo Beijing and Beijing Funtalk entered into an exclusive option agreement pursuant to which Mr. Guan irrevocably granted to Pypo Beijing or its designee a nonassignable option to purchase from Mr. Guan, as a shareholder of Beijing Funtalk, all or any portion of his equity interests in Beijing Funtalk to the extent permitted by PRC law.

The exercise of purchase rights under each of the exclusive option agreements with Messrs. Fei and Guan is subject to:

•	the release of the restrictions on foreign investments in the value-added telecommunications industry;
•	obtaining approvals from PRC government authorities in connection with companies doing retail business in China with foreign ownership; and
•	other PRC government approval and registration requirements associated with converting a domestic PRC company into a company with foreign ownership.

Pursuant to the exclusive option agreements, the total exercise price for the equity interests owned by Mr. Guan and Mr. Fei is the then-actual capital contribution paid in the registered capital of Beijing Funtalk at such time by Mr. Guan and Mr. Fei, subject to adjustment based on the required appraisal under PRC law at the time when Pypo Beijing exercises the options. The amount of the actual capital contribution paid in the registered capital of Beijing Funtalk may change depending on the equity interest Mr. Fei then holds in Beijing Funtalk.

Assuming both the capital structure of Beijing Funtalk and Mr. Fei’s holdings in Beijing Funtalk (a 50% shareholder) remain unchanged when Pypo Beijing exercises the option, the maximum exercise price for Pypo Beijing to acquire all of Mr. Fei’s equity interests in Beijing Funtalk will be RMB5,000,000 (or approximately $712,352). Under the same analysis, the maximum exercise price for Pypo Beijing to acquire all of Mr. Guan’s equity interests in Beijing Funtalk will also be RMB5,000,000 (or approximately $712,352).

Each exclusive option agreement has an initial term of ten years and is renewable at Pypo Beijing’s election. Additionally, the exclusive option agreements provide that, without the prior written consent of Pypo Beijing:

•	neither Beijing Funtalk nor any of its shareholders shall sell, transfer, pledge, encumber, grant a security interest in or otherwise dispose of any of its assets, business divisions, capital or equity interests;
•	Beijing Funtalk shall not merge or consolidate with, invest in or purchase or invest in any other entity; and
•	Beijing Funtalk shall not pay any dividends to its shareholders.

Powers of Attorney

In September 2008, as a shareholder of Beijing Funtalk, Mr. Guan executed an irrevocable power of attorney authorizing Pypo Beijing to vote all of the Beijing Funtalk shares held by him on his behalf on all matters subject to a shareholder vote. Mr. Fei also executed an irrevocable power of attorney (which replaced a similar power of attorney dated December 26, 2007), and authorized Pypo Beijing to vote all of the Beijing Funtalk shares held by him on his behalf on all matters subject to a shareholder vote. Each of the powers of attorney shall remain effective until Mr. Guan or Mr. Fei (as applicable) ceases to be a shareholder of Beijing Funtalk.

Loan Agreements

On December 26, 2007, Pypo Beijing and Beijing Funtalk entered into two loan agreements, pursuant to which Pypo Beijing provided each of Mr. Liu, or the Liu Loan, and Mr. Fei, or the Fei Loan, a $633,874 interest-free loan to provide working capital to Beijing Funtalk. Each of the Liu Loan and the Fei Loan requires that the proceeds be used only to furnish working capital to Beijing Funtalk and is secured by the equity pledge agreements described above. The term of each of the Liu Loan and the Fei Loan was initially December 25, 2009 and may be extended by mutual agreement of the parties thereto. Mr. Liu repaid the Liu Loan in September 2008 and the Fei Loan was revised as described below.

In connection with the share transfer from Mr. Liu to Mr. Guan, on September 1, 2008, Pypo Beijing and Mr. Guan entered into a loan agreement pursuant to which Pypo Beijing provided a $633,874 interest-free loan to Mr. Guan, or the Guan Loan. The Guan Loan requires that Mr. Guan may only use the proceeds to pay for the shares that Mr. Liu transferred to Mr. Guan. The term of the Guan Loan expires August 31, 2018, which the parties may mutually agree to extend. Under the Guan Loan, except in the case of liquidation of Beijing Funtalk (in which case Mr. Guan shall use all the residuary estate of Beijing Funtalk after liquidation to repay the loan), Mr. Guan may only repay the loan (i) after Pypo Beijing has exercised its option to acquire Mr. Guan’s equity interests in Beijing Funtalk pursuant to the exclusive option agreement among Mr. Guan, Beijing Funtalk and Pypo Beijing, and (ii) using the proceeds Mr. Guan would receive from Pypo Beijing as consideration for such transfer of his equity interest in Beijing Funtalk. As June 30, 2009, Mr. Guan had not repaid any amounts outstanding under the Guan Loan.

The Guan Loan shall become immediately due and payable if:

•	Mr. Guan receives 30 days written notice from Pypo Beijing requesting him to repay the loan;
•	Mr. Guan dies or becomes lacking or limited of civil capacity;
•	Mr. Guan ceases to be a shareholder of Beijing Funtalk;
•	Mr. Guan commits a crime or is otherwise involved in a criminal act;
•	Mr. Guan owes any third party an amount that exceeds RMB1,000,000 (or approximately $142,470); or
•	Pypo Beijing exercises its option right under the Exclusive Option Agreement among Pypo Beijing, Mr. Guan and Beijing Funtalk dated September 8, 2008.

In connection with the share transfer from Mr. Liu to Mr. Guan, on September 1, 2008, Pypo Beijing and Mr. Fei entered into an amended and restated loan agreement (which replaced the original Fei Loan entered into on December 26, 2007 described above). The amended and restated Fei Loan confirmed the terms of the original Fei Loan and extended the maturity date of such loan to August 31, 2018, which the parties may mutually agree to extend. Under the amended and restated Fei Loan, except in the case of liquidation of Beijing Funtalk (in which case Mr. Fei shall use all the residuary estate of Beijing Funtalk after liquidation to repay the loan), Mr. Fei may only repay the loan (i) after Pypo Beijing has exercised its option to acquire Mr. Fei’s equity interests in Beijing Funtalk pursuant to the exclusive option agreement among Mr. Fei, Beijing Funtalk and Pypo Beijing, and (ii) using the proceeds Mr. Fei would receive from Pypo Beijing as consideration for such transfer of his equity interest in Beijing Funtalk. As of June 30, 2009, Mr. Fei had not repaid any amounts outstanding under the Fei Loan.

The Fei Loan shall become immediately due and payable if:

•	Mr. Fei receives 30 days written notice from Pypo Beijing requesting him to repay the loan;
•	Mr. Fei dies or becomes lacking or limited of civil capacity;
•	Mr. Fei ceases to be an employee of Pypo Beijing, Beijing Funtalk or Beijing Funtalk’s affiliated entities, or a shareholder of Beijing Funtalk;
•	Mr. Fei commits a crime or is otherwise involved in a criminal act;
•	Mr. Fei owes any third party for an amount that exceeds RMB1,000,000 (or approximately $142,470); or
•	Pypo Beijing exercises its option right under the Exclusive Option Agreement among Pypo Beijing, Mr. Fei and Beijing Funtalk dated September 1, 2008.

The Guan Loan and the Fei Loan contain a number of covenants that restrict the actions Mr. Guan or Mr. Fei can take or cause Beijing Funtalk to take, or that require Mr. Guan or Mr. Fei to take or cause Beijing Funtalk to take specific actions. For example, these covenants provide that Mr. Guan and Mr. Fei shall:

•	not transfer, pledge or otherwise dispose of or encumber his equity interest in Beijing Funtalk without the prior written consent of Pypo Beijing (except for the equity interest pledge for the benefit of Pypo Beijing, described above);
•	vote to elect the director and/or executive director candidates nominated by Pypo Beijing;
•	not vote for, or execute any resolutions to approve, any merger or consolidation with any person, or any acquisition of or investment in any person, by Beijing Funtalk without the prior written consent of Pypo Beijing;
•	at the request of Pypo Beijing or a party designated by Pypo Beijing, cause Beijing Funtalk to execute contracts or agreements in cooperation with Pypo Beijing or the party designated by Pypo Beijing;
•	not, without Pypo Beijing’s prior written consent, cause Beijing Funtalk to incur, inherit, guarantee or otherwise allow for the existence of any debt, except for (i) debt incurred in the ordinary course of business or (ii) debt already disclosed to Pypo Beijing for which Pypo Beijing’s written consent has been obtained; and
•	not, without Pypo Beijing’s prior written consent, cause Beijing Funtalk to distribute dividends to shareholders, provided that, upon Pypo Beijing’s written request, Messrs. Guan and Fei may cause Beijing Funtalk to distribute profits in whole or in part to its shareholders.

Certain Agreements and Contractual Arrangements between Pypo, Beijing Dongdian and Beijing Funtalk

Beijing Funtalk owns 100% of the shares in Beijing Dongdian, which operates Pypo’s e-commerce business through Pypo’s e-commerce website, www.dongdianwang.com. Pypo established Beijing Dongdian to comply with PRC regulations governing telecommunication services, which cover Pypo’s e-commerce business.

Pypo Beijing exercises effective control over the day-to-day operations and financial affairs of Beijing Dongdian, appoints Beijing Dongdian’s key personnel (subject to shareholder approval) and receives substantially all of the revenues generated by Beijing Dongdian through the contractual arrangements described below, including:

•	the exclusive business cooperation agreement between Pypo Beijing and Beijing Dongdian;
•	the equity interest pledge agreement among Pypo Beijing, Beijing Funtalk and Beijing Dongdian;
•	the exclusive option agreement among Pypo Beijing, Beijing Funtalk and Beijing Dongdian; and
•	the power of attorney executed in favor of Pypo Beijing by Beijing Funtalk.

Each of Pypo Beijing, Beijing Dongdian and Beijing Funtalk is a distinct, independent legal entity under the laws of the PRC, and such parties are not subject to the liabilities of the other parties.

Exclusive Business Cooperation Agreement

Under the exclusive business cooperation agreement dated July 28, 2008 between Pypo Beijing and Beijing Dongdian, Beijing Dongdian granted to Pypo Beijing exclusive rights to provide technical support, consulting services and other commercial services related to Beijing Dongdian’s business operations. Beijing Dongdian agreed to pay Pypo Beijing annual service fees equal to a percentage of Beijing Dongdian’s audited total amount of operational income for each year, as set forth in the agreement. Pypo Beijing (represented by Mr. Zhang) and Beijing Dongdian (represented by Mr. Fei) negotiate the percentage of audited total operational income at the end of each fiscal year. For fiscal 2009, in furtherance of Beijing Dongdian’s goal of preserving funding for operation of its e-commerce business, the percentage was zero. The audited total amount of operational income of Beijing Dongdian will be reflected in its audited financial statements in accordance with applicable accounting standards. The percentage may be subsequently adjusted from time to time as agreed in writing by Pypo Beijing and Beijing Dongdian. In addition, the agreement provides that Pypo Beijing will retain exclusive ownership of and rights to intellectual property developed in connection with the performance of the agreement.

The agreement has an initial ten-year term and is renewable at Pypo Beijing’s election. Pypo Beijing may terminate the agreement by delivering a 30-day advance notice to Beijing Dongdian at any time during the term of the agreement. Beijing Dongdian shall not terminate the agreement during its term unless Pypo Beijing commits an act of gross negligence or fraud against Beijing Dongdian. As of August 31, 2009, Beijing Dongdian had not made any payments to Pypo Beijing under the agreement. Beijing Dongdian does not expect to make any payments under the agreement.

Equity Interest Pledge Agreement

Under the equity interest pledge agreement dated August 5, 2008 among Beijing Funtalk, Pypo Beijing and Beijing Dongdian, Beijing Funtalk pledged all of its rights (including voting rights) and equity interests in Beijing Dongdian to Pypo Beijing as security for Beijing Dongdian’s performance of its obligations under the exclusive business cooperation agreement.

On March 3, 2009, Beijing Funtalk, Pypo Beijing and Beijing Dongdian entered into an equity interest pledge agreement for the purpose of registering the pledge of Beijing Funtalk’s equity interest in Beijing Dongdian to Pypo Beijing with the local authority, which was supplemented by a supplementary agreement by and among Beijing Funtalk, Pypo Beijing and Beijing Dongdian, dated March 3, 2009, or collectively, the 2009 Beijing Dongdian Equity Interest Pledge Agreements. The 2009 Beijing Dongdian Equity Interest Pledge Agreements amended, superseded and restated the equity interest pledge agreement dated August 5, 2008 in its entirety.

Under the 2009 Beijing Dongdian Equity Interest Pledge Agreements, if either Beijing Dongdian or Beijing Funtalk breaches the terms of the agreements, Pypo Beijing, as pledgee, will be entitled to sell the pledged equity interests, among other available remedies. In addition, Beijing Funtalk has agreed not to transfer, sell, pledge, dispose of or otherwise encumber its equity interests in Beijing Dongdian without the prior written consent of Pypo Beijing. During the term of the 2009 Beijing Dongdian Equity Interest Pledge Agreements, Pypo Beijing is entitled to collect dividends generated by the pledged equity interest. The term of the 2009 Beijing Dongdian Equity Interest Pledge Agreements, as well as the rights embodied therein, expires upon payment of all obligations due under the exclusive business cooperation agreement between Pypo Beijing and Beijing Dongdian.

Exclusive Option Agreement

On August 5, 2008, Pypo Beijing entered into an exclusive option agreement with Beijing Funtalk and Beijing Dongdian. Under the agreement, Beijing Funtalk irrevocably granted to Pypo Beijing or its designee a non-assignable option to purchase from Beijing Funtalk, as the sole shareholder of Beijing Dongdian, all of its equity interests in Beijing Dongdian, to the extent permitted under PRC law. The exercise of the purchase rights under the exclusive option agreement are subject to (i) the release of the restrictions on foreign investments in the value-added telecommunications industry; and (ii) other PRC government approval and registration requirements associated with converting a domestic PRC company into a company with foreign ownership.

Pursuant to the agreement, the total exercise price for the equity interests owned by Beijing Funtalk is $1.35, subject to adjustment as a result of negotiations based on the required appraisal under PRC law at the time when Pypo Beijing exercises the option. The exclusive option agreement has an initial term of ten years and is renewable at Pypo Beijing’s election. Additionally, the exclusive option agreement provides that, without the prior written consent of Pypo Beijing:

•	neither Beijing Dongdian nor Beijing Funtalk shall sell, transfer, pledge, encumber, grant a security interest in or otherwise dispose of any of the assets, business divisions, or capital or equity interests of Beijing Dongdian;
•	Beijing Dongdian shall not incur, inherit, guarantee or otherwise allow for the existence of any debt, except for (i) debt incurred in the ordinary course of business or (ii) debt already disclosed to Pypo Beijing to which Pypo Beijing to which Pypo Beijing has consented to in writing;
•	Beijing Dongdian shall not merge or consolidate with or purchase or invest in any other entity; and
•	Beijing Dongdian shall not pay any dividends to its shareholders.

Power of Attorney

Beijing Funtalk, as the sole shareholder of Beijing Dongdian, has executed an irrevocable power of attorney authorizing Pypo Beijing to vote on its behalf all of the Beijing Dongdian equity interests held by Beijing Funtalk on all matters subject to a shareholder vote. The power of attorney shall remain effective until Beijing Funtalk ceases to be the shareholder of Beijing Dongdian.

Private Placements

Since its inception, Pypo Cayman has entered into the following private placements:

In connection with the formation of Pypo Cayman in October 2007, Pypo Cayman issued 500 ordinary shares at the price of $0.0001 per share to each of GM Investment, and Style Technology. The total amount of consideration paid in the private placement was $0.05 by each of GM Investment and Style Technology. Immediately following the initial purchase, GM Investment transferred its 500 ordinary shares in Pypo Cayman to its affiliate China Bright, for the amount of $0.05. Following these transactions, each of Style Technology and China Bright became a 50% shareholder of Pypo Cayman.

The following affiliates of Pypo hold the percentages of equity interests in Style Technology set forth below:

Beneficial Owner	Percentage of Shares Beneficially Owned (%)
Nana Gong (spouse of Mr. Zhang, a director of Pypo Cayman and Pypo Beijing’s current chairman of the board)	64
Dongping Fei	16
Hengyang Zhou	16
Francis Kwok Cheong Wan	4

In October 2007, Pypo HK was formed as a wholly owned subsidiary of Pypo Cayman.

In November 2007, Pypo Cayman issued 91,349,500 of its ordinary shares at a par value of $0.0001 per share to each of Style Technology and China Bright, respectively, in exchange for the transfer of Style Technology’s and China Bright’s equity interests in Pypo Beijing to Pypo HK as described below in “— Transactions with Directors, Shareholders and Affiliates.” As a result of these transactions, Pypo HK became the holding company of Pypo Beijing.

In November 2007, pursuant to the Equity Subscription Agreement dated as of October 15, 2007 by and among Arch, Pypo Cayman, Pypo Beijing, GM Investment, China Bright, Style Technology, Mr. Zhang, Mr. Fei and Mr. Wan, or the Equity Subscription Agreement, Pypo Cayman issued 90,000,000 redeemable ordinary shares to Arch at a price of $1.00 per share, for an aggregate amount of $90.0 million, to facilitate the acquisitions by Pypo of PRC companies engaged in the retailing of digital consumer electronics and related products. Immediately following this transaction, Style Technology, China Bright and Arch became 33.5%, 33.5% and 33% shareholders of Pypo Cayman, respectively. Under the Equity Subscription Agreement, Arch may, in its sole discretion, terminate the purchase and request redemption of all the purchased shares if certain performance targets are not met by March 31, 2008. Upon such redemption request by Arch, Pypo Cayman, Pypo Beijing and Pypo Cayman’s shareholders shall have the joint and several obligation to promptly redeem the purchased shares from Arch, and as consideration thereof, pay Arch $90,000,000 within 60 days of the redemption request, in a manner (including form of payment) satisfactory to Arch. In June 2008, Arch executed a waiver letter to confirm that the March date had been extended through June 30, 2008 in order to give PYPO Cayman additional time to comply with the terms of the equity subscription agreement and to confirm that Arch would not put their shares back since the net profit targets were not met as of March 31, 2008.

In December 2007, Capital Ally received from each of Style Technology and China Bright 91,350,000 ordinary shares in Pypo Cayman at a par value of $0.0001 per share, in exchange for the issuance by Capital Ally to each of Style Technology and GM Investment of 4,900 of its shares at a par value of $1.00 per share. In December 2007, Capital Ally issued 100 ordinary shares at the price of $1.00 per share to each of Style Technology and GM Investment. As a result of these transactions, Capital Ally and Arch became 67% and 33% shareholders, respectively, of Pypo Cayman. Capital Ally became 50% owned by each of GM Investment and Style Technology.

Transactions with Directors, Shareholders and Affiliates

From October 2003 to August 2005, Pypo Beijing made cash advances of approximately $6.6 million to Beijing North Investment Group Limited, a former shareholder of Pypo Beijing. These advances were unsecured, interest-free obligations payable on demand. Pypo Beijing made these advances to meet the short-term working capital requirements of Beijing North Investment Group Limited, which repaid such advances in January 2006.

From April 2005 to March 2006, Pypo Beijing made cash advances of $3.7 million to Beijing East Chuangzhi Technology Development Co., Ltd., a company controlled by Mr. Zhang. These advances were unsecured, interest-free obligations payable on demand. Pypo Beijing made these advances to meet the short-term working capital requirements of Beijing East Chuangzhi Technology Development Co., Ltd., which repaid such advances in November 2006.

As of March 31, 2005, Pypo Beijing had a payable balance of approximately $1.2 million to Beijing Zhiyang East Investment Consulting Co., Ltd., a company controlled by Mr. Zhang, for cash advances to it. In the year ended March 31, 2006, Pypo Beijing received approximately $3.3 million of cash advances from Zhiyang East and repaid approximately $4.7 million of cash advances to Zhiyang East. In fiscal 2007, Pypo Beijing received approximately $1.1 million of cash advances from Zhiyang East and provided approximately $2.6 million of cash advances to Zhiyang East. The advances were unsecured, interest-free obligations and were provided to meet the short-term working capital requirements of Pypo Beijing and Zhiyang East. In July 2007, Zhiyang East repaid the outstanding balance of these cash advances of approximately $1.6 million.

From June 2006 to March 2007, Pypo Beijing made cash advances of approximately $1.1 million to Shidai Tiancheng. Pypo Beijing made these advances to enable the purchase of mobile phones by and to meet the short-term working capital requirements of Shidai Tiancheng.

The cash advances were governed under two different sets of terms. Of the total cash advances of $1.1 million, $0.8 million are governed by an oral agreement and are unsecured, interest-free obligations payable on demand. Pypo Beijing made these cash advances to enable the purchase of mobile phones by, and to meet the short-term working capital requirements of, Shidai Tiancheng. Shidai Tiancheng repaid this $0.8 million in fiscal 2008.

The remaining $0.3 million of these cash advances are governed by a separate agreement and are unsecured, interest-free obligations that Shidai Tiancheng has agreed to repay prior to March 2010. Pypo Beijing made these cash advances to Shidai Tiancheng for the purpose of making a capital contribution to Beijing Pypo Times, the joint venture entity of Shidai Tiancheng and Pypo Beijing.

In July 2007, Pypo Beijing received cash advances of $0.1 million from Beijing Dingtai Jiye Investment Co., Ltd., a company directly controlled by Mr. Zhang. These advances were unsecured, interest-free obligations payable on demand. Beijing Dingtai Jiye Investment Co., Ltd. made these advances to meet the short-term working capital requirements of Pypo Beijing, which repaid them in July 2008.

In December 2007, Pypo Beijing received cash advances of approximately $12.8 million from Beijing Ruizhi Jiye Investment Co., Ltd., a company controlled by Mr. Zhang. These advances were unsecured, interest-free obligations. Pypo Beijing obtained these advances to meet its short-term working capital requirements. Pypo Beijing repaid this loan in March 2008.

In September 2008, Pypo Beijing made cash advances of approximately $1.5 million to Beijing JingJing Medical Equipment Co., Ltd, a company controlled by Golden Meditech, to meet its short-term working capital needs. These advances were unsecured and interest-free obligations. Beijing JingJing Medical Equipment Co., Ltd. repaid this loan in March 2009.

In March 2008, Pypo Cayman entered into loan agreements with each of its direct shareholders, Arch and Capital Ally. The purpose of these agreements was to provide working capital for these shareholders and their respective affiliates, while avoiding certain regulatory filings and restrictions under PRC law:

•	Under a fund transfer agreement, Pypo Cayman, through its affiliate, Pypo Beijing, made cash advances of RMB 150.0 million ($21.4 million under prevailing exchange rates as of the date of the transaction) to Shanghai Zhengda Jingcheng Development Co., Ltd., or Shanghai Zhengda, an entity controlled by Arch. Such advances, or the ARCH Cash Advances, were secured, interest-free obligations payable on demand any time prior to the maturity date of December 31, 2008. The fund transfer agreement enabled Arch to provide working capital to Shanghai Zhengda while avoiding certain PRC regulatory restrictions that regulate the foreign investments in PRC companies. These restrictions place administrative burdens on foreign companies such as Arch, a Cayman Islands company, that downstream foreign currency to PRC affiliates, such as Shanghai Zhengda. Arch avoided such regulatory restrictions because Pypo Beijing, which made the cash advances to Shanghai Zhengda, is a PRC entity. In consideration for the ARCH Cash Advances, Arch concurrently provided an unsecured, interest-free cash advance of $20.0 million to Pypo Cayman, which Pypo Cayman was required to repay by the maturity date of December 31, 2008.
•	Pypo Cayman utilized the $20.0 million received under the fund transfer agreement described above by loaning such amount to Capital Ally. This loan, or the Capital Ally Working Capital Loan, was interest free and had a maturity date of December 31, 2008. Pypo provided the Capital Ally Working Capital Loan to help Capital Ally meet its working capital needs. To secure its obligations under such loan, Capital Ally pledged its rights and interests in the 182,700,000 Pypo Cayman ordinary shares held by Capital Ally as collateral in favor of Pypo Cayman. Under this pledge, Capital Ally agreed not to sell, transfer, encumber or dispose of these pledged shares until it had discharged its obligations under the Capital Ally Working Capital Loan.

In November 2008, Pypo Cayman amended the agreements governing the ARCH Cash Advances and the Capital Ally Working Capital Loan to (i) extend the maturity dates of such obligations to accommodate Capital Ally’s continuing working capital needs and (ii) modify the pledge agreements securing the Capital Ally Working Capital Loan to effectuate the merger agreement:

•	Pypo Cayman and Capital Ally extended the maturity date of the Capital Ally Working Capital Loan from December 31, 2008 to June 30, 2009 in order to accommodate Capital Ally’s continuing working capital needs. Concurrently, Pypo Cayman and Arch amended the fund transfer agreement to extend the maturity date of the ARCH Capital Advances from December 31, 2008 to June 30, 2009. The concurrent extension of the ARCH Capital Advances allows Pypo Cayman to utilize the $20.0 million to be received from Capital Ally as repayment under the Capital Ally Working Capital Loan to repay the $20.0 million Pypo Cayman owes Arch under the fund transfer agreement.
•	In addition, Pypo Cayman released the shares originally pledged by Capital Ally to secure the Capital Ally Working Capital Loan. To replace such collateral, Pypo Cayman entered into replacement pledge agreements with Capital Ally’s shareholders, Style Technology and GM Investment, each a 50% holder of the equity interests of Capital Ally. Under these replacement pledge agreements, Style Technology and GM Investment pledged their respective rights and interests in the shares of Capital Ally held by such entities as collateral in favor of Pypo Cayman. Style Technology and GM Investment also agreed not to sell, transfer, encumber or dispose of these pledged shares until Capital Ally’s obligations under the Capital Ally Working Capital Loan were discharged. Pypo Cayman released the shares pledged to it by Capital Ally to allow Capital Ally to transfer these shares to Middle Kingdom free and clear of any liens, pledges or other such security interests at the closing of the Business Combination, as required under the merger agreement.

On January 6, 2009 Middle Kingdom and the other parties to the merger agreement entered into an amendment to the merger agreement that reflected the extension of the date by which the Business Combination had to be completed from December 13, 2008 to August 31, 2009. In addition, at the request of Pypo and Pypo shareholders, the merger agreement was amended to extend the date by which Capital Ally was required to repay the Capital Ally Working Capital Loan and the ARCH Cash Advances from on or before February 28, 2009 to June 30, 2009.

On June 9, 2009, Pypo Cayman and Capital Ally extended the maturity date of the Capital Ally Working Capital Loan from June 30, 2009 to September 30, 2009 in order to accommodate Capital Ally’s continuing working capital needs. Concurrently, Pypo Cayman and Arch also extended the maturity date of the ARCH Cash Advances to September 30, 2009. The concurrent extension of the maturity date of the ARCH Cash Advances allows Pypo Cayman to utilize the $20.0 million to be received from Capital Ally as repayment under the Capital Ally Working Capital Loan to repay the $20.0 million Pypo Cayman owes Arch under the funds transfer agreement.

On June 16, 2009, Middle Kingdom and the other parties to the merger agreement entered into a second amendment to the merger agreement to reflect the extension of the maturity dates of the Capital Ally Working Capital Loan and the ARCH Cash Advances to September 30, 2009. All references to the merger agreement in this prospectus shall refer to the merger agreement, as amended by the first and second amendments thereto. From July 2009 to September 2009, Shanghai Zhengda repaid RMB125 million (approximately $18.3 million) of the ARCH Cash Advances to Pypo Beijing. During the same period, Pypo Cayman fully repaid the $20.0 million cash advance to Arch. As of September 30, 2009, the balance of ARCH Cash Advances and Capital Ally Working Capital Loan was approximately RMB25 million (approximately $3.7 million) and $20.0 million, respectively. Capital Ally will repay the Capital Ally Working Capital Loan on or prior to March 31, 2010. Shanghai Zhengda will repay the remaining balance of the ARCH Cash Advances on or prior to December 31, 2009.

In June 2006, China Bright, which temporarily became a controlling shareholder of Pypo Cayman as described above in “— Private Placements,” acquired 50% of the equity interests in Pypo Beijing from Beijing Hengze East Investment Consulting Co., Ltd. in consideration for $56.6 million.

In July 2007, Style Technology, which is controlled by affiliates of Pypo and temporarily became a controlling shareholder of Pypo Cayman as described above in “— Private Placements,” acquired 50% of the equity interests in Pypo Beijing from Beijing Ding Tai Jiye Investment Consulting Co., Ltd. in consideration for the Hong Kong currency equivalent of approximately $23.6 million.

In November 2007, each of China Bright and Style Technology transferred all of its equity interests in Pypo Beijing to Pypo HK in consideration for the Hong Kong currency equivalent of an aggregate amount of approximately $47.3 million, or approximately $23.6 million for each of China Bright and Style Technology.

From June 2005 to July 2008, Mr. Fei and Mr. Zhang provided personal guarantees for certain of Pypo’s short-term credit facilities with banks. The amounts guaranteed by Mr. Fei and Mr. Zhang amounted to approximately $5.7 million , $0 and $0 as of March 31, 2008, March 31, 2009 and June 30, 2009, respectively.

From July 2006 to June 2009, Beijing JingJing Medical Equipment Co., Ltd, a company controlled by Golden Meditech, provided guarantees for certain of Pypo’s short-term credit facilities with banks. The amounts guaranteed by Beijing JingJing Medical Equipment Co., Ltd amounted to approximately $37.8 million, $41.0 million and $44.6 million as of March 31, 2008, March 31, 2009 and June 30, 2009, respectively.

For fiscal 2009, Pypo Cayman made cash advances of approximately $4.0 million to Capital Ally, to meet Capital Ally’s short-term working capital needs. These cash advances are unsecured, interest-free obligations and are payable on demand.

In February 2009, Pypo Beijing made cash advances of approximately $26.8 million to Beijing Pypo Times, Pypo’s 50% owned subsidiary, to meet Beijing Pypo Times’s capital needs. Mr. Kuo Zhang, a director of Pypo Cayman and Pypo Beijing’s current chairman of the board, and Beijing Ruizhi Jiye Investment Co., Ltd. guaranteed the repayment of these cash advances, which Beijing Pypo Times will repay prior to February 2010. These cash advances are interest free obligations. From January 2009 to March 2009, Pypo Beijing made additional cash advances of approximately $1.1 million to Beijing Pypo Times, to meet Beijing Pypo Times’s working capital needs. These additional cash advances are unsecured, interest-free obligations and are payable on demand. Beijing Pypo Times repaid approximately $20.6 million of the cash advances from April 2009 to August 2009. As of September 30, 2009, the total outstanding balance of these cash advances from Pypo Beijing to Beijing Pypo Times was approximately $7.3 million.

In March 2009, Beijing Yipai-top Communications Technology Co., Ltd., a then 50% owned subsidiary of Pypo, made cash advances of approximately $0.8 million to Pypo Beijing to meet Pypo Beijing’s short-term working capital needs. These cash advances are unsecured, interest-free obligation and are payable on demand.

In March 2009, Pypo Cayman agreed to pay approximately $0.3 million to GM Investment on behalf of Capital Ally for interest payments associated with a loan to Capital Ally from GM Investment. Pypo Cayman will make such interest payment to GM Investment prior to November 2010.

In June 2009, Style Technology provided guarantee for the cash advance of approximately $1.5 million made by Pypo Beijing to Zhongtian Huaxin Technology & Trade Co., Ltd., a company not affiliated with Pypo. These cash advances are unsecured, interest-free obligations and are payable on demand.

In September 2009, Beijing Funtalk acquired 49% of the outstanding equity interests of Jiangsu Guanzhilin. Prior to the acquisition, Beijing Funtalk held 51% of the equity interests of Jiangsu Guanzhilin. Accordingly, upon consummation of the transaction, Jiangsu Guanzhilin became a wholly owned subsidiary of Beijing Funtalk. Jiangsu Guanzhilin engages in the retailing of wireless telecommunications devices and accessories in China and is a customer of Pypo. The consideration for the acquisition was RMB 200 million (or approximately $29.3 million), to be paid in cash installments of RMB 100 million, RMB 50 million and RMB 50 million within 3 business days, 30 days and 3 months after closing, respectively.

On October 2, 2009, Pypo Cayman entered into a share purchase agreement to acquire 1,857,587 and 827,613 ordinary shares of PCHL beneficially owned by Capital Ally and Arch, respectively, for an aggregate consideration of $22.5 million, or approximately $8.39 per share. The parties closed the transaction on October 5, 2009. Pypo paid $700,000 and $300,000 of the amount due to Capital Ally and Arch, respectively, on the closing date, and shall pay $14,885,155 and $6,643,673 to Capital Ally and Arch, respectively, on or prior to March 31, 2010. On October 19, 2009, Pypo Cayman, Capital Ally and Arch entered into an amendment to the share purchase agreement, pursuant to which the purchase price shall equal the lower of the aggregate of $22.5 million and the value of the share purchased as determined by an independent appraiser on or prior to December 31, 2009. Pypo Cayman paid $700,000 and $300,000 to Capital Ally and Arch, respectively, on October 5, 2009. On or prior to March 31, 2010, Pypo Cayman shall pay (i) Capital Ally approximately 69.2% of the purchase price minus $700,000, and (ii) Arch approximately 30.8% of the purchase price minus $300,000. PCHL’s audit committee, which is comprised of independent directors, approved the share purchases.

Pledge Agreement

Arch’s parent company, ARC Capital Holdings Limited, is a Cayman Islands closed-end fund that is traded on the AIM Market of the London Stock Exchange. ARC Capital borrowed funds from Gottex Fund Management Sarl so that ARC Capital could invest those funds in accordance with its investment objectives. As security for performance of obligations by ARC Capital under its loan from Gottex and to induce Gottex to make the loan in favor of ARC Capital, Arch pledged all of its rights and interests in its Pypo Cayman shares in favor of Gottex on January 16, 2008 pursuant to an equitable mortgage agreement. Under the agreement, Arch agreed not to sell, transfer, encumber or dispose of the pledged shares without the consent of Gottex. The agreement terminates upon the discharge of all obligations by ARC Capital under its facility agreement with Gottex. In connection with the consummation of the Business Combination, in July 2009, Arch and Gottex entered into a replacement agreement substantially in the same form as the agreement dated January 16, 2008 to release the pledge of Pypo Cayman Shares. Pursuant to the July 2009 agreement, Arch pledged all of its shares and warrants in PCHL from time to time in favor of Gottex. Notwithstanding the foregoing pledge of shares, Gottex has consented to the lock-up by Arch of their PCHL ordinary shares and the lock-up by Gottex of the shares it will obtain from Arch upon the enforcement of the pledge pursuant to the July 2009 agreement.

Indemnification Agreements

In November 2007, each of Pypo Cayman, Pypo HK and Pypo Beijing entered into indemnification agreements with Mr. Clement Kwong in connection with his service as a director of such respective Pypo entity. These indemnification agreements provide that, with respect to each Pypo entity, if Mr. Kwong is a party to or threatened to be made a party to any proceeding by reason of Mr. Kwong’s status as a director of such Pypo entity or as an agent of another enterprise at such Pypo entity’s request, he will be indemnified for expenses and liabilities actually and reasonably incurred by Mr. Kwong, including amounts paid in settlement on his behalf. Mr. Kwong will not be entitled to such indemnification if prohibited by applicable law or if Mr. Kwong’s conduct is finally adjudged to have been knowingly fraudulent or deliberately dishonest or has evidenced willful misconduct, including any breach of the duty of loyalty. If an indemnification agreement entitles Mr. Kwong to only a portion of the total expenses and liabilities he incurs, he will be paid such portion in accordance with the terms of the relevant indemnification agreement.

The indemnification agreements set forth the procedures and timing for payment of such expenses and liabilities, including a requirement that Mr. Kwong be paid promptly in advance of the final disposition of any proceeding at Mr. Kwong’s written request, provided that such written request sets forth (i) reasonable evidence that the indemnifiable expenses have been incurred in connection with the proceeding, (ii) a statement that the indemnifiable expenses have not been incurred in connection with any fraudulent or deliberately dishonest conduct or willful misconduct and (iii) an undertaking that any such advanced expenses shall be repaid if it is ultimately determined that Mr. Kwong is not entitled to indemnification.

Mr. Kwong will continue to be entitled to indemnification under these indemnification agreements for as long as he is subject to a possible proceeding by reason of the fact that he was a director of the Pypo entity or was serving at the request of the Pypo entity as an agent of another enterprise, foreign or domestic.

Share Incentive Plan

This offering, PCHL intends to adopt a share incentive plan under which it may grant shares or warrants to qualified employees in an amount up to 6% of the total outstanding shares of PCHL.

Review, Approval and Ratification of Related Party Transactions

PCHL has adopted an audit committee charter that requires the audit committee to review and approve all related party transactions, assure compliance with the company’s code of ethics and monitor and discuss with the auditors and outside counsel policies and compliance with applicable accounting and legal standards and requirements. Prior to the establishment of the audit committee, Pypo’s board of directors reviewed and approved all related party transactions. To date, neither Pypo’s board of directors nor its audit committee has adopted any written procedures for reviewing such transactions or any standards of approval, but instead evaluates each transaction on a case-by-case basis. Under PCHL’s Articles, any director of PCHL who is in any way, whether directly or indirectly, interested in a contract or proposed contract with PCHL must declare the nature of his interest at a meeting of the directors. A general notice given to the directors by any director to the effect that he is a member, shareholder, director, partner, officer or employee of any specified company or firm and is to be regarded as interested in any contract or transaction with that company or firm will be deemed sufficient for purposes of voting on a resolution in respect to a contract or transaction in which he has an interest. A director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested, and if he does so, his vote will be counted and he may be counted in the quorum at any meeting of the directors at which any such contract or proposed contract or arrangement will be considered. Under the Companies Law, there is no provision equivalent to Section 203 of the DGCL, which provides that a corporation may not engage in a business combination with an interested shareholder for a period of three years after the time of the transaction in which the person became an interested shareholder.

With respect to all loans, under the PCHL’s memorandum and articles of association, the directors may exercise all the powers of PCHL to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of PCHL or of any third party.

PCHL will neither directly nor indirectly nor through any subsidiary make loans, extend credit, maintain credit or arrange for the extension of credit or renew an extension of credit in the form of a personal loan to or for any director or executive officer of the company, in compliance with the provisions of the Sarbanes Oxley Act of 2002.

DESCRIPTION OF SHARE CAPITAL

PCHL is a Cayman Islands company and its affairs are governed by its amended and restated memorandum and articles of association, or the memorandum and articles, and the Companies Law (2009 Revision) of the Cayman Islands, or the Companies Law.

As of November 30, 2009, PCHL’s authorized share capital consisted of 1,000,000,000 shares with a par value of $0.001 each, of which 48,988,493 shares were issued and outstanding. All of PCHL’s outstanding ordinary shares are fully paid.

The following are summaries of material provisions of PCHL’s amended and restated memorandum and articles of association as conditionally adopted by special resolutions passed on July 9, 2009 and the Companies Law insofar as they relate to the material terms of PCHL’s ordinary shares.

General

The objects for which PCHL is established are unrestricted and PCHL shall have full power and authority to carry out any object not prohibited by the Companies Law. PCHL’s shareholders who are nonresidents of the Cayman Islands may freely hold and vote their shares.

Rights, Preferences and Restrictions of PCHL’s Ordinary Shares

Dividends.  Subject to any rights and restrictions of any other class or series of shares, PCHL’s board of directors may, from time to time, declare dividends on the shares issued and authorize payment of the dividends out of PCHL’s lawfully available funds. Under the Companies Law, these dividends may be declared by the board out of PCHL’s:

•	profits; or
•	“share premium account,” which represents the excess of the price paid to PCHL on issue of its shares over the par or “nominal” value of those shares, which is similar to the U.S. concept of additional paid in capital.

However, no dividends may be paid if, after payment, PCHL would not be able to pay its debts as they come due in the ordinary course of business.

Voting Rights.  The holders of PCHL’s ordinary shares are entitled to one vote per share, including the election of directors. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by PCHL’s chairman or one or more shareholders present in person or by proxy holding not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting. A quorum required for a meeting of shareholders consists of shareholders who hold at least one-third of PCHL’s outstanding shares entitled to vote at the meeting present in person or by proxy.

Any ordinary resolution to be made by the shareholders requires the affirmative vote of a simple majority of the votes of the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes of the ordinary shares cast. Under Cayman Islands law, some matters, such as amending the memorandum and articles, changing the name of PCHL or resolving to be registered by way of continuation in a jurisdiction outside the Cayman Islands, require approval of shareholders by a special resolution.

There are no limitations on non-residents or foreign shareholder in the memorandum and articles to hold or exercise voting rights on the ordinary shares imposed by foreign law or by the charter or other constituent document of PCHL. However, no person will be entitled to vote at any general meeting or at any separate meeting of the holders of the ordinary shares unless the person is registered as of the record date for such meeting and unless all calls or other sums presently payable by the person in respect of ordinary shares in PCHL have been paid.

Winding Up; Liquidation.  Upon the winding up of PCHL, after the full amount that holders of any issued shares ranking senior to the ordinary shares as to distribution on liquidation or winding up are entitled to receive has been paid or set aside for payment, the holders of PCHL’s ordinary shares are entitled to receive any remaining assets of PCHL available for distribution as determined by the liquidator. The assets received by the holders of PCHL ordinary shares in a liquidation may consist in whole or in part of property, which is not required to be of the same kind for all shareholders.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares.  PCHL’s board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. Any ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares.  PCHL may issue shares that are, or at its option or at the option of the holders are, subject to redemption on such terms and in such manner as it may, before the issue of the shares, determine. Under the Companies Law, shares of a Cayman Islands company may be redeemed or repurchased out of profits of the company, out of the proceeds of a fresh issue of shares made for that purpose or out of capital, provided the memorandum and articles authorize this and it has the ability to pay its debts as they come due in the ordinary course of business.

No Preemptive Rights.  Holders of ordinary shares will have no preemptive or preferential right to purchase any securities of PCHL.

Variation of Rights Attaching to Shares.  If at any time the share capital is divided into different classes of shares, the rights attaching to any class (unless otherwise provided by the terms of issue of the shares of that class) may, subject to the memorandum and articles, be varied or abrogated with the consent in writing of the holders of a majority of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Defenses Against Hostile Takeovers

The memorandum and articles provide that directors can be removed from office by a special resolution, which is a resolution that has been passed by a majority of not less than two-thirds of the shareholders, being entitled to do so, voting in person or by proxy at a meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given. The board of directors does not have the power to remove directors. Vacancies on the board of directors may be filled by a majority of the remaining directors. Each of these provisions can delay a shareholder from obtaining majority representation on the board of directors.

The memorandum and articles provide that the board of directors will consist of at least three directors, the exact number to be set from time to time by a majority of the board of directors. Accordingly, the board of directors, and not the shareholders, has the authority to determine the number of directors and could delay any shareholder from obtaining majority representation on the board of directors by enlarging the board of directors and filling the new vacancies with its own nominees until a general meeting at which directors are to be appointed.

The PCHL board of directors is authorized, without obtaining any vote or consent of the holders of any class or series of shares unless expressly provided by the terms of issue of a class or series, to, from time to time, issue any other classes or series of shares with the designations and relative powers, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or terms or conditions of redemption as they consider fit. The PCHL board of directors could authorize the issuance of preference shares with terms and conditions that could discourage a takeover or other transaction that holders of some or a majority of the ordinary shares might believe to be in their best interests or in which holders might receive a premium for their shares over the then-market price of the shares. No preference shares have been established as of the date of this prospectus.

As a Cayman Islands incorporated company, PCHL is not subject to Section 203 of the DGCL, which restricts business combinations with interested shareholders.

Rights of Minority Stockholders

Under Cayman law, an acquiring party is generally able to acquire compulsorily the ordinary shares of minority holders in one of two ways:

•	by a procedure under the Companies Law known as a “scheme of arrangement.” A scheme of arrangement is made by obtaining the consent of the Cayman Islands exempted company, the consent of the court and approval of the arrangement by holders of affected shares (1) representing a majority in number of the shareholders present at the meeting (or meetings) held to consider the arrangement and (2) holding at least 75% of all the issued shares of each class of affected shareholders other than those held by the acquiring party, if any present at the meeting (or meetings) held to consider the arrangement. If a scheme of arrangement receives all necessary consents, all holders of affected shares of a company would be compelled to sell their shares under the terms of the scheme of arrangement.
•	by acquiring, pursuant to a tender offer, 90% of the ordinary shares not already owned by the acquiring party. If an acquiring party has, within four months after the making of an offer for all the ordinary shares not owned by the acquiring party, obtained the approval of not less than 90% of all the shares to which the offer relates, the acquiring party may, at any time within two months after the end of that four-month period, require any non-tendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, non-tendering shareholders will be compelled to sell their shares, unless within one month from the date on which the notice to compulsorily acquire was given to the non-tendering shareholder, the non-tendering shareholder is able to convince the court to order otherwise.

Preferred Shares

The memorandum and articles provide for the authorization of preferred shares. The preferred shares may be issued from time to time at the discretion of the board of directors without shareholder approval. The board of directors is authorized to issue these shares in different classes and series and, with respect to each class or series, to determine the designations, powers, preferences, privileges and other rights, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers and rights associated with the ordinary shares, at such times and on such other terms as they think proper. PCHL has no immediate plans to issue any preferred shares.

The issuance of any of preferred shares could provide needed flexibility in connection with possible acquisitions and other corporate purposes. However, the issuance could also make it more difficult for a third party to acquire a majority of PCHL’s outstanding voting shares or discourage an attempt to gain control of PCHL. In addition, the PCHL board of directors, without shareholder approval, can issue preferred shares with voting and conversion rights that could adversely affect the voting power and other rights of the holders of ordinary shares. These preferred shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

Class A Warrants and Class B Redeemable Warrants

PCHL had 1,578,250 Class A warrants and 6,820,305 Class B redeemable warrants outstanding as of November 30, 2009, which included 3,400,000 Class B redeemable warrants issued to the Pypo shareholders in the Business Combination.

Each Class A warrant entitles the registered holder to purchase one ordinary share of PCHL at a price of $5.00 per share, subject to adjustment as discussed below.

Each Class B redeemable warrant entitles the registered holder to purchase one ordinary share of PCHL at a price of $5.00 per share, subject to adjustment as discussed below.

The Class A warrants and Class B redeemable warrants will expire on December 13, 2013 at 5:00 p.m., New York City time, which expiration date may be extended in the sole discretion of PCHL. The Class A warrants and Class B redeemable warrants provide that PCHL is not obligated to deliver any securities pursuant to the exercise of a Class A warrant or a Class B redeemable warrant unless a registration statement under the Securities Act with respect to the ordinary shares is effective, provided that if no registration statement is effective permitting the sale of the ordinary shares underlying the warrants, the warrants may be exercised on a cashless basis commencing one year after such warrants are initially exercisable.

PCHL may call the Class B redeemable warrants for redemption,

•	in whole and not in part;
•	at a price of $.01 per Class B redeemable warrant at any time after the Class B redeemable warrants become exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each Class B warrantholder; and
•	if, and only if, (a) the reported last sale price of the PCHL ordinary shares equals or exceeds $16.00 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to the Class B warrantholders, and (b) during each day of the foregoing 30 trading day period and through the date PCHL exercises its redemption right, PCHL has an effective registration statement with a current prospectus on file with the SEC pursuant to which the underlying ordinary shares may be sold.

The exercise price and number of ordinary shares issuable on exercise of the Class A warrants and Class B redeemable warrants may be adjusted in certain circumstances including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation. However, the Class A warrants and Class B redeemable warrants will not be adjusted for issuances of ordinary shares, preferred shares or other securities at a price below their respective exercise prices.

The Class A warrantholders and Class B redeemable warrantholders do not have the rights or privileges of holders of ordinary shares or any voting rights until they exercise their Class A warrants or Class B redeemable warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the Class A warrants and Class B redeemable warrants, each holder will be entitled to one vote for each ordinary share held of record on all matters to be voted on by shareholders.

No Class A warrants or Class B redeemable warrants will be exercisable unless at the time of exercise a prospectus relating to the ordinary shares issuable upon exercise of the Class A warrants and Class B redeemable warrants is current and the ordinary shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Class A warrants and Class B redeemable warrants. Under the terms of the warrant agreement, PCHL will agree to meet these conditions and to maintain a current prospectus relating to the ordinary shares issuable upon exercise of the Class A warrants and Class B redeemable warrants until the expiration of the Class A warrants and Class B redeemable warrants. However, PCHL cannot assure you that it will be able to do so. The Class A warrants and Class B redeemable warrants may be deprived of any value and the market for the Class A warrants and Class B redeemable warrants may be limited if the prospectus relating to the ordinary shares issuable upon the exercise of the Class A warrants and Class B redeemable warrants is not current or if the ordinary shares are not qualified or exempt from qualification in the jurisdictions in which the holders of the Class A warrants and Class B redeemable warrants reside.

No fractional shares will be issued upon exercise of the Class A warrants or Class B redeemable warrants.

General Meetings of Shareholders

For purposes of determining those shareholders entitled to receive notice of, attend or vote at any general meeting, the directors may close the shareholder register for transfers for a stated period no greater than 30 calendar days. If the register is so closed, it must be closed for at least 10 calendar days before such meeting, and the date of closure will be considered the record date. In addition, the directors may fix a record date in advance or arrears. If the register is not closed and no record date is fixed, the date on which notice of the meeting is posted will be the record date.

The directors may call general meetings and must on a shareholder’s requisition (a requisition of shareholders holding at the date of deposit of the requisition at least one-third of the voting share capital of PCHL) proceed to convene an extraordinary general meeting. If the directors do not within 21 calendar days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further 21 calendar days, the requisitionists, or any of them representing more than one half of the total voting rights of all of them, may themselves convene the general meeting. Any meeting so convened may not be held after the expiration of three months after the expiration of the second 21 calendar day period.

At least 14 calendar days’ notice is required for the convening of the annual general meeting and the other shareholders meetings. No business shall be transacted at any general meeting unless a quorum of shareholders is present at the time when the meeting proceeds to business. Shareholders holding not less than an aggregate of one-third of all voting share capital present in person or by proxy shall be a quorum for all purposes. A person may participate at a general meeting by telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

Under the memorandum and articles, the shareholders of PCHL may pass resolutions without holding a meeting if such resolutions of the shareholders are passed by a unanimous written resolution signed by all of the shareholders entitled to vote.

Transfers of shares

All transfers of shares in PCHL require the approval of PCHL’s board of directors.

Inspection of books and records

PCHL’s shareholders do not have the right to inspect PCHL’s books and records. Such inspection by shareholders is at the sole discretion of PCHL’s board of directors.

Transfer Agent and Warrant Agent

The transfer agent for PCHL’s securities and warrant agent for its Class A warrants and Class B redeemable warrants is Continental Stock Transfer and Trust Company, located at 17 Battery Place, New York, New York 10004. The transfer agent’s telephone number is (212) 509-4000. Its facsimile number is (212) 509-5150.

Differences in Corporate Law

The Companies Law of the Cayman Islands differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to PCHL and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements.  The Companies Law provides for the merger and consolidation of Cayman Islands companies and Cayman Islands and foreign companies if the merged company or continued company will continue to be a Cayman Islands company. Cayman Islands law contains statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to majority vote have been met;
•	the shareholders have been fairly represented at the meeting in question;
•	the arrangement is such that a businessman would reasonably approve; and
•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a take-over offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits.  PCHL is unaware of any reported class action or derivative action having been brought in a Cayman Islands court. In principle, PCHL will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting or proposing to act illegally or ultra vires;
•	the act complained of, although not ultra vires, could be effected duly if authorized by more than a simple majority vote which has not been obtained; and
•	those who control the company are perpetrating a “fraud on the minority.”

Directors’ Fiduciary Duties.  Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components, the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director must act in a manner he or she reasonably believes to be in the best interests of the corporation. A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company, and therefore it is considered that he or she owes the following duties to the company  — a duty to act bona fide in the best interests of the company, a duty not to make a profit out of his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interests or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, there are indications that the courts are moving towards an objective standard with regard to the required skill and care.

Under PCHL’s memorandum and articles of association, directors who are in any way, whether directly or indirectly, interested in a contract or proposed contract with PCHL shall declare the nature of their interest at a meeting of the board of directors. Following such declaration, a director may vote in respect of any contract or proposed contract notwithstanding his interest.

Shareholder Action by Written Resolution.  Under the DGCL, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Under Cayman Islands law, a corporation may eliminate the ability of shareholders to approve corporate matters by way of written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matters at a general meeting without a meeting being held. PCHL’s memorandum and articles of association allow shareholders to act by unanimous written resolutions.

Shareholder Proposals.  Under the DGCL, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. As permitted under Cayman Islands law, however, PCHL’s memorandum and articles of association do allow shareholders to call shareholder meetings.

Cumulative Voting.  Under the DGCL, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled for a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, PCHL’s memorandum and articles of association do not provide for cumulative voting.

Removal of Directors.  Under the DGCL, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under PCHL’s memorandum and articles of association, directors can be removed by the vote of holders of at least two-thirds of PCHL’s outstanding shares being entitled to vote in person or by proxy at a shareholder meeting.

Transactions with Interested Shareholders.  The DGCL contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date on which such person becomes an interested shareholder. An interested shareholder generally is one which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquiror to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested shareholder. This encourages any potential acquiror of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute.  As a result, PCHL cannot avail itself of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions entered into must be bona fide in the best interests of the company and not with the effect of perpetrating a fraud on the minority shareholders.

Dissolution; Winding Up.  Under the DGCL, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. The DGCL allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors. Under PCHL’s memorandum and articles of association, if PCHL’s company is wound up, after payment, or setting aside for payment, to holders of any issued shares ranking senior the ordinary shares, the holders of ordinary shares are entitled to receive any remaining assets available for distribution as determined by the liquidator.

Variation of Rights of Shares.  Under the DGCL, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and PCHL’s memorandum and articles of association, if PCHL’s share capital is divided into more than one class of shares, PCHL may vary the rights attached to any class either with the written consent of the holders of a majority of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents.  Under the DGCL, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. PCHL’s memorandum and articles of association may only be amended with the vote of holders of two-thirds of PCHL’s shares entitled to attend and vote in person or by proxy at a shareholder meeting.

Inspection of Books and Records.  Under the DGCL, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records. Holders of PCHL’s shares will have no general right under Cayman Islands law to inspect or obtain copies of PCHL’s list of shareholders or its corporate records.

Anti-Takeover Provisions in PCHL’s Memorandum and Articles of Association.  Some provisions of PCHL’s memorandum and articles of association may discourage, delay or prevent a change of control of PCHL company or management that shareholders may consider favorable, including provisions that:

•	authorize PCHL’s board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by PCHL’s shareholders; and
•	authorize PCHL’s board to determine the number of directors, allowing the board to enlarge the board in order to delay shareholders from obtaining majority representation.

However, under Cayman Islands law, PCHL’s directors may only exercise the rights and powers granted to them under PCHL’s memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of PCHL.

Rights of Non-Resident or Foreign Shareholders.  There are no limitations imposed by foreign law or by PCHL’s memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on PCHL’s shares. In addition, there are no provisions in PCHL’s memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Indemnification.  Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Article 145 of PCHL’s memorandum and articles provides that to the fullest extent permissible under the Companies Law, every director (including any alternate director appointed pursuant to the provisions of the memorandum and articles) and officer of PCHL for the time being and from time to time shall be indemnified and secured harmless out of the assets and funds of PCHL against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in connection with the execution or discharge of his duties, powers, authorities or discretions as a director or officer of PCHL, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning PCHL or its affairs in any court whether in the Cayman Islands or elsewhere. Expenses (including attorneys’ fees, costs and charges) incurred by a director or officer of PCHL in defending a proceeding shall be paid by PCHL in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by PCHL. No such director or officer of PCHL shall be liable to PCHL for any loss or damage unless such liability arises through the willful neglect or default of such director or officer.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, PCHL has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

History of Share Issuances

See “Certain Relationships and Related Party Transactions — Private Placements” for a description of Pypo Cayman’s history of share issuances.

Exchange Controls

Foreign Currency Exchange

Substantially all of Pypo’s revenues and expenses are denominated in RMB. Pursuant to the Foreign Currency Administration Rules promulgated by the State Council of China on August 5, 2008 and other various regulations issued by the relevant PRC government authorities, RMB is freely convertible only to the extent of current account items, such as trade-related receipts and payments, interest and dividends. Capital account items, such as direct equity investments, loans a nd investments in securities outside of China , require the prior approval from SAFE or prior registration with SAFE for conversion of RMB into a foreign currency, such as U.S.

dollars, and remittance of the foreign currency outside the PRC. Payments for transactions that take place within the PRC must be made in RMB. Domestic companies or individuals can repatriate foreign currency payments received from abroad or deposit these payments abroad subject to applicable regulations that expressly require repatriation within certain period. Foreign-invested enterprises may retain foreign exchange in accounts with foreign exchange banks. Foreign currencies received under current account items can be either retained or sold to financial institutions engaged in the foreign exchange settlement or sales business without prior approval from SAFE by complying with relevant regulations. Foreign exchange income under capital account can be retained or sold to financial institutions engaged in foreign exchange settlement and sales business, with prior approval from SAFE unless otherwise provided.

On August 29, 2008, the SAFE promulgated Circular 142, a notice regulating the conversion by foreign-invested enterprises of foreign currency into RMB by restricting how the converted RMB may be used. Circular 142 requires that the registered capital of a foreign-invested enterprise that has been settled in RMB converted from foreign currencies may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within the PRC. In addition, SAFE strengthened its oversight of the flow and use of the registered capital of a foreign-invested enterprise settled in RMB converted from foreign currencies. The use of such RMB capital may not be changed without SAFE’s approval, and may not in any case be used to repay RMB loans if the proceeds of such loans have not been used. Violations of Circular 142 will result in severe penalties, such as heavy fines. As a result, Circular 142 may significantly limit Pypo’s ability to transfer the net proceeds from this offering to its subsidiary in the PRC, and thus may adversely affect the business expansion of Pypo’s subsidiary in the PRC. Pypo may not be able to convert the net proceeds into RMB to invest in or acquire any other PRC companies, or establish other VIEs in the PRC.

Dividend Distributions

The principal laws, rules and regulations governing dividends paid by PRC operating entities include the Company Law of the PRC (1993), as amended in 2006, the Wholly Foreign Owned Enterprise Law (1986), as amended in 2000, and the Wholly Foreign Owned Enterprise Law Implementation Rules (1990), as amended in 2001.

Under these laws and regulations, PRC entities, including wholly owned foreign enterprises and domestic companies in China, may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, PCHL’s PRC significant subsidiaries, including Pypo Beijing and other domestic companies, are required to set aside at least 10% of their after-tax profit based on PRC accounting standards each year to their statutory capital reserve fund until the cumulative amount of such reserve reaches 50% of their respective registered capital. These reserves are not distributable as cash dividends.

PCHL may be considered to be “resident enterprise” under the EIT Law and could be subject to the uniform 25% enterprise income tax rate for its global income, including dividends, provides that dividends paid between “qualified resident enterprises” may be exempt from enterprise income tax. See section entitled “ Taxation —  People’s Republic of China Taxation.” If PCHL is considered to be “non-resident enterprise” under the EIT Law, it may be subject to the enterprise income tax rate of 25% or 10% on its income sourced from China. See section entitled “ Taxation — People’s Republic of China Taxation.” As a result, the amount available for distribution to PCHL’s stockholders would be reduced.

Regulation on Investment in Offshore Special Purpose Vehicles

Pursuant to SAFE’s Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Inbound Investment via Offshore Special Purpose Vehicles, or Circular No. 75, issued on October 21, 2005 and effective on November 1, 2005, (i) a PRC resident, including a PRC resident natural person or a PRC company, shall register with the local branch of SAFE before it establishes or controls an SPV, for the purpose of overseas equity financing (including convertible debt financing); (ii) when a PRC resident contributes the assets of or its equity interests in a domestic enterprise to an SPV, or engages in overseas financing after contributing assets or equity interests to an SPV, such PRC resident shall register his or her interest in the SPV and the change thereof with the local SAFE branch; and (iii) when the SPV undergoes a material event outside China, such as a change in share capital, or merger or acquisition, the PRC resident shall, within 30 days of the occurrence of such event, register such change with the local branch of SAFE. PRC residents who are shareholders of SPVs established before November 1, 2005 and had finished round-tripping investment but have not register the offshore investment with SAFE before November 1, 2005, were required to register with the local SAFE branch before March 31, 2006. Such deadline has been further extended by the Circular 106 as described below. Under Circular No. 75, failure to comply with the registration procedures set forth above may result in penalties, including restrictions on a PRC subsidiary’s foreign exchange activities in capital accounts and its ability to distribute dividends to the SPV. On May 29, 2007, SAFE issued Circular 106 as the implementing rules of Circular 75, which provides more detailed provisions and requirements for the registration procedures.

Under the relevant rules, failure to comply with the registration procedures set forth in Circular 75 may result in restrictions being imposed on the foreign exchange activities of the relevant onshore company, including the increase of its registered capital, the payment of dividends and other distributions to its offshore parent or affiliate and the capital inflow from the offshore entity, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations. PRC residents who control Pypo from time to time are required to register with the SAFE in connection with their investments in Pypo.

SHARES ELIGIBLE FOR FUTURE SALE

As of November 30, 2009, there were 48,988,493 ordinary shares outstanding. Of that amount, 3,988,493 ordinary shares were registered and freely tradable without securities law restriction; provided that, any of the shares held by “affiliates,” which generally includes officers, directors or 10% stockholders, will be subject to the resale provisions of Rule 145 of the Securities Act discussed below. The 45,000,000 ordinary shares issued in connection with the Business Combination are restricted securities as that term is defined in Rule 144 under the Securities Act. In addition, there were outstanding 1,578,250 Class A warrants and 3,420,305 Class B redeemable warrants issued in Middle Kingdom’s IPO, that upon completion of the redomestication each entitled the holder to purchase one ordinary share, which warrants are registered and freely tradable, subject to the same Rule 145 restrictions on affiliates, and after completion of the Business Combination there were an additional 3,400,000 Class B redeemable warrants issued to the Pypo shareholders, which are restricted securities. The ordinary shares issuable upon exercise of the warrants initially issued in Middle Kingdom’s IPO will be freely tradable, provided that there is a registration statement in effect at the time of their exercise. The ordinary shares issuable upon exercise of the 3,400,000 warrants issuable to the Pypo shareholders will be restricted securities. Also outstanding on such date was the underwriters unit purchase option issued to the underwriters in Middle Kingdom’s IPO under which, upon completion of the Business Combination, there may have been issued 349,800 ordinary shares, 99,000 Class A warrants, 330,000 Class B warrants and 429,000 shares underlying such warrants. The securities underlying the underwriters’ unit purchase option and underlying securities have registration rights and have cashless exercise provisions.

In general, since PCHL is a successor to a “shell” company as defined under Rule 144, no ordinary shares that are restricted shares of PCHL will be eligible for resale under Rule 144 until one year after the filing by PCHL with the SEC of a report with “Form 10 Information” reflecting its status as an entity that is no longer a shell company. Once the Form 10 Information has been filed for one year, so long as PCHL continues to be current in its filing of required annual and quarterly reports, or equivalent if a foreign private issuer, for the year preceding the sale and it is current in its reporting obligations at the time of sale, then the restricted shares may be sold under Rule 144, subject to volume restrictions. The volume restrictions provide that for a company trading on the OTC BB an affiliate is entitled to sell, within any three-month period, a number of shares that does not exceed 1% of the total number of outstanding ordinary shares. Sales by affiliates under Rule 144 also are subject to manner of sale provisions, notice requirements and the availability of current public information about the company. A person who has not been an affiliate for at least the three months immediately preceding the sale and who has beneficially owned ordinary shares for at least six months is entitled to sell the shares under Rule 144 without regard to the limitations described above, however, because PCHL was a former shell company, the restrictive legend on any ordinary shares can be removed only in connection with a sale and subject to the current reporting requirements of Rule 144(i) regardless of the length of time the shares have been held.

Rule 145(c) of the Securities Act provides that any affiliates of parties to a Rule 145(a) transaction, such as the redomestication, involving a shell company, who publicly offers or sells securities of the issuer acquired in connection with the transaction, will continue to be deemed an underwriter under the Securities Act. Under Rule 145, if the issuer has met the requirements of Rule 144 regarding the filing of Form 10 Information and has filed all its required filings (as described in the above paragraph), the persons deemed to be underwriters will be able to resell their securities subject to the Rule 144 manner of sale provisions, notice requirements and the availability of current public information about the company after at least 90 days have elapsed since the securities were acquired in the transaction. After six months have elapsed since the securities were acquired in the Rule 145(a) transaction, the persons will be permitted to resell their securities, subject only to the Rule 144(c) current public information requirement, provided that the sellers are not affiliates of the issuer at the time of sale and have not been affiliates during the three months before the sale. After one year has elapsed since the securities were acquired in the transaction, the persons will be permitted to resell their securities without any limitations, provided that they are non-affiliates at the time of sale and have not been affiliates during the three months before the sale.

Based on the foregoing, as of November 30, 2009:

•	3,988,493 ordinary shares were freely tradable; provided that any of the shares held by “affiliates” were subject to the resale provisions of Rule 145 discussed above. Based on the information obtained by PCHL, as of November 30, 2009, 2,958,678 ordinary shares were held by affiliates;

•	the 1,578,250 Class A warrants and 3,420,305 Class B redeemable warrants initially issued in Middle Kingdom’s IPO that upon completion of the redomestication entitled the holder to purchase one ordinary share of PCHL were freely tradable, provided that any of the warrants held by “affiliates” were subject to the resale provisions of Rule 145 discussed above. Based on the information obtained by PCHL, as of November 30, 2009, 332,094 Class A Warrants and 85,890 Class B Warrants were held by affiliates. The ordinary shares issuable upon exercise of the warrants by “non-affiliates” will be freely tradable, provided that there is a registration statement in effect at the time of their exercise. The ordinary shares issuable upon exercise of the warrants by “affiliates” may only be sold pursuant to Rule 144 one year from the date PCHL files with the SEC a report with Form 10 Information reflecting its change in status as no longer being a shell company within the meaning of the SEC’s rules, and only if: the sales at that time are made with current information; the sales at that time are made pursuant to the Rule 144 manner of sale provisions, volume limitations and notice requirements; and Middle Kingdom or PCHL, as applicable, had filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months;
•	the 45,000,000 ordinary shares, 3,400,000 Class B redeemable warrants and the ordinary shares issuable upon exercise of the warrants issuable to the Pypo shareholders in connection with the Business Combination will be restricted securities, and, subject to the lock-up provisions discussed in the following sentence, eligible for resale pursuant to Rule 144 one year from the date PCHL files with the SEC a report with Form 10 information reflecting its status as an entity that is no longer a shell company. Of the foregoing, 15,075,000 ordinary shares and 850,000 Class B warrants are subject to a 24-month lock-up provision, and 29,925,000 ordinary shares and 2,550,000 Class B warrants are subject to a 12-month lock-up provision. In addition, pursuant to the voting agreement entered into by the Pypo shareholders, the Pypo shareholders agreed that all transfers of PCHL’s voting shares made by them shall be made subject to the voting agreement and that any transferee will agree in writing to be bound by the terms and provisions of the voting agreement. These transfer restrictions apply to the 45,000,000 ordinary shares above and 2,685,200 ordinary shares set forth in the first bullet; and
•	in connection with the underwriters unit purchase option issued to the underwriters in Middle Kingdom’s IPO, there may have been issued 349,800 ordinary shares, 99,000 Class A warrants and 330,000 Class B warrants, which securities may be sold pursuant to Rule 144 one year from the date PCHL files with the SEC a report with Form 10 Information reflecting its status as an entity that is no longer a shell company, provided there is current information available about PCHL as required by Rule 144 and provided that the sales are made pursuant to the Rule 144 manner of sale provisions and volume limitations. With respect to the 429,000 shares underlying the Class A warrants and Class B warrants discussed above, if the warrants are exercised for cash, the underlying shares may only be sold pursuant to Rule 144 on the later of (a) one year from the date PCHL files with the SEC a report with Form 10 Information reflecting its status as an entity that is no longer a shell company, or (b) six months from the date of exercise of the warrants, in each case, provided the sales at that time are made with current information and made pursuant to the Rule 144 manner of sale provisions and volume limitations, and provided that Middle Kingdom or PCHL, as applicable, had filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months. With respect to the 429,000 shares underlying the Class A warrants and Class B warrants discussed above, if the warrants are exercised on a cashless basis, the underlying shares may only be sold pursuant to Rule 144 one year from the date PCHL files with the SEC a report with Form 10 Information reflecting its status as an entity that is no longer a shell company, provided the sales at that time are made with current information and made pursuant to the Rule 144 manner of sale provisions and volume limitations, and provided that Middle Kingdom or PCHL, as applicable, had filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months.

TAXATION

The following discussion of the material Cayman Islands, PRC and United States federal income tax consequences of the ownership of PCHL ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences of the ownership and disposition of PCHL ordinary shares, such as the tax consequences under state, local and other tax laws.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to PCHL levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within, the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double taxation treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Material PRC Income Tax Considerations

The following discussion summarizes the material PRC income tax considerations relating to the ownership and disposition of ordinary shares of PCHL.

Resident Enterprise Treatment

On March 16, 2007, the Fifth Session of the Tenth National People’s Congress passed the Enterprise Income Tax Law of the People’s Republic of China, or the EIT Law, which became effective on January 1, 2008. Under the EIT Law, enterprises are classified as “resident enterprises” and “non-resident enterprises.” Pursuant to the EIT Law and its implementing rules, enterprises established outside China whose “de facto management bodies” are located in China are considered “resident enterprises” and subject to the uniform 25% enterprise income tax rate on global income. According to the implementing rules of the EIT Law, “de facto management body” refers to a managing body that in practice exercises overall management control over the production and business, personnel, accounting and assets of an enterprise.

The EIT Law and the interpretation of many of its provisions, including the definition of “resident enterprise,” are unclear. It is also uncertain how the PRC tax authorities would interpret and implement the EIT Law and its implementing rules. Generally, the PRC tax authorities may determine the resident enterprise status of entities organized under the laws of foreign jurisdictions, including PCHL, on a case-by-case basis. PCHL is a Cayman Islands holding company and has a subsidiary in Hong Kong, Pypo HK, which in turn owns a 100% equity interest in Pypo Beijing. PCHL’s management is substantially based in China and most of its management members are expected to be based in China in the future, although some of PCHL’s directors and senior managers are not PRC nationals. It remains uncertain whether the PRC tax authorities would determine that PCHL, Pypo Cayman or Pypo HK is a “resident enterprise” or a “non-resident enterprise.”

Given the short history of the EIT law and lack of applicable legal precedent, it remains unclear how the PRC tax authorities will determine the PRC tax resident treatment of a foreign company such as PCHL, Pypo Cayman and Pypo HK. If the PRC tax authorities determine that PCHL is a “resident enterprise” for PRC enterprise income tax purposes, a number of tax consequences could follow. First, PCHL could be subject to the enterprise income tax at a rate of 25% on its global taxable income. Second, the EIT Law provides that dividend income between “qualified resident enterprises” is exempt from income tax. It is unclear whether the dividends PCHL receives from Pypo Beijing constitute dividend income between “qualified resident enterprises” and would therefore qualify for tax exemption.

As of the date of this prospectus, the PRC tax authorities have not been able to provide PCHL, Pypo Cayman or Pypo HK with a definitive determination as to the “resident enterprise” or “non-resident enterprise” status of PCHL, Pypo Cayman or Pypo HK. However, since it is not anticipated that PCHL, Pypo Cayman and Pypo HK would receive dividends from Pypo Beijing or generate other income in the near future, such companies are not expected to have any income that would be subject to the 25% enterprise income tax on global income in the near future. PCHL will again consult with the PRC tax authorities and make any necessary tax payment if PCHL, Pypo Cayman or Pypo HK (based on future clarifying guidance issued by the PRC), or the

PRC tax authorities, determine that PCHL, Pypo Cayman or Pypo HK is a resident enterprise under the EIT Law, and if any of such companies were to have income in the future.

Although the EIT Law provides that resident enterprises, such as Pypo Beijing, should be subject to the 25% enterprise income tax on global income from the period beginning January 1, 2008, Pypo Beijing was allowed by the PRC tax rules and the local tax authority to benefit from its existing preferential tax treatment as a “High Technology Enterprise,” which reduced the rate during the period from 2006 until the expiration of such treatment at the end of calendar 2008. Pypo Beijing should pay the full 25% enterprise income tax on global income for the period beginning January 1, 2009.

Dividends From PRC Subsidiaries

If PCHL is not treated as a resident enterprise under the EIT Law, then dividends that it receives from Pypo Beijing (through Pypo Cayman and Pypo HK) may be subject to PRC withholding tax. The EIT Law and the implementing rules of the EIT Law provide that (A) an income tax rate of 25% will normally be applicable to investors that are “non-resident enterprises,” or non-resident investors, which (i) have establishments or premises of business inside China, and (ii) the income in connection with their establishment or premises of business is sourced from China or the income is earned outside China but has actual connection with their establishments or places of business inside China, and (B) an income tax rate of 10% will normally be applicable to dividends payable to investors that are “non-resident enterprises,” or non-resident investors, which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC.

As described above, the PRC tax authorities may determine the resident enterprise status of entities organized under the laws of foreign jurisdictions, including PCHL, on a case-by-case basis. PCHL is a Cayman Islands holding company and substantially all of its income may be derived from dividends it receives from Pypo Beijing (through Pypo Cayman and Pypo HK). Thus, if PCHL is considered as a “non-resident enterprise” under the EIT Law and the dividends paid to PCHL by subsidiaries in China are considered income sourced within China, such dividends received by PCHL may be subject to the income tax described in the foregoing paragraph.

The State Council of the PRC or a tax treaty between China and the jurisdictions in which the non-PRC investors reside may reduce such income tax. Pursuant to the Double Tax Avoidance Arrangement between Hong Kong and Mainland China, if the Hong Kong resident enterprise owns more than 25% of the equity interest in a company in China, the 10% withholding tax on the dividends the Hong Kong resident enterprise received from such company in China is reduced to 5%. PCHL is a Cayman Islands holding company and has a subsidiary in Hong Kong (Pypo HK), which in turn owns a 100% equity interest in Pypo Beijing. If Pypo HK is considered as a Hong Kong resident enterprise under the Double Tax Avoidance Arrangement and is considered as a “non-resident enterprise” under the EIT Law, the dividends paid to Pypo HK by Pypo Beijing may be subject to the reduced income tax rate of 5% under the Double Tax Avoidance Arrangement. However, based on the Notice on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties, issued on February 20, 2009 by the State Administration of Taxation, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment. Furthermore, the PRC State Taxation Bureau issued the Administrative Provisions on Treatment under the Tax Treaty for Non-resident (Trial), or the Trial Provisions, on August 24, 2009, which became effective on October 1, 2009. Pursuant to the Trial Provisions, the non-resident may enjoy the preferential tax treatment subject to the approval by or a filing with the competent tax authorities.

As of the date of this prospectus, the PRC tax authorities have not been able to provide PCHL with a definitive determination as to the “resident enterprise” or “non-resident enterprise” status of PCHL, Pypo Cayman or Pypo HK. As indicated above, however, Pypo Beijing does not expect to pay any dividends in the near future. PCHL will again consult with the PRC tax authorities and make any necessary tax withholding if, in the future, Pypo Beijing were to pay any dividends and Pypo Beijing, PCHL, Pypo Cayman or Pypo HK (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that PCHL, Pypo Cayman or Pypo HK is a non-resident enterprise under the EIT Law.

Dividends that Shareholders Receive From PCHL; Gain on the Sale or Transfer of PCHL Shares

If dividends payable to (or gains recognized by) shareholders by PCHL are treated as income derived from sources within the PRC, then the dividends that shareholders receive from PCHL, and any such gain on the sale or transfer of PCHL shares, may be subject to taxes under PRC tax laws.

Under the EIT Law and the implementing rules of the EIT Law, PRC income tax at the rate of 10% is applicable to dividends payable to investors that are “non-resident enterprises,” or non-resident investors, which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, to the extent that such dividends have their sources within the PRC. Similarly, any gain realized on the transfer of shares by such investors is also subject to 10% PRC income tax if such gain is regarded as income derived from sources within the PRC.

The dividends paid by PCHL to non-resident investors with respect to their respective shares, or gain non-resident investors may realize from the transfer of shares of PCHL, may be treated as PRC-sourced income and, as a result, may be subject to PRC tax at a rate of 10%. In such event, PCHL also may be required to withhold a 10% PRC tax on any dividends paid to non-resident investors. In addition, non-resident investors in PCHL may be responsible for paying PRC tax at a rate of 10% on any gain realized from the transfer of shares of PCHL if such non-resident investors and the gain satisfies the requirements under the EIT Law and its implementing rules. However, under the EIT Law and its implementing rules, PCHL would not have an obligation to withhold income tax in respect of the gains that non-resident investors (including U.S. investors) may realize from the transfer of their shares.

If PCHL were to pay any dividends in the future, it would again consult with the PRC tax authorities and if PCHL (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that PCHL must withhold PRC tax on any dividends payable by PCHL under the EIT Law, PCHL will make any necessary tax withholding on dividends payable to its non-resident investors. If non-resident investors as described under the EIT Law (including U.S. investors) realized any gain from the sale or transfer of shares of PCHL and if such gain were considered as PRC-sourced income, such non-resident investors would be responsible for paying 10% PRC income tax on the sale or transfer of shares of PCHL. As indicated above, under the EIT Law and its implementing rules, PCHL would not have an obligation to withhold PRC income tax in respect of the gains that non-resident investors (including U.S. investors) may realize from the transfer of their shares.

Penalties for Failure to Pay Applicable PRC Income Tax

Non-resident investors in PCHL may be responsible for paying PRC tax at a rate of 10% on any gain realized from the transfer of shares of PCHL if such non-resident investors and the gain satisfies the requirements under the EIT Law and its implementing rules, as described above.

According to the EIT Law and its implementing rules, the PRC Tax Administration Law, or the Tax Administration Law, and its implementing rules, the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises, or the Administration Measures, and other applicable PRC laws or regulations, or collectively the Tax Related Laws, where any gain derived by non-resident investors from the transfer of shares in PCHL is subject to any income tax in China, and such non-resident investors fail to file any tax return or pay tax in this regard pursuant to the Tax Related Laws, they may be subject to certain fines, penalties or punishments, including without limitation: (1) if a non-resident investor fails to file a tax return and present the relevant information in connection with tax payments, the competent tax authorities shall order it to do so within the prescribed time limit and may impose a fine up to RMB 2,000, and in egregious cases, may impose a fine ranging from RMB 2,000 to RMB 10,000; (2) if a non-resident investor fails to file a tax return or fails to pay all or part of the amount of tax payable, the non-resident investor shall be required to pay the unpaid tax amount payable, a surcharge on overdue tax payments (the daily surcharge is 0.05% of the overdue amount, beginning from the day the deferral begins), and a fine ranging from 50% to 500% of the unpaid amount of the tax payable; (3) if a non-resident investor fails to file a tax return or pay the tax within the prescribed time limit according to the order by the PRC tax authorities, the PRC tax authorities may collect and check information about the income items of the non-resident investor in China and other payers, or the Other Payers, who will pay amounts to such non-resident investor, and send a “Notice of Tax Issues” to the Other Payers to collect and recover the tax payable and impose overdue fines on such non-resident investor from the amounts otherwise payable to such non-resident investor by the Other Payers; (4) if a non-resident investor fails to pay the tax payable within the prescribed time limit as ordered by the PRC tax authorities, a fine may be imposed on the non-resident investor ranging from 50% to 500% of the unpaid tax payable; and the PRC tax authorities may, upon approval by the director of the tax bureau (or sub-bureau) of, or higher than, the county level, take the following compulsory measures: (i) notify in writing the non-resident investor’s bank or other financial institution to withhold from the account thereof for payment of the amount of tax payable, and (ii) detain, seal off, or sell by auction or on the market the non-resident investor’s commodities, goods or other property in a value equivalent to the amount of tax payable; or (5) if the non-resident investor fails to pay all or part of the amount of tax payable or surcharge for overdue tax payment, and can not provide a guarantee to the tax authorities, the tax authorities may notify the frontier authorities to prevent the non-resident investor or their legal representative from leaving China.

Material United States Federal Income Tax Considerations

General

The following is a general summary of the material United States federal income tax consequences of the ownership and disposition of PCHL ordinary shares. This summary is based on current law, is for general information only and is not tax advice.

The information in this summary is based on:

•	the Internal Revenue Code;
•	current, temporary and proposed Treasury Regulations promulgated under the Internal Revenue Code;
•	the legislative history of the Internal Revenue Code;
•	current administrative interpretations and practices of the Internal Revenue Service; and
•	court decisions;

in each case, as of the date of the registration statement of which this prospectus forms a part. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings that are not binding on the Internal Revenue Service except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may change or adversely affect the tax considerations described in this summary. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested and do not intend to request a ruling from the Internal Revenue Service concerning the taxation of PCHL or the matters discussed in the registration statement of which this prospectus forms a part, and the statements herein are not binding on the Internal Revenue Service or any court. Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

This summary applies only to holders that hold their PCHL ordinary shares as “capital assets.” Each holder’s tax treatment will vary depending on the holder’s particular situation. This summary does not purport to deal with all aspects of taxation that may be relevant to a holder of PCHL ordinary shares in light of their personal investment or tax circumstances, or to holders who receive special treatment under the United States federal income tax laws including, without limitation:

•	banks, insurance companies or other financial institutions;
•	brokers or dealers in securities or commodities;
•	traders in securities;
•	tax-exempt entities;
•	persons liable for alternative minimum tax;
•	U.S. expatriates and certain former citizens or long-term residents of the United States;
•	regulated investment companies or real estate investment trusts;

•	persons holding PCHL ordinary shares as part of a straddle, hedging, conversion or integrated transaction;
•	persons whose functional currency is not the U.S. dollar;
•	persons that actually or constructively own 5% or more of PCHL’s voting stock;
•	Non-U.S. Holders (as defined below);
•	persons who acquired shares pursuant to the exercise of any employee share option or otherwise as compensation; or
•	persons holding shares through partnerships or other pass-through entities.

The tax treatment of a partner in a partnership (or other entity taxable as a partnership for United States federal income tax purposes) that holds PCHL ordinary shares generally will depend on the partner’s status, the activities of the partnership and certain determinations made at the partner level. Partners in partnerships holding PCHL ordinary shares should consult their tax advisors.

As discussed in the risk factor entitled, “PCHL may be treated as a U.S. domestic corporation for U.S. federal income tax purposes, which could result in significantly greater U.S. federal income tax liability to PCHL,” this discussion assumes that PCHL will be treated as a foreign corporation for United States federal income tax purposes. In addition, except where specifically described below, this discussion assumes that PCHL is not treated as a PFIC for United States federal income tax purposes. Please see the discussion under “Passive Foreign Investment Company Rules” below. In addition, this discussion assumes that any distributions made (or deemed made) by PCHL on its ordinary shares and any consideration received by a holder in consideration for the sale or other disposition of PCHL ordinary shares will be in United States dollars. Moreover, this discussion does not address the state, local and non-United States tax consequences of the ownership and disposition of PCHL ordinary shares.

The discussion below of the United States federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of the PCHL ordinary shares that is, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity taxable as a corporation) organized under the laws of the United States, any State thereof or the District of Columbia;
•	an estate whose income is subject to United States federal income taxation regardless of its source; or
•	a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of PCHL ordinary shares is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for United States federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The material United States federal income tax consequences applicable to Non-U.S. Holders of owning PCHL ordinary shares are described below.

Taxation of Distributions Paid on PCHL Ordinary Shares to U.S. Holders

Subject to the PFIC rules discussed below, any distributions made by PCHL to a U.S. Holder with respect to its ordinary shares will be includable in the U.S. Holder’s gross income in the year actually or constructively received as foreign source dividend income to the extent that such distributions are paid out of PCHL’s current or accumulated earnings and profits, as determined under United States federal income tax principles. Such dividend will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. Distributions in excess of PCHL’s current and accumulated earnings and profits will be applied against and reduce the U.S. Holder’s tax basis in its PCHL ordinary shares and, to the extent in excess of such tax basis, will be treated as capital gain from the sale or exchange of such ordinary shares. PCHL does not intend to calculate its earnings and profits under United States federal income tax principles. Therefore, a U.S. Holder should expect that a distribution generally will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, for taxable years beginning before January 1, 2011, dividends may be taxed at the lower applicable long-term capital gains rate provided that (a) the PCHL ordinary shares of PCHL are readily tradable on an established securities market in the United States or, in the event PCHL is deemed to be a Chinese “resident enterprise” under the EIT Law, PCHL is eligible for the benefits of the income tax treaty between the United States and the PRC, or the PRC-U.S. Treaty, (b) PCHL is not a PFIC, as discussed below, for either the taxable year in which the dividend is paid or the preceding taxable year, and (c) certain holding period requirements are met. Under recently published Internal Revenue Service authority, ordinary shares are considered for purposes of clause (a) above to be readily tradable on an established securities market in the United States only if they are listed on certain exchanges, which presently do not include the OTCBB but do include NASDAQ. Since the PCHL ordinary shares will be listed and traded on NASDAQ, the dividends paid on the ordinary shares of PCHL may qualify for the lower rate. Such dividends may also qualify for the lower rate if PCHL is deemed to be a Chinese “resident enterprise” under the EIT Law and is eligible for the benefits of the PRC-U.S. Treaty. U.S. Holders should consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to the shares and any possible change in law relating to the availability of such lower rate for dividends paid by PCHL.

If PRC taxes apply to dividends paid to a U.S. Holder on the PCHL ordinary shares, such taxes may be treated as foreign taxes eligible for credit against such holder’s United States federal income tax liability (subject to applicable conditions and limitations). U.S. Holders should consult their tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the PRC-U.S. Treaty.

Taxation of the Disposition of PCHL Ordinary Shares to U.S. Holders

Upon a sale or other taxable disposition of the PCHL ordinary shares by a U.S. Holder, and subject to the PFIC rules discussed below, the U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the PCHL ordinary shares.

Capital gains recognized by U.S. Holders generally are subject to United States federal income tax at the same rate as ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders are generally subject to United States federal income tax at a maximum rate of 15% for taxable years beginning before January 1, 2011 (and 20% thereafter). Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the PCHL ordinary shares exceeds one year. The deductibility of capital losses is subject to various limitations.

If PRC taxes apply to any gain from the disposition of the PCHL ordinary shares by a U.S. Holder, such taxes my be treated as foreign taxes eligible for credit against such holder’s United States federal income tax liability (subject to applicable conditions and limitations), and a U.S. Holder may be entitled to certain benefits under the PRC-U.S. Treaty if PCHL is deemed to be a Chinese “resident enterprise” under PRC tax law and if such holder is considered a resident of the United States for purposes of the treaty. These benefits include the treatment of any such gain as arising in the PRC for purposes of determining entitlement to the benefits of a foreign tax credit (the amount of which depends, in part, on the level of foreign source income). U.S. Holders should consult their tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the PRC-U.S. Treaty.

Passive Foreign Investment Company Rules

A non-United States corporation is considered to be a PFIC for any taxable year of the corporation if, applying certain look-through rules, either:

•	at least 75% of its gross income is passive income; or
•	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income.

Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Based on the expected composition of the assets and income of PCHL and its subsidiaries, PCHL does not expect to be a PFIC for United States federal income tax purposes for its current taxable year ending March 31, 2010 or any future taxable years. The actual PFIC status of PCHL for its current taxable year or any subsequent taxable year, however, will not be determinable until after the end of such taxable year, and accordingly there can be no assurance with respect to the status of PCHL as a PFIC for its current taxable year or any future taxable year, and no rulings from the Internal Revenue Service or opinion of counsel has been or will be sought with respect to PCHL’s status as a PFIC.

If PCHL were a PFIC and a U.S. Holder did not make either a timely qualified electing fund election for PCHL’s first taxable year as a PFIC in which the U.S. Holder hold (or was deemed to hold) PCHL ordinary shares or a mark-to-market election, as described below, such holder will be subject to special rules with respect to:

•	any gain recognized by the U.S. Holder on the sale or other disposition of its PCHL ordinary shares; and
•	any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the ordinary shares of PCHL during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the ordinary shares).

Under these rules:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the PCHL ordinary shares;
•	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution or to the period in the U.S. Holder’s holding period before the first day of the first taxable year of PCHL in which PCHL was a PFIC will be taxed as ordinary income; and
•	the amount allocated to other taxable years of the U.S. Holder and included in its holding period will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such other taxable year of the U.S. Holder.

In general, a U.S. Holder may avoid the PFIC tax consequences described above in respect to its ordinary shares in PCHL by making a timely qualified electing fund election to include in income its pro rata share of PCHL’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which PCHL’s taxable year ends. In such case, a subsequent distribution of earnings and profits that were previously included in income should not be taxable as a dividend to the U.S. Holder. In addition, the tax basis of a U.S. Holder’s shares in a qualified electing fund are increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends. If all of the earnings and profits of a qualified electing fund are not distributed in a taxable year of the U.S. Holder, such U.S. Holder may be permitted to elect to defer the payment of taxes on the undistributed income inclusions under the qualified electing fund rules subject to an interest charge on the deferred amount.

The qualified electing fund election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the Internal Revenue Service. A U.S. Holder generally makes a qualified electing fund election by attaching a completed Internal Revenue Service Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed United States federal income tax return for the tax year to which the election relates. Retroactive qualified electing fund elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the Internal Revenue Service.

In order to comply with the requirements of a qualified electing fund election, a U.S. Holder must receive certain information from PCHL. Upon request from a U.S. Holder, PCHL will endeavor to provide to the U.S. Holder, no later than 90 days after the request, such information as the Internal Revenue Service may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a qualified electing fund election. However, there is no assurance that PCHL will have timely knowledge of its status as a PFIC in the future or of the required information to be provided.

If a U.S. Holder has elected the application of the qualified electing fund rules to its ordinary shares in PCHL, and the special tax and interest charge rules do not apply to such shares (because of a timely qualified electing fund election for PCHL’s first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election as described below), any gain recognized on the appreciation of such shares should be taxable as capital gain and no interest charge will be imposed.

Although a determination as to PCHL’s PFIC status will be made annually, an initial determination that it is a PFIC will generally apply for subsequent years to a U.S. Holder who held ordinary shares of PCHL while it was a PFIC, whether or not it met the test for PFIC status in those years. A U.S. Holder who makes the qualified electing fund election discussed above for PCHL’s first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) ordinary shares in PCHL, however, will not be subject to the PFIC tax and interest charge rules discussed above in respect to such shares. In addition, such U.S. Holder generally will not be subject to the qualified electing fund inclusion regime with respect to such shares for any taxable year of PCHL that ends within or with a taxable year of the U.S. Holder and in which PCHL is not a PFIC. On the other hand, if the qualified electing fund election is not effective for each of the tax years of PCHL in which PCHL is a PFIC and the U.S. Holder holds (or is deemed to hold) ordinary shares in PCHL, the PFIC rules discussed above will continue to apply to such shares unless the U.S. Holder makes a purging election. The purging election creates a deemed sale of the ordinary shares at their fair market value. As a result of this deemed sale, the U.S. holder will pay the tax and interest charge with respect to the gain inherent in such shares attributable to the pre-qualified electing fund election period.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns ordinary shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) ordinary shares in PCHL and for which it is determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its ordinary shares. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its ordinary shares at the end of its taxable year over the adjusted basis in its ordinary shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its ordinary shares over the fair market value of its ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the ordinary shares will be treated as ordinary income.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, or on a foreign exchange or market that the Internal Revenue Service determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Since immediately following the business combination the ordinary shares of PCHL will be listed and traded on the NASDAQ, the mark-to-market election may be available.

If PCHL is a PFIC and any of its non-United States subsidiaries is also a PFIC, a U.S. Holder generally would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if PCHL receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC. Upon request, PCHL will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder no later than 90 days after the request the information that may be required to make or maintain a qualified electing fund election with respect to the lower-tier PFIC. There is no assurance, however, that the lower-tier PFIC will provide such information. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs. If a U.S. Holder owns (or is deemed to own) shares during any year in a PFIC, such holder may have to file an Internal Revenue Service Form 8621 (whether or not a qualifying electing fund or mark-to-market election is made).

The rules dealing with PFICs and with qualified electing funds and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of PCHL ordinary shares should consult their tax advisors concerning the application of the PFIC rules to such ordinary shares under their particular circumstances.

Tax Consequences to Non-U.S. Holders of Ordinary Shares of PCHL

Dividends paid to a Non-U.S. Holder in respect to its ordinary shares in PCHL generally will not be subject to United States federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).

In addition, a Non-U.S. Holder generally will not be subject to United States federal income tax on any gain attributable to a sale or other disposition of ordinary shares in PCHL unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from United States sources generally is subject to tax at a 30% rate or a lower applicable tax treaty rate).

Dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to tax in the same manner as for a U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for United States federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

Distributions (including deemed distributions) with respect to the PCHL ordinary shares and proceeds from the sale or exchange of such ordinary shares may be subject to information reporting to the Internal Revenue Service and possible United States backup withholding at a current rate of 28% (which rate currently is scheduled to increase to 31% for taxable years beginning on or after January 1, 2011). Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on Internal Revenue Service Form W-9. U.S. Holders and Non-U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing on exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s or Non-U.S. Holder’s United States federal income tax liability, and a U.S. Holder or Non-U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the Internal Revenue Service and furnishing any required information.

UNDERWRITING

Subject to the terms and conditions of an underwriting agreement, dated         , 2009, PCHL has agreed to sell to Rodman & Renshaw, LLC, and Rodman & Renshaw, LLC has agreed to purchase on a firm commitment basis shares in this offering, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus.

Nature of Underwriting Commitment

The underwriting agreement provides that the underwriter is committed to purchase all shares offered in this offering, other than those covered by the option to purchase additional shares described below, if the underwriter purchases any of these securities. The obligations of the underwriter may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriter’s obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriter of officers’ certificates and legal opinions of PCHL’s counsel.

State Blue Sky Information

PCHL intends to offer and sell the ordinary shares offered hereby to retail customers and institutional investors in all 50 states. However, PCHL will not make any offer of these securities in any jurisdiction where the offer is not permitted.

Pricing of Securities

The underwriter has advised PCHL that it proposes to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers that are members of the Financial Industry Regulatory Authority (FINRA), at such price less a concession not in excess of $       per share. The underwriter may allow, and the selected dealers may reallow, a concession not in excess of $       per share to certain brokers and dealers. After this offering, the offering price and concessions and discounts to brokers and dealers and other selling terms may from time to time be changed by the underwriter. These prices should not be considered an indication of the actual value of PCHL’s ordinary shares and are subject to change as a result of market conditions and other factors. No variation in those terms will change the amount of proceeds to be received by PCHL as set forth on the cover page of this prospectus.

PCHL’s ordinary shares are quoted on the OTC BB under the symbol “FTLKF” and commenced trading on such exchange from March 14, 2007. On December 15, 2009, the closing market price of PCHL’s ordinary shares was $8.70 per share. The public offering price of the ordinary shares has been determined by agreement between us and the underwriter. Although our ordinary shares are quoted on the “OTCBB” market and these quotations are an important factor in determining the public offering price, these quotations cannot be the sole factor in determining the public offering price because the trading market for the ordinary shares has been generally inactive and illiquid. Among the other factors considered in determining the public offering price of the ordinary shares, in addition to prevailing market conditions and our market price, were our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

PCHL cannot be sure that the public offering price will correspond to the price at which PCHL’s ordinary shares will trade in the public market following this offering or that an active trading market for PCHL’s ordinary shares will develop and continue after this offering.

Discounts and Commissions

The following table summarizes the compensation to be paid to the underwriter by PCHL and the proceeds, before expenses, payable to PCHL. The information assumes either no exercise or full exercise by the underwriter of the option to purchase additional shares.

	Per Share	Total Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares
Public offering price	$	$	$
Underwriting discounts and commissions(1)	$	$	$
Proceeds, before expenses, to us(2)	$	$	$

(1)	Underwriting discount is $ per share ( % of the price of the shares sold in the offering).
(2)	PCHL estimates that the total expenses of this offering, excluding the underwriter’ discount are approximately $ .

Option to Purchase Additional Shares

PCHL has granted a 30 day option to the underwriter to purchase up to an additional 15% of ordinary shares sold on the date hereof (528,000 additional ordinary shares), at the same price as the initial shares offered. If the underwriter fully exercises this option, the total public offering price, underwriting fees and expenses and net proceeds (before expenses) to PCHL will be approximately $31.4 million, $4.1 million and $29.6 million respectively, based on an assumed offering price of $7.75 per ordinary share, the midpoint of the range shown on the cover of this prospectus.

Lock-ups

One of PCHL’s directors and one of PCHL’s officers have agreed that, for a period of 90 days from the effective date of the registration statement of which this prospectus forms a part, they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of PCHL’s equity securities, or any securities convertible into or exercisable or exchangeable for PCHL’s equity securities, without the consent of the underwriter except for exercise or conversion of currently outstanding warrants, options and convertible debentures, as applicable, and certain other exceptions. PCHL’s other officers and directors have agreed to a similar restriction for 180 days from the effective date of the registration statement of which this prospectus forms a part.

Other Terms

In connection with this offering, the underwriter or certain of the securities dealers may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe PDF format will be used in connection with this offering.

The underwriter has informed PCHL that it does not expect to confirm sales of shares offered by this prospectus to accounts over which they exercise discretionary authority without obtaining the specific approval of the account holder.

We have granted Rodman & Renshaw LLC a right of first refusal to act as, in our discretion, the underwriter, and/or joint bookrunner and/or co-manager for one future public or private equity or public debt offering during the six months following the date of this prospectus (if such an offering actually occurs). PCHL has agreed to pay (i) the fees, expenses and disbursements relating to background checks of PCHL’s officers and directors up to a maximum amount of $39,100; (ii) certain fees of underwriter's counsel in the amount of $125,000; and (iii) up to an additional $130,000 for certain specified actual expenses, including “road show” expenses and the costs of mailing the prospectus to investors.

Stabilization

Until the distribution of the ordinary shares offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriter to bid for and to purchase PCHL’s securities. As an exception to these rules, the underwriter may engage in transactions effected in accordance with Regulation M under the Securities Exchange Act of 1934, as amended, that are intended to stabilize, maintain or otherwise affect the price of PCHL’s ordinary shares. The underwriter may engage in sales in connection with the option to purchase additional shares, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

•	Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the ordinary shares, so long as stabilizing bids do not exceed a specified maximum.
•	Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved is not greater than the number of shares that they may purchase in the option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in the option to purchase additional shares. The underwriter may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market.
•	Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriter will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the option to purchase additional shares. If the underwriter sells more shares of ordinary shares than could be covered by the option to purchase additional shares, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.
•	Penalty bids permit the underwriter to reclaim a selling concession from a selected dealer when the ordinary shares originally sold by the selected dealer are purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of PCHL’s ordinary shares or preventing or retarding a decline in the market price of PCHL’s ordinary shares. As a result, the price of PCHL’s ordinary shares may be higher than the price that might otherwise exist in the open market.

Neither PCHL nor the underwriter makes any representation or prediction as to the effect that the transactions described above may have on the prices of PCHL’s securities. These transactions may occur on the OTC BB or on any other trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Foreign Regulatory Restrictions on Purchase of the Ordinary Shares

PCHL has not taken any action to permit a public offering of its ordinary shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of ordinary shares and the distribution of the prospectus outside the United States. In addition to the public offering of the shares in the United States, the underwriter may, subject to the applicable foreign laws, also offer the ordinary shares to certain institutions or accredited persons in the following countries:

Italy. This offering of PCHL’s ordinary shares has not been cleared by Consob, the Italian Stock Exchange’s regulatory agency of public companies, pursuant to Italian securities legislation and, accordingly, no ordinary shares may be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to PCHL’s ordinary shares be distributed in Italy, except (1) to professional investors (operatori qualificati); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Decree No. 58 and Article 33, first paragraph, of Consob Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of PCHL’s ordinary shares or distribution of copies of this prospectus or any other document relating to PCHL’s ordinary shares in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, or the Banking Act; and (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

Germany. The offering of PCHL’s ordinary shares is not a public offering in the Federal Republic of Germany. The shares may only be acquired in accordance with the provisions of the Securities Sales Prospectus Act (Wertpapier-Verkaudfspropsektgestz), as amended, and any other applicable German law. No application has been made under German law to publicly market PCHL’s ordinary shares in or out of the Federal Republic of Germany. PCHL’s ordinary shares are not registered or authorized for distribution under the Securities Sales Prospectus Act and accordingly may not be, and are not being, offered or advertised publicly or by public promotion. Therefore, this prospectus is strictly for private use and the offering is only being made to recipients to whom the document is personally addressed and does not constitute an offer or advertisement to the public. PCHL’s ordinary shares will only be available to persons who, by profession, trade or business, buy or sell securities for their own or a third party’s account.

France. PCHL’s ordinary shares offered by this prospectus may not be offered or sold, directly or indirectly, to the public in France. This prospectus has not been or will not be submitted to the clearance procedure of the Autorité des Marchés Financiers, or the AMF, and may not be released or distributed to the public in France. Investors in France may only purchase the ordinary shares offered by this prospectus for their own account and in accordance with articles L. 411-1, L. 441-2 and L. 412-1 of the Code Monétaire et Financier and decree no. 98-880 dated October 1, 1998, provided they are “qualified investors” within the meaning of said decree. Each French investor must represent in writing that it is a qualified investor within the meaning of the aforesaid decree. Any resale, directly or indirectly, to the public of the ordinary shares offered by this prospectus may be effected only in compliance with the above mentioned regulations. “Les actions offertes par ce document d’information ne peuvent pas être, directement ou indirectement, offertes ou vendues au public en France. Ce document d’information n’a pas été ou ne sera pas soumis au visa de l’Autorité des Marchés Financiers et ne peut être diffusé ou distribué au public en France. Les investisseurs en France ne peuvent acheter les actions offertes par ce document d’information que pour leur compte propre et conformément aux articles L. 411-1, L. 441-2 et L. 412-1 du Code Monétaire et Financier et du décret no. 98-880 du 1 octobre 1998, sous réserve qu’ils soient des investisseurs qualifiés au sens du décret susvisé. Chaque investisseur doit déclarer par écrit qu’il est un investisseur qualifié au sens du décret susvisé. Toute revente, directe ou indirecte, des actions offertes par ce document d’information au public ne peut être effectuée que conformément à la réglementation susmentionnée.”

Greece. The prospectus has been submitted for approval by the SEC and not the Greek Capital Market Committee. All information contained in the prospectus is true and accurate. The offering of PCHL’s ordinary shares does not constitute an initial public offer in Greece according to CL. 2190/1920 and L. 3401/2005 as amended and in force. This prospectus is strictly for the use of the entity to which it has been addressed to by the company and not to be circulated in Greece or any other jurisdiction.

This information and documentation is true and accurate and in conformity with the information contained in the prospectus for the offer of ordinary shares, which is being reviewed for approval only by the SEC, and does not constitute provision of the investment service of investment advice according to L. 3606/2007. Any recipient of this material has stated to be a qualified and experienced investor and will evaluate the contents and decide on his/her own discretion whether to participate or not at this offering of ordinary shares.

Switzerland. This prospectus may only be used by those persons to whom it has been directly handed out by the offeror or its designated distributors in connection with the offer described therein. The ordinary shares are only offered to those persons and/or entities directly solicited by the offeror or its designated distributors, and are not offered to the public in Switzerland. This prospectus constitutes neither a public offer in Switzerland nor an issue prospectus in accordance with the respective Swiss legislation, in particular but not limited to Article 652A Swiss Code Obligations. Accordingly, this prospectus may not be used in connection with any other offer, whether private or public and shall in particular not be distributed to the public in Switzerland.

United Kingdom. In the United Kingdom, the ordinary shares offered by this prospectus are directed to and will only be available for purchase to a person who is an exempt person as referred to at paragraph (c) below and who warrants, represents and agrees that: (a) it has not offered or sold, will not offer or sell, any ordinary shares offered by this prospectus to any person in the United Kingdom except in circumstances that do not constitute an offer to the public in the United Kingdom for the purposes of the section 85 of the Financial Services and Markets

Act 2000 (as amended), or the FSMA; and (b) it has complied and will comply with all applicable provisions of FSMA and the regulations made thereunder in respect of anything done by it in relation to the ordinary shares offered by this prospectus in, from or otherwise involving the United Kingdom; and (c) it is a person who falls within the exemptions to Section 21 of the FSMA as set out in The Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order, being either an investment professional as described under Article 19 or any body corporate (which itself has or a group undertaking has a called up share capital or net assets of not less than £500,000 (if more than 20 members) or otherwise £5 million) or an unincorporated association or partnership (with net assets of not less than £5 million) or is a trustee of a high value trust or any person acting in the capacity of director, officer or employee of such entities as defined under Article 49(2)(a) to (d) of the Order, or a person to whom the invitation or inducement may otherwise lawfully be communicated or cause to be communicated. The investment activity to which this document relates will only be available to and engaged in only with exempt persons referred to above. Persons who are not investment professionals and do not have professional experience in matters relating to investments or are not an exempt person as described above, should not review nor rely or act upon this document and should return this document immediately. It should be noted that this document is not a prospectus in the United Kingdom as defined in the Prospectus Regulations 2005 and has not been approved by the Financial Services Authority or any competent authority in the United Kingdom.

Sweden. Neither this prospectus nor the ordinary shares offered hereunder have been registered with or approved by the Swedish Financial Supervisory Authority under the Swedish Financial Instruments Trading Act (1991:980) (as amended), nor will such registration or approval be sought. Accordingly, this prospectus may not be made available nor may the ordinary shares offered hereunder be marketed or offered for sale in Sweden other than in circumstances that are deemed not to be an offer to the public in Sweden under the Financial Instruments Trading Act. This prospectus may not be distributed to the public in Sweden and a Swedish recipient of the prospectus may not in any way forward the prospectus to the public in Sweden.

Norway. This prospectus has not been produced in accordance with the prospectus requirements laid down in the Norwegian Securities Trading Act 1997, as amended. This prospectus has not been approved or disapproved by, or registered with, either the Oslo Stock Exchange or the Norwegian Registry of Business Enterprises. This prospectus may not, either directly or indirectly be distributed to Norwegian potential investors.

Denmark. This prospectus has not been prepared in the context of a public offering of securities in Denmark within the meaning of the Danish Securities Trading Act No. 171 of 17 March 2005, as amended from time to time, or any Executive Orders issued on the basis thereof and has not been and will not be filed with or approved by the Danish Financial Supervisory Authority or any other public authority in Denmark. The offering of the ordinary shares will only be made to persons pursuant to one or more of the exemptions set out in Executive Order No. 306 of 28 April 2005 on Prospectuses for Securities Admitted for Listing or Trade on a Regulated Market and on the First Public Offer of Securities exceeding EUR 2,500,000 or Executive Order No. 307 of 28 April 2005 on Prospectuses for the First Public Offer of Certain Securities between EUR 100,000 and EUR 2,500,000, as applicable.

The Netherlands. The underwriter may not offer, distribute, sell, transfer or deliver any of PCHL’s securities, directly or indirectly, in The Netherlands, as a part of their initial distribution or at any time thereafter, to any person other than PCHL’s employees or employees of PCHL’s subsidiaries, individuals who or legal entities which trade or invest in securities in the conduct of their profession or business within the meaning of article 2 of the Exemption Regulation issued under the Securities Transactions Supervision Act 1995 (Vrijstellingsregeling Wet toezich teffectenverkeer1995), which includes banks, brokers, pension funds, insurance companies, securities institutions, investment institutions, and other institutional investors, including, among others, treasuries of large enterprises who or which regularly trade or invest in securities in a professional capacity.

Cyprus. The underwriter has represented, warranted and agreed that: (i) it will not be providing from or within Cyprus any “Investment Services,” “Investment Activities” and “Non-Core Services” (as such terms are defined in the Investment Firms Law 144(I) of 2007, or the IFL, in relation to the ordinary shares, or will be otherwise providing Investment Services, Investment Activities and Non-Core Services to residents or persons domiciled in Cyprus. The underwriter has represented, warranted and agreed that it will not be concluding in Cyprus any transaction relating to such Investment Services, Investment Activities and Non-Core Services in

contravention of the IFL and/or applicable regulations adopted pursuant thereto or in relation thereto; and (ii) it has not and will not offer any of the ordinary shares other than in compliance with the provisions of the Public Offer and Prospectus Law, Law 114(I)/2005.

Israel. The ordinary shares offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority, or ISA. The ordinary shares may not be offered or sold, directly or indirectly, to the public in Israel. The ISA has not issued permits, approvals or licenses in connection with the offering of the ordinary shares or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the ordinary shares being offered. Any resale, directly or indirectly, to the public of the ordinary shares offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Oman. For the attention of the residents of Oman:

The information contained in this prospectus neither constitutes a public offer of securities in the Sultanate of Oman, or Oman, as contemplated by the Commercial Companies Law of Oman (Sultani Decree 4/74) or the Capital Market Law of Oman (Sultani Decree 80/98), nor does it constitute an offer to sell, or the solicitation of any offer to buy non-Omani securities in Oman as contemplated by Article 6 of the Executive Regulations to the Capital Market Law of Oman (issued vide Ministerial Decision No 4/2001), and nor does it constitute a distribution of non-Omani securities in Oman as contemplated under the Rules for Distribution of Non-Omani Securities in Oman issued by the Capital Market Authority of Oman, or CMA. Additionally, this prospectus is not intended to lead to the conclusion of any contract of whatsoever nature within the territory of Oman.

This prospectus has been sent at the request of the investor in Oman, and by receiving this prospectus, the person or entity to whom it has been issued and sent understands, acknowledges and agrees that this prospectus has not been approved by the CMA or any other regulatory body or authority in Oman, nor has any authorization, license or approval been received from the CMA or any other regulatory authority in Oman, to market, offer, sell, or distribute the shares within Oman.

No marketing, offering, selling or distribution of any financial or investment products or services has been or will be made from within Oman and no subscription to any securities, products or financial services may or will be consummated within Oman. The underwriter is neither company licensed by the CMA to provide investment advisory, brokerage, or portfolio management services in Oman, nor banks licensed by the Central Bank of Oman to provide investment banking services in Oman. The underwriter does not advise persons or entities resident or based in Oman as to the appropriateness of investing in or purchasing or selling securities or other financial products.

Nothing contained in this prospectus is intended to constitute Omani investment, legal, tax, accounting or other professional advice. This prospectus is for your information only, and nothing herein is intended to endorse or recommend a particular course of action. You should consult with an appropriate professional for specific advice on the basis of your situation.

United Arab Emirates. This document has not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates, or the UAE, Emirates Securities and Commodities Authority or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai International Financial Services Authority, or the DFSA, a regulatory authority of the Dubai International Financial Centre, or the DIFC. The sale of the shares does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and the Dubai International Financial Exchange Listing Rules, accordingly, or otherwise.

The shares may not be offered to the public in the UAE and/or any of the free zones including, in particular, the DIFC. The shares may be offered and this document may be issued, only to a limited number of investors in the UAE or any of its free zones (including, in particular, the DIFC) who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned. Management of Pypo and the underwriter represent and warrant that the shares will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones including, in particular, the DIFC.

People’s Republic of China. This prospectus may not be circulated or distributed in the PRC, and PCHL’s ordinary shares may not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Botswana. The company hereby represents and warrants that it has not offered for sale or sold, and will not offer or sell, directly or indirectly the ordinary shares to the public in the Republic of Botswana, and confirms that the offering will not be subject to any registration requirements as a prospectus pursuant to the requirements and/or provisions of the Companies Act, 2003 or the Listing Requirements of the Botswana Stock Exchange.

Hong Kong. The ordinary shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that ordinance. No advertisement, invitation or document, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to the ordinary shares that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that ordinance.

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Singapore. This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ordinary shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

NOTICE TO CANADIAN INVESTORS

Resale Restrictions

The distribution of the ordinary shares in Canada is being made only on a private placement basis exempt from the requirement that PCHL prepare and file a prospectus with the securities regulatory authorities in each province where trades of ordinary shares are made. Any resale of the ordinary shares in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the ordinary shares.

Representations of Purchasers

By purchasing ordinary shares in Canada and accepting a purchase confirmation, a purchaser is representing to PCHL and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the ordinary shares without the benefit of a prospectus qualified under those securities laws;
•	where required by law, that the purchaser is purchasing as principal and not as agent;
•	the purchaser has reviewed the text above under Resale Restrictions; and
•	the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the ordinary shares to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information are available on request.

Rights of Action — Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the ordinary shares, for rescission against PCHL in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the ordinary shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the ordinary shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against PCHL. In no case will the amount recoverable in any action exceed the price at which the ordinary shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, PCHL will have no liability. In the case of an action for damages, PCHL will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the ordinary shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of PCHL’s directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon PCHL or those persons. All or a substantial portion of PCHL’s assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against PCHL or those persons in Canada or to enforce a judgment obtained in Canadian courts against PCHL or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of ordinary shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in the ordinary shares in their particular circumstances and about the eligibility of the ordinary shares for investment by the purchaser under relevant Canadian legislation.

Indemnification

The underwriting agreement provides for indemnification between PCHL and the underwriter against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriter to payments that may be required to be made with respect to those liabilities. PCHL has been advised that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

LEGAL MATTERS

PCHL is being represented by Latham & Watkins with respect to legal matters of United States federal securities and New York State law. Certain legal matters in connection with this offering will be passed upon for the underwriter by Loeb & Loeb LLP. The validity of the ordinary shares offered in this offering and legal matters as to Cayman Islands law will be passed upon for PCHL by Maples and Calder. Legal matters as to PRC law will be passed upon for PCHL by Han Kun Law Offices. Latham & Watkins and Maples and Calder may rely upon Han Kun Law Offices with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of Pypo Digital Company Limited as of March 31, 2008 and 2009 and for each of the three years in the period ended March 31, 2009, included in this prospectus, and the related financial statement schedule included elsewhere in the registration statement of which this prospectus forms a part have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm (which report expresses an unqualified opinion on the financial statements and financial statement schedule and includes an explanatory paragraph regarding the retrospective change in the method of accounting for noncontrolling interest due to the adoption of SFAS No.160. “Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No.51” on April 1, 2009). Such consolidated financial statements and financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte Touche Tohmatsu are located at 35/F, One Pacific Place, 88 Queensway Admiralty, Hong Kong.

The financial statements of Middle Kingdom as of December 31, 2008 and 2007, for the years ended December 31, 2008 and 2007, and for the period from January 17, 2006 (inception) to December 31, 2008 included in this prospectus and in the registration statement of which this prospectus forms a part have been audited by Weiser LLP, an independent registered public accounting firm, to the extent set forth in their reports appearing elsewhere in this prospectus and in the registration statement of which this prospectus forms a part and are included herein in reliance upon the authority of Weiser LLP as experts in accounting and auditing. The offices of Weiser LLP are located at 135 West 50th Street, New York, New York 10020.

WHERE YOU CAN FIND MORE INFORMATION

PCHL files reports and other information with the SEC as required by the Exchange Act. You may read and copy reports and other information filed by PCHL with the SEC at its public reference room located at 100 F Street, N.E., Washington, D.C. 20549-1004. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-1004. PCHL files its reports and other information electronically with the SEC. You may access information on PCHL at the SEC web site containing reports and other information at http://www.sec.gov. This prospectus describes the material elements of relevant contracts, exhibits and other information attached as annexes or exhibits to the registration statement of which this prospectus forms a part. Information and statements contained in this prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex or exhibit to this document.

This prospectus contains important business and financial information about Pypo that is not included in or delivered with this document. You may obtain this additional information, or additional copies of this prospectus, at no cost, and you may ask any questions you may have about this offering by contacting Pypo at the following address or telephone number:

Funtalk China Holdings Limited
South 3/F, Chang’an XingRong Center
No. 1 NaoShiKou Street, XiCheng District
Beijing, China 100031
Attn: Dongping Fei
Phone: 8610-5832-5957
http://www.pypo.net.

PCHL files annual reports on Form 20-F, furnishes information on Form 6-K relating to material events and will provide other information with the SEC as required for a foreign private issuer under the Exchange Act.

PCHL’s agent in the U.S. is Bernard J. Tanenbaum III and can be reached at:

333 Sandy Springs Circle, Suite 223
Atlanta, GA 30328
USA
Phone: 770-394-1234/404-585-4900
Fax: 404-585-4905
Email: jtanenbaum@midkingdom.com

MIDDLE KINGDOM ALLIANCE CORP.
(a development stage company)

Report of Independent Registered Public Accounting Firm	F-3
Balance Sheets as of December 31, 2008 and December 31, 2007	F-4
Statements of Operations for the year ended December 31, 2008, for the year ended December 31, 2007 and for the period January 17, 2006 (inception) to December 31, 2008	F-5
Statements of Changes in Stockholders’ Equity for the year ended December 31, 2008, for the year ended December 31, 2007 and for the period January 17, 2006 (inception) to December 31, 2008	F-6
Statements of Cash Flows for the year ended December 31, 2008, for the year ended December 31, 2007 and for the period January 17, 2006 (inception) to December 31, 2008	F-7
Notes to Financial Statements	F-8
Balance Sheets as of June 30, 2009 (Unaudited) and December 31, 2008	F-18
Statements of Operations for the three and six months ended June 30, 2009 (Unaudited) and 2008 (Unaudited) and for the period January 17, 2006 (inception) to June 30, 2009 (Unaudited)	F-19
Statements of Changes in Stockholders’ Equity for the six months ended June 30, 2009 (Unaudited) and for the period January 17, 2006 (inception) to December 31, 2008	F-20
Statemens of Cash Flows for the six months ended June 30, 2009 (Unaudited) and 2008 (Unaudited) and for the period January 17, 2006 (inception) to June 30, 2009 (Unaudited)	F-21
Notes to Financial Statements	F-22

MK ARIZONA CORP.
(a development stage company)

Balance Sheets as of June 30, 2009 (Unaudited) and December 31, 2008 (Unaudited)	F-30
Notes to Financial Statements	F-31

PYPO DIGITAL COMPANY LIMITED

PYPO CHINA HOLDINGS LIMITED
(a Cayman Islands exempted company)

Unaudited Combined Condensed Pro Forma Financial Statements

Introduction	PF-1
Unaudited Combined Condensed Pro Forma Balance Sheet as of June 30, 2009	PF-4
Unaudited Combined Condensed Pro Forma Statement of Operations for the year ended March 31, 2009	PF-6
Unaudited Combined Condensed Pro Forma Statement of Operations for the period ended June 30, 2009	PF-7
Notes to Unaudited Combined Condensed Pro Forma Financial Statements	PF-8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Middle Kingdom Alliance Corp.

We have audited the accompanying balance sheets of Middle Kingdom Alliance Corp. (a development stage company) (the “Company”) as of December 31, 2008 and 2007 and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2008 and 2007 and for the period from January 17, 2006 (date of inception) to December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Middle Kingdom Alliance Corp. (a development stage company) as of December 31, 2008 and 2007 and the results of its operations and its cash flows for the years ended December 31, 2008 and 2007 and for the period from January 17, 2006 (date of inception) to December 31, 2008 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company will be required to commence its liquidation if a business combination is not consummated by August 31, 2009. This uncertainty raises substantial doubt as to the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WEISER LLP

New York, New York
February 11, 2009

MIDDLE KINGDOM ALLIANCE CORP.
(a development stage company)

BALANCE SHEETS

	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$20,664	$168,915
Investments held in trust account	25,918,923	28,570,476
Income tax refund receivable	240,000	—
Prepaid insurance and other assets	46,003	42,096
Total current assets	$26,225,590	$28,781,487
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,364,522	$109,286
Bank line of credit	249,000	—
Shareholders loans	137,935	—
Due to underwriters	947,662	947,662
Total current liabilities	2,699,119	1,056,948
Commitments:
Class B common stock, $.001 par value, 336,018 and 684,060 shares subject to possible redemption	2,833,624	5,710,264
Stockholders’ Equity:
Preferred stock – $.001 par value; Authorized 1,000,000 shares; none issued	$—	$—
Common stock – $.001 par value; Authorized 15,000,000 shares; issued and outstanding 1,065,650	1,065	1,065
Class B common stock – $.001 par value; Authorized 5,000,000 shares; issued and outstanding 3,072,263 and 3,420,305 (includes 336,018 and 684,060 shares subject to possible redemption)	3,072	3,420
Additional paid-in capital	21,699,418	21,699,070
(Accumulated deficit) retained earnings during the development stage	(1,010,708)	310,720
Total stockholders’ equity	20,692,847	22,014,275
Total liabilities and stockholders’ equity	$26,225,590	$28,781,487

The accompanying notes and report of independent registered public accounting firm should be read in conjunction with the financial statements.

MIDDLE KINGDOM ALLIANCE CORP.
(a development stage company)

STATEMENT OF OPERATIONS

	For the Year Ended		Period from January 17, 2006 (inception) to December 31, 2008
	December 31, 2008	December 31, 2007
Operating expenses:
General, administrative and legal	$(2,151,253)	$(650,384)	$(2,938,863)
Loss from operations	(2,151,253)	(650,384)	(2,938,863)
Profit on sale of investment	699	—	699
Interest income	589,126	1,316,546	1,950,352
(Loss) income before provision for income taxes	(1,561,428)	666,162	(987,812)
Income tax benefit (expense) – current	240,000	(262,896)	(22,896)
Net (loss) income	$(1,321,428)	$403,266	$(1,010,708)
Weighted average number of shares outstanding	4,465,072	4,477,417
Net (loss) income per share — basic	$(0.30)	$0.09
Net (loss) income per share — diluted	$(0.30)	$0.09

The accompanying notes and report of independent registered public accounting firm should be read in conjunction with the financial statements.

MIDDLE KINGDOM ALLIANCE CORP.
(a development stage company)

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock		Class B Common Stock		Additional Paid-In Capital	(Accumulated Deficit) Related Earnings During the Development Stage	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
January 17, 2006 (inception)		$—		$—	$—	$—	$—
Issuances of common stock for cash to founders at $.03 per share (from February 15, 2006 to September 30, 2006)	750,000	750			21,750		22,500
Issuances of Series A units for cash to founders at $8.00 per unit (from February 15, 2006 to September 30, 2006)	90,450	90			723,510		723,600
Sale of Series A units, net of underwriters’ discount and offering expenses on December 19, 2006	198,000	198			1,532,397		1,532,595
Sale of Series B units, net of underwriters’ discount and offering expenses on December 19, 2006 (includes shares subject to possible redemption)			3,300,000	3,300	23,950,909		23,954,209
Proceeds from the issuance of an underwriters’ option					100		100
Reclassification of amounts subject to possible redemption of 659,999 Class B common shares					(5,438,392)		(5,438,392)
Net loss						(92,546)	(92,546)
Balance — December 31, 2006	1,038,450	1,038	3,300,000	3,300	20,790,274	(92,546)	20,702,066
Sale of Series A units, net of underwriters’ discount and offering expenses on January 5, 2007	27,200	27			210,435		210,462
Sale of Series B units, net of underwriters’ discount and offering expenses on January 26, 2007 (includes shares subject to possible redemption)			120,305	120	894,554		894,674
Reclassification of amounts subject to possible redemption of an additional 24,061 Class B common stock for a total of 684,060 Class B common shares					(198,263)		(198,263)
Overpayment of NASD filing fees refunded					2,070		2,070
Net Income						403,266	403,266
Balance — December 31, 2007	1,065,650	1,065	3,420,305	3,420	21,699,070	310,720	22,014,275
Redemption and cancellation of 348,042 Class B common shares			(348,042)	(348)	348		—
Net loss						(1,321,428)	(1,321,428)
Balance — December 31, 2008	1,065,650	$1,065	3,072,263	$3,072	$21,699,418	$(1,010,708)	$20,692,847

The accompanying notes and report of independent registered public accounting firm should be read in conjunction with the financial statements.

MIDDLE KINGDOM ALLIANCE CORP.
(a development stage company)

STATEMENTS OF CASH FLOWS

	For the Year Ended		For the Period from January 17, 2006 (inception) to December 31, 2008
	December 31, 2008	December 31, 2007
Cash flows from operating activities:
Net (loss) income	$(1,321,428)	$403,266	$(1,010,708)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Decrease (increase) value of trust account	15,019	(838)	(24,399)
Deferred interest income included in shares subject to redemption	56,901	69,751	130,510
Changes in operating assets and liabilities:
Prepaid insurance and other assets	(3,907)	90,101	(46,003)
Income tax refund receivable	(240,000)	—	(240,000)
Accounts payable and accrued liabilities	1,255,236	(193,234)	1,364,522
Net cash (used in) provided by operating activities	(238,179)	369,046	173,922

Cash flows from investing activities:
Purchase of investment in trust account, net	2,636,535	(1,339,667)	(25,894,523)
Net cash provided by (used in) investing activities	2,636,535	(1,339,667)	(25,894,523)
Cash flows from financing activities:
Proceeds from common stock to founders	—	—	22,500
Proceeds from Series A units to founders	—	—	723,600
Proceeds from Series A and Series B units sold	—	1,146,708	27,541,672
Proceeds from issuance of an underwriters’ option	—	—	100
Proceeds from bank line of credit	294,000	140,000	444,000
Proceeds from shareholders loans	137,935	—	137,935
Repayment of bank line of credit	(45,000)	(150,000)	(195,000)
Redemption of Class B common shares	(2,933,542)	—	(2,933,542)
Net cash (used in) provided by financing activities	(2,546,607)	1,136,708	25,741,265
Net (decrease) increase in cash	(148,251)	166,087	20,664
Cash and cash equivalents at beginning of period	168,915	2,828	—
Cash and cash equivalents at end of period	$20,664	$168,915	$20,664
Supplemental disclosure of non-cash financing activities:
Accrual of deferred underwriting fees	$—	$39,502	$947,662
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$6,228	$377	$6,605
Income taxes	$—	$281,891	$281,890

The accompanying notes and report of independent registered public accounting firm should be read in conjunction with the financial statements.

Note 1 — Organization and Proposed Business Operations

Middle Kingdom Alliance Corp. (a development stage company) (the “Company”) was incorporated in Delaware on January 17, 2006. The Company was formed to complete a merger, capital stock exchange, asset purchase or other similar business combination (“Business Combination”) with a company in an unspecified industry with principal or substantial operations in the People’s Republic of China (“China”). Such company would be small enough to allow the Company to acquire a material minority investment and large enough to have the organizational and financial infrastructure to operate as a public company. The Company has neither engaged in any operations nor generated any operating revenue to date. At December 31, 2008, the Company had not yet commenced any operations. All activity through December 31, 2008 relates to the Company’s formation, private placement and public offerings and its efforts to complete a Business Combination. The Company is considered to be in the development stage and is subject to the risks associated with activities of development stage companies.

The registration statement for the Company’s initial public offering (the “Public Offering”) was declared effective on December 13, 2006. The Company completed a private placement (the “Private Placement”) in February 2006 and received net proceeds of $723,600. The Company consummated the Public Offering on December 19, 2006 and received proceeds of $26,394,963, net of underwriters discount of $1,119,360 and offering expenses of $469,677. On January 4, 2007, and January 26, 2007, the underwriters exercised a portion of their over-allotment option from which the Company received proceeds of $1,144,639, net of underwriters discount of $35,401. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Private Placement and the Public Offering (collectively the “Offerings”) (as described in Note 4), although substantially all of the net proceeds of the Offerings are intended to be generally applied toward consummating a Business Combination with a company with principal or substantial operations in China.

The Company’s Certificate of Incorporation, prior to an amendment filed on December 10, 2008 as discussed below, provided for mandatory liquidation of the Company, in the event that the Company does not complete a Business Combination within 18 months after the Effective Date of the Public Offering on December 13, 2006, being June 13, 2008 (or within 24 months after the effective date of the Public Offering if a letter of intent, agreement in principle or definitive agreement has been executed within 18 months after the effective date of the Public Offering and the Business Combination has not been completed within such 24 month period, being December 13, 2008). On May 23, 2008 the Company issued a press release in connection with its execution of a letter of intent to complete a business combination with a company having its principle operations in China. Pursuant to the Company’s Certificate of Incorporation, execution of the letter of intent affords the Company an extension to complete the business combination, until December 13, 2008.

As described in Note 3, on September 5, 2008 the Company signed an Agreement and Plan of Merger, Conversion and Share Exchange with Pypo Digital Company Limited (“Pypo or Pypo Cayman”). Pypo, a Cayman Islands limited liability company, through its subsidiaries in China and Hong Kong, is a leading distributor of Samsung wireless communication devices and other related products. The transactions contemplated by the merger agreement would constitute a Business Combination.

On September 15, 2008 the Company filed a registration statement on Form S-4 containing a prospectus for the transactions contemplated by the merger agreement and a proxy for the special meeting of the Company’s stockholders to vote on the proposed business combination with Pypo. The SEC staff completed its initial review of the Form S-4 and issued its initial comments 25 days after the September 15, 2008 filing date on October 10, 2008. On December 8, 2008, the Company filed the first amended registration statement on Form S-4 addressing each of the SEC staff’s comments received from its initial Form S-4 registration statement filing. The Company received comments from the SEC staff on the amended Form S-4 on December 19, 2008. On January 16, 2009, the Company filed a second amendment to the Form S-4 addressing each of the SEC staff’s comments received from its first amended Form S-4 registration statement filing. The SEC staff may have additional comments on the second amended Form S-4 registration statement, which the Company would have to address in another amended Form S-4 registration statement. Once the SEC declares the Form S-4 registration statement effective, the Company will be able to mail the registration statement to its stockholders and schedule the special stockholders meeting to consider the business combination.

Because the Company could not predict with any certainty the length of the SEC staff’s review process and because it had to give stockholders sufficient time to review the proxy statement/prospectus prior to the special meeting to consider the business combination with Pypo, the Company concluded that it would not be able to complete the business combination by December 13, 2008. Therefore, on November 3, 2008 the Company filed with the SEC a preliminary proxy statement for a special meeting of its stockholders at which the stockholders would be asked to approve three amendments (the “extension amendments”) to the Company’s Certificate of Incorporation that would extend the December 13, 2008 deadline to August 31, 2009. In the preliminary proxy statement, the Company tentatively set the date for the special meeting as December 10, 2008. On November 10, 2008, the Company received comments from the SEC staff on the preliminary proxy statement to which the Company responded accordingly. On November 25, 2008 the SEC staff advised the Company that they had no additional comments on the preliminary proxy statement (although the SEC staff may always perform an additional review and have additional comments, and neither the SEC or the SEC staff pass on the accuracy or adequacy of the proxy statement) and on November 26, 2008 the Company’s registrar and transfer agent mailed the proxy statement to the Company’s stockholders of record to schedule a special meeting to consider the extension amendments for December 10, 2008. During the period from November 26, 2008 to the special stockholders meeting on December 10, 2008, Capital Ally Investments Limited (“Capital Ally”) together with ARCH Digital Holdings, Ltd. (“ARCH”), purchased 2,685,200 of the Company’s Class B Common Stock for an ownership interest of 87.40% of the outstanding Class B Common Stock at December 31, 2008. Capital Ally and ARCH hold 67% and 33%, respectively, of the ordinary shares of Pypo. On December 10, 2008, the extension amendments were approved by the common stockholders and the Class B stockholders. As the result of the extension amendments, the Company now has until August 31, 2009 to complete its proposed business combination with Pypo before it must liquidate. If the Company is unable to complete its proposed business combination with Pypo it will not pursue another Business Combination, and it will liquidate.

With respect to a Business Combination which is approved and consummated, any Class B common stockholders who votes against the Business Combination may demand that the Company redeem their shares for cash. The conversion price will equal $8.24 per share of Class B common stock, plus a pro-rata share of the interest earned in the Trust Account (see below) in excess of the lesser of $1,200,000 or 50% of such interest (prior to the payment of any federal and state taxes due by the Company). Such amount aggregates approximately $8.51 per share and $8.35 per share at December 31, 2008 and 2007.

The Company’s Certificate of Incorporation provided that the Company will proceed with a Business Combination only if the holders of a majority of the Class B shares cast at the meeting to approve the Business Combination vote in favor of the Business Combination and Class B stockholders owning less than 20% of the outstanding Class B shares (684,060 shares) vote against the Business Combination and exercise their conversion rights to have their shares redeemed for cash. However, in connection with the special meeting to consider the extension amendments, Class B stockholders who voted against the extension amendment had the right to demand that the Company redeem their Class B shares for cash. The holders of 348,042 Class B shares, or 10.17% of the Class B shares outstanding, elected to redeem their shares for cash, and such shares were redeemed by the Company in December, 2008 for an aggregate of $2,933,542 using the proceeds of the partial sale of investments held in the Trust Account.

As a result of these redemptions, the Company will now proceed with a Business Combination only if the holders of less than 336,019 Class B shares (9.82% of the number of Class B shares originally issued and 10.94% of the Class B shares that remain outstanding at December 31, 2008) elected to redeem their shares for cash. In connection with the vote required for any Business Combination, all our officers, directors and sponsor have agreed to vote any Class B common stock owned by them prior to the public offering in accordance with the majority of the Class B shares voted by the public Class B stockholders.

Accordingly, the amount that would be payable for the redemption of the 336,018 Class B shares (684,060 shares at December 31, 2007) by Class B stockholders electing redemption in the event of a Business Combination has been classified as Class B common stock subject to possible redemption in the accompanying Balance Sheets.

The amounts of $25,918,923 and $28,570,476 are being held in a trust account (“Trust Account”) at December 31, 2008 and December 31, 2007, respectively, and invested until the earlier of (i) the consummation of a Business Combination or (ii) the liquidation of the Company. The investments held by the Trust Account at December 31, 2008 and 2007 were as follows (see Note 2):

	Face amount	Original cost	Fair value	Maturity date
December 31, 2008
Federal Home Loan Bank discount note	25,928,000	$25,894,521	$25,922,555	January 16, 2009
December 31, 2007
Federal Home Loan Bank discount note	28,738,000	$28,530,827	$28,613,851	February 20, 2008

On January 16, 2009, the Company instructed the Trustees for the Trust Account to re-invest the proceeds from the maturing Federal Home Loan Bank discount note in a Federal National Mortgage Association discount note (“Fannie Mae”), maturing on March 16, 2009. The Fannie Mae has a yield of 0.00% per annum.

The amount in the Trust Account includes $1,055,187 and $1,166,561 of contingent underwriting compensation (the “Compensation”) at December 31, 2008 and December 31, 2007, respectively. If no additional Class B shares are redeemed for cash in connection with a Business Combination, then the underwriter will been titled to receive the entire Compensation upon the consummation of a Business Combination. The underwriter will forfeit $.32 of Compensation for each share of Class B stock that is redeemed for cash in connection with a Business Combination, and the underwriter will forfeit all of the Compensation if the Company does not consummate a Business combination and liquidates. The deferred underwriting fees of $107,526 at December 31, 2008 and $218,900 at December 31, 2007 related to the number of shares of Class B stock that are subject to redemption are included in the balance of Class B common stock subject to redemption in the accompanying Balance Sheet. The deferred underwriting fees applicable to the remaining shares of Class B common stock are reflected as due to underwriters in the accompanying Balance Sheet.

One half of the interest earned in the Trust Account (prior to the payment of any federal and state taxes due by the Company) up to a maximum of $1,200,000 will be available to the Company to fund legal, accounting and continuing general and administrative expenses. At December 31, 2008, the Company had withdrawn a total of $1,021,001 of the interest earned on the Trust Account. At December 31, 2008, a balance of $178,999 may be withdrawn by the Company before reaching the maximum allowable amount of $1,200,000. However, due to declining interest rates, the Company believes that the Trust Account will not earn sufficient interest through August 31, 2009 to make available the remaining $178,999 distributable to the Company.

As of December 31, 2008, the Company had accounts payable to creditors and an outstanding payable to the bank under the Company’s line of credit totaling $1,364,522 and $249,000, respectively. Of the $1,364,522 payable to creditors at December 31, 2008, creditors who are owed $286,604 have waived their right to seek payment from the Trust Account. Creditors who have not waived their right to seek payment from the Trust Account could bring actions against the Company and if they won their cases could potentially proceed against the Trust Account if the Company did not have sufficient funds to pay them, which would reduce the amount distributable to the Class B common stockholders in any liquidation. Under an agreement with the underwriters, the Company’s officers, directors, and initial stockholder have agreed to indemnify the Trust Account from any such third party claims on a several basis, in proportion to their ownership interest in the Series A Units issued in a private placement prior to the Company’s initial public offering. However, because the indemnity is on a several basis, there can be no assurance that all amounts payable to the Company pursuant to the indemnity agreement would in fact be collected by the Company. If creditors bring actions against the Company and win their cases and proceed against the Trust Account and if any amounts owed to the Company under the indemnity agreement are not collected, then, to the extent the Company’s expenses exceed the amount the Trust Account can distribute to the Company from its interest income, the per share amount distributable to the Class B common stockholders in any liquidation would be reduced.

In the event of the liquidation of the Company, after the foregoing costs and expenses have been paid or reserved and the required stockholder approval has been received, the Company will distribute to its Class B common stockholders the amount in the Trust Account. At December 31, 2008, the amount available in the Trust Account would equal approximately $8.04 per Class B common stock after reserving for all amounts due the Company’s creditors, excluding those that have waived their right to seek payment from the Trust Account, the outstanding payable to the bank under the Company’s line of credit and the approximate $125,000 estimated costs associated with the Company’s plan of dissolution and distribution.

It is, however possible, that the amount payable to our Class B common stockholders could be reduced from the $8.04 discussed above. As a result of declining interest rates as the Company continues to proceed with the completion of the proposed business combination with Pypo, its operational costs will continue to exceed the interest income the Trust Account can distribute to the Company. As a result, the amounts due to creditors, who could proceed against the Trust Account for payment, unless such right has been waived as discussed above, could increase. In addition, the amounts payable to the Class B common stockholders may be further reduced by any other claims against the Company, whether by target companies, vendors, or others. The Company is not presently aware of any such claims at the time of this Form 10-K filing.

The holders of common stock will be entitled to receive the balance, if any, of the maximum amount of interest distributable to the Company and not previously distributed, as well as any other remaining net assets, after payment to our Class B common stockholders. The Company does not currently expect that any amounts will be available to distribute to its common stockholders.

As a result of the circumstances discussed above, the Company has raised additional funds in order to meet the expenditures required for operating its business to complete the business combination with Pypo. In December, 2008, certain of the Company’s Officers, Directors and Sponsor advanced the Company $137,935 in the form of an interest free loan to be repaid at the consummation of the business combination with Pypo (see Note 7). To the extent required, additional financing may be more difficult to obtain due to the current economic slowdown.

Note 2 — Summary of Significant Accounting Policies

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company will be required to commence its liquidation if a business combination is not consummated by August 31, 2009. This uncertainty raises substantial doubt as to the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Cash and cash equivalents:

The Company has defined cash and cash equivalents as highly liquid investments with original maturities of less than ninety days. The Company maintains its cash in bank deposit accounts which, at times, may exceedfederally insured limits. As of December 31, 2008 and 2007, there is $0 and $68,915 in excess of FDIC insurance limits. The Company has not experienced any losses in such accounts.

Net income (loss) per common share:

Net income (loss) per share has been computed by dividing net income (loss) for the period by the weighted average number of common shares outstanding for the period. Diluted earnings per share give effect to dilutive options and warrants outstanding during the period. No effect has been given to potential issuances of common shares, aggregating 5,777,355 at December 31, 2008 and 2007 from warrants or the underwriters purchase option in the computation of the diluted income (loss) per share, as the outstanding warrants and underwriters purchase option are contingently exercisable, commencing on the later of the consummation by the Company of a Business Combination or December 13, 2007.

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Investments held in trust account:

Investments held in trust are invested in United States government securities (“US Securities”) with a maturity of 180 days or less. The US Securities have been classified as held-to-maturity and measured at their amortized cost, which approximates fair value (see Note 1). The excess of fair value (amortized cost) over cost, exclusive of the deferred interest described below, is considered accrued interest which is included in interest income in the accompanying Statements of Operations. These US Securities are typically purchased at a discount from their face value in order to create a yield which is fixed through their maturity.

In December, 2008 the Company sold a portion of the securities in the Trust Account to fund the redemption of the shares of Class B common stock redeemed in connection with the special meeting to vote on the extension amendment (see Note 1). The Company does not believe that the sale affects its intent or ability to hold the remaining securities in the Trust Account to maturity as the sale was the result of an isolated and nonrecurring event.

Deferred interest:

Deferred interest represents the portion of the interest earned on the investments in the Trust Account that is credited to the carrying amount of the Class B common stock subject to possible redemption. The amount of interest treated as deferred interest consists of 19.99% of the interest attributable to the Class B common stockholders through December 10, 2008, and 9.82% of such interest for the period December 11, 2008 to December 31, 2008. The interest income attributable to the Class B common stockholders is computed as total interest income earned in the Trust Account in excess of the lesser of $1,200,000 or 50% of such interest prior to the payment of any federal and state taxes due by the Company. Deferred interest of $130,510 and $73,309 is included in the value of the Class B common stock subject to possible redemption at December 31, 2008 and December 31, 2007, respectively, in the accompanying Balance Sheets.

Income taxes:

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

As of January 1, 2007, the Company has adopted FIN 48, Accounting for Uncertainty in Income Taxes, as amended.

Overnight reverse repurchase agreements:

The Company invests its excess cash held in its checking account in overnight reverse repurchase agreements, with its bank. In connection with these transactions, it is the policy of the bank to deposit the underlying collateral in US Government Agency obligations, with the Federal Reserve for the benefit of the Company. The fair value of the underlying collateral exceeds the principal amount of the overnight reversere purchase agreement, including accrued interest.

New accounting pronouncements:

The Company does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on its financial position or results of operations.

Note 3 — Proposed Merger with Pypo

On September 5, 2008, the Company signed an Agreement and Plan of Merger, Conversion and Share Exchange (the “merger agreement”) with Pypo Digital Company Limited (“Pypo or Pypo Cayman”). Pypo, a Cayman Islands limited liability company, through its subsidiaries in China and Hong Kong, is a distributor of Samsung wireless communication devices and other related products. The transactions contemplated by the merger agreement would constitute a Business Combination.

As part of the series of transactions contemplated by the merger agreement, the Company established MK Arizona Corp. (“MK Arizona”), a wholly owned Arizona subsidiary, and would effect a short-form merger, pursuant to which the Company would merge with and into MK Arizona, with MK Arizona remaining as the surviving corporation. After the merger, MK Arizona would become a Cayman Islands exempted company (“MK Cayman”) pursuant to a conversion and continuation procedure under Arizona and Cayman Islands law. The reorganization would change Middle Kingdom’s place of incorporation from Delaware to the Cayman Islands (“the redomestication”) and the outstanding securities of the Company would be converted into securities of MK Cayman.

Pursuant to the merger agreement, after the redomestication, MK Cayman would acquire all of the outstanding shares of Pypo Cayman by issuing the Pypo Cayman shareholders an aggregate of 45,000,000 MK Cayman ordinary shares and 3,400,000 MK Cayman Class B warrants. In addition, MK Cayman would agree to issue the Pypo Cayman shareholders up to an additional 23,000,000 MK Cayman ordinary shares pursuant to an earn-out provision in the merger agreement based on the adjusted net income of the combined company during the fiscal years ending March 31, 2010, 2011 and potentially 2012.

As a result of the business combination with Pypo, the stockholders of the Company are expected to beneficially own approximately 8.4% of the outstanding ordinary shares of MK Cayman, and the stockholders of Pypo are expected to own beneficially approximately 91.6% of the outstanding ordinary shares of MK Cayman, assuming no conversions of shares into cash from funds available in the Trust Account, and assuming the earn-out is not achieved. If the earn-out is achieved, then the stockholders of the Company are expected to beneficially own approximately 5.7% of the issued and outstanding ordinary shares of MK Cayman, and the Pypo shareholders are expected to beneficially own approximately 94.3% of the issued outstanding ordinary shares of MK Cayman. None of the foregoing percentages reflects the potential effect of an exercise of either the currently outstanding warrants, the warrants to be issued to the Pypo shareholders or the option to purchase Series A Units and Series B Units by the Representative of the underwriters.

On September 15, 2008 the Company filed a registration statement on Form S-4 containing a prospectus for the transactions contemplated by the merger agreement and a proxy for the special meeting of the Company’s stockholders to vote on the proposed business combination with Pypo. The SEC staff has completed its initial review of the Form S-4 and issued its comments 25 days after the September 15, 2008 filing date on October 10, 2008. On December 8, 2008, the Company filed the first amended registration statement on Form S-4 addressing each of the SEC staff’s comments received from its initial Form S-4 registration statement filing. The Company received comments from the SEC staff on the amended Form S-4 on December 19, 2008. On January 16, 2009, the Company filed a second amendment to the Form S-4 addressing each of the SEC staff’s comments received from its first amended Form S-4 registration statement filing. The SEC staff may have additional comments on the second amended Form S-4 registration statement, which the Company would have to address in another amended Form S-4 registration statement. Once the SEC declares the Form S-4 registration statement effective, the Company will be able to mail the registration statement to its stockholders and schedule the special meeting stockholders meeting to consider the business combination.

The Company expects to seek stockholder approval of the proposed business combination with Pypo as soon as possible after completion of the SEC staff’ s review process of the Form S-4 registration statement filed with the SEC in connection with the Pypo business combination. The Company’s management will not pursue any other business combination, even if the proposed Pypo business combination is abandoned, or attempt any extension of the business combination deadline beyond August 31, 2009, if the business combination cannot be completed by that date.

Note 4 — Offerings

Public Offering

On December 19, 2006, the Company sold 198,000 Series A Units at $8.00 per unit and 3,300,000 Series B Units at $8.00 per unit to the public. On January 4, 2007, and January 26, 2007, the underwriters exercised a portion of their over-allotment option for 27,200 Series A Units at $8.00 per unit and 120,305 Series B Units at $8.00 per unit, respectively. Each Series A Unit consists of one share of the Company’s common stock, $.001 par value, and five non-redeemable common stock purchase Class A warrants. Each Series B Unit consists of one share of the Company’s Class B common stock, $.001 par value, and one redeemable common stock purchase Class B warrant.

Each Class A warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing on the later of (a) one year from the Effective Date of the Public Offering, being December 13, 2007 or (b) the completion of a Business Combination with a company, and expiring seven years from the Effective Date of the Public Offering, being December 13, 2013. Each Class B warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing on the later of (a) one year from the Effective Date of the Public Offering, being December 13, 2007 or (b) the completion of a Business Combination with a company, and expiring seven years from the Effective Date of the Public Offering, being December 13, 2013 or earlier upon redemption.

The Company has a right to redeem the outstanding Class B warrants after the consummation of a Business Combination if there is an effective registration statement with a current prospectus on file providing for the resale of the underlying shares of common stock, in whole and not in part, at a price of $.01 per Class B warrant at any time after the Class B warrants become exercisable, upon a minimum of 30 days’ prior written notice of redemption, and if, and only if, the last sales price of the common stock equals or exceeds $16.00 per share for any 20 trading days within a 30 trading day period ending three business days before the notice of redemption. If the Company calls the Class B warrants, the holders will either have to exercise the warrants by purchasing the common stock from the Company or the warrants will be redeemed at $.01 per warrant.

The Warrants can be exercised (i) by the Warrant holder paying in full, in lawful money of the United States, in cash, good certified check or good bank draft payable to the order of the Company (or as otherwise agreed to by the Company), the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for common stock, and the issuance of the common stock or (ii) in the event that the Board of Directors of the Company, in their sole discretion, determine that the Warrants may be exercised on a “cashless basis,” by surrendering his or her Warrant for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the Warrant, multiplied by the difference between the Warrant Price and the “Fair Market Value” by (y) the Fair Market Value. The “Fair Market Value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third business day prior to the date on which the notice of redemption is sent to holders of Warrants.

In accordance with the warrant agreement relating to the Warrants sold and issued in the Offerings, the Company is only required to use its best efforts to maintain the effectiveness of the registration statement covering the Warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration is not effective at the time of exercise, the holder of such Warrant shall not be entitled to exercise such Warrant and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the warrant exercise. Consequently, the Warrants may expire unexercised and unredeemed.

The Company sold to the Representatives of the underwriters, for $100, an option to purchase up to a total of 19,800 Series A Units at a per-unit price of $10.00 and/or up to a total of 330,000 Series B Units at a per-unit price of $10.00. The Series A Unit and Series B Unit that would be issued upon the exercise of this option are identical to those sold in the Offerings, provided that the exercise price of the Class A Warrants and Class B Warrants underlying the Series A Units and Series B Units, respectively, will have an exercise price of $10.00 per share (200% of the exercise price of the Class A Warrants and Class B Warrants included in the units sold in the Offerings). This option is exercisable at $10.00 per Series A Unit and Series B Unit on the later of the completion of a Business Combination or one year from the effective date of the Public Offering, being December 13, 2007 and expiring five years from the effective date of the Public Offering, being December 13, 2011.

The option may not be sold, transferred, assigned, pledged or hypothecated for a period of one hundred eighty days from the effective date of the Public Offering, being June 11, 2007, except to officers and partners of the underwriters and members of the selling group and/or their officers and partners. The option has a life of five years from the effective date, being December 13, 2011. The sale of the option is accounted for as an equity transaction. Accordingly, there has not been any net impact on the Company’s financial position or results of operations, except for the recording of the $100 proceeds from the sale.

The sale of the option has been accounted for as an equity transaction in accordance with Emerging Issues Task Force No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, and therefore would be measured at its fair value on the date of the sale, being December 19, 2006, in accordance with Statements of Financial Accounting Standards No. 123 (revised 2004),

Share-based Payment, which would result in an increase in the Company’s cash position and shareholders’ equity by the $100 proceeds from the sale. Notwithstanding anything to the contrary contained in this Representatives’ Unit Purchase Option, in no event will the Company be required to net cash settle the exercise of the Representatives’ Unit Purchase Option or the Warrants underlying the Unit Purchase Option. The holder of the Representatives’ Unit Purchase Option and the Warrants underlying the Representatives’ Unit Purchase Option will not be entitled to exercise the Representatives’ Unit Purchase Option or the Warrants underlying such Unit Purchase Option unless a registration statement is effective, or an exemption from the registration requirements is available at such time and, if the holder is not able to exercise the Representatives’ Unit Purchase Option or underlying Warrants, the Representatives’ Unit Purchase Option and/or the underlying Warrants, as applicable, will expire worthless.

The Company has determined based upon a trinomial model, that the estimated fair value of the option on the date of sale, being December 19, 2006, and in accordance with Statements of Financial Accounting Standards No. 123 (revised 2004), would be $13.87486 per Series A Unit and $2.77497 per Series B Unit or an aggregate of $274,722 for the Series A Units and an aggregate of $915,740 for the Series B Units, assuming an expected life of five years, volatility of 39.13545 and a risk-free interest rate of 5.0504%. The volatility calculation of 39.13545 is based on the latest five year average volatility of 77 companies drawn from 191 companies listed on the Shanghai Stock Exchange that had been trading for at least five years and that had market capitalizations ranging from $25 million to $151 million (the “Index”). The 77 companies comprising the Index are the companies with the highest, the lowest, and the midpoint market capitalizations (where available) within 29 industry sectors. Because the Company does not have a trading history, the Company estimated the potential volatility of its common stock price, which will depend on a number of factors which cannot be ascertained at this time.

This calculation used the month end closing prices for the five year period starting December 31, 2001 and ending November 30, 2006. The Company referred to the latest five year average volatility of the Index because management believes that the average volatility of such index is a reasonable benchmark to use in estimating the expected volatility of the Company’s common stock after consummation of a Business Combination. Although an expected life of five years was taken into account for purposes of assigning a fair value to this option, if the Company does not consummate a Business Combination within the prescribed time period and liquidates, this option would become worthless.

Pursuant to Rule 2710(g)(1) of the NASD Conduct Rule, the option to purchase up to a total of 19,800 Series A Units and/or up to a total of 330,000 Series B Units is deemed to be underwriting compensation and therefore upon exercise, the underlying shares and warrants are subject to a 180-day lock-up. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) from the effective date of the Public Offering except to officers and partners of the underwriters and members of the selling group and/or their officers and partners.

Private Placement

In February 2006, the Company sold to its principal stockholder, officers and directors an aggregate of 90,450 Series A Units at $8.00 per unit. The Series A Units consist of one share of the Company’s common stock, $.001 par value, and five non-redeemable common stock purchase Class A warrants. The Series A Units sold in the Private Placement are identical to the Series A Units sold in the Public Offering.

Note 5 — Accounts payables and accrued liabilities

Accounts payable and accrued liabilities at December 31, 2008 and December 31, 2007, consist of the following:

	December 31, 2008	December 31, 2007
Audit fees	$151,671	$78,000
Legal fees	896,079
Management fees	45,000
Other accrued expenses	271,772	31,286
	$1,364,522	$109,286

Note 6 — Bank Line of Credit

On December 19, 2006, Wachovia Bank provided the Company with a line of credit for $250,000 to finance the Company’s general working capital needs. At December 31, 2008 and December 31, 2007, the Company had $249,000 and $0 outstanding under the line of credit, respectively.

The line of credit was initially established to mature in 24 months from the date of the Public Offering, on December 19, 2008. On July 1, 2008, Wachovia Bank extended the line of credit from December 19, 2008 to September 1, 2009. Interest is charged at LIBOR plus 2% per annum, which at December 31, 2008 and December 31, 2007 was 3.90% and 7.24%, respectively, with interest payable monthly and the outstanding principal and interest due and payable at maturity.

In accordance with the terms of the line of credit, the bank must authorize all distributions to the Company to the extent that the aggregate sum of interest distributed to the Company from the Trust Account exceeds $900,000. In July 2008, August 2008, September 2008 and November 2008, Wachovia Bank authorized the distribution to the Company from the Trust Account the Company’s share of the interest earned up to the $1,200,000 limit discussed in Note 1.

Note 7 — Related Party Transaction

The Company has agreed to pay several of the officers and directors and/or their affiliated companies an aggregate monthly fee of $7,500 for general and administrative services including office space, utilities, and secretarial support in Shanghai, China and Atlanta, Georgia from the Effective Date of the Public Offering through the completion of a Business Combination. The administrative fee of $7,500 per month is allocated among Primus Capital LLC, an affiliate of Mr. Tanenbaum, CEO; Mr. Marks, President; MTP Holdings Ltd. an affiliate of Messrs. Yao (officer and director), Chai (officer), and Ding (officer); and Mr. Lam, an officer and director. At December 31, 2008 and December 31, 2007, the Company accrued a balance of $45,000 and $0, respectively, to the above mentioned officers and directors and/or their affiliated companies.

In November and December, 2008, certain of the Company’s Officers, Directors and Sponsor advanced the Company $137,935. The loans are interest free and are repayable upon the consummation of the proposed business combination with Pypo (see Note 3). On January 26, 2009, the Sponsor advanced the Company an additional amount of $38,582 on the same terms and conditions as the advances made in November and December 2008.

Note 8 — Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences, as may be determined from time to time by the Board of Directors. At December 31, 2008 and December 31, 2007, no preferred shares were issued and outstanding.

Note 9 — Income Taxes

The provision for income tax (benefit) expense consists of the following:

	December 31,
	2008	2007
Current — Federal	$(200,000)	$223,459
Current — State and Local	(40,000)	39,437
Deferred — Federal	—	—
Deferred — State and Local	—	—
Total	$(240,000)	$262,896

The income tax benefit in 2008 results from a refund of prior years’ income taxes from the carryback of the 2008 losses against the taxable income for prior year.

The Company’s deferred tax assets are as follows:

	December 31,
	2008	2007
Benefit of net operating loss carryforwards	$323,000	—
Valuation allowance	(323,000)	—
Net deferred tax assets	$—	$—

At December 31, 2008 the Company has net operating loss carryforwards of approximately $850,000 available to reduce income taxes on future years’ taxable income. The Company has provided a valuation allowance of 100% of the future benefit of its net operating loss carryforwards as management is not able to conclude that the future realization of the net operating loss carryforwards is more likely than not.

The following reconciles the Company’s effective tax rates to the statutory income tax rates:

	December 31,
	2008	2007
Statutory federal income tax rate	-34%	34%
State and local income taxes	-4%	4%
Deferred tax asset valuation allowance	22%	-3%
Effective tax rate	-16%	35%

Note 10 — Summarized Quarterly Data (unaudited)

Financial information for each quarter for the years ended December 31, 2008 and December 31, 2007 is as follows:

	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008
Loss from operations	$(313,211)	$(343,154)	$(742,402)	$(752,486)
Profit on sale of investment	—	—	—	699
Interest Income	227,058	151,685	134,828	75,555
Loss before provision for income taxes	(86,153)	(191,469)	(607,574)	(676,232)
Provision for income tax benefit — current	—	—	—	240,000
Net loss	$(86,153)	$(191,469)	$(607,574)	$(436,232)
Weighted average number of shares outstanding	4,485,955	4,485,955	4,485,955	4,402,425
Net loss per share — basic	$(0.02)	$(0.04)	$(0.14)	$(0.10)
Net loss per share — diluted	$(0.02)	$(0.04)	$(0.14)	$(0.10)

	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007
Loss from operations	$(175,678)	$(142,960)	$(119,649)	$(212,097)
Interest Income	340,446	327,868	345,467	302,765
Income before provision for income taxes	164,768	184,908	225,818	90,668
Provision for income tax (expense) — current	(62,244)	(62,861)	(94,263)	(43,528)
Net income	$102,524	$122,047	$131,555	$47,140
Weighted average number of shares outstanding	4,450,087	4,485,955	4,485,955	4,485,955
Net income per share — basic	$0.02	$0.03	$0.03	$0.01
Net income per share — diluted	$0.02	$0.03	$0.03	$0.01

MIDDLE KINGDOM ALLIANCE CORP.
(a development stage company)

BALANCE SHEETS

	June 30, 2009	December 31, 2008
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$16,924	$20,664
Cash held in trust account	25,891,135	25,918,923
Income tax refund receivable	240,000	240,000
Prepaid insurance and other assets	—	46,003
Total current assets	$26,148,059	$26,225,590
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,557,482	$1,364,522
Bank line of credit	249,000	249,000
Shareholders loans	228,949	137,935
Due to underwriters	1,005,694	947,662
Liability to redeeming Class B Common Stockholders	1,317,348	0
Total current liabilities	5,358,473	2,699,119
Commitments:
Class B common stock, $.001 par value, 0 and 336,018 shares subject to possible redemption	—	2,833,624
Stockholders’ Equity:
Preferred stock – $.001 par value; Authorized 1,000,000 shares; none issued	$—	$—
Common stock – $.001 par value; Authorized 15,000,000 shares; issued and outstanding 1,065,650	1,065	1,065
Class B common stock – $.001 par value; Authorized 5,000,000 shares; issued and outstanding 2,917,593 and 3,072,263 (includes 0 and 336,018 shares subject to possible redemption)	2,918	3,072
Additional paid-in capital	23,157,127	21,699,418
(Accumulated deficit) during the development stage	(2,371,524)	(1,010,708)
Total stockholders’ equity	20,789,586	20,692,847
Total liabilities and stockholders’ equity	$26,148,059	$26,225,590

The accompanying notes should be read in conjunction with the financial statements.

MIDDLE KINGDOM ALLIANCE CORP.
(a development stage company)

STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Six Months Ended		Period from January 17, 2006 (inception) to June 30, 2009
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Operating expenses:
General, administrative and legal	$(809,514)	$(343,154)	$(1,377,499)	$(656,365)	$(4,316,362)
Loss from operations	(809,514)	(343,154)	(1,377,499)	(656,365)	(4,316,362)
Profit on sale of investment	—	—	—	—	699
Interest income	4,367	151,685	16,683	378,743	1,967,035
(Loss) income before provision for income taxes	(805,147)	(191,469)	(1,360,816)	(277,622)	(2,348,628)
Income tax benefit (expense) – current	—	—	—	—	(22,896)
Net (loss) income	$(805,147)	$(191,469)	$(1,360,816)	$(277,622)	$(2,371,524)
Weighted average number of shares outstanding	4,136,213	4,485,955	4,136,366	4,485,955
Net (loss) income per share – basic	$(0.19)	$(0.04)	$(0.33)	$(0.06)
Net (loss) income per share – diluted	$(0.19)	$(0.04)	$(0.33)	$(0.06)

The accompanying notes should be read in conjunction with the financial statements.

MIDDLE KINGDOM ALLIANCE CORP.
(a development stage company)

STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY
(Unaudited)

	Common Stock		Class B Common Stock		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit) During the Development Stage	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
January 17, 2006 (inception)		$—		$—	$—	$—	$—
Issuances of common stock for cash to founders at $.03 per share (from February 15, 2006 to September 30, 2006)	750,000	750			21,750		22,500
Issuances of Series A units for cash to founders at $8.00 per unit (from February 15, 2006 to September 30, 2006)	90,450	90			723,510		723,600
Sale of Series A units, net of underwriters’ discount and offering expenses on December 19, 2006	198,000	198			1,532,397		1,532,595
Sale of Series B units, net of underwriters’ discount and offering expenses on December 19, 2006 (includes shares subject to possible redemption)			3,300,000	3,300	23,950,909		23,954,209
Proceeds from the issuance of an underwriters’ option					100		100
Reclassification of amounts subject to possible redemption of 659,999 Class B common shares					(5,438,392)		(5,438,392)
Net loss						(92,546)	(92,546)
Balance – December 31, 2006	1,038,450	1,038	3,300,000	3,300	20,790,274	(92,546)	20,702,066
Sale of Series A units, net of underwriters’ discount and offering expenses on January 5, 2007	27,200	27			210,435		210,462
Sale of Series B units, net of underwriters’ discount and offering expenses on January 26, 2007 (includes shares subject to possible redemption)			120,305	120	894,554		894,674
Reclassification of amounts subject to possible redemption of an additional 24,061 Class B common stock for a total of 684,060 Class B common shares					(198,263)		(198,263)
Overpayment of NASD filing fees refunded					2,070		2,070
Net Income						403,266	403,266
Balance – December 31, 2007	1,065,650	1,065	3,420,305	3,420	21,699,070	310,720	22,014,275
Redemption and cancellation of 348,042 Class B common shares			(348,042)	(348)	348		—
Net loss						(1,321,428)	(1,321,428)
Balance – December 31, 2008	1,065,650	$1,065	3,072,263	$3,072	$21,699,418	$(1,010,708)	$20,692,847
Net loss						(555,669)	(555,669)
Balance – March 31, 2009	1,065,650	$1,065	3,072,263	$3,072	$21,699,418	$(1,566,377)	$20,137,178
Redemption and cancellation of 154,670 Class B common shares			(154,670)	(154)	154		—
Reclassification of 181,348 Class B common shares no longer subject to possible redemption of					1,457,555		1,457,555
Net loss						(805,147)	(805,147)
Balance – June 30, 2009	1,065,650	$1,065	2,917,593	$2,918	$23,157,127	$(2,371,524)	$20,789,586

The accompanying notes should be read in conjunction with the financial statements.

MIDDLE KINGDOM ALLIANCE CORP.
(a development stage company)

STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Six Months Ended		For the Period from January 17, 2006 (inception) to June 30, 2009
	June 30, 2009	June 30, 2008
	(unaudited)	(unaudited)	(unaudited)
Cash flows from operating activities:
Net (loss) income	$(1,360,816)	$(277,622)	$(2,371,524)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Decrease (increase) value of trust account	24,400	(27,469)	—
Adjustments to redemption value of redeeming Class B common shares	(689)	—	71,790
Deferred interest income included in shares subject to redemption	—	37,434	—
Changes in operating assets and liabilities:
Prepaid insurance and other assets	46,003	1,127	—
Income tax refund receivable	—	—	(240,000)
Accounts payable and accrued liabilities	1,192,960	110,570	2,557,482
Net cash (used in) provided by operating activities	(98,142)	(155,960)	17,748
Cash flows from investing activities:
Purchase of investment in trust account, net	3,388	(168,759)	(25,891,135)
Net cash used in investing activities	3,388	(168,759)	(25,891,135)
Cash flows from financing activities:
Proceeds from common stock to founders	—	—	22,500
Proceeds from Series A units to founders	—	—	723,600
Proceeds from Series A and Series B units sold	—	—	27,599,704
Proceeds from issuance of an underwriters’ option	—	—	100
Proceeds from bank line of credit	—	—	444,000
Proceeds from shareholders loans	91,014	225,000	228,949
Repayment of bank line of credit	—	(45,000)	(195,000)
Redemption of Class B common shares	—	—	(2,933,542)
Net cash provided by financing activities	91,014	180,000	25,890,311
Net (decrease) increase in cash	(3,740)	(144,719)	16,924
Cash and cash equivalents at beginning of period	20,664	168,915	—
Cash and cash equivalents at end of period	$16,924	$24,196	$16,924
Supplemental disclosure of non-cash financing activities:
Reclassification from redeeming shares to current liabilities	$1,317,348	$—	$—
Reclassification from non-redeeming shares to additional paid in capital	$1,457,554	$—	$—
Accrual of deferred underwriting fees	$58,032	$—	$1,005,694
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$3,087	$822	$9,692
Income taxes	$5,000	$—	$286,890

The accompanying notes should be read in conjunction with the financial statements.

MIDDLE KINGDOM ALLIANCE CORP.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS

Note 1. Basis of presentation, organization and proposed business operations and summary of significant accounting policies

Basis of Presentation

The accompanying financial statements at June 30, 2009, for the three and six months ended June 30, 2009 and 2008 and for the period from January 17, 2006 (inception) to June 30, 2009 are unaudited. In the opinion of management, all adjustments (consisting of normal accruals) have been made that are necessary to present fairly the financial position of Middle Kingdom Alliance Corp. (a development stage company) (the “Company”) as of June 30, 2009, the results of its operations for the three and six months ended June 30, 2009 and 2008 and for the period from January 17, 2006 (inception) to June 30, 2009, and its cash flows for six months ended June 30, 2009 and 2008 and for the period from January 17, 2006 (inception) to June 30, 2009. Operating results for interim periods are not necessarily indicative of the results to be expected for the full year. These financial statements should be read in conjunction with the financial statements that were included in the Company’s Annual Report on Form 10-K/A for the period ended December 31, 2008. The accompanying December 31, 2008 balance sheet has been derived from the audited financial statements included therein.

Organization and Operations

The Company was incorporated in Delaware on January 17, 2006. The Company was formed to complete a merger, capital stock exchange, asset purchase or other similar business combination (“Business Combination”) with a company in an unspecified industry with principal or substantial operations in the People’s Republic of China (“China”). Such company would be small enough to allow the Company to acquire a material minority investment and large enough to have the organizational and financial infrastructure to operate as a public company. The Company has neither engaged in any operations nor generated any operating revenue to date. At June 30, 2009, the Company had not yet commenced any operations. All activity through June 30, 2009 relates to the Company’s formation, private placement and public offerings and its efforts to complete a Business Combination. The Company is considered to be in the development stage and is subject to the risks associated with activities of development stage companies.

The registration statement for the Company’s initial public offering (the “Public Offering”) was declared effective on December 13, 2006. The Company completed a private placement (the “Private Placement”) in February 2006 and received net proceeds of $723,600. The Company consummated the Public Offering on December 19, 2006 and received proceeds of $26,394,963, net of underwriters’ discount of $1,119,360 and offering expenses of $469,677. On January 4, 2007, and January 26, 2007, the underwriters exercised a portion of their over-allotment option from which the Company received proceeds of $1,144,639, net of underwriters’ discount of $35,401. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Private Placement and the Public Offering (collectively the “Offerings”) (as described in Note 4), although substantially all of the net proceeds of the Offerings are intended to be generally applied toward consummating a Business Combination with a company with principal or substantial operations in China.

The Company’s Certificate of Incorporation, prior to an amendment filed on December 10, 2008 as discussed below, provided for mandatory liquidation of the Company in the event that the Company did not complete a Business Combination within 18 months after the Effective Date of the Public Offering on December 13, 2006, being June 13, 2008 (or within 24 months after the effective date of the Public Offering if a letter of intent, agreement in principle or definitive agreement had been executed within 18 months after the effective date of the Public Offering and the Business Combination has not been completed within such 24 month period, being December 13, 2008). On May 23, 2008 the Company issued a press release in connection with its execution of a letter of intent to complete a Business Combination with a company having its principle operations in China. Pursuant to the Company’s Certificate of Incorporation, execution of the letter of intent affords the Company an extension to complete the Business Combination, until December 13, 2008.

As described in Note 3, on September 5, 2008 the Company signed an Agreement and Plan of Merger, Conversion and Share Exchange (the “merger agreement”) with Pypo Digital Company Limited (“Pypo or Pypo

MIDDLE KINGDOM ALLIANCE CORP.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS

Note 1. Basis of presentation, organization and proposed business operations and summary of significant accounting policies  – (continued)

Cayman”). Pypo, a Cayman Islands exempted company, through its subsidiaries in China and Hong Kong, is a leading distributor of Samsung wireless communication devices and other related products. The transactions contemplated by the merger agreement would constitute a Business Combination.

On September 15, 2008 the Company filed a registration statement on Form S-4 containing a prospectus for the transactions contemplated by the merger agreement and a proxy for the special meeting of the Company’s stockholders to vote on the proposed Business Combination with Pypo. The Company subsequently filed an amended registration statement on Form S-4/A on December 8, 2008, and the Company’s wholly owned subsidiary, MK Arizona Corp. (“MK Arizona”) filed eight amended registration statements on Form S-4/A on January 16, 2009, March 6, 2009, April 6, 2009, April 30, 2009, May 11, 2009, May 13, 2009 and two filings on May 14, 2009, addressing the SEC staff’s comments received from each of the first eight filings on October 10, 2008, December 19, 2008, February 13, 2009, March 23, 2009, April 20, 2009, May 8, 2009, May 12, 2009, May 13, 2009 and May 14, 2009. On May 14, 2009, the SEC advised the Company that they had no additional comments (although neither the SEC nor the SEC staff passed on the accuracy or adequacy of the registration statement) and declared the Form S-4 registration statement effective. On May 14, 2009, the Company mailed the combined proxy statement for a special meeting of the stockholders of the Company and prospectus of Pypo China Holdings Limited to its stockholders of record as of that date. As described below, the special meeting of the stockholders of the Company was held on June 29, 2009 at which time the transactions contemplated by the merger agreement were approved. The transactions contemplated by the merger agreement were consummated on July 9, 2009.

Because the Company could not predict with any certainty the length of the SEC staff’s review process and because it had to give stockholders sufficient time to review the proxy statement/prospectus prior to the special meeting to consider the Business Combination with Pypo, the Company concluded that it would not be able to complete the Business Combination by December 13, 2008. Therefore, on November 3, 2008 the Company filed with the SEC a preliminary proxy statement for a special meeting of its stockholders at which the stockholders would be asked to approve three amendments (the “extension amendments”) to the Company’s Certificate of Incorporation that would extend the December 13, 2008 deadline to August 31, 2009. The Company received comments from the SEC staff on the preliminary proxy statement to which the Company responded accordingly. On November 25, 2008 the SEC staff advised the Company that they had no additional comments on the preliminary proxy statement (although the SEC staff may always perform an additional review and have additional comments, and neither the SEC nor the SEC staff passed on the accuracy or adequacy of the proxy statement) and on November 26, 2008 the Company’s registrar and transfer agent mailed the proxy statement to the Company’s stockholders of record to schedule a special meeting to consider the extension amendments for December 10, 2008. During the period from November 26, 2008 to the special stockholders meeting on December 10, 2008, Capital Ally Investments Limited (“Capital Ally”) together with ARCH Digital Holdings, Ltd. (“ARCH”), purchased 2,685,200 of the Company’s Class B Common Stock for an ownership interest of 87.40% and 92.03% of the outstanding Class B Common Stock at December 31, 2008 and June 30, 2009, respectively. Capital Ally and ARCH hold 67% and 33%, respectively, of the ordinary shares of Pypo. On December 10, 2008, the extension amendments were approved by the common stockholders and the Class B stockholders. As a result of the extension amendments, the Company had until August 31, 2009 to complete its proposed Business Combination with Pypo before it must liquidate.

With respect to a Business Combination which was approved and consummated, any Class B common stockholders who voted against the Business Combination could demand that the Company redeem their shares for cash. The conversion price would equal $8.24 per share of Class B common stock, plus (i) a pro-rata share of the interest earned in the Trust Account (see below) in excess of the lesser of $1,200,000 or 50% of such interest (prior to the payment of any federal and state taxes due by the Company), and (ii) a pro-rata share of the income

MIDDLE KINGDOM ALLIANCE CORP.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS

Note 1. Basis of presentation, organization and proposed business operations and summary of significant accounting policies  – (continued)

tax refund receivable of $240,000. Such amount aggregated approximately $8.51 at December 31, 2008, and was approximately $8.52 on June 29, 2009.

The Company’s Certificate of Incorporation provided that the Company would proceed with a Business Combination only if the holders of a majority of the Class B shares cast at the meeting to approve the Business Combination vote in favor of the Business Combination and Class B stockholders owning less than 20% of the outstanding Class B shares (684,060 shares) vote against the Business Combination and exercise their conversion rights to have their shares redeemed for cash. However, in connection with the December 10, 2008 special meeting to consider the extension amendments, Class B stockholders who voted against the extension amendment had the right to demand that the Company redeem their Class B shares for cash. The holders of 348,042 Class B shares, or 10.17% of the Class B shares outstanding, elected to redeem their shares for cash, and such shares were redeemed by the Company in December, 2008 for an aggregate of $2,933,542 using the proceeds of the partial sale of investments held in the Trust Account.

As a result of these December 10, 2008 redemptions, the Company would then proceed with a Business Combination only if the holders of less than 336,019 Class B shares (9.82% of the number of Class B shares originally issued and less than 10.94% of the Class B shares that remain outstanding as of the date of the special meeting of the stockholders) elected to redeem their shares for cash. In connection with the vote required for any Business Combination, all our officers, directors and sponsor agreed to vote any Class B common stock owned by them prior to the public offering in accordance with the majority of the Class B shares voted by the public Class B stockholders.

At the special meeting of the Company’s stockholders on June 29, 2009 at which the transactions contemplated by the merger agreement with Pypo were approved, the holders of 154,670 shares of the Company’s Class B common stock voted against the proposed Business Combination with Pypo and elected to convert their shares into the right to receive cash. Such 154,670 Class B shares were redeemed at a price of approximately $8.52 per share, or $1,317,348 in the aggregate, on July 10, 2009 in connection with the closing of the Business Combination with Pypo, and are presented as a liability on the accompanying balance sheet as of June 30, 2009.

The amounts of $25,891,135 and $25,918,923 were being held in a trust account (“Trust Account”) at June 30, 2009 and December 31, 2008, respectively. Prior to June 24, 2009 these funds were invested until the earlier of (i) the consummation of a Business Combination or (ii) the liquidation of the Company, and subsequent to June 24, 2009, the funds were held in cash as described below. The investments held by the Trust Account at December 31, 2008 were as follows (see Note 2):

	Face amount	Original cost	Fair value	Maturity date
December 31, 2008
Federal Home Loan Bank discount note	25,928,000	$25,894,521	$25,922,555	January 16, 2009

On January 16, 2009 the Company instructed the Trustee of the Trust Account to re-invest the proceeds from the maturing Federal Home Loan Bank discount note in a Federal National Mortgage Association discount note maturing April 21, 2009. On April 21, 2009, the Company instructed the Trustees for the Trust Account to re-invest the proceeds from the maturing Federal National Mortgage Association discount note in a United States Treasury Bill (“US T-bill”), maturing on June 4, 2009, which was re-invested on that date in a US T-bill, maturing on June 24, 2009.

On June 24, 2009, in contemplation of the June 29, 2009 stockholders’ meeting and the subsequent completion of the Business Combination (including any redemption of shares of Class B common stock that elected redemption at that time), the Company instructed the Trustee to convert all of the amounts in the Trust Account into cash to be held in a non-interest bearing account. At June 30, 2009 the amounts in the Trust Account

MIDDLE KINGDOM ALLIANCE CORP.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS

Note 1. Basis of presentation, organization and proposed business operations and summary of significant accounting policies  – (continued)

are held in a non-interest bearing account at JPMorgan Chase Bank, N.A. Under the FDIC’s Transaction Account Guarantee Program, such non-interest bearing accounts are insured up to their full amount during the life of the program, which the FDIC has scheduled to end on December 31, 2009.

The amount in the Trust Account included $1,055,187 of contingent underwriting compensation (the “Compensation”) at December 31, 2008. If no additional Class B shares were redeemed for cash in connection with a Business Combination, then the underwriter was entitled to such Compensation upon the completion of a Business Combination. As a result of the redemption of 154,670 shares of Class B common stock in connection with the vote on the Business Combination, the Compensation that the underwriter was entitled to was reduced by $49,494 ($.32 per share). The underwriter was thus entitled to $1,005,694 of the Compensation upon the closing of the Business Combination, and such amount is reflected as a liability at June 30, 2009.

One half of the interest earned in the Trust Account (prior to the payment of any federal and state taxes due by the Company) up to a maximum of $1,200,000 was available to the Company to fund legal, accounting and continuing general and administrative expenses. At June 30, 2009, the Company had withdrawn a total of $1,041,311 of the interest earned on the Trust Account. At June 30, 2009, a remaining balance of $158,689 may be withdrawn by the Company before reaching the maximum allowable amount of $1,200,000. However, due to declining interest rates, the Company believes that the Trust Account will not earn sufficient interest through August 31, 2009 to make available the remaining $158,689 distributable to the Company.

Note 2. Summary of Significant Accounting Policies

Cash and cash equivalents:

The Company has defined cash and cash equivalents as highly liquid investments with original maturities of ninety days or less. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. As of June 30, 2009 and December 31, 2008, there were no bank balances in excess of FDIC insurance limits. The Company has not experienced any losses in such accounts.

Net income (loss) per common share:

Net income (loss) per share has been computed by dividing net income (loss) for the period by the weighted average number of common shares outstanding for the period. Diluted earnings per share give effect to dilutive options and warrants outstanding during the period. No effect has been given to potential issuances of common shares, aggregating 5,777,355 at June 30, 2009 and 2008 from warrants or the underwriters purchase option in the computation of the diluted income (loss) per share, as the outstanding warrants and underwriters purchase option are contingently exercisable, commencing on the later of the consummation by the Company of a Business Combination or December 13, 2007.

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Investments held in trust account:

Through June 24, 2009 the investments held in trust were invested in United States government securities (“US Securities”) with a maturity of 180 days or less. The US Securities were classified as held-to-maturity and measured at their amortized cost, which approximates fair value (see Note 1). The excess of fair value (amortized cost) over cost, exclusive of the deferred interest described below, is considered accrued interest which is

MIDDLE KINGDOM ALLIANCE CORP.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS

Note 2. Summary of Significant Accounting Policies  – (continued)

included in interest income in the accompanying Statements of Operations. These US Securities are typically purchased at a discount from their face value in order to create a yield which is fixed through their maturity.

In December, 2008 the Company sold a portion of the securities in the Trust Account to fund the redemption of the shares of Class B common stock redeemed in connection with the special meeting to vote on the extension amendment (see Note 1). The Company does not believe that the sale affects its intent or ability to hold the remaining securities in the Trust Account to maturity as the sale was the result of an isolated and nonrecurring event.

As discussed in Note 1, on June 24, 2009 the Company converted the amounts held in the Trust Account into non-interest bearing cash deposits.

Deferred interest:

Deferred interest represents the portion of the interest earned on the investments in the Trust Account that is credited to the carrying amount of the Class B common stock subject to possible redemption. The amount of interest treated as deferred interest consists of 19.99% of the interest attributable to the Class B common stockholders through December 10, 2008, and 9.82% of such interest for the period December 11, 2008 to December 31, 2008 and 9.82% for the period from January 1, 2009 to June 29, 2009. The interest income attributable to the Class B common stockholders is computed as total interest income earned in the Trust Account in excess of the lesser of $1,200,000 or 50% of such interest prior to the payment of any federal and state taxes due by the Company. Deferred interest of $130,510 is included in the value of the Class B common stock subject to possible redemption at December 31, 2008 in the accompanying Balance Sheets. At June 30, 2009 the liability for the redemption of the 154,670 shares of Class B common stock that elected redemption in connection with the June 29, 2009 vote on the proposed Business Combination with Pypo includes $60,074 of deferred interest attributable to those shares.

Income taxes:

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

As of January 1, 2007, the Company has adopted FIN 48, Accounting for Uncertainty in Income Taxes, as amended.

Overnight reverse repurchase agreements:

The Company may invest its excess cash held in its checking account in overnight reverse repurchase agreements, with its bank. In connection with these transactions, it is the policy of the bank to deposit the underlying collateral in US Government Agency obligations with the Federal Reserve for the benefit of the Company. The fair value of the underlying collateral exceeds the principal amount of the overnight reverse repurchase agreement, including accrued interest.

New accounting pronouncements:

In May 2009, the FASB issued Statement No. 165, Subsequent Events. Statement 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. Statement 165 was effective for interim and annual periods ending after June 15, 2009. All subsequent events were disclosed through August 14, 2009.

The Company does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on its financial position or results of operations.

MIDDLE KINGDOM ALLIANCE CORP.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS

Note 3. Merger with Pypo

On September 5, 2008, the Company signed an Agreement and Plan of Merger, Conversion and Share Exchange (the “merger agreement”) with Pypo Digital Company Limited (“Pypo or Pypo Cayman”). Pypo, a Cayman Islands exempted company, through its subsidiaries in China and Hong Kong, is a distributor of Samsung wireless communication devices and other related products. The transactions contemplated by the merger agreement would constitute a Business Combination. As discussed in Note 1, on June 29, 2009 the Company’s stockholders approved the transactions contemplated by the merger agreement, and the transactions contemplated by the merger agreement were consummated on July 9, 2009.

As part of the series of transactions contemplated by the merger agreement, the Company established MK Arizona Corp. (“MK Arizona”), a wholly owned Arizona subsidiary. Through June 30, 2009 MK Arizona had no material transactions. On July 9, 2009 the Company effected a short-form merger, pursuant to which the Company merged with and into MK Arizona, with MK Arizona remaining as the surviving corporation. After the merger, MK Arizona became a Cayman Islands exempted company (“MK Cayman”) pursuant to a conversion and continuation procedure under Arizona and Cayman Islands law. The reorganization changed Middle Kingdom’s place of incorporation from Delaware to the Cayman Islands (“the redomestication”) and the outstanding securities of the Company were converted into securities of MK Cayman.

Pursuant to the merger agreement, after the redomestication, MK Cayman acquired all of the outstanding shares of Pypo Cayman by issuing the Pypo Cayman shareholders an aggregate of 45,000,000 MK Cayman ordinary shares and 3,400,000 MK Cayman Class B warrants. In addition, MK Cayman agreed to issue the Pypo Cayman shareholders up to an additional 23,000,000 MK Cayman ordinary shares pursuant to an earn-out provision in the merger agreement based on the adjusted net income of the combined company during the fiscal years ending March 31, 2010, 2011 and potentially 2012.

As a result of the consummation of the Business Combination with Pypo (and considering the affect of the shares of the Company’s Class B common stock that elected to be redeemed, as discussed above), as of July 9, 2009 the stockholders of the Company beneficially own approximately 8.1% of the outstanding ordinary shares of MK Cayman, and as of July 9, 2009 the stockholders of Pypo beneficially own approximately 91.9% of the outstanding ordinary shares of MK Cayman, assuming the earn-out is not achieved. If the earn-out is achieved, then the stockholders of the Company would beneficially own approximately 5.5% of the issued and outstanding ordinary shares of MK Cayman, and the Pypo shareholders would beneficially own approximately 94.5% of the issued outstanding ordinary shares of MK Cayman. None of the foregoing percentages reflects the potential effect of an exercise of either the currently outstanding warrants, the warrants to be issued to the Pypo shareholders or the option to purchase Series A Units and Series B Units by the Representative of the underwriters.

Note 4. Offerings

Public Offering

On December 19, 2006, the Company sold 198,000 Series A Units at $8.00 per unit and 3,300,000 Series B Units at $8.00 per unit to the public. On January 4, 2007, and January 26, 2007, the underwriters exercised a portion of their over-allotment option for 27,200 Series A Units at $8.00 per unit and 120,305 Series B Units at $8.00 per unit, respectively. Each Series A Unit consists of one share of the Company’s common stock, $.001 par value, and five non-redeemable common stock purchase Class A warrants. Each Series B Unit consists of one share of the Company’s Class B common stock, $.001 par value, and one redeemable common stock purchase Class B warrant.

Each Class A warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing on the later of (a) one year from the Effective Date of the Public Offering, being December 13, 2007 or (b) the completion of a Business Combination with a company, and expiring seven years from the Effective Date of the Public Offering, being December 13, 2013. Each Class B warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing

MIDDLE KINGDOM ALLIANCE CORP.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS

Note 4. Offerings  – (continued)

on the later of (a) one year from the Effective Date of the Public Offering, being December 13, 2007 or (b) the completion of a Business Combination with a company, and expiring seven years from the Effective Date of the Public Offering, being December 13, 2013 or earlier upon redemption.

The Company sold to the Representatives of the underwriters, for $100, an option to purchase up to a total of 19,800 Series A Units at a per-unit price of $10.00 and/or up to a total of 330,000 Series B Units at a per-unit price of $10.00. The Series A Unit and Series B Unit that would be issued upon the exercise of this option are identical to those sold in the Offerings, provided that the exercise price of the Class A Warrants and Class B Warrants underlying the Series A Units and Series B Units, respectively, will have an exercise price of $10.00 per share (200% of the exercise price of the Class A Warrants and Class B Warrants included in the units sold in the Offerings). This option is exercisable at $10.00 per Series A Unit and Series B Unit on the later of the completion of a Business Combination or one year from the Effective Date of the Public Offering, being December 13, 2007 and expiring five years from the Effective Date of the Public Offering, being December 13, 2011. The option may not be sold, transferred, assigned, pledged or hypothecated for a period of one hundred eighty days from the Effective Date of the Public Offering, being June 11, 2007, except to officers and partners of the underwriters and members of the selling group and/or their officers and partners. The option has a life of five years from the Effective Date, being December 13, 2011. The sale of the option is accounted for as an equity transaction. Accordingly, there has not been any net impact on the Company’s financial position or results of operations, except for the recording of the $100 proceeds from the sale.

Private Placement

In February 2006, the Company sold to its principal stockholder, officers and directors an aggregate of 90,450 Series A Units at $8.00 per unit. The Series A Units consist of one share of the Company’s common stock, $.001 par value, and five non-redeemable common stock purchase Class A warrants. The Series A Units sold in the Private Placement are identical to the Series A Units sold in the Public Offering.

Note 5. Accounts payables and accrued liabilities

Accounts payable and accrued liabilities at June 30, 2009 and December 31, 2008, consist of the following:

	June 30, 2009	December 31, 2008
Audit fees	$274,207	$151,671
Legal fees	1,539,091	896,079
Management fees	90,000	45,000
Filings and printing	512,306	167,000
Other accrued expenses	141,878	104,772
	$2,557,482	$1,364,522

Note 6. Bank Line of Credit

On December 19, 2006, Wachovia Bank provided the Company with a line of credit for $250,000 to finance the Company’s general working capital needs. At June 30, 2009 and December 31, 2008, the Company had $249,000 outstanding under the line of credit, respectively. The outstanding balance at June 30, 2009 was repaid to Wachovia Bank on July 10, 2009.

The line of credit was initially established to mature in 24 months from the date of the Public Offering, on December 19, 2008. On July 1, 2008, Wachovia Bank extended the line of credit from December 19, 2008 to September 1, 2009. Interest is charged at LIBOR plus 2% per annum, which at June 30, 2009 and December 31, 2008 was 2.32% and 3.90%, respectively, with interest payable monthly and the outstanding principal and interest due and payable at maturity.

MIDDLE KINGDOM ALLIANCE CORP.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS

Note 6. Bank Line of Credit  – (continued)

In accordance with the terms of the line of credit, the bank must authorize all distributions to the Company to the extent that the aggregate sum of interest distributed to the Company from the Trust Account exceeds $900,000. In July 2008, August 2008, September 2008, November 2008, January 2009, March 2009, April 2009 and June 2009, Wachovia Bank authorized the distribution to the Company from the Trust Account the Company’s share of the interest earned up to the $1,200,000 limit discussed in Note 1.

Note 7. Related Party Transactions

The Company agreed to pay several of the officers and directors and/or their affiliated companies an aggregate monthly fee of $7,500 for general and administrative services including office space, utilities, and secretarial support in Shanghai, China and Atlanta, Georgia from the Effective Date of the Public Offering through the completion of a Business Combination. The administrative fee of $7,500 per month is allocated among Primus Capital LLC, an affiliate of Mr. Tanenbaum, CEO; Mr. Marks, President; MTP Holdings Ltd. an affiliate of Messrs. Yao (officer and director), Chai (officer), and Ding (officer); and Mr. Lam, an officer and director. At June 30, 2009 and December 31, 2008, the Company accrued balanced for the fees due to the above mentioned officers and directors and/or their affiliated companies of $90,000 and $45,000, respectively,

In November and December, 2008, certain of the Company’s Officers, Directors and Sponsor advanced the Company $137,935. In January 2009, February 2009, March 2009 and April 2009, additional advances of $91,014 were made to the Company by certain of the Company’s Officers, Directors and Sponsor. The loans are interest free and were repaid upon the consummation of the proposed Business Combination with Pypo (see Note 1).

Note 8. Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences, as may be determined from time to time by the Board of Directors. At June 30, 2009 and December 31, 2008, no preferred shares were issued and outstanding.

9. Income Taxes

The provision for income taxes consists of the following:

For the Three Months Ended
	June 30, 2009	June 30, 2008
Current – Federal	$—	$—
Current – State and Local	—	—
Deferred – Federal	—	—
Deferred – State and Local	—	—
Total	$—	$—

No (benefit) provision for income taxes has been made at June 30, 2009 as the Company had operating losses for the three and six months ending on that date. The financial statements do not reflect a benefit for any possible carry-back claim for the operating losses incurred in the three and six month period ending June 30, 2009.

	For the Three Months Ended
	June 30, 2009	June 30, 2008
Statutory federal income tax rate	34%	34%
State and local income taxes	4%	4%
Valuation Allowance	-38%	-38%
Effective tax rate	0%	0%

MK ARIZONA CORP.
(a wholly-owned subsidiary of Middle Kingdom Alliance Corp.)
(a development stage company)

BALANCE SHEETS

	December 31, 2008	June 30, 2009
	(unaudited)	(unaudited)
ASSETS
Current Assets:
Cash	$2	$2
Total assets, all current	$2	$2
LIABILITIES AND STOCKHOLDER’S EQUITY
Stockholders’s Equity:
Preferred stock – $.001 par value; Authorized 1,000,000 shares, none issued	$—	$—
Common stock – $.001 par value; Authorized 15,000,000 shares; one share issued and outstanding	—	—
Class B common stock – $.001 par value; Authorized 5,000,000 shares; one share issued and outstanding	—	—
Additional paid-in capital	2	2
Total stockholder’s equity	2	2
Total liabilities and stockholder’s equity	$2	$2

The accompanying notes should be read in conjunction with the financial statements.

MK ARIZONA CORP.
(a wholly-owned subsidiary of Middle Kingdom Alliance Corp.)
(a development stage company)

NOTES TO FINANCIAL STATEMENTS

Note 1. Organization, proposed business and basis of presentation

Organization and Operations

MK Arizona Corp. (“MK Arizona” or “the Company”), an Arizona corporation, was formed on September 4, 2008 as a wholly owned subsidiary of Middle Kingdom Alliance Corp. (“Middle Kingdom”). MK Arizona was formed to facilitate the change in the domestication of Middle Kingdom from Delaware to the Caymans Islands in connection with Middle Kingdom’s proposed business combination with Pypo Digital Company Limited (“Pypo or Pypo Cayman”). See Note 3.

Through June 30, 2009, MK Arizona’s only transaction has been the September 5, 2008 issuance to Middle Kingdom of one share of common stock, for $1, and one share of Class B common stock, for $1. All of the costs incurred in the preparation and filing of the registration statements described below were borne by Middle Kingdom. Therefore, the Company has not presented statements of operations, changes in stockholder’s equity or cash flows.

Middle Kingdom was incorporated in Delaware on January 17, 2006. Middle Kingdom was formed to complete a merger, capital stock exchange, asset purchase or other similar business combination (“Business Combination”) with a company in an unspecified industry with principal or substantial operations in the People’s Republic of China (“China”). Such company would be small enough to allow Middle Kingdom to acquire a material minority investment and large enough to have the organizational and financial infrastructure to operate as a public company. Middle Kingdom has neither engaged in any operations nor generated any operating revenue to date. At June 30, 2009, Middle Kingdom had not yet commenced any operations. All activity of Middle Kingdom through June 30, 2009 relates its formation, private placement and public offerings and its efforts to complete a Business Combination.

The Company and Middle Kingdom are considered to be in the development stage and are subject to the risks associated with activities of development stage companies.

As described in Note 3, on September 5, 2008 the Company and Middle Kingdom signed an Agreement and Plan of Merger, Conversion and Share Exchange (“the Merger Agreement”) with Pypo. Pypo, a Cayman Islands exempted company, through its subsidiaries in China and Hong Kong, is a leading distributor of Samsung wireless communication devices and other related products. The transactions contemplated by the Merger Agreement would constitute a Business Combination.

On September 15, 2008 Middle Kingdom filed a registration statement on Form S-4 containing a prospectus for the transactions contemplated by the Merger Agreement and a proxy for the special meeting of Middle Kingdom’s stockholders to vote on the proposed business combination with Pypo. Middle Kingdom subsequently filed an amended registration statements on Form S-4/A on December 8, 2008, and the Company filed eight amended registration statements on Form S-4/A on January 16, 2009, March 6, 2009, April 6, 2009, April 30, 2009, May 11, 2009, May 13, 2009 and two filings on May 14, 2009, addressing the SEC staff’s comments received from each of the first nine filings on October 10, 2008, December 19, 2008, February 13, 2009, March 23, 2009, April 20, 2009, May 8, 2009, May 12, 2009, May 13, 2009 and May 14, 2009. On May 14, 2009, the SEC advised the Company that they had no additional comments (although neither the SEC nor the SEC staff pass on the accuracy or adequacy of the registration statement) and declared the Form S-4 registration statement effective. On May 14, 2009, Middle Kingdom mailed the combined proxy statement for a special meeting of the stockholders of Middle Kingdom and prospectus of Pypo China Holdings Limited to Middle Kingdom’s stockholders of record as of that date. On June 17, 2009, Middle Kingdom mailed to the stock holders of record a supplemental proxy and prospectus. The special meeting of the stockholders of Middle Kingdom was held on June 29, 2009 at which time the transactions contemplated by the Merger Agreement were approved. The transactions contemplated by the Merger Agreement were consummated on July 9, 2009.

MK ARIZONA CORP.
(a wholly-owned subsidiary of Middle Kingdom Alliance Corp.)
(a development stage company)

NOTES TO FINANCIAL STATEMENTS

Note 1. Organization, proposed business and basis of presentation  – (continued)

Basis of Presentation

The accompanying financial statements (including the notes thereto) at December 31, 2008 and June 30, 2009 are unaudited. In the opinion of management, all adjustments (consisting of normal accruals) have been made that are necessary to present fairly the financial position of the Company as of December 31, 2008 and June 30, 2009. The financial statements presented herein should be read in conjunction with the financial statements contained in the SEC filings of Middle Kingdom (commission file number 000-52358).

Note 2. Summary of Significant Accounting Policies

Cash and cash equivalents:

The Company has defined cash and cash equivalents as highly liquid investments with original maturities of ninety days or less. There were no cash balances in excess of FDIC insurance limits.

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

New accounting pronouncements:

In May 2009, the FASB issued Statement No. 165, Subsequent Events. Statement 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. Statement 165 was effective for interim and annual periods ending after June 15, 2009. All subsequent events were disclosed through August 14, 2009.

The Company does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on its financial position or results of operations.

Note 3. Merger with Pypo

On September 5, 2008, the Company and Middle Kingdom signed the Merger Agreement with Pypo. Pypo, a Cayman Islands exempted company, through its subsidiaries in China and Hong Kong, is a distributor of Samsung wireless communication devices and other related products. The transactions contemplated by the Merger Agreement would constitute a Business Combination. As discussed in Note 1, on June 29, 2009 Middle Kingdom’s stockholders approved the transactions contemplated by the Merger Agreement, and the transactions contemplated by the Merger Agreement were consummated on July 9, 2009.

As part of the series of transactions contemplated by the Merger Agreement, Middle Kingdom established MK Arizona as a wholly owned Arizona subsidiary. As part of the consummation of the transactions contemplated by the Merger Agreement, on July 9, 2009, Middle Kingdom effected a short-form merger, pursuant to which Middle Kingdom merged with and into MK Arizona, with MK Arizona remaining as the surviving corporation. After the merger, MK Arizona became a Cayman Islands exempted company (“MK Cayman”) pursuant to a conversion and continuation procedure under Arizona and Cayman Islands law. The reorganization changed Middle Kingdom’s place of incorporation from Delaware to the Cayman Islands (“the redomestication”) and the outstanding securities of the Middle Kingdom were converted into securities of MK Cayman.

Pursuant to the Merger Agreement, after the redomestication, MK Cayman acquired all of the outstanding shares of Pypo Cayman by issuing the Pypo Cayman shareholders an aggregate of 45,000,000 MK Cayman ordinary shares and 3,400,000 MK Cayman Class B warrants. In addition, MK Cayman agreed to issue the Pypo

MK ARIZONA CORP.
(a wholly-owned subsidiary of Middle Kingdom Alliance Corp.)
(a development stage company)

NOTES TO FINANCIAL STATEMENTS

Note 3. Merger with Pypo  – (continued)

Cayman shareholders up to an additional 23,000,000 MK Cayman ordinary shares pursuant to an earn-out provision in the Merger Agreement based on the adjusted net income of the merged companies during the fiscal years ending March 31, 2010, 2011 and potentially 2012.

As a result of the consummation of the business combination with Pypo, as of July 9, 2009 the stockholders of the Middle Kingdom beneficially own approximately 8.1% of the outstanding ordinary shares of MK Cayman, and as of July 9, 2009 the stockholders of Pypo beneficially own approximately 91.9% of the outstanding ordinary shares of MK Cayman, assuming the earn-out is not achieved. If the earn-out is achieved, then the stockholders of Middle Kingdom would beneficially own approximately 5.5% of the issued and outstanding ordinary shares of MK Cayman, and the Pypo shareholders would beneficially own approximately 94.5% of the issued outstanding ordinary shares of MK Cayman. None of the foregoing percentages reflects the potential effect of an exercise of either the currently MK Cayman outstanding warrants, the MK Cayman warrants issued to the Pypo shareholders or the MK Cayman option to purchase Series A Units and Series B Units by the Representative of the underwriters of Middle Kingdom’s initial public offering.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Pypo Digital Company Limited

We have audited the accompanying consolidated balance sheets of Pypo Digital Company Limited and its subsidiaries (the “Group”) as of March 31, 2008 and 2009, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended March 31, 2009. Our audits also included the financial statements schedule in Schedule 1. These financial statements and the financial statement schedule are the responsibility of the Group’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Pypo Digital Company Limited and its subsidiaries as of March 31, 2008 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2009, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 2(hh) to the consolidated financial statements, on April 1 2009 the Group changed its method of accounting for noncontrolling interest to conform to SFAS No.160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of Accounting Research Bulletin No. 51” and, retrospectively, adjusted the accompanying 2007, 2008 and 2009 financial statements for the change.

Deloitte Touche Tohmatsu
Hong Kong
July 7, 2009 (October 5, 2009 as to Note 2(hh))

PYPO DIGITAL COMPANY LIMITED

CONSOLIDATED STATEMENTS OF INCOME
(Expressed in USD thousands, except for share and per share data)

		For the years ended March 31
	Notes	2007	2008	2009
Net revenues		294,198	378,268	570,651
Cost of revenues		(247,362)	(316,732)	(500,544)
Gross profit		46,836	61,536	70,107
Other operating income		101	160	920
Selling and distribution expenses		(16,972)	(15,633)	(24,195)
General and administrative expenses		(10,160)	(8,856)	(13,879)
Impairment loss on goodwill	14	—	—	(71)
Income from operations		19,805	37,207	32,882
Others, net	5	(48)	(674)	1,254
Interest income		520	720	546
Interest expense		(3,776)	(3,604)	(5,303)
Income before income tax and equity in (loss) / income of affiliated companies		16,501	33,649	29,379
Income tax expense	6	(2,139)	(3,452)	(7,641)
Equity in (loss) / income of affiliated companies	12	—	(13)	16
Net income		14,362	30,184	21,754
Less: Net (income) loss attributable to the non-controlling interest		—	60	(1,611)
Net income attributable to the Company		14,362	30,244	20,143
Net income per share:
— Basic	7	0.08	0.14	0.07
Weighted average number of shares used in calculating net income per share:
— Basic	7	182,700,000	215,896,721	272,700,000

The accompanying notes are an integral part of these consolidated financial statements.

PYPO DIGITAL COMPANY LIMITED

CONSOLIDATED BALANCE SHEETS
(Expressed in USD thousands, except for share and per share data)

		As of March 31,
	Notes	2008	2009
ASSETS
Current assets:
Cash and cash equivalents	8	62,556	33,468
Restricted bank deposits		3,634	11,504
Accounts receivable (less allowance for doubtful accounts of $474 and $735 for 2008 and 2009, respectively)	9	58,266	72,802
Inventories		46,742	54,701
Notes receivable		10,702	2,982
Value added tax receivable		2,158	2,857
Amounts due from related parties	20(ii)	41,731	42,308
Amount due from an affiliated company	21	125	27,946
Receivable from a vendor	10	8,480	21,355
Other receivable	11	10,203	44,180
Prepayment and other assets		3,320	8,314
Deferred tax assets	6	2,270	4,866
Total current assets		250,187	327,283
Non-current assets:
Investments in affiliated companies	12	343	1,479
Property and equipment, net	13	7,874	15,694
Intangible assets	2(m)	—	19,188
Goodwill	14	—	1,977
Other assets		—	320
Total non-current assets		8,217	38,658
Total assets		258,404	365,941
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable		3,070	28,290
Notes payable	15	16,384	23,513
Provision for rebates and price protections		8,516	9,048
Advance payments from customers		7,377	4,827
Other payables and accruals	16	6,097	20,611
Income taxes payable		2,527	8,086
Amounts due to related parties	20(ii)	20,143	20,300
Amount due to an affiliated company		—	790
Short-term borrowings	15	40,604	79,457
Total current liabilities		104,718	194,922
Non-current liabilities:
Deferred tax liabilities	6	388	2,005
Total liabilities		105,106	196,927
Mezzanine Equity
Redeemable ordinary shares ($0.0001 par value, 90,000,000 and nil issued and outstanding as of March 31, 2008 and 2009, respectively)	17	85,117	—
Commitments and contingencies	22
Shareholders’ equity:
Ordinary shares ($0.0001 par value, 1,000,000,000 shares authorized, 182,700,000 and 272,700,000 issued and outstanding as of March 31, 2008 and 2009, respectively)	17	18	27
Additional paid-in capital	17	12,082	97,190
Accumulated other comprehensive income		10,704	14,134
Retained earnings	18	44,728	43,210
Total shareholders’ equity		67,532	154,561
Noncontrolling interest		649	14,453
Total equity		68,181	169,014
Total liabilities and shareholders’ equity		258,404	365,941

The accompanying notes are an integral part of these consolidated financial statements.

PYPO DIGITAL COMPANY LIMITED

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME
(Expressed in USD thousands, except for share and per share data)

		Ordinary shares
	Notes	Number of shares	Amount	Additional paid-in capital	Accumulated other comprehensive income	Retained earnings	Non-controlling interest	Total equity	Comprehensive income

Balance as of April, 2006		1,000	—	12,082	719	12,799	—	25,600
Net income		—	—	—	—	14,362	—	14,362	14,362
Foreign currency translation adjustments	2(d)	—	—	—	991	—	22	1,013	991
Acquisition of controlling interest in a subsidiary							624	624
Dividends declared	19	—	—	—	—	(12,677)	—	(12,677)	—
Balance as of March 31, 2007		1,000	—	12,082	1,710	14,484	646	28,922	15,353
Net income		—	—	—	—	30,244	(60)	30,184	30,244
Foreign currency translation adjustments	2(d)	—	—	—	8,994	—	63	9,057	8,994
Issuance of shares to ordinary shareholders	1, 17	182,699,000	18	—	—	—	—	18	—
Balance as of March 31, 2008		182,700,000	18	12,082	10,704	44,728	649	68,181	39,238
Net income		—	—	—	—	20,143	1,611	21,754	20,143
Foreign currency translation adjustments	2(d)	—	—	—	3,430	—	52	3,482	3,430
Acquisition of additional interest in a subsidiary							(650)	(650)
Acquisition of controlling interest in a subsidiary							12,791	12,791
Waiver of redemption rights		90,000,000	9	85,108	—	—	—	85,117	—
Advances to a shareholder		—	—	—	—	(4,014)	—	(4,014)	—
Dividends declared	19	—	—	—	—	(17,647)	—	(17,647)	—
Balance as of March 31, 2009		272,700,000	27	97,190	14,134	43,210	14,453	169,014	23,573

The accompanying notes are an integral part of these consolidated financial statements.

PYPO DIGITAL COMPANY LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in USD thousands)

	For the years ended March 31,
	2007	2008	2009
Cash flows from operating activities:
Net income	14,362	30,184	21,754
Adjustments to reconcile net income to net cash (used in)/provided by operating activities:
Depreciation of property and equipment	338	485	912
Amortization of intangible assets	—	—	259
Allowance for doubtful accounts	386	100	273
Provision for inventories	—	450	100
Loss on disposal of property and equipment	75	11	7
Exchange loss / (gain)	3	787	(1,140)
Equity in loss / (income) of affiliated companies	—	13	(16)
Impairment loss on goodwill	—	—	71
Gain on disposal of equity method investment	—	—	26
Changes in operating assets and liabilities:
Accounts receivable	(3,957)	(24,949)	(14,254)
Inventories	19,249	(20,633)	8,040
Notes receivable	1,066	(9,851)	7,030
Value added tax receivable	1,873	331	219
Receivable from a vendor	(24,809)	18,936	(12,648)
Other receivable	900	(678)	(9,741)
Prepayment and other assets	(2,548)	1,115	(2,566)
Accounts payable	522	2,309	22,108
Notes payables	(18,904)	(12,110)	6,077
Provision for rebates and price protections	2,313	(3,572)	304
Advance payments from customers	(2,416)	4,279	(2,627)
Other payables and accruals	1,896	(838)	(6,755)
Income taxes payable	1,213	1,135	5,245
Changes in deferred taxes	(88)	438	(1,421)
Net cash (used in) / provided by operating activities	(8,526)	(12,058)	21,257
Cash flow from investing activities:
Restricted bank deposits	11,464	13,995	(7,160)
Increase in amount due from an affiliated company	—	(125)	(27,028)
Purchase of property and equipment	(6,364)	(242)	(1,091)
Proceeds from disposal of property and equipment	59	13	15
Net proceeds received from disposal of subsidiaries	—	472	979
Net cash paid for acquisition of equity interest of subsidiaries, net of cash acquired of $7,317	—	—	(39,426)
Amounts due from related parties	1,367	(38,803)	—
Short term investments	—	—	(47,983)
Maturity of short term investments	—	—	47,983
Deposits paid for acquisition of entities	—	(9,251)	—
Investments in affiliated companies	—	(356)	(1,464)
Net cash provided by / (used in) investing activities	6,526	(34,297)	(75,175)

The accompanying notes are an integral part of these consolidated financial statements.

PYPO DIGITAL COMPANY LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS – continued
(Expressed in USD thousands)

	For the years ended March 31,
	2007	2008	2009
Cash flow from financing activities:
Proceeds from issuance of redeemable ordinary shares, net of issuance costs	—	87,617	—
Proceeds from issuance of ordinary shares	—	18	—
Proceeds from short-term borrowings	19,395	52,688	98,851
Proceeds from term loan	—	—	19,708
Repayment of short-term borrowings	(14,611)	(51,976)	(80,918)
Cash injection in subsidiaries by noncontrolling interest	624	—	6,012
Amounts due to related parties	—	20,143	146
Advances to a shareholder	—	—	(4,014)
Dividends to ordinary shareholders	—	(13,204)	(17,647)
Net cash provided by financing activities	5,408	95,286	22,138
Net increase / (decrease) in cash and cash equivalents	3,408	48,931	(31,780)
Cash and cash equivalents
At beginning of year	4,861	8,447	62,556
Effect of foreign exchange rate change	178	5,178	2,692
At end of year	8,447	62,556	33,468
Supplemental disclosure of cash flow information
Cash paid during the year for:
Income tax expense	(2,076)	(4,368)	(2,447)
Interest paid	(3,776)	(3,604)	(5,189)
Supplemental schedule of non-cash investing activities
Acquisition of repair and maintenance business	—	—	2,237

The accompanying notes are an integral part of these consolidated financial statements.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

1. Organization and Principal Activities

Pypo Digital Company Limited (the “Company”) was incorporated under the laws of the Cayman Islands as a limited liability company on October 3, 2007. The Company and its subsidiaries and variable interest entity (collectively the “Group”) are principally engaged in the provision of wholesale distribution of mobile phones, notebooks and other peripherals in the People’s Republic of China (“PRC”). In current year ended March 31 2009, the Company, through its variable interest entity (“VIE” or “VIE subsidiary”), Beijing Feijie Investment Co., Ltd. (“Beijing Feijie”) acquired retail chain stores (see Note 4 for details) during the year ended March 31, 2009 and thereafter started its retail sales of mobile phones and other peripherals and provision of after-sales services for mobile phones.

On October 15, 2007, Pypo Holdings (HK) Company Limited (“Pypo HK,” the wholly owned subsidiary of the Company) acquired 100% equity interest in Beijing Pypo Technology Group Company Limited (“Pypo Beijing”) from its shareholders by issuing a promissory note. Such promissory note was settled on November 14, 2007, by the Company issuing 91,349,500 ordinary shares at $0.0001 per share each to Pypo Beijing’s two equal shareholders (total of 182,699,000 shares issued). The transfer of assets and liabilities were recorded at Pypo Beijing’s historical cost basis as both Pypo Beijing and the Company are under common control and accordingly, all shares and per share data has been restated to give retroactive effect to this transaction (the “Reorganization”).

ARCH Digital Holdings Limited (“ARCH Digital”), the Company, and its shareholders entered into the equity subscription agreement on October 15, 2007 (“Equity Subscription Agreement”), pursuant to which ARCH Digital acquired a 33% equity interest in the Company at a purchase price of $90,000. Pursuant to the Equity Subscription Agreement, ARCH Digital is entitled to redeem all its purchased shares under certain performance conditions, and accordingly, these redeemable shares were classified as mezzanine equity in 2008. ARCH Digital waived this redemption right in fiscal 2009 and thereafter such shares were re-classified from mezzanine equity to ordinary shares (see Note 17 for details).

Contractual arrangements between Pypo Beijing and Beijing Feijie (“Contractual arrangements”)

PRC regulations currently limit foreign ownership of companies that provide wholesale or retail services with more than 30 chain stores. The Group operates it wholesale business through Pypo Beijing. To comply with these regulations, the Group conducts its activities in the retail chain store sector through its consolidated VIE subsidiary, Beijing Feijie, a company established in Beijing, the PRC on November 13, 2007.

The Company, through its wholly owned subsidiary Pypo Beijing, loaned RMB10 million (equivalent to $1,300) to the Chief Executive Officer (“CEO”) and a second employee of the Group, for the sole purpose of funding Beijing Feijie. The CEO and the second employee each acquired 50% of the equity interest of Beijing Feijie on November 30, 2007 with the proceeds of the loan. On December 26, 2007, Pypo Beijing, entered into an Exclusive Technology Consulting and Service Agreement (“Service Agreement”) with Beijing Feijie, under which the Company provides technical and consulting services to Beijing Feijie in exchange for service fees from Beijing Feijie. As a collateral security for the prompt and complete performance of the obligations of Beijing Feijie under the above various contractual arrangements and the loan made to the shareholders of Beijing Feijie, the respective shareholders of Beijing Feijie have entered into an equity pledge agreement (the “Equity Pledge Agreements”) on December 26, 2007 with Pypo Beijing, pursuant to which they agreed to pledge all their respective rights and interests, including voting rights, in Beijing Feijie in favour of Pypo Beijing. On the same date, trust agreements were signed by the shareholders of Beijing Feijie granting all their rights as shareholders, including control of earnings distributions, to Pypo Beijing. In addition, on December 26, 2007, the respective shareholders of Beijing Feijie signed an exclusive call option agreement (the “Exclusive Call Option Agreements”) with Pypo Beijing, agreeing to sell to the Company’s wholly owned subsidiaries, and the Company has an exclusive, irrevocable and unconditional right to purchase, or cause the Company’s designated party to purchase, from such shareholders, at the Company’s sole discretion part or all of the shareholders’ equity interests in Beijing Feijie when and, to the extent that, applicable PRC Law permits the Company to own part or all of such equity interests in Beijing Feijie. According to the Exclusive Call Option Agreements, the purchase price to

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

1. Organization and Principal Activities  – (continued)

be paid by the Company to the shareholders of Beijing Feijie will be the minimum amount of consideration permitted by applicable PRC Law at the time when such share transfer occurs.

The Company is the primary beneficiary of Beijing Feijie through the Service Agreements and its control over earnings distributions by Beijing Feijie. The agreements described above provided for effective control of Beijing Feijie to be transferred to the Group on December 26, 2007. Beijing Feijie had no operating activity prior to entering into these agreements with the Group. As a result, the consolidated financial statements reflect the consolidation of Beijing Feijie starting from December 26, 2007.

In May 2008, Beijing Feijie completed an acquisition of 51% of equity interest in Hebei Guoxun Huifang Telecommunications Equipment Co., Ltd. (“Hebei Guoxun”) and its affiliated companies. In August 2008, Beijing Feijie completed acquisitions of 51% equity interest in each of Henan Xinya Telecommunications Equipment Co., Ltd (“Henan Xinya”) and Kunming Golden Broadway Technology Development Co., Ltd (“Kunming Golden Broadway”). In October 2008, Beijing Feijie completed acquisitions of 51% equity interest in Jiangsu Guanzhilin Mobile Phones Hypermarket Co., Ltd. (“Jiangsu Guanzhilin”) and 100% interest in Hunan Feon Telecommunications Technology Co., Ltd. (“Hunan Feon”). In December 2008, Beijing Feijie completed acquisitions of 51% equity interest in Inner Mongolia Chuangxin Zhongyu Shidai Mobile Phones Marketing & Management Co., Ltd. (“Inner Mongolia Zhongyu”) and 100% equity interest in the repair and maintenance business. These newly acquired subsidiaries are in the retail and after-sales services businesses for mobile phones. See Note 4 for details of acquisitions.

The total assets, liabilities, net assets, net revenues, operating costs and expenses and net (loss) / income of Beijing Feijie are as follows:

	As at and for the year ended March 31
	2008	2009
Total assets	29,017	143,101
Total liability	(27,593)	(125,866)
Net assets	1,424	17,235
Noncontrolling interest	—	(14,453)
	1,424	2,782
Net revenues	—	163,491
Operating costs and expenses	(1)	(160,556)
Net (loss) / income	(1)	2,935
Less: Net income attributable to the noncontrolling interest	—	(1,618)
Net (loss) / income attributable to the Company	(1)	1,317

2. Summary of Significant Accounting Policies

(a) Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

(b) Principles of consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries and its VIE subsidiary for which the Company is the primary beneficiary (collectively, the “Group”). All transactions and balances among the Company, its subsidiaries and VIE subsidiary have been eliminated upon consolidation.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

2. Summary of Significant Accounting Policies  – (continued)

Investments in equity securities of entities over which the Company can exercise significant influence are accounted for using the equity method of accounting.

(c) Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Group’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. On an ongoing basis, management reviews its estimates, including those related to realization of inventories, depreciable lives and residual values of long-lived assets, the recoverability of the carrying values of long-lived assets, useful lives and impairment of acquired intangible assets, impairment of goodwill, income tax provisions, valuation allowance for deferred tax assets and the determination of provision for rebates and price protection. Changes in facts and circumstances may result in revised estimates.

(d) Foreign currency transactions

The functional and reporting currency of the Company is in the United States dollar (“USD”, “$”). The financial records of the Company’s subsidiaries and VIE are maintained in Renminbi (“RMB”) or in Hong Kong dollar (“HKD”). All assets and liabilities are translated at the rates of exchange quoted by the People’s Bank of China at the balance sheet date, except for the share capital and statutory reserves which are translated at the historical exchange rate, and all income and expense items are translated at the average rates of exchange over the year. All exchange differences arising from the translation of subsidiaries’ financial statements are recorded as a component of accumulated other comprehensive income in the statement of shareholders’ equity and comprehensive income.

(e) Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

(f) Cash and cash equivalents

Cash and cash equivalents consist of cash at bank and on hand and certificates of deposit with an initial term of less than three months when purchased, which are unrestricted as to withdrawal and use.

(g) Restricted bank deposits

Restricted bank deposits are cash balances pledged for the facilities used to issue short-term bank borrowings.

(h) Allowance for doubtful accounts

The Group determines the allowance for doubtful accounts when facts and circumstances indicate that the full amount of the receivable is unlikely to be collected. If the financial condition of the Group’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

(i) Inventories

Inventories are valued at the lower of cost and market value. The value of inventories is determined using the first-in, first-out basis. The Group writes down the values of inventory for excessive, slow moving and obsolete inventories as well as inventory whose carrying value is in excess of net realizable value.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

2. Summary of Significant Accounting Policies  – (continued)

During the years ended March 31, 2007, 2008 and 2009, write downs of inventories of $nil, $450 and $100, respectively, were recognized.

(j) Notes receivable

Notes receivable are primarily generated from sales to customers, with term exceeding 3 months but less than 1 year depending on the customer’s credit quality, and are recorded at face value. The Company does not require collateral for the notes. The Company has not and does not intend to sell these receivables. Amounts collected on notes receivable are included in net cash provided by operating activities in the consolidated statements of cash flows.

The allowance for doubtful accounts is the Company’s best estimate of the amount of credit losses in the Company’s existing notes. The allowance is determined on an individual note basis upon review of the customers’ credit quality. Management has determined that there are no impairment issues, and no respective allowance for doubtful accounts is provided on notes receivables.

(k) Property and equipment, net

Property and equipment are recorded at cost less accumulated depreciation. The cost of major improvements and betterments is capitalized whereas the cost of maintenance and repairs is expensed in the year incurred.

Depreciation is calculated using the straight-line method over the following estimated useful lives, taking into account the assets’ estimated residual value:

Years
Buildings	50
Machinery and equipment	5
Electronic equipment	5
Motor vehicles	10
Leasehold improvements	Shorter of the term of the lease or the estimated useful lives of the assets

Management estimates the property and equipment to have a 10% residual value.

(l) Investments under equity method

The investments in entities over which the Group has the ability to exercise significant influence are accounted for using the equity method. Under the equity method, original investments are recorded at cost and adjusted by the Group’s share of undistributed earnings or losses of these entities, by the amortization of any difference between the amount of the Group’s investment and its share of the net assets of the investee, and by dividend distributions or subsequent investments. All unrealized inter-company profits and losses are eliminated under the equity method.

When the estimated amount to be realized from the investments falls below its carrying value, an impairment charge is recognized in the consolidated statements of income when the decline in value is considered other than temporary.

(m) Goodwill and Intangible Assets

Goodwill represents the excess of costs of businesses acquired over fair value of acquired net tangible and identifiable intangible assets. Goodwill and identifiable intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of FASB Statement No. 142, “Goodwill and Other Intangible Assets”.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

2. Summary of Significant Accounting Policies  – (continued)

During fiscal 2009, goodwill amounting to $1,977 is recognized through an acquisition of after-sales services for mobile phones business (see Note 4).

Identifiable intangibles are required to be determined separately from goodwill based on fair value. In particular, an intangible that is acquired in a business combination is recognized as an asset separate from goodwill if it satisfies either the “contractual-legal” or “separability” criterion. The identifiable intangible assets with finite lives are carried at cost less accumulated amortization. Amortization is computed using the straight-line method over the intangible assets’ economic lives.

The weighted average economic lives and net carrying values of the identifiable intangible assets are as follows:

		At March 31, 2009
	Weighted average economic lives	Cost	Accumulated amortization	Foreign exchange alignment	Net carrying values
Trade name	Indefinite	17,394	—	24	17,418
Non-compete agreement	3.4 – 3.7 years	517	(66)	1	452
Put options on land and buildings (Note)	3 years	247	(77)	6	176
After-sales service agreement	4.2 – 5.0 years	1,260	(116)	(2)	1,142
		19,418	(259)	29	19,188

Note:

The put options on the land and buildings represent the Group’s right to dispose of the land and buildings to the selling shareholder of Hebei Guoxun within three years from the date of acquisition of Hebei Guoxun with an annual increment of 15% of its fair value as of the acquisition date of Hebei Guoxun.

The identifiable intangible assets above result from the Group’s May 2008 acquisition of a 51% interest in Hebei Guoxun, its August 2008 acquisitions of 51% interests in each of Henan Xinya and Kunming Golden Broadway, its October 2008 acquisition of 51% interest in Jiangsu Guanzhilin, its October 2008 acquisition of 100% interest in Hunan Feon and its December 2008 acquisition of 51% interest in Inner Mongolia Zhongyu (the “Retail Business Acquisitions”) and its December 2008 acquisition of the after-sale service business of certain of the retail stores of Hebei Baibang Tech. Co. Ltd. (the “R&M Business”). The amounts assigned to the identifiable intangible assets of the acquired businesses as of March 31, 2009 are based on the preliminary assessment of their fair values and are subject to change pending the finalization of the valuations of these intangibles. The finalization of those valuations could affect the amounts assigned to the intangible assets or goodwill of the acquired business of the Retail Business Acquisitions and the related periodic amortization charges for these intangible assets.

(n) Impairment of Goodwill and Indefinite Life Intangible Assets

Goodwill is not amortized but is tested for impairment annually and whenever events or circumstances make it more likely than not that an impairment may have occurred. Goodwill impairment is tested using a two-step approach. The first step compares the fair value of a reporting unit to its carrying amount, including goodwill. If the fair value of the reporting unit is greater than its carrying amount, goodwill is not considered impaired and the second step is not required. If the fair value of the reporting unit is less than its carrying amount, the second step of the impairment test measures the amount of the impairment loss, if any, by comparing the implied fair value of goodwill to its carrying amount. If the carrying amount of goodwill exceeds its implied fair value, an impairment loss is recognized equal to that excess. The implied fair value of goodwill is calculated in the same

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

2. Summary of Significant Accounting Policies  – (continued)

manner that goodwill is calculated in a business combination, whereby the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit, with the excess purchase price over the amounts assigned to assets and liabilities.

Intangible assets with indefinite lives are not amortized but are tested for impairment annually and whenever events or circumstances make it more likely than not that an impairment may have occurred. The impairment of an indefinite life intangible asset is based on a comparison of its fair value to its carrying amount. If the carrying amount of an indefinite life intangible asset exceeds its fair value, an impairment loss is recognized for the excess. The estimation of fair value is performed by utilizing various valuation techniques, with the primary technique being a discounted cash flow.

(o) Impairment of long-lived tangible and finite-lived intangible assets

Long-lived assets, and finite-lived identifiable intangible assets are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. The Group reviews its long-lived tangible and finite-lived intangible assets for potential impairment based on a review of projected undiscounted future cash flows associated with these assets. When the review of projected undiscounted cash flows indicates the existence of a potential impairment, the measurement of impairment losses for assets that the Group expects to hold and use is based on the estimated fair value of the assets.

At March 31, 2008 and 2009, the carrying values of the Group’s finite-lived intangible assets are $0 and $1,770, net of accumulated amortization of $0 and $259, respectively, and are currently being amortized over three to five years. For the years ended March 31, 2007, 2008 and 2009, the Group incurred no impairment charges. The following sets forth at March 31, 2009 the amortization expense for finite-lived intangible assets the Group expects to recognize during the remained of the fiscal year ended March 31, 2009 and over next five fiscal years thereafter:

Year ending 2010	501
Year ending 2011	501
Year ending 2012	416
Year ending 2013	310
Year ending 2014	42

(p) Deferred financing costs

Direct and incremental costs incurred in obtaining loans are capitalized and amortized over the terms of the related debt agreements using the effective interest method. At March 31, 2009, deferred financing cost of $1,006 was included in prepayment and other assets. Approximately nil, nil and $18 were amortized during the years ended March 31, 2007, 2008 and 2009.

(q) Contingent Consideration

The Group has incorporated contingent consideration into the structure of the Retail Business Acquisitions completed in the year ended March 31, 2009. These arrangements generally result in the reduction of cash payments or transfer of shares from the sellers at nil consideration upon the acquired entities’ failure of performance targets for the periods ranging from 2 to 3 years after the acquisitions as stipulated in the acquisition agreements.

Reduction of cash payments or transfer of shares which are determined to be adjustments on purchase consideration will be accounted for as part of the purchase of the acquired entities when the outcome of the contingency is determinable beyond a reasonable doubt (see Note 4).

(r) Performance bonus

As stipulated in the Operating and Management Agreements entered into between Beijing Feijie and the key management of Hebei Guoxun, Henan Xinya, and Jiangsu Guanzhilin, the key management of these three entities

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

2. Summary of Significant Accounting Policies  – (continued)

will entitle to the performance bonus upon the achievement of the performance condition: (1) operating targets for the periods ranging from 2 to 3 years after the acquisitions and (2) rendering of services for the specified period. Accruals of compensation cost for such award with a performance condition shall be based on the probable outcome of that performance condition. Compensation cost shall be accrued if it is probable that the performance condition will be achieved and shall not be accrued if it is not probable that the performance condition will be achieved. The Group has not recognized an accrual for the compensation for the year ended March 31, 2009 since the management estimate that it is probable that the performance condition could not be met.

(s) Financial instruments

The carrying amounts of cash and cash equivalents, restricted bank deposits, notes receivable, accounts receivable, amounts due from related parties and an affiliated company, other receivable and receivable from a vendor, short-term borrowings, accounts payable, notes payable, other payables and amounts due to related parties and an affiliated company approximate their fair values due to the short-term nature of these instruments.

(t) Fair value of financial instruments

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value, and enhances fair value measurement disclosure. In October 2008, the FASB issued FASB Staff Position (“FSP”) 157-3 “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP SFAS 157-3”). FSP SFAS 157-3 clarifies the application of SFAS 157 in a market that is not active, and provides guidance on the key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. Effective April 1, 2008, the Group adopted the measurement and disclosure requirements related to financial assets and financial liabilities. The adoption of SFAS 157 for financial assets and financial liabilities did not have any material impact on the Group’s results of operations or the fair values of its financial assets and liabilities.

FSP SFAS 157-2, “Effective Date of FASB Statement No. 157” (“FSP SFAS 157-2”) delayed the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until the fiscal year beginning after November 15, 2008. The Group is currently assessing the impact that the application of SFAS 157 to nonfinancial assets and liabilities will have on its results of operations and financial position.

As of March 31, 2008 and 2009, the Group did not have any nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements, at least annually, on a recurring basis.

(u) Mezzanine equity

Redeemable ordinary shares issued in November 2007 are classified as mezzanine equity (see Note 17).

(v) Revenue recognition

Revenue from principal operations

The Group derives its revenue through wholesale distribution of mobile phones, notebooks and peripherals for the three years ended March 31, 2009. The Group commenced its retail business from May 2008. The Group recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectability of the sales price is reasonably assured. The Group considers its customers of wholesale distribution to be the retailers and does not sell directly to end-users. The customers of the Group’s retail business are the end-users of mobile phones and peripherals. Products under warranty are shipped back to the manufacturers for repairs or exchanges and related costs incurred are borne by the manufacturers; therefore, the warranty costs incurred by the Group are insignificant.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

2. Summary of Significant Accounting Policies  – (continued)

There are three types of sales contracts for wholesale distribution: (i) sales with no right of return (which make up the majority of sales), (ii) sales with contractual right of return, and (iii) consigned sales.

(i)	For sales with no right of return, the Group has no contractual obligations and has not established any right of return based on its customary business practices, except for defective products under warranty. Revenue recognition generally occurs when products have been shipped, risk of loss has been transferred to the customer, and allowances for discounts, price protection, and customer rebates can be reliably estimated. Recorded revenues are reduced by these allowances. The Group bases its estimates of these allowances on historical experience, taking into consideration the type of products sold, the type of customer, and the type of transaction specific in each arrangement.

There are no customer acceptance conditions associated with the Group’s products, except related to the standards and quality of a given products.

(ii)	For sales with contractual right of returns and for consigned sales, the Company recognizes revenue at the time the products sell through the distribution channel to the end customers.

The Group presents revenue net of value added tax collected from customers at 17%, which amounted to $87,608, $108,168, and $156,142 for the years ended March 31, 2007, 2008 and 2009, respectively. Certain items: (i) sales return of $3,824, $3,799 and $7,747; and (ii) sales rebates and price protection expenses of $39,008, $41,487 and $41,273, have been deducted to present the net revenue for the years ended March 31, 2007, 2008 and 2009, respectively.

Revenue from vendor’s reimbursements

The Group receives the following types of reimbursements from its vendor:

1)	Reimbursement of promotional activities

The Group organizes marketing activities to promote the vendor’s products and the vendor compensates the Group’s costs in this regard. Upon planning each marketing activity, the Group submits marketing applications to the vendor and the vendor approves the application form, which indicates that the vendor has agreed to bear the related costs. Such reimbursements are recognized when the related marketing activities were held, as a reduction of the costs incurred, with the excess recorded as a reduction to cost of revenues. The amount of reimbursement of promotional activities recognized as reduction of expenses are $5,494, $2,356 and $23,226 of which $1,371, $347 and $11,575 are recorded as a reduction of cost of revenues for the years ended March 31, 2007, 2008 and 2009 respectively.

2)	Rebates from vendor to end customers through the Group

The vendor provides rebates to end customers through the Group. Such rebates to customers net of the related reimbursement to the Group from the vendor are recorded in revenue, and a corresponding receivable from the vendor is recorded at the time the rebates are given. The net amount of rebates from vendor to end customers is $37, $929 and $404 for the years ended March 31, 2007, 2008 and 2009 respectively.

3)	Rebates from vendor to the Group

The vendor also provides rebates to the Group to promote sales of certain products, such rebates are recorded as a reduction of cost of revenues when approved by the vendor, and the amount recognized are $22,977, $2,860 and $1,726 for the years ended March 31, 2007, 2008 and 2009 respectively.

4)	Awards on purchase targets

The vendor provides certain awards to the Group when the Group’s purchases exceed a certain target within a specified period of time. As the Group lacks a demonstrated historical experience to estimate

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

2. Summary of Significant Accounting Policies  – (continued)

the timing and probability of earning such awards, the awards are recognized as a reduction of cost of revenues when approved by the vendor. The amount of awards earned on purchase targets are nil, $5,882 and nil for the years ended March 31, 2007, 2008 and 2009 respectively.

(w) Shipping and handling costs

Shipping and handling costs are recorded in selling and distribution expenses as incurred. During the years ended March 31, 2007, 2008 and 2009, shipping and handling costs were $1,148, $1,069 and $1,558, respectively.

(x) Cost of revenues

Cost of revenues primarily consists of purchase costs of mobile phones, notebooks and peripherals.

(y) Advertising cost

Advertising expenses amounted to approximately $718, $367 and $5,512 during the years ended March 31, 2007, 2008 and 2009, respectively, and have been included as part of selling and distribution expenses.

(z) Leases

Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases. Other leases are accounted for as capital leases. Payments made under operating leases, net of any incentives received by the Group from the leasing company, are charged to the statements of income on a straight-line basis over the lease periods.

(aa) Provision for rebates and price protection

Provision for rebates is made on a case by case basis according to the retailer’s sales volume of the Group’s products. The rebates include a basic amount accrued upon delivery of products to retailers and a monthly quantity bonus accrued when the retail volume reaches certain monthly levels as defined by the sales contract. As the quantity bonuses are based on the retailer’s monthly purchases, the effect of accruing the bonuses when the monthly level is reached as opposed to recording a pro-rata portion of the quantity bonus upon the sale of each qualifying unit is not material.

Provision for price protection is made when the Group decides to lower the selling price of its products. The amount of price protection varies on different product models, and the provision is determined based on an estimate of the amount of the specific inventories being held by the Group’s retailers at that time.

Rebates and price protection incurred for the year is recorded as a reduction of revenues.

(bb) Pension and other retirement benefits

The full-time employees of the Company’s subsidiaries and VIE subsidiary that are incorporated in the PRC are entitled to staff welfare benefits, including medical care, welfare subsidies, unemployment insurance and pension benefits. These companies are required to accrue for these benefits based on certain percentages of the employees’ salaries in accordance with the relevant regulations, and to make contributions to the state-sponsored pension and medical plans out of the amounts accrued for medical and pension benefits. The total amounts charged to the statements of operations for such employee benefits amounted to approximately $1,834, $1,800 and $2,486 for the years ended March 31, 2007, 2008 and 2009, respectively. The PRC government is responsible for the medical benefits and ultimate pension liability to these employees.

The Group has no other obligation to make payments in respect of retirement benefits of the employees.

(cc) Income taxes

Income taxes are accounted for under the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

2. Summary of Significant Accounting Policies  – (continued)

existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Effective April 1, 2007, the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined in that statement. See Note 6 for additional information including the impact of adopting FIN 48 on the Company’s consolidated financial statements.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest related to unrecognized tax benefits and penalties, if any, in income tax expenses.

(dd) Net income per share

Basic earnings per share are computed by dividing net income by the weighted average number of ordinary shares outstanding during the year.

(ee) Segment reporting

The Group uses the management approach in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Group’s chief operating decision maker for making operating decisions, allocating resources and assessing performance as the source for determining the Group’s reportable segments. Management, including the chief operating decision maker, reviews operating results by product groups during fiscal 2007 and 2008. As a result of the completion of the acquisition of six retail sales groups, the Group has changed its reportable segment based on the types of customers receiving its products: “distribution business” and “retail business”. Details of these operating segments are described in Note 23.

Prior to the year ended March 31, 2009, the Group had two reportable segments based on its major product groups: “Mobile phones” and “Notebooks and peripherals”. With the change of composition of reportable segments, the year ended March 31, 2007 and 2008 comparative numbers are restated accordingly to conform to the year ended March 31, 2009 composition of its reportable segments. The change in composition of reportable segments did not have any impact on either the financial results or financial position of the Company in prior periods.

(ff) Concentration of risks

The Group places its cash and cash equivalents and restricted bank deposits with financial institutions with high-credit ratings and quality.

The Group conducts credit evaluations of customers by classifying customers into national chain stores and regional distributors, each are assigned with different credit limit and approved at different management levels. If a credit limit is exceeded, the distributor will be generally required to pay all or a significant part of the amount due prior to delivery of the Group’s products. The Group reviews credit terms granted to each major customer and performs balance reconciliation with customers monthly. The Group establishes an allowance for doubtful accounts based upon estimates, factors surrounding the credit risk of specific customers and other information. As a result of the Group’s credit evaluation, the allowance for doubtful accounts was $474 and $735 as at March 31, 2008 and 2009, respectively.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

2. Summary of Significant Accounting Policies  – (continued)

The Group purchased over 90% of its goods from a single vendor for the years ended March 31, 2007, 2008 and 2009.

(gg) Comprehensive Income

Comprehensive income includes net income and foreign currency translation adjustments. Comprehensive income is reported in the consolidated statements of shareholders’ equity and comprehensive income.

(hh) Noncontrolling Interest

Effective April 1, 2009, the Company adopted the provisions of SFAS, No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51”. The standard changes the accounting for noncontrolling (minority) interests in consolidated financial statements including the requirements to classify noncontrolling interests as a component of consolidated stockholders’ equity, and the elimination of “minority interest” accounting in results of operations with earnings attributable to noncontrolling interests reported as a part of consolidated earnings. The presentation and disclosure requirements of SFAS No. 160 shall be applied retrospectively for all periods presented. Accordingly, the consolidated financials for all period presented, are restated to conform to SFAS No. 160.

3. Recently issued accounting standards

In December 2007, FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141R”). The objective of SFAS No. 141R is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. SFAS No. 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Group may not apply it before that date. The Group is evaluating the impact, if any, of the adoption of SFAS No. 141R.

In April 2008, the FASB issued FSP SFAS 142-3, “Determination of the Useful Life of Intangible Assets”. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets”. This FSP is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The guidance for determining the useful life of a recognized intangible asset in this FSP shall be applied prospectively to intangible assets acquired after the effective date. The Company is evaluating the impact, if any, of the adoption of FSP FAS 142-3. It is not expected to have a material impact on the Company’s financial position, results of operations and cash flows.

In November 2008, FASB ratified the consensus reached by the Task Force in EITF Issue 08-6, “Equity Method Investment Accounting Considerations” (“EITF 08-6”). Because of the significant changes to the guidance on subsidiary acquisitions and subsidiary equity transactions and the increased use of fair value measurements as a result of SFAS 141R and SFAS 160, questions have arisen regarding the application of that accounting guidance to equity method investments. EITF 08-6 provides guidance for entities that acquire or hold investments accounted for under the equity method. This issue is effective for fiscal years and interim periods beginning on or after December 15, 2008, and interim periods within those fiscal years. This issue shall be applied prospectively. The Company is evaluating the impact, if any, of the adoption of EITF 08-6. It is not expected to have a material impact on the Company’s financial position, results of operations and cash flows.

In November 2008, the FASB ratified the consensus reached by the Task Force in EITF Issue 08-7, “Accounting for Defensive Intangible Assets” (“EITF 08-7”). EITF 08-7 requires entities that will acquire a defensive intangible asset after the effective date of SFAS 141R, to account for the acquired intangible asset as a separate unit of accounting and amortize the acquired intangible asset over the period during which the asset would diminish in value. EITF 08-7 is effective for intangible assets acquired on or after the beginning of the first

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

3. Recently issued accounting standards  – (continued)

annual reporting period beginning on or after December 15, 2008. The Company is evaluating the impact, if any, of the adoption of EITF 08-7. It is not expected to have a material impact on the Company’s financial position, results of operations and cash flows.

In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) after Transfers of Financial Assets and Interest in Variable Interest Entities” (FSP FAS 140-4 and FIN 46(R)-8).

FSP FAS 140-4 and FIN 46(R)-8 requires the public entities subject to the disclosure requirements of Statement 140 to provide financial statement users with an understanding of the following: a. a transferor’s continuing involvement in financial assets that it has transferred in a securitization or asset-backed financing arrangement; b. the nature of any restrictions on assets reported by an entity in its statement of financial position that relate to a transferred financial asset, including the carrying amounts of such assets; c. how servicing assets and servicing liabilities are reported under Statement 140; and d. for securitization or asset-backed financing arrangements accounted for as sales when a transferor has continuing involvement with the transferred financial assets and transfers of financial assets accounted for as secured borrowings, how the transfer of financial assets affects an entity’s financial position, financial performance, and cash flows. FSP FAS 140-4 and FIN 46(R)-8 also requires enhanced disclosures about a company’s involvement in VIEs. The enhanced disclosures required by this FSP are intended to provide users of financial statements with a greater understanding of: (i) the significant judgments and assumptions made by a company in determining whether it must consolidate a VIE and/or disclose information about its involvement with a VIE; (ii) the nature of restrictions on consolidated VIEs assets reported by a company in its statement of financial position, including the carrying amounts of such assets; (iii) the nature of, and changes in, the risks associated with a company’s involvement with a VIE; (iv) how a company’s involvement with a VIE affects the company’s financial position, financial performance, and cash flows. This FSP was effective for the first reporting period (interim or annual) ending after December 15, 2008, and had no impact on the Company’s financial position and results of operations.

In April 2009, the FASB issued FSP FAS 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies” (“FSP FAS141(R)-1”). FSP FAS 141(R)-1 amends and clarifies FASB Statement No. 141(R), to address application issues on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. This FSP is effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company is evaluating the impact, if any, of the adoption of FSP FAS 141(R)-1. It is not expected to have a material impact on the Company’s financial position, results of operations and cash flows.

In May 2009, the FASB issued SFAS No.165, “Subsequent Events” (“SFAS 165”). SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Entities are required to disclose the date through which subsequent events were evaluated, as well as whether that date is the date financial statements were issued or were available to be issued. SFAS 165 is effective for interim and annual periods ending after June 15, 2009. The Company is evaluating the impact, if any, of the adoption of SFAS 165. It is not expected to have a material impact on the Company’s financial position, results of operations and cash flows.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”). SFAS 167 amends Interpretation 46(R) to require an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity. This analysis identifies the primary beneficiary of a variable interest entity as the enterprise that has both of the following characteristics: a) the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance; and b) the obligation to absorb losses of the entity that

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

3. Recently issued accounting standards  – (continued)

could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. Additionally, an enterprise is required to assess whether it has an implicit financial responsibility to ensure that a variable interest entity operates as designed when determining whether it has the power to direct the activities of the variable interest entity that most significantly impact the entity’s economic performance, and require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. It also amends Interpretation 46(R) to eliminate the quantitative approach previously required for determining the primary beneficiary of a variable interest entity. SFAS 167 is effective at the start of a company’s first fiscal year beginning after November 15, 2009. The Company is evaluating the impact, if any, of the adoption of SFAS 167. It is not expected to have a material impact on the Company’s financial position, results of operations and cash flows.

It also requires enhanced disclosures about a company’s involvement in VIEs. The enhanced disclosures required by this FSP are intended to provide users of financial statements with a greater understanding of: (i) the significant judgments and assumptions made by a company in determining whether it must consolidate a VIE and/or disclose information about its involvement with a VIE; (ii) the nature of restrictions on consolidated VIEs assets reported by a company in its statement of financial position, including the carrying amounts of such assets; (iii) the nature of, and changes in, the risks associated with a company’s involvement with a VIE; (iv) how a company’s involvement with a VIE affects the company’s financial position, financial performance, and cash flows. This FSP was effective for the first reporting period (interim or annual) ending after December 15, 2008 and had no impact on the Company’s financial position and results of operations.

4. Acquisitions

(i) Acquisitions of Businesses

During the year ended March 31, 2009 the Group completed the following:

Company/Business name	Nature of business	Date of acquisition	Interest acquired
Hebei Guoxun	Retail sale of wireless equipment	May 1, 2008	51%
Henan Xinya	Retail sale of wireless equipment	August 22, 2008	51%
Kunming Golden Broadway	Retail sale of wireless equipment	August 28, 2008	51%
Hunan Feon	Retail sale of wireless equipment	October 21, 2008	100%
Jiangsu Guanzhilin	Retail sale of wireless equipment	October 31, 2008	51%
Inner Mongolia Zhongyu	Retail sale of wireless equipment	December 1, 2008	51%
R&M business	Provision of after sales services for wireless equipment	December 8, 2008	100%

The acquisitions were made by the Group in order to diversify the business of the Group and look for the opportunity of possible integration of mobile phones retail business.

Each of the acquisitions was accounted for as a purchase under Statement of Financial Accounting Standards (“SFAS”) No. 141 “Business Combination”. The interests in the assets acquired and liabilities assumed were recorded at their fair values, and the results of the acquired entities’ operations were included in the Group’s consolidated results of operations from the respective dates of the acquisitions.

The acquisitions (except for the acquisition of the R&M business) were generally structured such that the total purchase price to be paid will depend on the level of profits, as defined, that the acquired entity achieves over periods ranging from 2 to 3 years after the acquisitions. A portion of the potential purchase price was paid at closing, and additional payments will be made to the sellers, or the sellers will return to the Group some or all of the payment made to date, when the level of the achievement of the profit targets is determined. Where the Group acquired less than 100% of the acquired entity, if the acquired entity fails to achieve the profit target, the

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

4. Acquisitions  – (continued)

seller will have the choice of either accepting a reduction of the total cash payment or transferring an additional interest in the acquired entity to the Group.

As required by SFAS No. 141, for acquisitions for which a portion of the purchase price is contingent on future results, the amount of the purchase price recorded at closing represented the sum of (i) any amount of the payments that are not contingent on the level of future profits, and (ii) that portion of the future contingent payments required to record the net tangible and identifiable intangible assets at their full fair value without any recognition of goodwill or reduction for the allocation of “negative goodwill”, if any.

The following table sets forth acquisitions for which a portion of the purchase price is contingent on future results (i) the maximum purchase prices, (ii) the amount of the purchase price recorded at the respective dates of the acquisition, (iii) the payments made as of March 31, 2009, (iv) the amount by which the purchase price payments made to date exceed the purchase price recorded at closing (as described above), which is accounted for as a deposit paid on the contingent purchase price and reflected as current asset in the Group’s consolidated balance sheet in other receivables (see Note 11) and (v) the maximum additional interest the seller could elect to transfer to the Group in lieu of accepting lower payments if the targets are not met:

Company	Maximum purchase price	Purchase price recorded at closing	Payments to March 31, 2009	Excess paid over amount recorded at closing (deposit) (see Note 11)	Maximum additional interest seller could transfer
Hebei Guoxun	9,909	6,259	6,471	212	49%
Henan Xinya	5,746	1,978	2,298	320	49%
Kunming Golden Broadway	4,328	1,654	1,731	77	49%
Hunan Feon	10,384	4,983	5,853	870	0%
Jiangsu Guanzhilin	46,324	13,202	37,005	23,803	49%
Inner Mongolia Zhongyu	2,612	1,151	1,940	789	49%
				26,071
Effect of changes in exchange rates				(128)
Total deposits on contingent payments (Note 11)				25,943

For these acquisitions, if the profit targets are met and the sellers retain those payments and/or Group is required to make additional payments, such payments will be accounted for as an adjustment of the purchase price and will be recorded as goodwill. If profit targets are not met and the Group is entitled to receive the return of any portion of the payments made to date, the repayments will first reduce the deposit on the contingent payments and then will reduce the purchase price recorded at closing, which will be accounted for as a reduction in the amounts recorded for long-term tangible and intangible assets. Where the seller elects to transfer an additional interest to the Group in lieu of the reduction of the cash payments, the transfer of an additional interest will be accounted for as an equity transaction with no gain or loss to be recognized.

As part of its May 2008 acquisition of an interest in Hebei Guoxun, the Group acquired a 45% interest in Hebei Baibang Tech Co., Ltd. (“Hebei Baibang”), a company engaged in mobile phone retail sales and after-sales services. In December 2008, Hebei Guoxun disposed of its 45% equity interest in Hebei Baibang in exchange for the existing operations of providing after-sales services in certain of Hebei Baibang’s retail stores and a cash payment of $276. The Group accounted for the exchange of the 45% interest in Hebei Baibang for the R&M Business as the acquisition of a business under SFAS No. 141. The cost of the acquisition of the R&M Business was measured as the December 2008 fair value of the 45% interest in Hebei Baibang less the cash

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

4. Acquisitions  – (continued)

received, and the Group recorded a gain of $26 for the difference between its basis in its 45% interest in Hebei Baibang and the consideration it received. The allocation of the cost of the R&M Business, which totaled $2,237, resulted in $322 of identifiable intangible asset, consisting of after-sales agreements, $19 of net assets acquired, $81 of deferred tax liability and $1,977 of goodwill, after adjusting the acquired R&M Business tangible assets to their fair value. The intangible asset and the goodwill result principally from the excess of the fair value of the purchase price originally allocated to the 45% interest in Hebei Baibang at the time of the May 2008 acquisition of Hebei Guoxun over the Group’s share of its underlying net assets of Hebei Baibang (see Note 12).

The following table sets for the amounts of the recorded purchase prices preliminary assigned to identifiable intangible assets and goodwill, as explained on Note 2(m) and the fair value of net assets acquired. The amounts set forth below are based on the preliminary assessment of the fair values of the acquired assets and are subject to change pending the finalization of the valuation of these intangibles. The finalization of those valuations could affect the amounts assigned to the intangible assets or goodwill and the related periodic amortization charges for intangible asset.

Company	Fair value of net assets acquired	Trade name	Non-compete agreements	Put option on land and buildings	After-sales agreements	Goodwill	Deferred tax liabilities arisen on acquisitions	Purchase price recorded at closing
Hebei Guoxun	4,258	1,766	67	247	—	—	(79)	6,259
Henan Xinya	577	1,378	31	—	—	—	(8)	1,978
Kunming Golden Broadway	731	857	36	—	51	—	(21)	1,654
Hunan Feon	1,714	2,573	41	—	887	—	(232)	4,983
Jiangsu Guanzhilin	2,911	10,037	338	—	—	—	(84)	13,202
Inner Mongolia Zhongyu	365	783	4	—	—	—	(1)	1,151
R&M Business	19	—	—	—	322	1,977	(81)	2,237
Total	10,575	17,394	517	247	1,260	1,977	(506)	31,464
Amortization period		indefinite	3.4 – 4.2 years	3 years	4.2 – 5.0 years	indefinite

(ii) Acquisition of additional interest of a subsidiary

During the year ended March 31, 2009, the Company acquired additional 10% interests in Beijing Dongdian Wuxian Mobile Media Technology Co., Ltd (“Beijing Dongdian”) for a total consideration of $728 and increased its shareholdings of the entity to 100%. The consideration was allocated to the fair value of net assets acquired amounted to $657 and goodwill amounted to $71. Goodwill of $71 represented the excess of the purchase price over the estimated fair value of the net tangible assets acquired. The Company has not allocated the consideration to the identifiable intangible assets, which are non-exclusive licenses, as the management considers these to be of insignificant value. The purchase price allocation is primarily based on the management’s assessment on the fair value of each of the tangible assets acquired and liabilities assumed as of the date of acquisition.

The following unaudited pro forma consolidated financial information reflects the results of operations for the years ended March 31, 2008 and 2009, as if all the acquisitions completed during the year ended March 31, 2009 had occurred on April 1, 2007 and 2008 respectively, and after giving effect to purchase accounting adjustments. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisition actually taken place at the beginning of the periods presented, and may not be indicative of future operating results.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

4. Acquisitions  – (continued)

	For the year ended March 31,
	2008	2009
Net sales	711,420	699,276
Net income	30,706	20,155
Earnings per share
Basic	0.14	0.07

5. Others, Net

	For the years ended March 31,
	2007	2008	2009
Foreign currency exchange (loss) / gain	(3)	(787)	1,140
Non-operating (expense) / income	(45)	(20)	10
Investment income	—	133	104
	(48)	(674)	1,254

6. Income Taxes

Cayman Islands

Under the current laws of Cayman Islands, the Company is not subject to tax on its income or capital gains. In addition, upon payments of dividends by the Company to its shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong

The provision for current income taxes of the subsidiaries operating in Hong Kong has been calculated by applying the current rate of taxation of 16.5% for the year ended March 31, 2009 and 17.5% for the year ended March 31, 2008 and 2007 respectively to the estimated taxable income earned in or derived from Hong Kong during the period, if applicable.

People’s Republic of China

On March 16, 2007, the National People’s Congress of China enacted the PRC Enterprise Income Tax Law (the “New Tax Law”), under which foreign invested enterprises (the “FIEs”) and domestic companies would be subject to enterprise income tax at a uniform rate of 25%. There will be a five-year transition period for FIEs, during which they are allowed to continue to enjoy their existing preferential tax treatments. Preferential tax treatments will continue to be granted to entities which conduct businesses in certain encouraged sectors and to entities otherwise classified as “high and new technology enterprises,” whether FIEs or domestic enterprises. The new tax rate has become effective on January 1, 2008. On December 6, 2007, the State Council of the PRC issued Implementation Regulations on the New Taxation Law. The New Taxation Law and Implementation Regulations have changed the tax rate from 15% to 18%, 20%, 22%, 24% and 25% for the year ending December 31, 2008, 2009, 2010, 2011 and 2012 respectively for Shenzhen PRC subsidiaries. On December 26, 2007, the State Council issued the Notice of the State Council Concerning Implementation of Transitional Rules for Enterprise Income Tax Incentives (“Circular 39”).

The deferred tax balance has been adjusted to reflect the tax rates that are expected to apply.

Pursuant to the Old Tax Law, Pypo Beijing was qualified for the preferential tax treatment as a “High Technology enterprise.” As a result of that tax treatment, a 50% tax exemption was applied for the calendar years 2006, 2007 and 2008. These exemptions were applied to the 15% profit tax rate for a High Technology Enterprise for the calendar years 2007 and 25% for the calendar year 2008. Thus, the overall tax rates for Pypo Beijing after

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

6. Income Taxes  – (continued)

the relevant exemption is applied to the 15% tax rate are 7.5% for the years ended March 31, 2007 and for the period from April 1, 2007 to December 31, 2007. The overall tax rate for Pypo Beijing after the exemption applied to the 25% tax rate is 12.5% for the calendar year 2008, no exemption is applied since January 1, 2009 and hence, Pypo Beijing is subject to 25% thereafter. Tax losses carried forwards, if any, would expire five years from the year when the tax losses carried forwards were recorded.

The list below shows the tax preferential treatment of Pypo Beijing and its subsidiaries for the calendar years 2007, 2008 and 2009:

Company	Statutory tax rate	Applicable rate with preferential treatment
	2007 & 2008	2007	2008	2009
Pypo Beijing	15%	7.5%	12.5%	25%
Henan Pypo Technology Company Limited	33%	33%	25%	25%
Beijing Pypo Communication Technology Company Limited	33%	0%	0%	25%
Jilin Pypo Technology Company Limited	33%	33%	25%	25%
Hebei Pypo Digital Technology Company Limited	33%	33%	25%	25%
Shanxi Pypo Technology Company Limited	33%	33%	25%	25%
Yunan Pypo Technology Company Limited	33%	33%	25%	25%
Anhui Pypo Electronic Company Limited	33%	33%	25%	25%
Shenzhen Pypo Communication Equipment Company Limited	33%	0%	18%	20%
Cang Zhou GuoXun HuiFang Communication Equipment Ltd.	N/A	N/A	20%	20%

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined in that statement. FIN 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures.

The Group has adopted FIN 48 on April 1, 2007. Based on its FIN 48 analysis documentation, the Group has made its assessment of the level of tax authority for each tax position (including the potential application of interest and penalties) based on the technical merits, and has measured the unrecognized tax benefits associated with the tax positions. As a result of the implementation of FIN 48, the Company had approximately $436 in total unrecognized tax benefits at April 1, 2007. The Group has elected to classify interest and/or penalties relating to income tax matters within income tax expenses. The amount of penalties and interest as of March 31, 2008 is immaterial. The Group had an increase of unrecognized tax benefits of approximately $576 in connection with tax uncertainties during the year ended March 31, 2008 and the position remains unchanged during the year ended March 31, 2009. The Group does not anticipate any significant increases or decreases to its liability for unrecognized tax benefits within the next 12 months.

Unrecognized tax benefits balance at April 1, 2007	436
Gross increase for tax positions for the year ended March 31, 2008	576
Unrecognized tax benefits balance at March 31, 2008 and 2009	1,012

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

6. Income Taxes  – (continued)

The unrecognized tax benefit totalled $1,012 as at March 31, 2009, of which $436 was related to the income tax provisions recognized as contingencies from periods prior to the adoption of FIN 48; and $576 of which was related to the increase of FIN 48 tax provisions for the year ended March 31, 2008.

According to the PRC Tax Administration and Collection Law, the statute of limitations is generally three years if the underpayment of taxes is due to computational errors made by the taxpayer. The statute of limitations will be extended to five years under special circumstances, which are not clearly defined, but an underpayment of tax liability exceeding RMB100,000 (approximately $14) is specifically listed as a special circumstance. In the case of a transfer pricing related adjustment, the statute of limitations is 10 years. There is no statute of limitations in the case of tax evasion.

Composition of income tax expense

The current and deferred portion of income tax benefit / (expense) included in the consolidated statements of income is as follows:

	For the years ended March 31,
	2007	2008	2009
Current income tax expense	(2,227)	(3,014)	(9,056)
Deferred income tax benefit / (expense)	88	(438)	1,415
Income expense	(2,139)	(3,452)	(7,641)

Reconciliation of the differences between statutory tax rate and the effective tax rate

Reconciliation between total income tax expense and that amount computed by applying the PRC statutory income tax rate of (33% for each of the year ended March 31, 2007 and 2008 and 25% for year ended March 31, 2009) to income before taxes is as follows:

	For the years ended March 31,
	2007	2008	2009
Income before tax and equity in loss / (income) of affiliated companies	16,501	33,649	29,379
Computed income tax expense	(5,445)	(11,104)	(7,345)
Effect of different tax rates applicable to the subsidiaries	4,169	6,235	614
Non-deductible employee’s benefits	(669)	—	—
Effect of other non-deductible expenses	(233)	(299)	(315)
Effect of non-taxable incomes	11	84	332
Effect of FIN48 unrecognized tax benefits	—	(502)	—
Change in valuation allowance	(1,193)	(745)	(763)
Effect of foreign operation	(906)	595	(147)
Effect of tax exemption and tax relief	1,913	2,427	684
Withholding income tax on dividend	—	388	(1,154)
Others	214	(531)	453
Actual income tax expense	(2,139)	(3,452)	(7,641)

PRC income taxes that would have been payable without tax exemption and tax relief amounted to approximately $8,221, $12,114, and $8,939 for the years ended March 31, 2007, 2008 and 2009, respectively. Accordingly, basic net income per share would have decreased to $0.05, $0.10 and $0.07, respectively.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

6. Income Taxes  – (continued)

The principal components of the Group’s deferred income tax assets/liabilities are as follows:

	As at March 31,
	2008	2009
Current deferred tax assets:
Rebates provision	1,745	2,004
Sales return provision	110	110
Net operating loss carried forward	—	2,239
Allowance for doubtful accounts	—	139
Inventory provision	415	360
Others	—	14
Total current deferred tax assets	2,270	4,866
Non-current deferred tax asset:
Net operating loss carried forward	1,755	2,568
Valuation allowance	(1,755)	(2,568)
Total non-current deferred tax assets	—	—

The realization of the recorded deferred tax assets of $1,755 and $4,807 as of March 31, 2008 and 2009, respectively is dependent on generating sufficient taxable income prior to the expiration of net operating loss carried forward which will expire in year 2012 and 2013. The Group has provided a valuation allowance for the full amount of the deferred tax assets relating to the future benefit of net operating loss carried forward of certain subsidiaries and VIEs as management is not able to conclude that the future realization of those net operating loss carry forwards is more likely than not.

	As at March 31,
	2008	2009
Non-current deferred tax liabilities:
Withholding income tax on dividend	388	1,558
Intangible assets	—	447
Total non-current deferred tax liabilities	388	2,005

Under the New Tax Law, enterprises are classified as either resident or non-resident. A resident enterprise refers to one that is incorporated under the PRC law or under the law of a jurisdiction outside the PRC with its “de facto management organization” located within the PRC. Non-residential enterprise refers to one that is incorporated under the law of a jurisdiction outside the PRC with its “de facto management organization” located also outside the PRC, but which has either set up institutions or establishments in the PRC or has income originating from the PRC without setting up any institution or establishments in the PRC. Under the New Enterprise Income Tax (“EIT”) Implementation Regulation, “de facto management organization” is defined as the organization of an enterprise through which substantial and comprehensive management and control over the business, operations, personnel, accounting and properties of the enterprise are exercised. Under the New Income Tax Law and the New EIT Implementation Regulation, a resident enterprise’s global net income will be subject to a 25% EIT rate. Uncertainties exist with respect to how the new EIT Law applies to the Company’s overall operations, and more specifically, with regard to tax residency status. Additional guidance is expected to be released by the Chinese government in the near future that may clarify how to apply this standard to taxpayers. Despite the present uncertainties resulting from the limited PRC tax guidance on the issue, the Company does not believe that its legal entities organized outside of PRC should be treated as residents for New Income Tax Law purposes. Even if one or more of its legal entities organized outside of PRC were characterized as PRC tax

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

6. Income Taxes  – (continued)

residents, none of them had profit; therefore, no significant impact would be expected on the net current tax payable balance and the net deferred tax balance.

If the entity were to be non-resident for PRC tax purpose, dividends paid to it out of profits earned after January 1, 2008 would be subject to a withholding tax. In the case of dividends paid by PRC subsidiaries the withholding tax would be 10% and in case of a subsidiary 25% or more directly owned by residential in Hong Kong SAR, the withholding tax would be 5%,

The Company and its subsidiaries file separate income tax returns.

7. Net Income Per Share

As discussed in Note 17 below, the Company was incorporated with 1,000 ordinary shares and issued 182,699,000 shares to China Bright Group Co. Ltd (“China Bright”) and Style Technology Development Limited (“Style Technology”) in connection with the Reorganization (as discussed in Note 1). For the purpose of calculating basic earnings per share as a result of the Reorganization, the number of ordinary shares used in the calculation reflects the issuance of ordinary shares as if it took place on April 1, 2006.

The calculations of basic earnings per share are computed as follows:

	For the years ended March 31,
	2007	2008	2009
Numerator:
Net income attributable to the Company	14,362	30,244	20,143
Denominator:
Denominator for basic earnings per share
- Weighted-average ordinary shares outstanding during the year	182,700,000	215,896,721	272,700,000
Basic earnings per share	0.08	0.14	0.07

As the Group has no dilutive potential common shares that are outstanding for each of the three years in the period ended March 31, 2009, no diluted earnings per share is presented.

8. Cash and cash equivalents

Cash and cash equivalents as of March 31, 2008 and 2009 include cash balances held by the Company’s VIE subsidiary of approximately $1,671 and $19,648, respectively. These cash balances cannot be transferred to the Company by dividend, loan or advance according to existing PRC laws and regulations. However, these cash balances can be utilized by the Group for its normal operations pursuant to various agreements which enable the Group to substantially control this VIE subsidiary as described in its normal operations.

Included in the cash and cash equivalents are cash balances denominated in RMB of approximately $56,165 and $31,583 (equivalent to approximately RMB 394 million and RMB 216 million) as of March 31, 2008 and 2009, respectively.

9. Accounts receivable

	As at March 31
	2008	2009
Accounts receivable	58,740	73,537
Less: Allowance for doubtful accounts	(474)	(735)
	58,266	72,802

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

9. Accounts receivable  – (continued)

The movement of the allowance for doubtful accounts during the years is as follow:

	As at March 31,
	2008	2009
Balance as beginning of year	368	474
Add: Current year additions	100	273
Less: Current year write-offs	(32)	(27)
Exchange realignment	38	15
Balance at end of year	474	735

10. Receivable from a vendor

Receivable from a vendor represents the amount receivable from Tianjin Samsung Telecom Technology Co., Ltd. (“Samsung”) for various types of reimbursements as aforementioned in Note 2(v), which are accrued according to Samsung’s confirmation for compensating the Group’s related promotional costs.

11. Other receivable

	As at March 31,
	2008	2009
Rental and utility deposits	64	1,528
Advance to staff	9	649
Deposit paid for acquiring new entities (Note i)	9,251	—
Receivable from entities owned by noncontrolling interest of subsidiaries (Note ii)	—	7,341
Deposits on contingent purchase prices (see Note 4)	—	25,943
Others (Note iii)	879	8,719
	10,203	44,180

Note:

i)	As at March 31, 2008, the Group through its VIE subsidiary, Beijing Feijie, paid $9,251 to the respective shareholders of non-related parties to acquire their interests in four entities which are principally engaged in retailing of mobile phones. These acquisitions have not been completed as at March 31, 2008, but have been closed as at March 31, 2009.
ii)	Except for a loan to a noncontrolling interest of a subsidiary amounted to $2,475 as at March 31, 2009 which is secured by a leasehold property, interest bearing at 7% per annum and repayable in July, 2009, the remaining balances are unsecured, interest free and have no fixed repayment term.
iii)	Included in this balance were advances to third parties amounted to $3,726 as at March 31, 2009 of which they are unsecured, interest free and have no fixed repayment term.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

12. Investment in affiliated companies

The Group’s carrying amount and percentage ownership of the investment in affiliated companies as at March 31, 2009:

	As at March 31, 2008		As at March 31, 2009
	Amount	Percentage of ownership	Amount	Percentage of ownership
Beijing Pypo Times Technology Co., Ltd. (“Pypo Times”) (Note b)	343	50%	357	50%
Beijing Yipai-top Communication Technology Co., Ltd. (“Beijing Yipai-top”) (Notes b and c)	—	—	1,122	50%
	343		1,479

The Group’s equity in the (loss) / income of the affiliated companies for the years ended March 31, 2007, 2008 and 2009 was as follows:

	For the years ended March 31,
	2007	2008	2009
Equity in (loss) / income of
- Hebei Baibang (Notes a and b)	—	—	403
- Pypo Times (Note b)	—	(13)	4
- Beijing Yipai-top (Notes b and c)	—	—	(339)
Amortization of difference between basis of investment in Hebei Baibang and share of Hebei Baibang’s net assets	—	—	(52)
	—	(13)	16

Note a:

In May 2008, the Group acquired a 45% interest in Hebei Baibang as part of Beijing Feijie’s acquisition of a 51% interest in Hebei Guoxun. Pursuant to the agreement for the acquisition of Beijing Feijie’s interest in Hebei Guoxun, the Group is entitled to 55% of the income of Hebei Baibang and the selling shareholder of Hebei Guoxun has guaranteed that Beijing Feijie will receive a minimum annual profit of RMB3,500,000 for each of the year ended March 31, through March 31, 2028. Hebei Baibang was established for the purpose of engaging in provision of after sales services for mobile phones in the PRC. The Group has accounted for this investment using equity method of accounting. In December 2008, Hebei Guoxun disposed of its 45% interest in Hebei Baibang to a third party in exchange for the R&M Business with a fair value at the disposal date of $2,513 and $276 cash consideration received (also refer to Note 4). During period from May 1, 2008 to disposal date, the Group recorded its equity in the income of Hebei Baibang based on its 55% interest.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

12. Investment in affiliated companies  – (continued)

Note b:

The combined results of operations and financial position of these investments are summarized below:

	For the year ended March 31,
	2008	2009
Condensed statement of operations information:
Revenue	4,422	8,739
Net loss	(25)	(208)
Group’s equity in net (loss) / income of investees	(13)	16

	As at March 31,
	2008	2009
Condensed balance sheet information:
Current assets	5,563	33,095
Non-current assets	1	9
Total assets	5,564	33,104
Liabilities	4,878	30,146
Equity	686	2,958
Total liabilities and equity	5,564	33,104
Group’s share of net assets	343	1,479

Note c:

In August 2008, the Group and an individual third party formed an affiliated company, Beijing Yipai-top, which is engaged in the retail sale of wireless equipment.

13. Property and equipment, net

Property and equipment consisted of the following:

	As at March 31,
	2008	2009
Buildings	6,254	11,293
Leasehold improvements	384	553
Machinery and equipment	158	1,853
Electronic equipment	980	2,265
Motor vehicles	1,276	1,966
Sub-total	9,052	17,930
Less: accumulated depreciation	(1,178)	(2,236)
Property and equipment, net	7,874	15,694

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

13. Property and equipment, net  – (continued)

	For the years ended March 31,
	2007	2008	2009
Depreciation expenses were charged to:
Selling and distribution expenses	21	54	286
General and administrative expenses	317	431	626
Total	338	485	912

14. Goodwill

The changes in the carrying amount of goodwill from significant acquisitions are as follows:

	Retail business R&M business	Distribution business Beijing Dongdian	Total
Acquisitions during the year ended March 31, 2009	1,977	71	2,048
Impairment loss	—	(71)	(71)
Balance as of March 31, 2009	1,977	—	1,977

Because the fair value of Beijing Dongdian was determined to be lower than its carrying value based on management’s current expectation that the unit will incur losses for the foreseeable future, during the year ended March 31, 2009, the Company recorded an impairment charge for the entire $71 of goodwill arising from the acquisition of Beijing Dongdian.

15. Borrowings

(i) Short term borrowings and notes payable

The Group has short term credit facilities with various banks. As at March 31, 2008 and 2009, these facilities totalled approximately $43,453 and $68,462, respectively. The amounts utilized were approximately $40,604 and $59,685 at March 31, 2008 and 2009, respectively. The interest rates ranged from 6.84% to 14.07% in fiscal 2008 and 5.35% to 11.00% in fiscal 2009. The weighted average interest rate on the borrowings outstanding at March 31, 2008 and 2009 was 7.66% and 6.35%, respectively.

Of the amounts available under the short-term credit facilities above, the amounts guaranteed personally by the directors of the Company, Mr. Fei Dong Ping (“Mr. Fei”) and Mr. Zhang Kuo (“Mr. Zhang”), amounted to $5,699 and nil at March 31, 2008 and 2009, respectively. The amounts guaranteed by the related parties of the Company amounted to $37,754 and $40,960 at March 31, 2008 and 2009, respectively. The amounts of borrowings utilized from the short-term credit facilities guaranteed by Mr. Fei and Mr. Zhang, amounted to $2,849 and nil at March 31, 2008 and 2009, respectively and by the related parties of the Company amounted to $37,755 and $40,960 at March 31, 2008 and 2009, respectively.

The notes payable are used in purchases from the vendors. The duration of the notes payable is short term and generally within six months. The notes payable bear interest, charged by the relevant banks in the form of a discount at the time of issuance, and are also subject to service charges. The weighted average interest rate charged through the discounts was 4.7% and 7.0% for the fiscal years 2008 and 2009, respectively. The Group is also required to deposit 10% to 30% of the note payable amount to the bank deposit account in order to obtain a note payable. As at March 31, 2008 and 2009, the total facilities of these notes payable were approximately, $22,083 and $23,513, respectively, and the amounts utilized were approximately $16,384 and $23,513, respectively. Total facilities for the notes payable guaranteed by the related parties of the Company amounted to approximately $14,247 and $8,777 at March 31, 2008 and 2009, respectively, and the amount utilized was approximately $5,699 and $8,777 at March 31, 2008 and 2009, respectively.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

15. Borrowings  – (continued)

As at March 31, 2009, the Group’s inventories and buildings with carrying amount of $4,179 and $9,271 respectively, were pledged as securities for certain short term credit facilities and notes payable.

(ii) Term loan

On January 30, 2009, Pypo HK entered into a term facility agreement with the Netherlands Development Finance Company (“FMO”), pursuant to which FMO agreed to provide a term loan facility to Pypo HK in the aggregate amount of up to EUR15 million (the “Facility”). Pypo HK shall repay the loans in three equal annual installments of EUR5 million, commencing August 15, 2014. The loans are guaranteed by the Company and secured by a first priority security pledge on the shares the Company holds in Pypo HK, and the equity interest of Pypo HK holds in Pypo Beijing. On February 17, 2009, Pypo HK drew down the full EUR15 million from the Facility. Amounts outstanding under the Facility will initially bear interest at a rate equal to the 6 month Euro interbank offered rate (“EURIBOR”) plus 300 basis points. At maturity, Pypo HK will pay an additional amount equal to the aggregate interest Pypo HK would have paid if interest on the Facility had been fixed at 11% per annum during the term of the Facility (less the total amount of interest previously paid). Overdue amounts shall bear interest at a rate that is 12% higher than the rate otherwise due on the Facility. Pypo HK is required to make semi-annual interest payments under the Facility. The amount outstanding of this facility is $19,772 as at March 31, 2009, such amount is included as part of short-term borrowings on the balance sheet.

Notwithstanding the foregoing, if any of the Company’s subsidiaries and VIE subsidiary or itself undertakes a fully underwritten IPO, reverse takeover or merger on an internationally recognized stock exchange (a “Qualified IPO”), interest on the Facility will accrue at a rate equal to the 6 month EURIBOR rate plus 100 basis points. Pypo HK shall also pay FMO an additional premium representing the internal rate of return of 20% on the full amount of the Facility, or EUR 15 million, until the later of (i) date of the Qualified IPO and (ii) the date that is twelve months following the date on which Pypo HK draws down on the Facility. Pypo HK may pay 50% of this premium in shares of the listed entity in certain circumstances, depending on the exchange where the listing takes place.

The Facility includes covenants that, among other things, restrict Pypo HK, Pypo Beijing and their subsidiaries with respect to debt incurrence, liens, dividends, affiliate transactions, joint ventures, mergers, changes of auditors, asset sales and acquisitions. The Facility also includes certain financial covenants that, among other things, require Pypo HK to maintain minimum EBITDA and adjusted net income thresholds and margins, solvency ratios, leverage ratios and current ratios.

Based on the financial position and results of Pypo HK as of and for the year ended March 31, 2009, Pypo HK breached the financial covenants for maintaining the minimum EBITDA, adjusted net income thresholds and margins, solvency ratios, leverage ratios and current ratios. On discovery of the breach, the directors of the Company informed the lender and commenced a renegotiation of the terms of the loan with the relevant banker. As at March 31, 2009, those negotiations had not been concluded. Since the lender has not agreed to waive its right to demand immediate payment as at the balance sheet date, the term loan has been classified as short-term borrowings as of March 31, 2009. Up to the date of the issue of the consolidated financial statements, the negotiations are still in progress. The directors of the Company are confident that their negotiations with the lender will ultimately reach a successful conclusion. In any event, should the lender calls for immediate repayment of the loan, the directors of the Company believe that adequate alternative sources of finance are available to ensure that there is no threat to the continuing operations of the Group.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

16. Other payables and accruals

	As at March 31,
	2008	2009
Salaries and welfares accrual	2,600	1,442
Business tax and other taxes payable	62	2,163
Success fee payable for the private placement (Note i)	2,500	—
Payables to entities owned by noncontrolling interest of subsidiaries (Note ii)	—	12,591
Rental payables	—	1,284
Others	935	3,131
	6,097	20,611

Note:

(i)	The success fee was payable to a financial advisor of the Company for arranging the private placement with ARCH Digital. The total success fee was $4,500, of which $2,500 had not been paid as of March 31, 2008.
(ii)	Except for a loan from a noncontrolling interest of a subsidiary amounted to $7,367 as at March 31, 2009 which is interest bearing at the borrowing rate of People’s Bank of China with similar maturity, the remaining balances are unsecured, interest free and have no fixed repayment term.

17. Capital structure

The Company’s authorized capital is $100,000, divided into 1,000,000,000 ordinary shares of par value $0.0001 each.

On October 3, 2007, the Company issued 1,000 ordinary shares at par value of $0.0001 each upon incorporation.

On November 14, 2007, in connection with the Reorganization, the Company issued 91,349,500 ordinary shares at par value of $0.0001 each to China Bright and Style Technology, (total of 182,699,000 shares issued).

On November 16, 2007, the Company issued 90,000,000 redeemable ordinary shares at par value of $0.0001 each to ARCH Digital. Pursuant to the Equity Subscription Agreement, ARCH Digital may at its sole discretion, choose but is not obligated to, terminate the purchase and request redemption of all the purchased shares if certain performance targets are not met. Upon such redemption request by ARCH Digital, the Company, Pypo Beijing and the Company’s shareholders shall have the joint and several obligation to promptly redeem the purchased shares from ARCH Digital, and as consideration thereof, to pay $90,000 to ARCH Digital within 60 days of the redemption request, in such manner (including form of payment) as satisfactory to ARCH Digital. Accordingly, these redeemable ordinary shares are classified as mezzanine equity. In June 2008, ARCH Digital waived this redemption right under the Equity Subscription Agreement and thereafter such amount was re-classified from mezzanine equity to ordinary shares ($9) and additional paid in capital ($85,108).

Upon the Reorganization, paid in capital of the Group’s subsidiaries and VIE recognized as group equity was transferred to represent the Group’s additional paid-in capital.

18. Retained earnings, reserves and restricted net assets

The Company’s retained earnings are not restricted as to the payment of dividends except to the extent dictated by prudent business practices. There are no material restrictions, including foreign exchange controls, on the ability of its non-PRC subsidiaries to transfer surplus funds to the Company in the form of cash dividends, loans, advances or purchase. With respect to the Company’s PRC subsidiaries, there are restrictions on the payment of dividends and the removal of dividends from the PRC. On March 16, 2007, the PRC promulgated the New Tax Law by Order No. 63 of the President of the PRC (refer to Note 6 for further details of the New Tax Law).

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

18. Retained earnings, reserves and restricted net assets  – (continued)

The New Tax Law becomes effective from January 1, 2008. Prior to the enactment of the New Tax Law, when dividends are paid by the Company’s PRC subsidiaries, such dividends would reduce the amount of reinvested profits and accordingly, the refund of taxes paid might be reduced to the extent of tax applicable to profits not reinvested. Subsequent to the enactment of the New Tax Law, due to the removal of tax benefit related to reinvestment of capital in PRC subsidiaries, the Company may consider not reinvesting the profits made by the PRC subsidiaries. Payment of dividends by PRC subsidiaries to foreign investors on profits earned subsequent to January 1, 2008 will also be subject to withholding tax under the New Tax Law. In addition, pursuant to the relevant PRC regulations, a certain portion of the profits made by these subsidiaries must be set aside for future capital investment and are not distributable, and the registered capital of the Company’s PRC subsidiaries are also restricted. These reserves and registered capital of the PRC subsidiaries amounted to $125,186 and $181,775 as of March 31, 2008 and 2009 respectively. However, the Company believes that such restrictions will not have a material effect on the Group’s liquidity or cash flows.

The Group’s subsidiaries and VIE subsidiary incorporated in the PRC are required on an annual basis to make appropriations of retained earnings set at certain percentage of profit after-tax reported in their statutory financial statements prepared in accordance with the relevant accounting principles and financial regulations applicable to companies established in the PRC (the “PRC statutory financial statements”), and regulations to statutory reserve fund and statutory welfare fund. The statutory reserve fund can be used to increase the registered capital and eliminate future losses of the companies; it cannot be distributed to shareholders except in the event of a solvent liquidation of the companies. The statutory welfare fund can only be used for the collective benefits and facilities of the employees.

The statutory welfare fund contribution percentage is subject to the discretion of the Company’s Broad of Directors. Pypo Beijing, as a wholly foreign owned enterprises incorporated in the PRC, is required to make appropriation of retained earnings equal to at least 10% of the PRC GAAP after-tax profit to the statutory reserve fund. Once the level of these funds reaches 50% of the registered capital of the respective companies, further appropriations are discretionary.

During the year ended March 31, 2007, 2008 and 2009, the Group made total appropriations to these statutory reserves of approximately $43, $2,859, and $2,179, respectively. The balance of statutory reserve was $9,378 and $11,557 as at March 31, 2008 and 2009, respectively.

Taking into account the registered capital and statutory reserve, the amount of restricted net assets of the Company’s subsidiaries were $125,186 and $181,775 as of March 31, 2008 and 2009, respectively.

	As at March 31,
	2008	2009
Registered capital of Pypo Beijing and its subsidiaries	115,808	170,218
Statutory reserves	9,378	11,557
Total	125,186	181,775

Under the relevant PRC regulations, all registered capitals of an FIE, regardless of its origins, is subject to the same restrictions on distribution to the FIE’s investors. Therefore, a part of the net proceeds raised from the Company’s issuance of redeemable ordinary shares, which were invested by the Company into Pypo Beijing as an addition to Pypo Beijing’s registered capital, are included in the computation of restricted net assets.

19. Dividends

On April 5, 2006, the Board of Directors of Pypo Beijing approved a dividend of $12,677 (in equivalent to RMB 100 million) or $0.07 per share payable to Beijing Hengze Dongfang Investment Consulting Company Limited, a 90% shareholder of Pypo Beijing at the date of dividend declaration (the holder of the remaining 10%

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

19. Dividends  – (continued)

of Pypo Beijing at that time waived its right to its dividend). The dividend was related to Pypo Beijing’s calendar year 2005, and was paid during the year ended March 31, 2008.

In September 2008, the Board of Directors of the Company approved a dividend of $17,647 (equivalent to RMB120 million) or $0.06 per share, payable to all the Company’s shareholders. The dividend was related to Company’s calendar year 2006.

20. Related party transactions

Other than the Reorganization as described in Note 1, the Company has the following transactions and balances with its related parties.

(i) Related party transactions

	Relationship with the Company	Transaction nature	For the years ended March 31,
Name of related parties			2007	2008	2009
	(Note 1)	(Note 2)
Beijing Zhiyang East Investment Consulting Co., Ltd.	a	i, iii	(1,526)	1,621	—
Beijing Dingtai Jiye Investment Co., Ltd.	a	i, iii	—	135	(146)
Beijing East Chuangzhi Technology Development Co., Ltd.	a	i, iii	3,816	—	—
Mr. Zhou Heng Yang	b	ii, iii	—	(7)	—
Beijing Shidai Tiancheng Technology Development Co., Ltd.	c	i, iii	(1,079)	805	4
Capital Ally Investments Limited (“Capital Ally”)	d	i	—	(20,000)	(4,014)
ARCH Digital	d	i	—	20,000	—
Shanghai Zhengda Jingcheng Development Co., Ltd. (“Shanghai Zhengda”)	e	i	—	(21,371)	—
GM Investment Company Limited	b	i	—	—	300
Note 1:	a) an entity controlled by the Company’s ultimate shareholders

b) ultimate shareholder of the Company

c) shareholder of an affiliated company

d) immediate shareholder of the Company

e) a subsidiary of ARCH Digital

Note 2:	i) advance from / (to) during the year

ii) staff advance (made) / repaid during the year

iii) temporary advances which are unsecured, interest free and fully settled during the year

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

20. Related party transactions  – (continued)

(ii) Related party balances

	As at March 31,
	2008	2009
Due from:
Beijing Shidai Tiancheng Technology Development Co., Ltd. (Note a)	360	366
Capital Ally Investments Limited (Note b)	20,000	20,000
Shanghai Zhengda Jingcheng Development Co., Ltd. (Note b)	21,371	21,942
	41,731	42,308
Due to:
ARCH Digital (Note b)	(20,000)	(20,000)
GM Investment Company Limited (Note c)	—	(300)
Beijing Dingtai Jiye Investment Consulting Co., Ltd. (Note a)	(143)	—
	(20,143)	(20,300)

Note:

a)	The outstanding balance was unsecured, non-interesting bearing and repayable on demand. The entity is controlled by the ultimate shareholders of the Company.
b)	In March 2008, the Company loaned $20.0 million to Capital Ally Investments Limited, or Capital Ally, a shareholder with 67% equity interest in the Company, to meet Capital Ally’s short-term working capital requirements. The interest-free loan originally was to mature on December, 31, 2008. As security for performance of its obligations under the $20.0 million loan, Capital Ally pledged all of its rights and interests in its 182,700,000 the ordinary shares of the Company in favor of the Company on March 10, 2008. Pursuant to the pledge agreement, Capital Ally agreed not to sell, transfer, encumber or dispose of the pledged shares. The pledge agreement terminates upon the earlier of the discharge of all obligations of Capital Ally under the loan agreement with the Company and the consummation of the business combination. In connection with the loan agreement, in March 2008, the Company and ARCH Digital entered into a fund transfer agreement. Pursuant to this agreement, Pypo Beijing, a subsidiary of the Company, made cash advances of RMB 150 million ($21.4 million at March 31, 2008 and $21.9 million as of March 31, 2009) to Shanghai Zhengda Jingcheng Development Co., Ltd., or Shanghai Zhengda, a company controlled by ARCH Digital. In consideration for the transfer by Pypo Beijing of RMB 150 million to Shanghai Zhengda, ARCH Digital concurrently transferred $20.0 million to the Company. The purpose of the agreement was to enable ARCH Digital to provide funding to its portfolio company, Shanghai Zhengda, to meet short-term working capital needs in light of regulatory restrictions applicable to foreign owned and controlled entities in the PRC. The advances made pursuant to the fund transfer agreement are unsecured, interest-free obligations and are payable on demand. (See Note 14).

On November 10, 2008, Capital Ally and the Company entered into the supplemental loan agreement and extended the maturity date of the loan to June 30, 2009. On the same date, ARCH Digital and the Company entered into a supplemental Funds Transfer Agreement in connection with the transfer by Pypo Beijing of RMB 150 million to Shanghai Zhengda, ARCH Digital concurrently transferred $20.0 million to the Company, which will repay the $20.0 million to ARCH Digital on or prior to June 30, 2009. In addition, the Company released Capital Ally’s pledge of its ordinary shares of the Company and the Company secured replacement collateral for the loan by entering into pledge agreements with Style Technology and GM Investment, each of whom are 50% holders of the equity interest in Capital Ally. Pursuant to these replacement pledge agreements, Style Technology and GM Investment pledged all of their respective rights and interests in the ordinary shares of Capital Ally as collateral in favor of the Company, and agreed not to sell, transfer, encumber or dispose of these pledged shares until the discharge of Capital Ally’s obligations under the loan agreement.

On June 9, 2009, the Company and Capital Ally extended the maturity date of the short-term working capital loan from Capital Ally from June 30, 2009 to September 30, 2009 in order to accommodate Capital Ally’s

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

20. Related party transactions  – (continued)

continuing working capital needs. Concurrently, the Company and ARCH Digital also extended the maturity date of the fund transfer advance to September 30, 2009.

The concurrent extension of the maturity date of the fund transfer advance allows the Company to utilize the $20.0 million to be received from Capital Ally as repayment under the short-term working capital loan to repay the $20.0 million the Company owes ARCH Digital under the funds transfer agreement.

c)	Amount represents interest payable to GM Investment Company Limited on behalf of Capital Ally. Amount is repayable in November 2010.

(iii) During the year ended March 31, 2009, the Company made advances of $4,014 to Capital Ally. These advances are unsecured, interest-free and are repayable on demand. Such advance was classified as a receivable within equity.

(iv) Guarantees of borrowings

As discussed in Note 15, certain short-term borrowings and notes payable are guaranteed by Mr. Fei and Mr. Zhang, and by related parties of the Company, respectively.

21. Amounts due from (to) affiliated companies

In February 2009, Pypo Beijing made cash advances of approximately $26,770 to Pypo Times, to meet Pypo Times’s capital needs. Mr. Kuo Zhang, a director of the Company and Pypo Beijing’s current chairman of the board, and Beijing Ruizhi Jiye Investment Co., Ltd., which is beneficially owned by Mr. Zhang, guaranteed the repayment of these cash advances, which Pypo Times will repay prior to February 2010. These cash advances are interest free obligations. From January to March 2009, Pypo Beijing made additional cash advances of $1,176 to Pypo Times, to meet Pypo Times’s working capital needs. These cash advances of $1,176 are unsecured, interest-free obligations and are payable on demand. As of March 31, 2009, the total outstanding balance of these cash advances from Pypo Beijing to Pypo Times was approximately $27,946. As at March 31, 2008, balance represented cash advances to Pypo Times of $125. Amount was unsecured, non-interest bearing and repayable on demand.

As of March 31, 2009, the total outstanding balance of cash advances from Beijing Yipai-top was approximately $790. The amount was unsecured, non-interest bearing and repayable on demand.

22. Commitments and contingencies

Operating lease agreements

The Group has entered into leasing arrangements relating to office premises that are classified as operating leases. Future minimum lease payments for non-cancellable operating leases as of March 31, 2009 are as follows:

Total
2010	9,992
2011	9,958
2012	7,795
2013	6,180
2014	4,719
Thereafter	6,571
45,215

Total rental expenses were approximately $1,112, $652 and $7,897 during the years ended March 31, 2007, 2008 and 2009, respectively, and were charged to the consolidated income statements when incurred.

There were no material capital commitments as at March 31, 2009.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

23. Segment Information

During the year, as a result of the acquisition of six retail sales groups, the Group has changed its reportable segment based on the types of customers receiving its products: “distribution business” and “retail business”. The “distribution business” is comprised of the Group’s wholesale distribution of mobile phones, notebooks and other peripherals to retail resellers (including those owned by the Group) of these products. The “retail business” is comprised of the Group’s interests in companies that operate retail stores that sell mobile phones, notebooks and other peripherals, and provide after-sales services. Each reporting segment derives its revenue from the sales to different types of customers, which is the responsibility of a member of the senior management of the Group who has knowledge of the business specific operational risks and opportunities. The Group’s chief operating decision maker (“CODM”) have been identified as the President and Chief Executive Officer, who reviews operating results by customer groups to allocate resources and assess performance of the Group.

Prior to fiscal 2009, the Group has two reportable segments based on its major product groups: “Mobile phones” and “Notebooks and peripherals”. With the change of composition of reportable segments, the year ended December, 2007 and 2008 comparative numbers are restated accordingly to conform to the year ended December 31, 2009 composition of its reportable segments. The change in composition of reportable segments did not have any impact on either the financial results or financial position of the Company in prior periods.

The financial information provided for the segments are based on internal management reports. The principal measurement differences between this financial information and the consolidated financial statements are the accrual basis recording, for the consolidated financial purposes, of sales rebates, price protection provisions and returns. The Group does not allocate operating expenses to individual reporting segments when making decisions about resources to be allocated to the segment and assessing its performance.

The financial information as reviewed by the Group’s CODM are as follows:

	Distribution business			Retail business			Consolidated
	For the years ended March 31			For the years ended March 31			For the years ended March 31
Business segment	2007	2008	2009	2007	2008	2009	2007	2008	2009
Net revenues	298,398	373,364	413,393	—	—	163,491	298,398	373,364	576,884
Cost of revenues	(250,184)	(325,452)	(379,300)	—	—	(141,292)	(250,184)	(325,452)	(520,592)
	48,214	47,912	34,093	—	—	22,199	48,214	47,912	56,292

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

23. Segment Information  – (continued)

A reconciliation of the amounts presented for reportable segments to the consolidated totals is as follows:

	Distribution business			Retail business			Consolidated
	For the years ended March 31			For the years ended March 31			For the years ended March 31
Business segment	2007	2008	2009	2007	2008	2009	2007	2008	2009
Revenue from external customers	298,398	373,364	407,758	—	—	163,491	298,398	373,364	571,249
Inter-segment revenue	—	—	5,635	—	—	—	—	—	5,635
Total revenues per segment revenue	298,398	373,364	413,393	—	—	163,491	298,398	373,364	576,884
Reconciliation adjustments:
Provision of sales rebates and price protection (c)	(2,267)	3,377	(303)	—	—	—	(2,267)	3,377	(303)
Adjustment for sales return (d)	(1,933)	(1,670)	(699)	—	—	—	(1,933)	(1,670)	(699)
Reclassification of reimbursement and rebates from Samsung (f)	—	3,197	404	—	—	—	—	3,197	404
Inter-segment revenue (h)	—	—	(5,635)	—	—	—	—	—	(5,635)
Total consolidated net revenues, as reported	294,198	378,268	407,160	—	—	163,491	294,198	378,268	570,651
Total cost of revenues per segment cost of revenues	(250,184)	(325,452)	(379,300)	—	—	(141,292)	(250,184)	(325,452)	(520,592)
Reconciliation adjustments:
Unrealized (profit) / loss (a)	(608)	(648)	13	—	—	—	(608)	(648)	13
Adjustment for inventory write down (b)	2,473	(425)	(100)	—	—	—	2,473	(425)	(100)
Adjustment for sales returns (d)	1,474	1,623	3,471	—	—	—	1,474	1,623	3,471
Adjustment for VAT (e)	(305)	(462)	(256)	—	—	—	(305)	(462)	(256)
Reclassification of reimbursement and rebates from Samsung (f)	715	7,647	13,301	—	—	—	715	7,647	13,301
Adjustment for business tax (g)	(927)	985	(2,016)	—	—	—	(927)	985	(2,016)
Inter-segment revenue (h)	—	—	—	—	—	5,635	—	—	5,635
Total consolidated cost of revenues, as reported	(247,362)	(316,732)	(364,887)			(135,657)	(247,362)	(316,732)	(500,544)
Gross profit before reconciliation:	48,214	47,912	34,093			22,199	48,214	47,912	56,292
Reconciliation adjustments:
Unrealized (profit) / loss (a)	(608)	(648)	13	—	—	—	(608)	(648)	13
Adjustment for inventory write down (b)	2,473	(425)	(100)	—	—	—	2,473	(425)	(100)
Provision of sales rebates and price protection (c)	(2,267)	3,377	(303)	—	—	—	(2,267)	3,377	(303)
Adjustment for sales returns (d)	(459)	(47)	2,772	—	—	—	(459)	(47)	2,772
Adjustment for VAT (e)	(305)	(462)	(256)	—	—	—	(305)	(462)	(256)
Reclassification of reimbursements and rebates from Samsung (f)	715	10,844	13,705	—	—	—	715	10,844	13,705
Adjustment for business tax (g)	(927)	985	(2,016)	—	—	—	(927)	985	(2,016)

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

23. Segment Information  – (continued)

	Distribution business			Retail business			Consolidated
	For the years ended March 31			For the years ended March 31			For the years ended March 31
Business segment	2007	2008	2009	2007	2008	2009	2007	2008	2009
Inter-segment revenue (h)	—	—	(5,635)	—	—	5,635	—	—	—
Total consolidated gross profit, as reported	46,836	61,536	42,273	—	—	27,834	46,836	61,536	70,107
Other operating income							101	160	920
Selling and distribution expenses							(16,972)	(15,633)	(24,195)
General and administrative expenses							(10,160)	(8,856)	(13,879)
Impairment loss on goodwill							—	—	(71)
Income from operations							19,805	37,207	32,882
Others, net							(48)	(674)	1,254
Interest income							520	720	546
Interest expenses							(3,776)	(3,604)	(5,303)
Income before income tax, and equity in (loss) / income of affiliated companies							16,501	33,649	29,379
Income tax expenses							(2,139)	(3,452)	(7,641)
Equity in (loss) / income of affiliated companies							—	(13)	16
Net income							14,362	30,184	21,754
Less: Net loss (income) attributable to the non controlling interest							—	60	(1,611)
Net income attributable to the Company							14,362	30,244	20,143
Capital expenditure	(6,364)	(242)	(566)	—	—	(525)	(6,364)	(242)	(1,091)
Depreciation	(338)	(485)	(550)	—	—	(362)	(338)	(485)	(912)
Allowance for doubtful accounts	(386)	(100)	(273)	—	—	—	(386)	(100)	(273)
Write down for obsolete inventories	—	(450)	(100)	—	—	—	—	(450)	(100)
Amortization of intangible assets	—	—	—	—	—	(259)	—	—	(259)

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

23. Segment Information  – (continued)

	Distribution business		Retail business		Consolidated
	As of March 31,		As of March 31,		As of March 31,
	2008	2009	2008	2009	2008	2009
Segment assets	258,061	228,093	—	136,369	258,061	364,462
Investment in affiliated companies	343	1,479	—	—	343	1,479
Total assets	258,404	229,572	—	136,369	258,404	365,941
Segment liabilities	105,106	160,115	—	36,812	105,106	196,927

Note (a) — To recognize the unrealized (profit) / loss on intergroup sales

Note (b) — To adjust for inventory write down.

Note (c) — To recognize the provision of sales rebates and price protection on an accrual basis.

Note (d) — To recognize the sales returns on an accrual basis.

Note (e) — To adjust for the provision of VAT.

Note (f) — To reclassify reimbursements and rebates from Samsung.

Note (g) — To adjust for provision of business tax.

Note (h) — To eliminate intersegment sales and purchases

The Group mainly operates in the PRC and in 2007, 2008 and 2009, no single country other than the PRC accounted for 10% or more of the Company’s consolidated net revenues. In addition, all the identifiable assets of the Group are located in the PRC. As the Group primarily generates its revenues from customers in the PRC, no geographical segments are presented.

There is no individual customer accounted for more than 10% of net revenues for the years ended March 31, 2007, 2008 and 2009, respectively.

24. Subsequent events

On June 26, 2009, the shareholders of Middle Kingdom Alliance Corp., a Company which is currently listed on the OTC Bulletin Board, approved the business combination with the Company. The business combination is expected to close in early July 2009.

PYPO DIGITAL COMPANY LIMITED

SCHEDULE I — CONDENSED FINANCIAL INFORMATION

STATEMENTS OF INCOME

(Expressed in USD thousands, except for share and per share data)

	For the years ended March 31,
	2007	2008	2009
General and administrative expenses	—	(12)	(1,687)
Loss from operations	—	(12)	(1,687)
Interest income	—	176	55
Equity in earnings of subsidiaries and variable interest entity	14,362	30,080	21,775
Net income	14,362	30,244	20,143

PYPO DIGITAL COMPANY LIMITED

SCHEDULE I — CONDENSED FINANCIAL INFORMATION

BALANCE SHEETS

(Expressed in USD thousands, except for share and per share data)

	As of March 31,
	2008	2009
ASSETS
Current assets:
Cash and cash equivalents	6,388	1,869
Amount due from a subsidiary	81,414	79,293
Amount due from a related party	20,000	20,000
Other receivable	3	1,173
Total current assets	107,805	102,335
Non-current asset:
Investment in subsidiaries and variable interest entity	67,350	73,104
Total assets	175,155	175,439
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Other payables and accruals	2,506	878
Amount due to a related party	20,000	20,000
Total liabilities	22,506	20,878
Mezzanine Equity
Redeemable ordinary shares ($0.0001 par value, 90,000,000 issued and outstanding as of March 31, 2008)	85,117	—
Commitments and contingencies
Shareholders’ equity:
Ordinary shares ($0.0001 par value, 1,000,000,000 shares authorized, 182,700,000 and 272,700,000 issued and outstanding as of March 31, 2008 and 2009, respectively)	18	27
Additional paid-in capital	12,082	97,190
Accumulated other comprehensive income	10,704	14,134
Retained earnings	44,728	43,210
Total shareholders’ equity	67,532	154,561
Total liabilities and shareholders’ equity	175,155	175,439

PYPO DIGITAL COMPANY LIMITED

SCHEDULE I — CONDENSED FINANCIAL INFORMATION

STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

(Expressed in USD thousands, except for share and per share data)

	Ordinary shares		Additional paid-in capital	Accumulated other comprehensive income	Retained earnings	Total shareholders’ equity	Comprehensive income
	Number of shares	Amount
Balance as of April 1, 2006	1,000	—	12,082	719	12,799	25,600
Net income	—	—	—	—	14,362	14,362	14,362
Foreign currency translation adjustments	—	—	—	991	—	991	991
Dividends declared	—	—	—	—	(12,677)	(12,677)	—
Balance as of March 31, 2007	1,000	—	12,082	1,710	14,484	28,276	15,353
Net income	—	—	—	—	30,244	30,244	30,244
Foreign currency translation adjustments	—	—	—	8,994	—	8,994	8,994
Issuance of shares to ordinary shareholders	182,699,000	18	—	—	—	18	—
Balance as of March 31, 2008	182,700,000	18	12,082	10,704	44,728	67,532	39,238
Net income	—	—	—	—	20,143	20,143	20,143
Foreign currency translation adjustments	—	—	—	3,430	—	3,430	3,430
Waiver of redemption rights	90,000,000	9	85,108	—	—	85,117	—
Advance to a shareholder	—	—	—	—	(4,014)	(4,014)	—
Dividends declared	—	—	—	—	(17,647)	(17,647)	—
Balance as of March 31, 2009	272,700,000	27	97,190	14,134	43,210	154,561	23,573

PYPO DIGITAL COMPANY LIMITED

SCHEDULE I — CONDENSED FINANCIAL INFORMATION

STATEMENTS OF CASH FLOWS
(Expressed in USD thousands)

	For the years ended March 31,
	2007	2008	2009
Cash flows from operating activities:
Net income	14,362	30,244	20,143
Adjustments to reconcile net income to net cash used in operating activities:
Equity in earnings of subsidiaries and variable interest entity	(14,362)	(30,080)	(21,775)
Dividend received from a subsidiary	—	—	17,647
Changes in operating assets and liabilities:
Other assets and receivable	—	(3)	(1,170)
Other payables and accruals	—	6	(1,628)
Net cash provided by operating activities	—	167	13,217
Cash flow from investing activities:
Advances to subsidiaries	—	(81,414)	2,121
Investment in an affiliated company	—	(20,000)	—
Cash (used in) / provided by investing activities	—	(101,414)	2,121
Cash flow from financing activities:
Proceeds from issuance of ordinary shares	—	18	—
Proceeds from issuance of redeemable ordinary shares, net of issuance costs	—	87,617	—
Amount due to a related party	—	20,000	—
Advance to a shareholder	—	—	(2,210)
Dividend to ordinary shareholders	—	—	(17,647)
Net cash provided by / (used in) financing activities	—	107,635	(19,857)
Net increase / (decrease) in cash and cash equivalents	—	6,388	(4,519)
Cash and cash equivalents:
At beginning of year	—	—	6,388
At end of year	—	6,388	1,869

PYPO DIGITAL COMPANY LIMITED

NOTE TO SCHEDULE I
(Expressed in USD thousands, except share, per share data or stated otherwise)

Schedule I has been provided pursuant to the requirement of Rule 12-04(a) and 4-08(e)(3) of Regulation S-X, which require condensed financial information as to financial position, changes in financial position and results of operations of a parent company as of the same dates and for the same periods for which audited consolidat e d financial statements have been presented when the restricted net assets of the consolidated and unconsolidated subsidiaries together exceed 25 percent of consolidated net assets as of end of the most recently completed fiscal year. As of March 31, 200 8 and 2009, $125,186 and $181,775 of the restricted capital and reserves are not available for distribution, and as such, the condensed financial information of the Company has been presented for the years ended March 31, 2007, 2008 and 2009.

During the years ended March 31, 2007, 2008 and 2009, a cash dividend of $12,677, nil and $17,647, respectively, was declared and paid by a subsidiary of the Company.

Basis of preparation

The condensed financial information of the Company has been prepared using th e same accounting policies as set out in the Company’s consolidated financial statements, except that the Company has used the equity method to account for its investment in its subsidiaries and its variable interest entity. The condensed financial infor m ation of the Company has been prepared for the period starting from April 1, 2006 as if the Company existed as of the earliest period presented.

PYPO DIGITAL COMPANY LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Expressed in USD thousands, except for share and per share data)

		For the three months ended June 30,
	Notes	2008	2009
Net revenues		112,909	197,730
Cost of revenues		(97,193)	(173,323)
Gross profit		15,716	24,407
Other income		—	716
Selling and distribution expenses		(6,514)	(10,102)
General and administrative expenses		(3,065)	(3,818)
Impairment loss on goodwill		(71)	—
Income from operations		6,066	11,203
Others, net		57	(887)
Interest income		107	31
Interest expense		(1,520)	(1,960)
Income before income tax, equity in income of affiliated companies and non controlling interest		4,710	8,387
Income tax expense		(681)	(2,870)
Equity in income of affiliated companies	7	36	3
Net income		4,065	5,520
Less: Net income attributable to the noncontrolling interest		(75)	(1,417)
Net income attributable to the Company		3,990	4,103
Net income per share:
— Basic	5	0.01	0.02
Weighted average number of shares used in calculating net income per share:
— Basic	5	272,700,000	272,700,000

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

PYPO DIGITAL COMPANY LIMITED

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in USD thousands, except for share and per share data)

	Notes	March 31, 2009	June 30, 2009
	(note 1)
ASSETS
Current assets:
Cash and cash equivalents		33,468	32,955
Restricted bank deposits		11,504	59,719
Accounts receivable (less allowance for doubtful accounts of $735 and $699 for March 31, 2009 and June 30, 2009, respectively)		72,802	71,385
Inventories		54,701	64,656
Notes receivable		2,982	1,869
Value added tax receivable		2,857	5,092
Amounts due from related parties	11(ii)	42,308	42,322
Amount due from an affiliated company	12	27,946	26,914
Receivable from a vendor		21,355	18,685
Other receivable	6	44,180	45,722
Prepayment and other assets		8,314	12,865
Deferred tax assets		4,866	4,386
Total current assets		327,283	386,570
Non-current assets:
Investments in affiliated companies	7	1,479	360
Property and equipment, net	8	15,694	15,507
Intangible assets	2(a)	19,188	19,074
Goodwill		1,977	1,977
Other assets		320	310
Total non-current assets		38,658	37,228
Total assets		365,941	423,798
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable		28,290	41,908
Notes payable		23,513	67,183
Provision for rebates and price protections		9,048	7,422
Advance payments from customers		4,827	11,920
Other payables and accruals	9	20,611	18,707
Income taxes payable		8,086	3,737
Amounts due to related parties	11(ii)	20,300	20,300
Amount due to an affiliated company	12	790	—
Short-term borrowings		79,457	75,675
Total current liabilities		194,922	246,852
Non-current liabilities:
Deferred tax liabilities		2,005	2,302
Total liabilities		196,927	249,154
Shareholders’ equity:
Ordinary shares ($0.0001 par value, 1,000,000,000 shares authorized, 272,700,000 issued and outstanding as of March 31, 2009 and June 30, 2009, respectively)		27	27
Additional paid-in capital		97,190	97,190
Accumulated other comprehensive income		14,134	14,236
Retained earnings		43,210	47,313
Total shareholders’ equity		154,561	158,766
Noncontrolling interest		14,453	15,878
Total equity		169,014	174,644
Total liabilities and shareholders’ equity		365,941	423,798

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

PYPO DIGITAL COMPANY LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME
(Expressed in USD thousands, except for share and per share data)

	Ordinary shares		Additional paid-in capital	Accumulated other comprehensive income	Retained earnings	Non-controlling interest	Total equity	Comprehensive income
	Number of shares	Amount
Balance as of April 1, 2008	182,700,000	18	12,082	10,704	44,728	649	68,181
Net income	—	—	—	—	3,990	75	4,065	4,065
Foreign currency translation adjustments	—	—	—	3,495	—	47	3,542	3,542
Acquisition of additional interest in a subsidiary	—	—	—	—	—	(650)	(650)
Acquisition of controlling interest in a subsidiary	—	—	—	—	—	3,362	3,362
Waiver of redemption rights	90,000,000	9	85,108	—	—	—	85,117
Balance as of June 30, 2008	272,700,000	27	97,190	14,199	48,718	3,483	163,617	7,607
Balance as of April 1, 2009	272,700,000	27	97,190	14,134	43,210	14,453	169,014
Net income	—	—	—	—	4,103	1,417	5,520	5,520
Foreign currency translation adjustments	—	—	—	102	—	8	110	110
Balance as of June 30, 2009	272,700,000	27	97,190	14,236	47,313	15,878	174,644	5,630

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

PYPO DIGITAL COMPANY LIMITED

UNAUDITED CONDENSESD CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in USD thousands)

	For the three months ended June 30,
	2008	2009
Cash flows from operating activities:
Net income	4,065	5,520
Adjustments to reconcile net income to net cash (used in)/provided by operating activities:
Depreciation of property and equipment	158	327
Amortization of intangible assets	17	125
Allowance for doubtful accounts	242	(36)
Provision for inventories	118	(268)
Loss on disposal of property and equipment	—	15
Impairment loss of goodwill	71	—
Equity in income of affiliated companies	(36)	(3)
Exchange loss	—	1,342
Changes in operating assets and liabilities:
Accounts receivable	(22,958)	1,496
Inventories	4,657	(9,655)
Notes receivable	8,427	1,115
Value added tax receivable	770	(2,233)
Receivable from a vendor	6,350	2,683
Other receivable	491	(394)
Prepayment and other assets	(2,025)	(4,537)
Accounts payable	(1,210)	13,601
Provision for rebates and price protections	(1,060)	(1,631)
Advance payments from customers	(3,541)	7,090
Other payables and accruals	(1,362)	(1,913)
Income taxes payable	(939)	(4,355)
Notes payables	1,895	43,656
Changes in deferred taxes	458	780
Net cash (used in) / provided by operating activities	(5,412)	52,725
Cash flow from investing activities:
Restricted bank deposits	(131)	(48,208)
Amount due from an affiliated company	(1,736)	1,048
Purchase of property and equipment	(65)	(214)
Proceed for disposal of property and equipment	—	68
Net cash paid for acquisition of equity interest of subsidiaries, net of cash acquired of $133	(2,214)	—
Amounts due from related parties	22	—
Short term investments	(6,528)	—
Deposits paid for acquisition of entities	(11,496)	—
Net cash used in investing activities	(22,148)	(47,306)
Cash flow from financing activities:
Proceeds from short-term borrowings	18,743	15,374
Repayment of short-term borrowings	(7,209)	(20,498)
Cash injection in subsidiaries by minority shareholders	1,352	—
Amounts due to an associate	—	(790)
Amounts due to related parties	(2,359)	—
Net cash provided by / (used in) financing activities	10,527	(5,914)
Net decrease in cash and cash equivalents	(17,033)	(495)
Cash and cash equivalents:
At beginning of period	62,556	33,468
Effect of foreign exchange rate change	1,395	(18)
At end of period	46,918	32,955
Supplemental disclosure of cash flow information
Cash paid during the period for:
Income tax expense	1,070	6,448
Interest paid	1,520	1,335

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

1. Basis Of Preparation

Pypo Digital Company Limited (the “Company”) was incorporated under the laws of the Cayman Islands as a limited liability company on October 3, 2007. The Company and its subsidiaries and variable interest entity (collectively the “Group”), are principally engaged in the provision of wholesale distribution and retail sales of mobile phones, notebooks and other peripherals and the provision of after-sales services for mobile phones in the People’s Republic of China (“PRC”).

PRC regulations currently limit foreign ownership of companies that provide wholesale or retail services with more than 30 chain stores. To comply with these regulations, the Group conducts its activities in the retail chain store sector through its consolidated variable interest entity (“VIE” or “VIE subsidiary”), Beijing Leyu Century Telecommunication Equipment Chain Co., Ltd. (“Beijing Leyu”) (previously known as Beijing Feijie Investment Co., Ltd. (“Beijing Feijie”)), a company established in Beijing, the PRC on November 13, 2007.

In May 2008, Beijing Leyu completed an acquisition of 51% of equity interest in Hebei Guoxun Huifang Telecommunications Equipment Co., Ltd. (“Hebei Guoxun”) and its affiliated companies. In August 2008, Beijing Leyu completed acquisitions of 51% equity interest in each of Henan Xinya Telecommunications Equipment Co., Ltd (“Henan Xinya”) and Kunming Golden Broadway Technology Development Co., Ltd (“Kunming Golden Broadway”). In October 2008, Beijing Leyu completed acquisitions of 51% equity interest in Jiangsu Guanzhilin Mobile Phones Hypermarket Co., Ltd. (“Jiangsu Guanzhilin”) and 100% interest in Hunan Feon Telecommunications Technology Co., Ltd. (“Hunan Feon”). In December 2008, Beijing Leyu completed acquisitions of 51% equity interest in Inner Mongolia Chuangxin Zhongyu Shidai Mobile Phones Marketing & Management Co., Ltd. (“Inner Mongolia Zhongyu”) and 100% equity interest in the repair and maintenance business of Hebei Baibang Tech. Co. Ltd.. These newly acquired subsidiaries are in the retail and after-sales services businesses for mobile phones. See note 2(a) for information about the intangible assets recorded as the result of these acquisitions.

The total assets, liabilities, net assets, net revenues, operating costs and expenses and net income of Beijing Leyu and its subsidiaries and affiliated companies are as follows:

	March 31, 2009	June 30, 2009
Total assets (note)	143,101	154,424
Total liabilities	(125,866)	(134,140)
Net assets	17,235	20,284
Non controlling interest	(14,453)	(15,935)
	2,782	4,349

	As at and for the three months ended June 30,
	2008	2009
Net revenues	6,991	69,136
Operating costs and expenses	(6,983)	(66,155)
Net income	8	2,981
Less: Net income attributable to the non controlling interest	(82)	(1,416)
Net (loss)/income attributable to the Company	(74)	1,565
Note:	As at March 31, 2009 and June 30, 2009, restricted bank deposits with carrying amounts of nil and $898, inventories with carrying amounts of $878 and $878 and buildings with carrying amounts of $3,124 and $2,721 of Beijing Leyu were pledged as securities for certain short term credit facilities and notes payables.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

1. Basis Of Preparation  – (continued)

At March 31, 2009 and June 30, 2009, intercompany advances of $94,620 and $111,510 respectively have been made to by Beijing Pypo Techonology Group Company Limited and its subsidiaries to Beijing Leyu to finance the operations of Beijing Leyu and its subsidiaries. The advances are unsecured, interest-free and have no fixed repayment terms.

The accompanying unaudited condensed consolidated financial statements have been prepared by the Group without an audit, pursuant to accounting principles generally accepted in the United States of America (“US GAAP”), and the rules and regulations of the Securities and Exchange Commission (“SEC”). As permitted by the rules of the SEC governing interim financial statements, the accompanying unaudited condensed interim financial statements do not include all of the disclosures that would normally be required by the US GAAP. In the opinion of management, the unaudited condensed interim consolidated financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary to present fairly the Group’s unaudited condensed consolidated financial position at June 30, 2009, the Group’s unaudited condensed consolidated statement of income and cash flows for the three months ended June 30, 2008 and 2009 and the Group’s unaudited condensed consolidated changes in shareholders’ equity for the three months ended June 30, 2008 and 2009. Interim period results are not necessarily indicative of results of operations or cash flows for a full-year period. The consolidated balance sheet data as of March 31, 2009 were derived from audited consolidated financial statements, but do not include all disclosures required by generally accepted accounting principles.

These unaudited condensed consolidated financial statements and the notes thereto should be read in conjunction with the Company’s audited consolidated financial statements.

2. Summary Of Significant Accounting Policies

(a) Goodwill and Intangible Assets

Goodwill represents the excess of costs of businesses acquired over fair value of acquired net tangible and identifiable intangible assets. Goodwill and identifiable intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of FASB Statement No. 142, “Goodwill and Other Intangible Assets”.

Identifiable intangibles are required to be determined separately from goodwill based on fair value. In particular, an intangible that is acquired in a business combination is recognized as an asset separate from goodwill if it satisfies either the “contractual-legal” or “separability” criterion. The identifiable intangible assets with finite lives are carried at cost less accumulated amortization. Amortization is computed using the straight-line method over the intangible assets’ economic lives.

The economic lives and net carrying values of the identifiable intangible assets are as follows:

		At June 30, 2009
	Weighted average economic lives	Cost	Accumulated amortization	Foreign exchange alignment	Net carrying values
Trade name	Indefinite	17,394	—	34	17,428
Non-compete agreement	3.4 – 3.7 years	517	(99)	2	420
Put options on land and buildings (Note)	3 years	247	(98)	6	155
After-sales service agreement	4.2 – 5.0 years	1,260	(188)	(1)	1,071
		19,418	(385)	41	19,074
Note:	The put options on the land and building represents the Group’s right to dispose of the land and buildings to the selling shareholder of Hebei Guoxun within three years from the date of acquisition of Hebei Guoxun with an annual increment of 15% of its fair value as of the acquisition date of Hebei Guoxun.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

2. Summary Of Significant Accounting Policies  – (continued)

The identifiable intangible assets above result from the Group’s May 2008 acquisition of a 51% interest in Hebei Guoxun, its August 2008 acquisitions of 51% interests in each of Henan Xinya and Kunming Golden Broadway, its October 2008 acquisition of 51% interest in Jiangsu Guanzhilin, its October 2008 acquisition of 100% interest in Hunan Feon, its December 2008 acquisition of 51% interest in Inner Mongolia Zhongyu (the”Retail Business Acquisitions”) and its December 2008 acquisition of the after-sale service business of certain of the retail stores of Hebei Baibang Tech. Co. Ltd. (the “R&M Business”). The amounts assigned to the identifiable intangible assets of the acquired businesses are based on the assessment of their fair values.

(b) Impairment of long-lived tangible and finite-lived intangible assets

Long-lived assets, and finite-lived identifiable intangible assets are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. The Group reviews its long-lived tangible and finite-lived intangible assets for potential impairment based on a review of projected undiscounted future cash flows associated with these assets. When the review of projected undiscounted cash flows indicates the existence of a potential impairment, the measurement of impairment losses for assets that the Group expects to hold and use is based on the estimated fair value of the assets.

At March 31, 2009 and June 30, 2009, the carrying values of the Group’s finite-lived intangible assets are $1,770 and $1,646, net of accumulated amortization of $259 and $385, respectively, and are currently being amortized over three to five years. For the periods ended June 30, 2008 and 2009, the Group incurred no impairment charges. The following sets forth at June 30, 2009 the amortization expense for finite-lived intangible assets the Group expects to recognize during the remained of the fiscal year ending March 31, 2010 and over next four years (in thousands):

July 1, 2009 – March 31, 2010	376
Year ending 2011	501
Year ending 2012	416
Year ending 2013	310
Year ending 2014	43

(c) Impairment of Goodwill and Indefinite Life Intangible Assets

Goodwill is not amortized but is tested for impairment annually and whenever events or circumstances make it more likely than not that an impairment may have occurred. Goodwill impairment is tested using a two-step approach. The first step compares the fair value of a reporting unit to its carrying amount, including goodwill. If the fair value of the reporting unit is greater than its carrying amount, goodwill is not considered impaired and the second step is not required. If the fair value of the reporting unit is less than its carrying amount, the second step of the impairment test measures the amount of the impairment loss, if any, by comparing the implied fair value of goodwill to its carrying amount. If the carrying amount of goodwill exceeds its implied fair value, an impairment loss is recognized equal to that excess. The implied fair value of goodwill is calculated in the same manner that goodwill is calculated in a business combination, whereby the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit, with the excess purchase price over the amounts assigned to assets and liabilities.

Intangible assets with indefinite lives are not amortized but are tested for impairment annually and whenever events or circumstances make it more likely than not that an impairment may have occurred. The impairment of an indefinite life intangible asset is based on a comparison of its fair value to its carrying amount. If the carrying amount of an indefinite life intangible asset exceeds its fair value, an impairment loss is recognized for the excess. The estimation of fair value is performed by utilizing various valuation techniques, with the primary technique being a discounted cash flow.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

2. Summary Of Significant Accounting Policies  – (continued)

During the three months ended June 30, 2008, the Company recorded an impairment charge for the entire $71 of goodwill arising from the acquisition of the remaining 10% equity interest in a subsidiary, Beijing Dongdian Wuxian Mobile Media Technology Co., Ltd (“Beijing Dongdian”), in May 2008 because management expects Beijing Dongdian to incur losses for the foreseeable future, which lead to its estimated fair value to exceed the carrying value.

(d) Investments under equity method

The investments in entities over which the Group has the ability to exercise significant influence are accounted for using the equity method. Under the equity method, original investments are recorded at cost and adjusted by the Group’s share of undistributed earnings or losses of these entities, by the amortization of any difference between the amount of the Group’s investment and its share of the net assets of the investee, and by dividend distributions or subsequent investments. All unrealized inter-company profits and losses are eliminated under the equity method.

When the estimated amount to be realized from the investments falls below its carrying value, an impairment charge is recognized in the consolidated statements of income when the decline in value is considered other than temporary.

3. Recent Accounting Pronouncements

Effective April 1, 2009, the Company adopted the provisions of the Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards, or SFAS, No. 141R, which is a revision of SFAS No. 141, “Business Combinations.” SFAS No. 141R applies prospectively to business combinations after the beginning of the first annual reporting period beginning on or after December 15, 2008. The objective of SFAS No. 141R is to improve the reporting requirements of business combinations and their effects. To accomplish this, SFAS No. 141R establishes the principles and requirements for how the acquirer: (a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and noncontrolling interest in the acquiree, (b) recognizes and measures goodwill in the business combination or a gain from a bargain purchase and (c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The adoption of this standard had no impact on the Company’s unaudited condensed consolidated financial statements presented and will be applied to future transactions, if any.

Effective April 1, 2009, the Company adopted the provisions of SFAS, No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51.” The standard changes the accounting for noncontrolling (minority) interests in consolidated financial statements including the requirements to classify noncontrolling interests as a component of consolidated stockholders’ equity, and the elimination of “minority interest” accounting in results of operations with earnings attributable to noncontrolling interests reported as a part of consolidated earnings and to apply these financial statement presentation requirements retrospectively. Additionally, SFAS No. 160 revises the accounting for both increases and decreases in a parent’s controlling ownership interest. The adoption of this standard changed how we present noncontrolling interests in the unaudited condensed consolidated financial statements.

Effective April 1, 2009, the Company adopted the provisions of the Statement of Financial Accounting Standards No. 165, “Subsequent Events”, or SFAS No.165. SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, SFAS 165 provides (i) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and (iii) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. The

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

3. Recent Accounting Pronouncements  – (continued)

Company adopted SFAS 165 on a prospective basis. The adoption of SFAS 165 did not have a significant effect on the Company’s unaudited condensed consolidated financial statements presented.

Effective April 1, 2009, the Company adopted the provisions of the consensus reached in EITF Issue 08-6, “Equity Method Investment Accounting Considerations”, or EITF 08-6. EITF 08-6 provides guidance for entities that acquire or hold investments accounted for under the equity method. This issue has been adopted prospectively, and did not have a significant effect on the Company’s unaudited condensed consolidated financial statements presented.

Effective April 1, 2009, the Company adopted the provisions of the consensus reached in EITF Issue 08-7, “Accounting for Defensive Intangible Assets”, or EITF 08-7. EITF 08-7 requires entities that will acquire a defensive intangible asset after the effective date of SFAS 141R, to account for the acquired intangible asset as a separate unit of accounting and amortize the acquired intangible asset over the period during which the asset would diminish in value. The adoption of EITF Issue 08-7 has no impact on the Company’s unaudited condensed consolidated financial statements presented and will be applied to future transactions, if any.

Effective April 1, 2009, the Company adopted FSP FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) after Transfers of Financial Assets and Interest in Variable Interest Entities” (FSP FAS 140-4 and FIN 46(R)-8). FSP FAS 140-4 and FIN 46(R)-8 requires the public entities subject to the disclosure requirements of Statement 140 to provide financial statement users with an understanding of the following: a. a transferor’s continuing involvement in financial assets that it has transferred in a securitization or asset-backed financing arrangement; b. the nature of any restrictions on assets reported by an entity in its statement of financial position that relate to a transferred financial asset, including the carrying amounts of such assets; c. how servicing assets and servicing liabilities are reported under Statement 140; and d. for securitization or asset-backed financing arrangements accounted for as sales when a transferor has continuing involvement with the transferred financial assets and transfers of financial assets accounted for as secured borrowings, how the transfer of financial assets affects an entity’s financial position, financial performance, and cash flows. FSP FAS 140-4 and FIN 46(R)-8 also requires enhanced disclosures about a company’s involvement in VIEs. The enhanced disclosures required by this FSP are intended to provide users of financial statements with a greater understanding of: (i) the significant judgments and assumptions made by a company in determining whether it must consolidate a VIE and/or disclose information about its involvement with a VIE; (ii) the nature of restrictions on consolidated VIEs assets reported by a company in its statement of financial position, including the carrying amounts of such assets; (iii) the nature of, and changes in, the risks associated with a company’s involvement with a VIE; (iv) how a company’s involvement with a VIE affects the company’s financial position, financial performance, and cash flows. The adoption of this FSP enhanced our disclosure on the VIE in the unaudited condensed consolidated financial statements and has been retrospectively applied to all periods presented.

Effective April 1, 2009, the Company adopted FSP SFAS 142-3, “Determination of the Useful Life of Intangible Assets”. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets”. The guidance for determining the useful life of a recognized intangible asset in this FSP has been applied prospectively to intangible assets acquired after the effective date. This adoption did not have a significant effect on the Company’s unaudited condensed consolidated financial statements presented.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”). SFAS 167 amends Interpretation 46(R) to require an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity. This analysis identifies the primary beneficiary of a variable interest entity as the enterprise that has both of the following characteristics: a) the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance; and b) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

3. Recent Accounting Pronouncements  – (continued)

could potentially be significant to the variable interest entity. Additionally, an enterprise is required to assess whether it has an implicit financial responsibility to ensure that a variable interest entity operates as designed when determining whether it has the power to direct the activities of the variable interest entity that most significantly impact the entity’s economic performance, and require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. It also amends Interpretation 46(R) to eliminate the quantitative approach previously required for determining the primary beneficiary of a variable interest entity. SFAS 167 is effective at the start of a company’s first fiscal year beginning after November 15, 2009. The Company is evaluating the impact, if any, of the adoption of SFAS 167. It is not expected to have a material impact on the Company’s financial position, results of operations and cash flows.

In August 2009, the FASB issued Accounting Standards Update No. 2009-05 “Fair Value Measurements and Disclosures (Topic 820) Measuring Liabilities at Fair Value”. This update provides amendments for fair value measurement of liabilities. It provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more techniques as specified by this update. This update is effective for the first reporting period (including interim periods) beginning after August 2009. The Company is currently assessing the potential impacts, if any, on its consolidated financial statements.

In September 2009, the FASB issued Accounting Standards Update No. 2009-06, “Income Taxes (Topic 740) Implementation Guidance on Accounting for Uncertainty in Income Taxes and Disclosure Amendments for Nonpublic Entities”. The guidance answers the following questions: is the income tax paid by the entity attributable to the entity or its owners; what constitutes a tax position for a pass-through entity or a tax-exempt not-for-profit entity; and how should accounting for uncertainty in income taxes be applied when a group of related entities comprise both taxable and nontaxable entities. The guidance is effective for the Company for its interim and annual periods ending on September 30, 2009. The Company is currently assessing the potential impacts, if any, on its consolidated financial statements.

4. Income Taxes

At March 31, 2009 and June 30, 2009 the Group has net operating loss carryforwards that result in non-current deferred tax assets, before valuation allowances, of $5,228 and $4,813, respectively. The realization of the recorded deferred tax assets is dependent on generating sufficient taxable income prior to the expiration of net operating loss carried forward of $20,915 and $19,251 as of March 31, 2009 and June 30, 2009, respectively, which will expire in year 2012 and 2013. The Group has provided a valuation allowance of $2,992 and $2,698 of the deferred tax assets relating to the future benefit of net operating loss carried forward as management is not able to conclude that the future realization of those net operating loss carry forwards is more likely than not.

5. Net Income Per Share

Basic earnings per share is based on the weighted average number of common shares outstanding during each period. The calculations of basic earnings per share are computed as follows:

	For the three months ended June 30,
	2008	2009
Numerator:
Net income attributable to the Company	3,990	4,103
Denominator:
Denominator for basic earnings per share
— Weighted-average ordinary shares outstanding during the year	272,700,000	272,700,000
Basic earnings per share	0.01	0.02

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

5. Net Income Per Share  – (continued)

As the Group has no dilutive potential common shares that are outstanding for each of the three months period ended June 30, 2008 and 2009, no diluted earnings per share is presented.

6. Other Receivables

	As at March 31, 2009	As at June 30, 2009
Rental and utility deposits	1,528	1,194
Advance to staff	649	118
Receivable from entities owned by non-controlling shareholders of subsidiaries (Note i)	7,341	8,627
Deposit on contingent purchase prices (Note ii)	25,943	27,683
Others (Note iii)	8,719	8,100
	44,180	45,722

Notes:

i)	Except for a loan to a minority shareholder of a subsidiary amounted to $2,475 and $3,945 as at March 31, 2009 and June 30, 2009, respectively, which is secured by a leasehold property, interest bearing at 7% per annum and repayable in July, 2009, the remaining balances are unsecured, interest free and have no fixed repayment term.
ii)	The amount represents the purchase price payments made to date exceed the purchase price recorded at the closing of the acquisitions of businesses.
iii)	Included in this balance were advances to third parties amounted to $3,726 and $2,811 as at March 31, 2009 and June 30, 2009 respectively, except for approximately $1,464 as at June 30, 2009 was guaranteed by Style Technology Development Limited (“Style Technology”) of which Mr. Zhang Kuo, the chairman and Mr. Fei Dong Ping, the chief executive officer of the Company, are the shareholders, the remaining balances are unsecured, interest free and have no fixed repayment term,

7. Investments In Affiliated Companies

The Group’s carrying amount and percentage ownership of the investments in affiliated companies as at March 31, 2009 and June 30, 2009:

	As at March 31, 2009		As at June 30, 2009
	Amount	Percentage of ownership	Amount	Percentage of ownership
Beijing Pypo Times Technology Co., Ltd. (“Pypo Times”) (Note a)	357	50%	360	50%
Beijing Yipai-top Communication Technology Co., Ltd. (“Beijing Yipai-top”) (Notes a and b)	1,122	50%	—	—
	1,479		360

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

7. Investments In Affiliated Companies  – (continued)

The Group’s equity in the income of the affiliated companies for the three months ended June 30, 2008 and 2009 was as follows:

	For the three months ended June 30,
	2008	2009
Equity in income / (loss) of Hebei Baibang Tech Co., Ltd. (“Hebei Baibang”)	52	—
Beijing Pypo Times Technology Co., Ltd.	(1)	3
Amortization of difference between basis of investment in Hebei Baibang and share of Hebei Baibang’s net assets	(15)	—
	36	3

Note a:

The combined results of operations of these investments are summarized below:

	For the three months ended June 30,
	2008	2009
Condensed statement of operations information:
Revenue	1,682	2,840
Net income	93	7
	36	3

Note b:

In August 2008, the Group and an individual third party formed an affiliated company, Beijing Yipai-top, which is engaged in the retail sale of wireless equipment. The Group disposed of its interest in April 2009 to an independent third party for a consideration of $1,122. No gain or loss on such disposal was arose.

8. Property And Equipment, Net

Property and equipment consisted of the following:

	As at March 31, 2009	As at June 30, 2009
Buildings	11,293	11,300
Leasehold improvements	553	583
Machinery and equipment	1,853	1,871
Electronic equipment	2,265	2,174
Motor vehicles	1,966	1,972
Sub-total	17,930	17,900
Less: accumulated depreciation	(2,236)	(2,393)
Property and equipment, net	15,694	15,507

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

9. Other Payables And Accruals

	As at March 31, 2009	As at June 30, 2009
Salaries and welfares accrual	1,442	1,552
Business tax and other taxes payable	2,163	1,293
Payables to entities owned by noncontrolling shareholders of subsidiaries (note i)	12,591	8,603
Rental payables	1,284	1,266
Others	3,131	5,993
	20,611	18,707

i) Except for a loan from a minority shareholder of a subsidiary amounted to $7,367 and $3,659 as at March 31, 2009 and June 30, 2009, respectively, which is interest bearing at the borrowing rate of People’s Bank of China with similar maturity, the remaining balances are unsecured, interest free and have no fixed repayment term.

10. Segment Information

During the three months period ended December 31, 2008, as a result of the acquisition of six retail sales groups, the Group has changed its reportable segment based on the types of customers receiving its products: “distribution business” and “retail business”. The “distribution business” is comprised of the Group’s wholesale distribution of mobile phones, notebooks and other peripherals to retail resellers (including those owned by the Group) of these products. The “retail business” is comprised of the Group’s interests in companies that operate retail stores that sell mobile phones, notebooks and other peripherals, and provide after-sales services. Each reporting segment derives its revenue from the sales to different types of customers, which is the responsibility of a member of the senior management of the Group who has knowledge of the business specific operational risks and opportunities. The Group’s chief operating decision maker (“CODM”) have been identified as the President and Chief Executive Officer, who reviews operating results by customer groups to allocate resources and assess performance of the Group.

Prior to the three months period ended December 31, 2008, the Group has two reportable segments based on its major product groups: “Mobile phones” and “Notebooks and peripherals”. With the change of composition of reportable segments, the three months ended June 30, 2008 comparative numbers are restated accordingly to conform to the composition of its reportable segments for the corresponding period ended June 30, 2009. The change in composition of reportable segments did not have any impact on either the financial results or financial position of the Company in prior periods.

The financial information provided for the segments are based on internal management reports. The principal measurement differences between this financial information and the consolidated financial statements are the accrual basis recording, for the consolidated financial purposes, of sales rebates, price protection provisions and returns. The Group does not allocate operating expenses to individual reporting segments when making decisions about resources to be allocated to the segment and assessing its performance.

The financial information as reviewed by the Group’s CODM are as follows:

	Distribution business		Retail business		Consolidated
	For the three months ended June 30		For the three months ended June 30		For the three months ended June 30
Business segment	2008	2009	2008	2009	2008	2009
Net revenues	104,175	126,248	6,991	69,136	111,166	195,384
Cost of revenues	(89,001)	(112,375)	(6,855)	(58,767)	(95,856)	(171,142)
Gross Profit	15,174	13,873	136	10,369	15,310	24,242

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

10. Segment Information  – (continued)

A reconciliation of the amounts presented for reportable segments to the consolidated totals is as follows:

	Distribution business		Retail business		Consolidated
	For the three months ended June 30		For the three months ended June 30		For the three months ended June 30
Business segment	2008	2009	2008	2009	2008	2009
Revenue from external customers	103,356	124,714	6,991	69,136	110,347	193,850
Inter-segment revenue	819	1,534	—	—	819	1,534
Total revenues per segment revenue	104,175	126,248	6,991	69,136	111,166	195,384
Reconciliation adjustments:
Provision of sales rebates and price protection (a)	1,047	1,631	—	—	1,047	1,631
Adjustment for sales return (b)	1,515	2,185	—	—	1,515	2,185
Reclassification of reimbursement and rebates from Samsung (e)	—	64	—	—	—	64
Inter-segment revenue (h)	(819)	(1,534)	—	—	(819)	(1,534)
Total consolidated net revenues, as reported	105,918	128,594	6,991	69,136	112,909	197,730
Total cost of revenues per segment cost of revenues	(89,001)	(112,375)	(6,855)	(58,767)	(95,856)	(171,142)
Reconciliation adjustments:
Adjustment for sales returns (b)	(1,396)	(4,303)	—	—	(1,396)	(4,303)
Unrealised profit (c)	(25)	5	—	—	(25)	5
Adjustment for inventory allowances (d)	(118)	268	—	—	(118)	268
Reclassification of reimbursement and rebates from Samsung (e)	59	404	—	—	59	404
Adjustment for VAT (g)	—	(7)	—	—	—	(7)
Adjustment for business tax (f)	(676)	(82)	—	—	(676)	(82)
Inter-segment revenue (h)	—	—	819	1,534	819	1,534
Total consolidated cost of revenues, as reported	(91,157)	(116,090)	(6,036)	(57,233)	(97,193)	(173,323)
Gross profit before reconciliation:	15,174	13,873	136	10,369	15,310	24,242
Reconciliation adjustments:
Provision of sales rebates and price protections (a)	1,047	1,631	—	—	1,047	1,631
Adjustment for sales returns (b)	119	(2,118)	—	—	119	(2,118)
Unrealised profit (c)	(25)	5	—	—	(25)	5
Adjustment for inventory allowances (d)	(118)	268	—	—	(118)	268
Reclassification of reimbursements and rebates from Samsung (e)	59	468	—	—	59	468
Adjustment for VAT (g)	—	(7)	—	—	—	(7)
Adjustment for business tax (f)	(676)	(82)	—	—	(676)	(82)
Inter-segment revenue (h)	(819)	(1,534)	819	1,534	—	—
Total consolidated gross profit, as reported	14,761	12,504	955	11,903	15,716	24,407
Other income					—	716
Selling and distribution expenses					(6,514)	(10,102)
General and administrative expenses					(3,065)	(3,818)
Impairment loss on goodwill					(71)	—
Income from operations					6,066	11,203
Others, net					57	(887)
Interest income					107	31
Interest expenses					(1,520)	(1,960)
Income before income tax, equity in loss of an affiliated company and non-controlling interests					4,710	8,387
Income tax expenses					(681)	(2,870)
Equity in income of an affiliated company					36	3
Net income					4,065	5,520
Less: income attributable to the non controlling interest					(75)	(1,417)
Net income attributable to the Company					3,990	4,103
Capital expenditure	(25)	(58)	(40)	(156)	(65)	(214)
Depreciation	(131)	(134)	(27)	(193)	(158)	(327)
(Allowance for) reversal of doubtful accounts	(242)	36	—	—	(242)	36
Provision for obsolete inventories	(118)	268	—	—	(118)	268
Amortisation of intangible assets	—	—	(17)	(125)	(17)	(125)

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

10. Segment Information  – (continued)

	Distribution business		Retail business		Consolidated
	As of		As of		As of
	March 31, 2009	June 30, 2009	March 31, 2009	June 30, 2009	March 31, 2009	June 30, 2009
Segment assets	228,093	282,099	136,369	141,339	364,462	423,438
Investment in affiliated companies	1,479	360	—	—	1,479	360
Total assets	229,572	282,459	136,369	141,339	365,941	423,798
Segment liabilities	160,115	214,838	36,812	34,316	196,927	249,154

Note (a) - To recognize the provision of sales rebates and price protections on an accrual basis.

Note (b) - To recognize the sales returns on an accrual basis.

Note (c) - To recognize the unrealized profit on intergroup sales

Note (d) - To adjust for inventory allowances.

Note (e) - To reclassify reimbursements and rebates from Samsung.

Note (f) - To adjust for provision of business tax.

Note (g) - To adjust for the provision of VAT.

Note (h) - To eliminate intersegment sales and purchases.

11. Related party transactions

The Company has the following transactions and balances with its related parties.

(i) Related party transactions

	Relationship with the Company	Transaction nature	For the three months ended June 30,
Name of related parties			2008	2009
	(Note 1)	(Note 2)
Mr. Zhou Heng Yang	a	i	(7)	—

Note 1: a) ultimate shareholder of the Company

Note 2: i) staff advance made during the period

(ii) Related party balances

	March 31, 2009	June 30, 2009
Due from:
Beijing Shidai Tiancheng Technology Development Co., Ltd. (Note a)	366	366
Capital Ally Investments Limited (Note b)	20,000	20,000
Shanghai Zhengda Jingcheng Development Co., Ltd. (Note b)	21,942	21,956
	42,308	42,322
Due to:
ARCH Digital Holdings Limited (“ARCH Digital”) (Note b)	(20,000)	(20,000)
GM Investment Company Limited (Note c)	(300)	(300)
	(20,300)	(20,300)

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

11. Related party transactions  – (continued)

Note:

a)	The outstanding balance was unsecured, non-interesting bearing and repayable on demand. The entity is controlled by the ultimate shareholders of the Company.
b)	In March 2008, the Company loaned $20.0 million to Capital Ally Investments Limited, or Capital Ally, a shareholder with 67% equity interest in the Company, to meet Capital Ally’s short-term working capital requirements. The interest-free loan originally was to mature on December, 31, 2008. As security for performance of its obligations under the $20.0 million loan, Capital Ally pledged all of its rights and interests in its 182,700,000 the ordinary shares of the Company in favor of the Company on March 10, 2008. Pursuant to the pledge agreement, Capital Ally agreed not to sell, transfer, encumber or dispose of the pledged shares. The pledge agreement terminates upon the earlier of the discharge of all obligations of Capital Ally under the loan agreement with the Company and the consummation of the business combination. In connection with the loan agreement, in March 2008, the Company and ARCH Digital entered into a fund transfer agreement. Pursuant to this agreement, Pypo Beijing, a subsidiary of the Company, made cash advances of RMB 150 million ($21.9 million as of March 31, 2009 and $21.9 million as of June 30,2009) to Shanghai Zhengda Jingcheng Development Co., Ltd., or Shanghai Zhengda, a company controlled by ARCH Digital. In consideration for the transfer by Pypo Beijing of RMB 150 million to Shanghai Zhengda, ARCH Digital concurrently transferred $20.0 million to the Company. The purpose of the agreement was to enable ARCH Digital to provide funding to its portfolio company, Shanghai Zhengda, to meet short-term working capital needs in light of regulatory restrictions applicable to foreign owned and controlled entities in the PRC. The advances made pursuant to the fund transfer agreement are unsecured, interest-free obligations and are payable on demand.

On November 10, 2008, Capital Ally and the Company entered into the supplemental loan agreement and extended the maturity date of the loan to June 30, 2009. On the same date, ARCH Digital and the Company entered into a supplemental Funds Transfer Agreement in connection with the transfer by Pypo Beijing of RMB 150 million to Shanghai Zhengda, ARCH Digital concurrently transferred $20.0 million to the Company, which will repay the $20.0 million to ARCH Digital on or prior to June 30, 2009. In addition, the Company released Capital Ally’s pledge of its ordinary shares of the Company and the Company secured replacement collateral for the loan by entering into pledge agreements with Style Technology and GM Investment, each of whom are 50% holders of the equity interest in Capital Ally. Pursuant to these replacement pledge agreements, Style Technology and GM Investment pledged all of their respective rights and interests in the ordinary shares of Capital Ally as collateral in favor of the Company, and agreed not to sell, transfer, encumber or dispose of these pledged shares until the discharge of Capital Ally’s obligations under the loan agreement.

On June 9, 2009, the Company and Capital Ally extended the maturity date of the short-term working capital loan from Capital Ally from June 30, 2009 to September 30, 2009 in order to accommodate Capital Ally’s continuing working capital needs. Concurrently, the Company and ARCH Digital also extended the maturity date of the fund transfer advance to September 30, 2009.

The concurrent extension of the maturity date of the fund transfer advance allows the Company to utilize the $20.0 million to be received from Capital Ally as repayment under the short-term working capital loan to repay the $20.0 million the Company owes ARCH Digital under the funds transfer agreement.

Subsequent to June 30, 2009, Shanghai Zhengda repaid RMB125 million (approximately $18.3 million) to Pypo Beijing and the Company fully repaid the $20.0 million loan to ARCH Digital.

c)	Amount represents interest payable to GM Investment Company Limited on behalf of Capital Ally. Amount is repayable in November 2010.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

11. Related party transactions  – (continued)

(iii) Guarantees of borrowings

The amounts guaranteed by the related parties of the Company amounted to $40,960 and $44,644 at March 31, 2009 and June 30, 2009, respectively. The amounts of borrowings utilized from the short-term credit facilities guaranteed by the related parties of the Company amounted to $40,960 and $44,644 at March 31, 2009 and June 30, 2009, respectively.

(iv) Guarantees of other receivables

Included in other receivables as of June 30, 2009 was advance to a third party of $1,464 of which was guaranteed by Style Technology.

12. Amounts due from (to) affiliated companies

In February 2009, Pypo Beijing made cash advances of approximately $26,770 to Pypo Times, to meet Pypo Times’s capital needs. Mr. Kuo Zhang, a director of the Company and Pypo Beijing’s current chairman of the board, and Beijing Ruizhi Jiye Investment Co., Ltd., which is beneficially owned by Mr. Zhang, guaranteed the repayment of these cash advances, which Pypo Times will repay prior to February 2010. These cash advances are interest free obligations. From January to March 2009, Pypo Beijing made additional cash advances of $1,176 to Pypo Times, to meet Pypo Times’s working capital needs. These cash advances of $1,176 are unsecured, interest-free obligations and are payable on demand. From April to June 2008, Pypo Times repaid cash advances of $1,032 to Pypo Beijing. As of March 31, 2009 and June 30, 2009, the total outstanding balance of these cash advances from Pypo Beijing to Pypo Times was approximately $27,946 and $26,914, respectively.

As of March 31, 2009 and June 30, 2009, the total outstanding balance of cash advances from Beijing Yipai-top was approximately $790 and $732, respectively. The amount was unsecured, non-interest bearing and repayable on demand. As a result of the disposal of Beijing Yipai-top in April 2009, the cash advances from Beijing Yipai-top has been included in other payables at June 30, 2009.

13. Subsequent events

The Company has evaluated subsequent events, through the date that the unaudited condensed consolidated financial statements were issued on October 21, 2009.

As part of the series of transactions contemplated by the merger agreement, Middle Kingdom Alliance Corp. (“Middle Kingdom”) established MK Arizona Corp. (“MK Arizona”), a wholly owned Arizona subsidiary. Through June 30, 2009, MK Arizona had no material transactions. On July 9, 2009, Middle Kingdom effected a short-form merger, pursuant to which Middle Kingdom merged with and into MK Arizona, with MK Arizona remaining as the surviving corporation. After the merger, MK Arizona became a Cayman Islands exempted company (“MK Cayman”) pursuant to a conversion and continuation procedure under Arizona and Cayman Islands law. The reorganization changed Middle Kingdom’s place of incorporation from Delaware to the Cayman Islands (“the redomestication”) and the outstanding securities of Middle Kingdom were converted into securities of MK Cayman. On July 10, 2009, Middle Kingdom announced that it has completed its business combination with the Company. The company has been renamed Pypo China Holdings Limited.

On August 6, 2009, Pypo China Holdings Limited has entered into a definitive agreement to acquire 100% of equity interest in Shanghai Xieheng Telecommunications Equipment Co., Ltd. (“Shanghai Xieheng”). The total consideration for the acquisition was approximately $46.8 million (RMB 320 million) plus the value of the net assets of Shanghai Xieheng as of July 31, 2009, all in cash. The value of the net assets of Shanghai Xieheng as of July 31, 2009 is estimated to be no more than US$1.46 million (RMB 10 million) (which number is preliminary and subject to change based on the concerned parties’ final calculations of such amount). Subject to the completion of Shanghai Xieheng’s internal restructuring and other customary closing conditions, the transaction is expected to close in the fourth quarter of the financial year ending March 31, 2010.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

13. Subsequent events  – (continued)

On January 30, 2009, Pypo Holdings (HK) Company Limited (“Pypo HK”) entered into a term facility agreement with the Netherlands Development Finance Company (“FMO”), pursuant to which FMO agreed to provide a term loan facility to Pypo HK in the aggregate amount of up to EUR15 million. Based on the financial position and results of Pypo HK as of and for the year ended March 31, 2009, Pypo HK breached the financial covenants for maintaining the minimum EBITDA, adjusted net income thresholds and margins, solvency ratios, leverage ratios and current ratios. On discovery of the breach, the directors of the Company informed the lender and commenced a renegotiation of the terms of the loan with the relevant banker. On August 11, 2009, FMO agreed to waive its right to demand immediate payment from the Group. As there is no evidence that the Company will be able to maintaining the leverage ratio, current ratio and net margin as required by the revised covenants by end of March 2010 , the amount continued to be classified as current liabilities as at June 30, 2009.

On August 11, 2009, an amendment to the Facility Agreement was agreed by FMO and Pypo HK that an Additional IPO premium shall be paid to FMO on the later of (i) date of the Company to undertake a fully underwritten IPO, reverse takeover or merger on an internally recognized stock exchange and (ii) the date that is twelve months following the date on which Pypo HK drew down on the facility. The following definition is inserted in the term loan agreement: “Additional IPO Premium” means such number of bonus shares (credited as fully paid-up and free from any encumbrance) in the share capital of Middle Kingdom after the Merger to be issued at a price per share equal to the opening price per share as will be quoted on the day of commencement of the trading of its shares on the NASDAQ with a total value in Dollars equal to EUR 1.5 million on such day of commencement of trading.

On September 11, 2009, Beijing Leyu completed the acquisition of the remaining 49% of equity interest in Jiangsu Guanzhilin. The total consideration for the acquisition was approximately $29.3 million (RMB 200 million). In addition to the consideration, pursuant to the agreement, the vendor will withdraw its 49% paid in capital of approximately $7.2 million (RMB 49 million) from Jiangsu Guanzhilin. As part of the definite agreement for the acquisition of this additional equity interest in Jiangsu Guanzhilin, Beijing Leyu agreed with the seller to waive the contingent arrangement in connection with the acquisition of 51% equity interest of Jiangsu Guanzhulin in October 2008. The purchase consideration of the initial 51% acqusition was revised to RMB 252.96 million.

On October 2, 2009, Pypo Digital has entered into a share purchase agreement with Capital Ally and ARCH Digital to acquire the shares of Pypo China Holdings Limited. Pursuant to the share purchase agreement, Pypo Digital will acquire 1,857,587 ordinary shares of Pypo China Holdings Limited from Capital Ally and 827,613 ordinary shares of Pypo China Holdings Limited from ARCH Digital for an aggregate purchase price of approximately US$22.5 million.

On October 19, 2009, an amendment has been made to the share purchase agreement whereby the purchase price for the share purchases shall be the lower of the fair value of the ordinary shares to be determined by independent appraiser or an aggregate of approximately US$22.5 million.

PYPO CHINA HOLDINGS LIMITED
(a Cayman Islands exempted company)

UNAUDITED COMBINED CONDENSED PRO FORMA FINANCIAL STATEMENTS

Introduction

As described elsewhere in this prospectus, on July 10, 2009 Middle Kingdom Alliance Corp. (“Middle Kingdom”) and Pypo Digital Limited Company (“Pypo Cayman”) consummated a series of transactions under an Agreement and Plan of Merger, Conversion and Share Exchange (the “merger agreement”) under which Middle Kingdom changed its domicile to the Cayman Islands and became Pypo China Holding Limited (“MK Cayman”), a newly formed Cayman Islands exempted company (“the redomestication”), and MK Cayman then acquired all of the outstanding ordinary shares of Pypo Cayman (“the business combination”).

In the redomestication, each outstanding share of Middle Kingdom common stock and each outstanding share of Middle Kingdom Class B common stock, except for those shares of Class B common stock that were converted into the right to receive cash as discussed below, were converted into an ordinary share of MK Cayman. As of both June 30, 2009 and the date of the redomestication Middle Kingdom had outstanding 1,065,650 shares of common stock and 2,917,593 shares of Class B common stock. MK Cayman also assumed from MK Arizona Corp. (“MK Arizona”), which had assumed the obligations from Middle Kingdom, (i) the obligation to issue common stock upon any exercise of 1,578,250 Class A common stock purchase warrants and 3,420,305 Class B common stock purchase warrants and (ii) the obligation to issue common stock and Class A warrants and Class B redeemable warrants upon any exercise of options to purchase 19,800 Series A Units and 330,000 Series B Units held by the representative of the underwriters of Middle Kingdom’s initial public offering.

Under Middle Kingdom’s Certificate of Incorporation, the holders of Middle Kingdom’s Class B common stock were entitled to vote on the proposed business combination with Pypo Cayman. A holder of Middle Kingdom’s Class B common stock who voted against the proposed business combination and who followed certain procedures was entitled to convert its Class B shares into the right to receive cash in the amount of $8.24 per share plus a pro rata share of the interest Middle Kingdom has earned on the investment of the proceeds of its initial public offering after the payment to Middle Kingdom of the lesser of 50% or $1.2 million of such interest and certain federal and state taxes (an aggregate conversion price of approximately $8.50 per share as of March 31, 2009 and $8.51 per share as of the date of the business combination). The holders of an aggregate of 154,670 shares of Middle Kingdom Class B common stock elected this right in connection with the vote on the business combination redeemed for $1,317,000 in the aggregate on June 10, 2009 and are presented as a liability on the balance sheet as of June 30, 2009. The holders of an aggregate of 5,250 shares of Middle Kingdom Class B common stock who elected for redemption on June 10, 2009 did not properly redeem their shares as of September 28, 2009.

In addition, in connection with a December 10, 2008 special meeting of the stockholders of Middle Kingdom at which the Middle Kingdom stockholders voted to approve certain amendments to its Certificate of Incorporation (“the extension amendment”) which have the effect of extending to August 31, 2009 (from December 13, 2008) the date by which Middle Kingdom must have completed a business combination or liquidate, a holder of Middle Kingdom’s Class B common stock who voted against the extension amendment and who followed certain procedures had the right to convert its shares of Class B common stock into the right to receive cash. The holders of 348,042 shares (10.17%) of Middle Kingdom’s Class B common stock elected to convert their shares into the right to receive cash at that time. Middle Kingdom redeemed those 348,042 Class B common shares in December 2008 for $2,934,000.

As a result of the conversions to cash of Middle Kingdom Class B common stock described in the preceding two paragraphs, in the redomestication MK Cayman issued an aggregate of 3,988,493 ordinary shares upon the conversion of the 1,065,650 shares of common stock and the 2,922,843 shares Class B common stock of Middle Kingdom, and MK Cayman also assumed (i) the obligation to issue common stock upon any exercise of 1,578,250 Class A common stock purchase warrants and 3,420,305 Class B common stock purchase warrants and (ii) the obligation to issue 99,000 ordinary shares and 99,000 Class A warrants and 330,000 ordinary shares and 330,000 Class B redeemable warrants upon any exercise of options to purchase 19,800 Series A Units and 330,000 Series B Units held by the representative of the underwriters of Middle Kingdom’s initial public offering.

The business combination between MK Cayman and Pypo Cayman was affected through the issuance by MK Cayman of (i) 45,000,000 shares of its ordinary stock and 3,400,000 Class B redeemable warrants for all of the outstanding ordinary shares of Pypo Cayman. MK Cayman has also agreed to issue an additional 23,000,000 ordinary shares (the “earn-out shares”) to the former stockholders of Pypo Cayman if certain performance targets are met in fiscal 2010, 2011 or potentially 2012.

The following unaudited combined condensed pro forma financial statements are presented to illustrate the effects of the redomestication and business combination. The following unaudited combined condensed pro forma financial statements are based on the historical financial statements of Middle Kingdom included in its Annual Report on Form 10-K for the year ended December 31, 2008 and in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, and on the historical financial statements of Pypo Cayman included elsewhere in this prospectus, and should be read in conjunction with those historical financial statements including the notes thereto.

The redomestication and business combination are being accounted for as a reverse merger, whereby MK Cayman will be the continuing entity for financial reporting purposes, and will be deemed to be the acquirer of Middle Kingdom. The redomestication and business combination are being accounted for as a reverse merger because (i) after the redomestication and business combination the former stockholders of Pypo Cayman hold the substantial majority of the outstanding ordinary shares of MK Cayman, and have the ability to initially appoint the majority of the members of the board of directors of MK Cayman, and (ii) Middle Kingdom had no prior operations and was formed for the purpose of effecting a business combination, such as the business combination with Pypo Cayman.

In November, 2008, Capital Ally, which owns the majority of the outstanding ordinary shares of Pypo Cayman, acquired more than 50% of the outstanding voting shares (common stock and Class B common stock combined) of Middle Kingdom. However, the redomestication and business combination are not being accounted for as a combination of entities under common control since Capital Ally did not acquire in excess of 80% of Middle Kingdom’s outstanding Class B common stock, and, under the terms of the merger agreement Middle Kingdom would proceed with the business combination only if the holders of less than 20% of its Class B shares vote against the business combination and elect to convert their Class B shares into the right to receive cash. As a result, Capital Ally did not control Middle Kingdom with respect to the completion of the business combination, and Middle Kingdom was formed for the purpose of effecting a business combination, such as the business combination with Pypo Cayman.

In accordance with the applicable accounting guidance for accounting for the redomestication and business combination as a reverse merger, first Pypo Cayman was deemed to have undergone a recapitalization, whereby its outstanding ordinary shares were converted into 45,000,000 ordinary shares of MK Cayman and 3,400,000 MK Cayman Class B redeemable warrants.

Immediately thereafter MK Cayman, as the parent company of Pypo Cayman, which is the continuing accounting entity, was deemed to have acquired the assets and assumed the liabilities of Middle Kingdom in exchange for the conversion of the 1,065,650 outstanding shares of Middle Kingdom common stock and the 2,922,843 outstanding shares of Middle Kingdom Class B common stock into 3,988,493 MK Cayman ordinary shares, and MK Cayman’s assumption of (i) the obligation to issue common stock upon any exercise of 1,578,250 Class A common stock purchase warrants and 3,420,305 Class B common stock purchase warrants and (ii) the obligation to issue 99,000 ordinary shares and 99,000 Class A warrants and 330,000 ordinary shares and 330,000 Class B redeemable warrants upon any exercise of options to purchase 19,800 Series A Units and 330,000 Series B Units held by the representative of the underwriters of Middle Kingdom’s initial public offering.

However, although MK Cayman, as the parent company of Pypo Cayman, will be deemed to have acquired Middle Kingdom, in accordance with the applicable accounting guidance for accounting for the redomestication and business combination as a reverse merger, Middle Kingdom’s assets and liabilities will be recorded at their historical carrying amounts, which approximate their fair value, with no goodwill or other intangible assets recorded.

As discussed above, MK Cayman has also agreed to issue an additional 23,000,000 earn-out shares to the former shareholders of Pypo Cayman if certain performance targets are met in fiscal years ending March 31,

2010, 2011 or potentially 2012. For financial reporting purposes, such earn-out shares will not be considered issued or outstanding upon the completion of the business combination, and the issuance of the earn-out shares will only be reflected in the financial statements if and when they become issuable as the result of the achievement of the performance targets. Those former Pypo Cayman stockholders include individuals and companies that will have no role in the day-to-day management of MK Cayman as well as individuals who will be members of the management of MK Cayman. As these earn-out shares would be issued proportionately to all of the former Pypo Cayman stockholders, without regard to employment status, and the issuance of the earn-out shares is not dependent on the continued employment of any former Pypo Cayman stockholder, the issuance of any earn-out shares would be accounted for as an adjustment to the original recapitalization of MK Cayman (a transfer of the par value of any earn-out shares issued between common stock and paid in capital) and would have no effect on the results of operations.

Middle Kingdom used a fiscal year ending December 31, and Pypo Cayman used a fiscal year ending March 31. As reported elsewhere in this prospectus, MK Cayman will use a March 31, year end.

The accompanying unaudited combined condensed pro forma balance sheet as of June 30, 2009 has been prepared by combining the historical balance sheet of Middle Kingdom as of June 30, 2009 and the historical balance sheet of Pypo Cayman as of June 30, 2009. The pro forma adjustments to the unaudited combined condensed pro forma balance sheet assume the redomestication and business combination occurred on June 30, 2009.

The accompanying unaudited combined condensed pro forma statements of operations have been prepared assuming the proposed redomestication and business combination occurred on April 1, 2008. The unaudited combined condensed pro forma statement of operations for the year ended March 31, 2009 has been prepared by combining the historical statement of operations of Middle Kingdom for the 12 months period ended March 31, 2009 with the historical statement of operations for Pypo Cayman for the year ended March 31, 2009. The unaudited combined condensed pro forma statement of operations for the three months ended June 30, 2009 has been prepared by combining the historical statement of operations of Middle Kingdom for the three months ended June 30, 2009 with the historical statement of operations for Pypo Cayman for the three months ended June 30, 2009.

The accompanying unaudited combined condensed pro forma financial statements are presented for illustrative purposes only, and are not necessarily indicative of the actual results of operations or financial position that would have resulted had the proposed redomestication and business combination been completed on the dates assumed. The pro forma adjustments are based on available information and assumptions that are believed to be reasonable. However, future results of operations and financial position may vary significantly from the results reflected in the accompanying unaudited combined condensed pro forma financial statements due to the factors described in “Risk Factors” included elsewhere herein.

PYPO CHINA HOLDINGS LIMITED
(a Cayman Islands exempted company)

UNAUDITED COMBINED CONDENSED PRO FORMA BALANCE SHEET
June 30, 2009
(US dollars in thousands)

	PYPO Cayman historical	Middle Kingdom historical		Pro forma adjustments		MK Cayman pro forma
Assets
Current assets:
Cash and cash equivelents	$32,955	$17		(5,427)(f)		27,545
Restricted bank deposits	59,719	—				59,719
Investments in trust account	—	25,891	{	(1,273)(a) (1,484)(d) (23,134)(e)	}	—
Short-term investments	—	—		23,134(e)		23,134
Accounts receivable, net	71,385	—				71,385
Inventories, net	64,656	—				64,656
Notes receivable	1,869	—				1,869
Value added tax receivable	5,092	—				5,092
Amounts due from related parties	42,322	—				42,322
Amount due from an affiliated company	26,914	—				26,914
Receivable from a vendor	18,685	—				18,685
Other receivables	45,722	—				45,722
Income tax refund receivable	—	240				240
Prepayments and other assets	12,865	—		(2,853)(f)		10,012
Deferred tax assets	4,386	—				4,386
Total current assets	386,570	26,148				401,681
Property and equipment, net	15,507	—				15,507
Investments in affiliated companies	360	—				360
Intangible assets	19,074	—				19,074
Goodwill	1,977					1,977
Other assets	310	—				310
Total assets	$423,798	$26,148				$438,909

See Notes to Unaudited Combined Condensed Pro Forma Financial Statements

PYPO CHINA HOLDINGS LIMITED
(a Cayman Islands exempted company)

UNAUDITED COMBINED CONDENSED PRO FORMA BALANCE SHEET – continued
June 30, 2009
(US dollars in thousands)

	PYPO Cayman historical	Middle Kingdom historical		Pro forma adjustments		MK Cayman pro forma
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$41,908	$2,558		(2,335)(f)		$42,131
Notes payable	67,183	—				67,183
Provision for rebates and price protections	7,422	—				7,422
Advance payments from customers	11,920	—				11,920
Other payables and accruals	18,707	—				18,707
Due to underwriters	—	1,006		(1,006)(d)		—
Income taxes payable	3,737	—				3,737
Amounts due to related parties	20,300	229		(229)(d)		20,300
Liability to redeeming Class B common stockholders		1,317		(1,317)(a)		—
Short-term borrowings and lines of credit	75,675	249		(249)(d)		75,675
Total current liabilities	246,852	5,359				247,075
Deferred tax liabilities	2,302	—				2,302
Total liabilities	249,154	5,359				249,377
Commitments and contingencies
Stockholders’ equity:
Preferred stock – none issued	—	—				—
Pypo Cayman ordinary shares	27	—		(27)(b)		—
Middle Kingdom Class B common stock	—	3		(3)(c)		—
Middle Kingdom common stock	—	1		(1)(c)		—
MK Cayman ordinary shares 48,988,493 shares issued and outstanding	—	—	{	45(b) 4(c)	}	49
				44(a)
Additional paid in capital	97,190	23,157	{	(18)(b) (2,372)(c) (5,945)(f)	}	112,056
Accumulated other comprehensive income	14,236	—				14,236
Retained earnings	47,313	(2,372)		2,372(c)		47,313
Total stockholders’ equity	158,766	20,789				173,654
Non-controlling interests	15,878	—				15,878
Total equity	174,644	20,789				189,532
Total liabilities and stockholders’ equity	$423,798	$26,148				$438,909

See Notes to Unaudited Combined Condensed Pro Forma Financial Statements

PYPO CHINA HOLDINGS LIMITED
(a Cayman Islands exempted company)

UNAUDITED COMBINED CONDENSED PRO FORMA STATEMENT OF OPERATIONS
Year ended March 31, 2009
(US dollars in thousands, except for per share amounts)

	PYPO Cayman historical	Middle Kingdom historical		Pro forma adjustments		MK Cayman pro forma
Net revenues	$570,651	$—				$570,651
Cost of revenues	500,544					500,544
Gross profit	70,107					70,107
Other operating income	920					920
Selling and distribution expenses	24,195					24,195
General and administrative expenses	13,879	2,406		59(i)		16,344
Goodwill impairment	71					71
Income (loss) from operations	32,882	(2,406)				30,417
Interest expense	5,303					5,303
Interest income	(546)	(374)	{	—(g) 126(h)	}	(794)
Other income	(1,254)	(1)				(1,255)
Income (loss) before income taxes, equity in income of affiliated company and minority interests	29,379	(2,031)				27,163
Income tax expense (benefit)	7,641	(240)				7,401
Equity in income of affiliated company	(16)	—				(16)
Net income (loss)	21,754	(1,791)				19,778
Net income attributable to non-controlling interests	1,611	—				1,611
Net income (loss) attributable to the Company	$20,143	$(1,791)				$18,167
Net income per share – basic						$0.37
Weighted average number of shares used in calculating net income per share – basic						48,988,493

See Notes to Unaudited Combined Condensed Pro Forma Financial Statements

PYPO CHINA HOLDINGS LIMITED
(a Cayman Islands exempted company)

UNAUDITED COMBINED CONDENSED PRO FORMA STATEMENT OF OPERATIONS
For the period ended June 30, 2009
(US dollars in thousands, except for per share amounts)

	PYPO Cayman historical	Middle Kingdom historical		Pro forma adjustments		MK Cayman pro forma
Net revenues	$197,730	$—				$197,730
Cost of revenues	173,323					173,323
Gross profit	24,407					24,407
Other operating income	716					716
Selling and distribution expenses	10,102					10,102
General and administrative expenses	3,818	809		—(i)		4,627
Goodwill impairment	—					—
Income (loss) from operations	11,203	(809)				10,394
Interest expense	1,960					1,960
Interest income	(31)	(4)	{	—(g) 5(h)	}	(30)
Other expense (income)	887	—				887
Income (loss) before income taxes, equity in loss of affiliated company and minority interests	8,387	(805)				7,577
Income tax expense	2,870	—				2,870
Equity in income of an affiliated company	(3)	—				(3)
Net income (loss)	5,520	(805)				4,710
Net income attributable to non-controlling interests	1,417	—				1,417
Net income (loss) attributable to the Company	$4,103	$(805)				$3,293
Net income per share – basic						$0.07
Weighted average number of shares used in calculating net income per share – basic						48,988,493

See Notes to Unaudited Combined Condensed Pro Forma Financial Statements

PYPO CHINA HOLDINGS LIMITED
(a Cayman Islands exempted company)

NOTES TO UNAUDITED COMBINED CONDENSED PRO FORMA FINANCIAL STATEMENTS

Note 1 — Basis of Presentation

Reference is made to the “Introduction” at page PF-1 to PF-3.

Note 2 — Pro Forma Adjustments

The following are the pro forma adjustments to the unaudited combined condensed pro forma balance sheet:

(a) To reflect Middle Kingdom’s redemption, using funds in the trust account, of 154,670 shares of Class B common stock that were converted into the right to receive cash in connection with the vote on the business combination, using the June 30, 2009 conversion price of $8.52 per share ($1,317,000 in the aggregate), and to adjust 5,250 ordinary shares voted for redemption on June 10, 2009 but did not properly redeem as of September 28, 2009.

(b) To reflect the business combination as a recapitalization of MK Cayman by the issuance by MK Cayman of 45,000,000 ordinary shares and 3,400,000 Class B common stock purchase warrants in exchange for the outstanding ordinary shares of Pypo Cayman.

(c) To reflect the redomestication accounted for as MK Cayman’s issuance of 3,988,493 ordinary shares in exchange for the shares of Middle Kingdom’s outstanding common stock the shares of Middle Kingdom’s Class B common stock that remained outstanding after the redemption in entry (a) (including the effect of the automatic conversion of the Class B common stock to ordinary shares as the result of the completion of the redomestication and business combination), and the issuance of 1,578,250 Class A warrants, 3,420,305 Class B redeemable warrants, and options to purchase 19,800 Series A Units and 330,000 Series B Units in exchange for the outstanding Class A warrants and Class B redeemable warrants and the options to purchase Series A and Series B Units of Middle Kingdom.

(d) To reflect Middle Kingdom’s payment of the deferred underwriting fees payable to the underwriters of its initial public offering, and Middle Kingdom’s retirement of its outstanding borrowings under its line of credit, and Middle Kingdom’s repayment of its loans from its stockholders, all of which were paid upon the completion of the business combination.

(e) To reflect the release of the remaining balance in Middle Kingdom’s trust account to unrestricted short-term investments as the result of the business combination.

(f) To reflect the payment of the costs of the business combination as a reduction of stockholders’ equity. The charge against additional paid in capital is net of $2,335,000 of such costs that Middle Kingdom had accrued in accounts payable and charged against net income and its accumulated deficit through June 30, 2009. The costs paid and charged against additional paid in capital also include $2,853,000 of costs that Pypo Cayman has accrued and deferred in other assets as of June 30, 2009.

The following are the pro forma adjustments to the unaudited combined condensed pro forma statements of operations:

(g) To adjust interest income earned by Middle Kingdom on the funds in the trust account to (i) record in income that portion of the interest income added to redeemable common stock as payable to Class B stockholders that did not elect to convert into cash and instead received ordinary shares of MK Cayman and (ii) eliminate interest income on the funds used to pay the deferred underwriting fees. (No adjustment to eliminate the interest paid by Middle Kingdom on its line of credit is required because the amount is immaterial.) Middle Kingdom Class B stockholders who elected conversion to cash were entitled to receive a pro rata share of the interest Middle Kingdom had earned on the investment of the initial public offering proceeds after the payment to Middle Kingdom of the lesser of 50% or $1.2 million of such interest and certain federal and state taxes. Middle Kingdom had, in each period, reduced interest income and added to the carrying amount of the redeemable Class B common stock that portion of the interest earned in that period which would be payable to the Class B stockholders if the holders of 684,060 shares elected conversion to cash. The adjustment records in interest

PYPO CHINA HOLDINGS LIMITED
(a Cayman Islands exempted company)

NOTES TO UNAUDITED COMBINED CONDENSED PRO FORMA FINANCIAL STATEMENTS

Note 2 — Pro Forma Adjustments  – (continued)

income that portion of the interest income originally credited to redeemable Class B common stock that is attributable to the number of such 684,060 shares of Class B common stock that did not elect to convert into cash.

(h) To eliminate Middle Kingdom’s interest income earned on the funds used to pay the costs of the business combination.

(i) To adjust the compensation of certain members of Pypo Cayman’s management to reflect the difference between their historical compensation and the compensation payable under employment contracts entered into in connection with the business combination.

The income tax effects of pro forma adjustments (g), (h) and (i) have not been reflected as the amounts would be immaterial.

Note 3 — Pro Forma Stockholders’ Equity

Ordinary Shares

On a pro forma basis MK Cayman has authorized 1,000,000,000 ordinary shares, par value $.001, of which 48,983,243 were issued and outstanding after the completion of the business combination and the redomestication.

Ordinary Share Purchase Warrants

On a pro forma basis MK Cayman has outstanding 1,578,250 Class A warrants and 6,820,305 Class B redeemable warrants. Each Class A warrant and Class B redeemable warrant entitles the holder to purchase from MK Cayman one ordinary share at an exercise price of $5.00 commencing on the later of (a) December 13, 2007 or (b) the completion of the business combination. Each Class A warrant and Class B redeemable warrant will expire on December 13, 2013 at 5:00 p.m., New York City time, which expiration date may be extended in the sole discretion of MK Cayman. MK Cayman has a right to redeem, in whole but not in part, the outstanding Class B redeemable warrants after the completion of the business combination if there is an effective registration statement with a current prospectus on file providing for the resale of the ordinary shares issuable upon the exercise of the Class B redeemable warrants at a price of $.01 per Class B redeemable warrant at any time after the Class B redeemable warrants become exercisable, upon a minimum of 30 days’ prior written notice of redemption, and if, and only if, the last sales price of the ordinary stock equals or exceeds $16.00 per share for any 20 trading days within a 30-trading-day period ending three business days before the notice of redemption. If MK Cayman calls the Class B redeemable warrants for redemption, the holders will either have to exercise the warrants by purchasing the ordinary stock or the warrants will be redeemed at $.01 per warrant.

The Class A warrants are not redeemable.

Underwriters Options

On a pro forma basis MK Cayman has outstanding options, issued to the underwriters of Middle Kingdom’s initial public offering, to purchase up to a total of 19,800 Series A Units at a per unit price of $10.00 and/or up to a total of 330,000 Series B Units at a per unit price of $10.00. The Series A Unit is comprised of one ordinary share and five Class A warrants, and the Series B unit is comprised of one ordinary share and one Class B warrant.

The Class A warrants and Class B redeemable warrants that would be issued upon the exercise of these options are identical to the outstanding Class A warrants and Class B redeemable warrants, except that the exercise price of warrants would be $10.00 per share.

These options are exercisable beginning on the later of (a) December 13, 2007 or (b) the completion of the business combination and expire on December 13, 2011.

PYPO CHINA HOLDINGS LIMITED
(a Cayman Islands exempted company)

NOTES TO UNAUDITED COMBINED CONDENSED PRO FORMA FINANCIAL STATEMENTS

Note 3 — Pro Forma Stockholders’ Equity  – (continued)

Earn-Out Shares

MK Cayman has also agreed to issue an additional 23,000,000 earn-out shares to the former shareholders of Pypo Cayman if certain performance targets are met in fiscal years ending March 31, 2010, 2011 or potentially 2012. Of the 23,000,000 earn-out shares, the first 10,000,000 earn-out shares will be issued if “adjusted net income” in either fiscal 2010 or 2011 equals or exceeds $54,000,000, and the remaining 13,000,000 earn-out shares will be issued if “adjusted net income” in either fiscal 2011 or 2012 equals or exceeds $67,000,000. For the purposes of the determination of the achievement of the performance targets, “adjusted net income” is defined as “net income attributable to the parent company” as calculated and disclosed pursuant to SFAS No. 160, as set forth on the audited consolidated financial statements of MK Cayman comprising a part of the Forms 20-F filed with the SEC for the fiscal years ending March 31, 2010, 2011 or 2012 adjusted to (i) add back to the “net income attributable to the parent company” any charges for (a) ”acquisition-related costs” as defined in and charged to expense pursuant to SFAS No. 141(R), (b) and any other fees, expenses or payments to any third party related to the business combination, (c) any charges for the amortization of intangible assets, and (d) any charges for the impairment of goodwill, each of (a) through (d) as it relates to any acquisitions completed in, or pending at the end of, the applicable period by MK Cayman or the Pypo Cayman entities; (ii) add back to the “net income attributable to the parent company” any expensed amounts paid to third parties to design, implement and annually assess disclosure controls and procedures and internal controls over financial reporting by MK Cayman or the Pypo Cayman entities as a consequence of MK Cayman’s compliance with the Sarbanes-Oxley Act; (iii) add back to the “net income attributable to the parent company” any charges for taxes payable by any of the Middle Kingdom parties or the Pypo Cayman entities that are directly attributable to the business combination; and (iv) deduct from the “net income attributable to parent company” the financial statement tax benefit of the amount in (i), (ii) and (iii) above, computed by multiplying the amount of the adjustment in (i), (ii) or (iii) above by the statutory tax rate applicable to MK Cayman or the Pypo Cayman entities that incurred the expense.

For financial reporting purposes, those earn-out shares will not be considered issued or outstanding upon the completion of the business combination, and the issuance of the earn-out shares will only be reflected in the financial statements if and when they become issuable as the result of the achievement of the performance targets. Those former Pypo Cayman stockholders include individuals and companies that will have no role in the day-to-day management of MK Cayman as well as individuals who will be members of the management of MK Cayman. As these earn-out shares would be issued proportionately to all of the former stockholders of Pypo Cayman, without regard to employment status, and the issuance of the earn-out shares is not dependent on the continued employment of any former Pypo Cayman stockholder, the issuance of any earn-out shares would be accounted for as an adjustment to the original recapitalization of MK Cayman (a transfer of the par value of any earn-out shares issued between common stock and paid in capital) and would have no effect on the results of operations.

Note 4 — Pro Forma Earnings Per Share

Basic pro forma net income per share is based on the weighted average number of ordinary shares that would have been outstanding during the period presented assuming the redomestication and business combination occurred on April 1, 2008. The weighted number of shares that would have been outstanding is computed by applying the effective exchange ratios of 0.1650 MK Cayman ordinary share for each Pypo Cayman ordinary share, and one MK Cayman ordinary share for each Middle Kingdom common share or Class B share, to the historical weighted average shares outstanding of Pypo Cayman and the outstanding shares of Middle Kingdom (after adjustment for the number of shares of Class B common stock that elected to be converted into cash and thus did not remain outstanding after the business combination).

Pro forma net income per share assuming full dilution has not been presented as the assumed exercise of the Class A warrants and Class B redeemable warrants and the options for the purchase of Series A Units and Series B Units would be anti-dilutive.

PYPO CHINA HOLDINGS LIMITED
(a Cayman Islands exempted company)

NOTES TO UNAUDITED COMBINED CONDENSED PRO FORMA FINANCIAL STATEMENTS

Note 4 — Pro Forma Earnings Per Share  – (continued)

The earn-out shares have been excluded from the computation of both basic and, assuming full dilution, pro forma earnings per share as pro forma “adjusted net income” was below the performance targets that would result in the issuance of the shares to the former Pypo Cayman stockholders (see Note 3).

Funtalk China Holdings Limited

3,520,000 Ordinary Shares

PROSPECTUS

Rodman & Renshaw, LLC

Until              , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

PCHL

Article 145 of PCHL’s memorandum and articles provides that to the fullest extent permissible under the Companies Law, every director (including any alternate director appointed pursuant to the provisions of the memorandum and articles) and officer of PCHL for the time being and from time to time shall be indemnified and secured harmless out of the assets and funds of PCHL against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in connection with the execution or discharge of his duties, powers, authorities or discretions as a director or officer of PCHL, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning PCHL or its affairs in any court whether in the Cayman Islands or elsewhere. Expenses (including attorneys’ fees, costs and charges) incurred by a director or officer of PCHL in defending a proceeding shall be paid by PCHL in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by PCHL. No such director or officer of PCHL shall be liable to PCHL for any loss or damage unless such liability arises through the willful neglect or default of such director or officer.

Middle Kingdom also has directors’ and officers’ liability insurance that would indemnify its directors and officers against damages arising out of certain kinds of claims that might be made against them based on their negligent acts or omissions while acting in their capacity as such. PCHL has continued to maintain this insurance and was obligated by the terms of the merger agreement to maintain in effect (to the extent available in the market) a tail liability insurance policy covering those persons who were then covered by Middle Kingdom’s directors’ and officers’ liability insurance policy with coverage in amount and scope of at least as favorable to such persons as Middle Kingdom’s then-existing coverage for a period of at least three years after the closing.

Other Indemnification Arrangements

In November 2007, each of Pypo Cayman, Pypo HK and Pypo Beijing entered into indemnification agreements with Mr. Clement Kwong in connection with his service as a director of such respective Pypo entity. These indemnification agreements provide that, with respect to each Pypo entity, if Mr. Kwong is a party to or threatened to be made a party to any proceeding by reason of Mr. Kwong’s status as a director of such Pypo entity or as an agent of another enterprise at such Pypo entity’s request, he will be indemnified for expenses and liabilities actually and reasonably incurred by Mr. Kwong, including amounts paid in settlement on his behalf. Mr. Kwong will not be entitled to such indemnification if prohibited by applicable law or if Mr. Kwong’s conduct is finally adjudged to have been knowingly fraudulent or deliberately dishonest or has evidenced willful misconduct, including any breach of the duty of loyalty. If an indemnification agreement entitles Mr. Kwong to only a portion of the total expenses and liabilities he incurs, he will be paid such portion in accordance with the terms of the relevant indemnification agreement.

The indemnification agreements set forth the procedures and timing for payment of such expenses and liabilities, including a requirement that Mr. Kwong be paid promptly in advance of the final disposition of any proceeding at Mr. Kwong’s written request, provided that such written request sets forth (i) reasonable evidence that the indemnifiable expenses have been incurred in connection with the proceeding, (ii) a statement that the indemnifiable expenses have not been incurred in connection with any fraudulent or deliberately dishonest conduct or willful misconduct and (iii) an undertaking that any such advanced expenses shall be repaid if it is ultimately determined that Mr. Kwong is not entitled to indemnification.

Mr. Kwong will continue to be entitled to indemnification under these indemnification agreements for as long as he is subject to a possible proceeding by reason of the fact that he was a director of the Pypo entity or was serving at the request of the Pypo entity as an agent of another enterprise, foreign or domestic.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES

PCHL consummated the purchase of each issued and outstanding ordinary share of Pypo Cayman held by the Pypo shareholders in exchange for an aggregate of 45,000,000 ordinary shares of PCHL and 3,400,000 PCHL Class B warrants. The 45,000,000 ordinary shares and the 3,400,000 PCHL Class B warrants issued in connection with the Business Combination are restricted securities as that term is defined in Rule 144 under the Securities Act. The ordinary shares issuable upon exercise of the 3,400,000 PCHL Class B warrants also are restricted securities.

The foregoing securities were issued pursuant to the exemption from registration afforded by Section 4(2) of the Securities Act and Regulation D thereunder.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

Exhibit No.	Description
1.1	Form of Underwriting Agreement (previously filed as exhibit 1.1 to Amendment No. 4 to Form F-1, SEC File No. 333-162617)
2.1	Agreement and Plan of Merger, Conversion and Share Exchange by and among Middle Kingdom, MK Arizona, Pypo Cayman, Pypo HK, Pypo Beijing, Arch and Capital Ally, dated September 5, 2008 (incorporated by reference to annex A to Amendment No. 9 to Form S-4, SEC File No. 333-153492)
2.2	Amendment No. 1 to Agreement and Plan of Merger, Conversion and Share Exchange by and among Middle Kingdom, MK Arizona, Pypo Cayman, Pypo HK, Pypo Beijing, Arch and Capital Ally, dated January 6, 2009 (incorporated by reference to annex B to Amendment No. 9 to Form S-4, SEC File No. 333-153492)
2.3	Amendment No. 2 to Agreement and Plan of Merger, Conversion and Share Exchange by and among Middle Kingdom, MK Arizona, Pypo Cayman, Pypo HK, Pypo Beijing, Arch and Capital Ally, dated June 16, 2009 (incorporated by reference to annex D to Prospectus Supplement dated June 17, 2009, SEC File No. 333-153492)
3.1	Amended and Restated Memorandum and Articles of Association of PCHL, as further amended by special resolution on November 26, 2009 (incorporated by reference to Exhibit 3.1 to Post-Effective Amendment No. 3 to Form S-4, SEC File No. 333-153492)
4.1	Specimen Ordinary Share Certificate (incorporated by reference to exhibit 4.8 to Post-Effective Amendment No. 1 to Form S-4, SEC File No. 333-153492)
5.1	Opinion of Maples and Calder regarding the validity of the ordinary shares being registered (previously filed as exhibit 5.1 to Amendment No. 4 to Form F-1, SEC File No. 333-162617)
8.1	Opinion of Maples and Calder regarding certain Cayman Islands tax matters (included in exhibit 5.1)
8.2	Opinion of Han Kun Law Offices regarding certain PRC tax matters (included in exhibit 99.1)
10.1	Form of Securities Escrow Agreement among Middle Kingdom Alliance Corp., Continental Stock Transfer and Trust Company and the Initial Stockholders of Middle Kingdom Alliance Corp. (incorporated by reference to exhibit 10.3 to the Amended Registration Statement of Middle Kingdom Alliance Corp. on Form S-1 filed with the Commission on November 13, 2006, SEC File No. 333-133475)
10.2	Form of Registration Rights Agreement among Middle Kingdom Alliance Corp. and the Initial Stockholders of Middle Kingdom Alliance Corp. (incorporated by reference to exhibit 10.4 to the Amended Registration Statement of Middle Kingdom Alliance Corp. on Form S-1 filed with the Commission on November 13, 2006, SEC File No. 333-133475)
10.3	Form of Voting Agreement among PCHL and certain officers, directors and shareholders of MK Cayman (incorporated by reference to annex F to Amendment No. 9 to Form S-4, SEC File No. 333-153492)
10.4	Form of Lock-Up Agreement among PCHL and the Pypo shareholders (incorporated by reference to annex G to Amendment No. 9 to Form S-4, SEC File No. 333-153492)

Exhibit No.	Description
10.5	Form of Registration Rights Agreement among PCHL and the Pypo shareholders (incorporated by reference to annex H to Amendment No. 9 to Form S-4, SEC File No. 333-153492)
10.6	Employment Agreement between Kuo Zhang and Pypo Cayman, dated September 5, 2008 (incorporated by reference to exhibit 10.5 to the Current Report on Form 8-K dated
September 11, 2008 by Middle Kingdom, SEC File No. 000-52358)
10.7	Employment Agreement between Dongping Fei and Pypo Cayman, dated September 5, 2008 (incorporated by reference to exhibit 10.6 to the Current Report on Form 8-K dated
September 11, 2008 by Middle Kingdom, SEC File No. 000-52358)
10.8	Employment Agreement between Hengyang Zhou and Pypo Beijing, dated September 5, 2008 (incorporated by reference too exhibit 10.7 to the Current Report on Form 8-K dated September 11, 2008 by Middle Kingdom, SEC File No. 000-52358)
10.9	Employment Agreement between Francis Wan and Pypo Beijing, dated September 5, 2008 (incorporated by reference to exhibit 10.8 to the Current Report on Form 8-K dated
September 11, 2008 by Middle Kingdom, SEC File No. 000-52358)
10.10	Samsung Anycall Distribution Agreement between Samsung and Pypo Beijing, dated July 1, 2008 (incorporated by reference to exhibit 10.10 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.11	Loan Agreement between Hui Liu and Pypo Beijing, dated December 26, 2007 (incorporated by reference to exhibit 10.11 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.12	Loan Agreement between Dongping Fei and Pypo Beijing, dated December 26, 2007 (incorporated by reference to exhibit 10.12 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.13	Loan Agreement between Zhikuan Guan and Pypo Beijing, dated September 1, 2008 (incorporated by reference to exhibit 10.13 to Amendment No. 1 to Form S-4, SEC File No. 333-153492)
10.14	Loan Agreement between Dongping Fei and Pypo Beijing, dated September 1, 2008 (incorporated by reference to exhibit 10.14 to Amendment No. 5 to Form S-4, SEC File No. 333-153492)
10.15	Exclusive Option Agreement among Zhikuan Guan, Pypo Beijing and Beijing Funtalk, dated September 8, 2008 (incorporated by reference to exhibit 10.15 to Amendment No. 1 to Form S-4, SEC File No. 333-153492)
10.16	Exclusive Option Agreement among Dongping Fei, Pypo Beijing and Beijing Funtalk, dated
September 1, 2008 (incorporated by reference to exhibit 10.16 to Amendment No. 1 to Form S-4, SEC File No. 333-153492)
10.17	Exclusive Option Agreement among Beijing Dongdian, Pypo Beijing and Beijing Funtalk, dated August 5, 2008 (incorporated by reference to exhibit 10.17 to Amendment No. 2 to Form S-4, SEC File No. 333-153492)
10.18	Equity Interest Pledge Agreement between Zhikuan Guan, Pypo Beijing and Beijing Funtalk, dated September 8, 2008 (incorporated by reference to exhibit 10.17 to Amendment No. 1 to Form S-4, SEC File No. 333-153492)
10.19	Equity Interest Pledge Agreement between Dongping Fei, Pypo Beijing and Beijing Funtalk, dated September 1, 2008 (incorporated by reference to exhibit 10.18 to Amendment No. 1 to Form S-4, SEC File No. 333-153492)
10.20	Equity Interest Pledge Agreement among Beijing Dongdian, Pypo Beijing and Beijing Funtalk, dated August 5, 2008 (incorporated by reference to exhibit 10.20 to Amendment No. 2 to Form S-4, SEC File No. 333-153492)
10.21	Zhikuan Guan Power of Attorney appointing Pypo Beijing as agent and attorney, dated
September 8, 2008 (incorporated by reference to exhibit 10.19 to Amendment No. 1 to Form S-4, SEC File No. 333-153492)
10.22	Dongping Fei Power of Attorney appointing Pypo Beijing as agent and attorney, dated
September 1, 2008 (incorporated by reference to exhibit 10.20 to Amendment No. 1 to Form S-4, SEC File No. 333-153492)

Exhibit No.	Description
10.23	Beijing Funtalk Power of Attorney appointing Pypo Beijing as agent and attorney, dated
August 5, 2008 (incorporated by reference to exhibit 10.23 to Amendment No. 2 to Form S-4, SEC File No. 333-153492)
10.24	Exclusive Business Cooperation Agreement between Beijing Funtalk and Pypo Beijing, dated September 1, 2008 (incorporated by reference to exhibit 10.21 to Amendment No. 1 to Form S-4, SEC File No. 333-153492)
10.25	Exclusive Business Cooperation Agreement between Beijing Dongdian and Pypo Beijing, dated July 28, 2008 (incorporated by reference to exhibit 10.25 to Amendment No. 2 to Form S-4, SEC File No. 333-153492)
10.26	Share Transfer Agreement between Hui Liu and Zhikuan Guan, dated September 1, 2008 (incorporated by reference to exhibit 10.26 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.27	Loan Agreement between Capital Ally and Pypo Cayman, dated March 10, 2008 (incorporated by reference to exhibit 10.27 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.28	Supplemental Loan Agreement between Capital Ally and Pypo Cayman, dated November 10, 2008 (incorporated by reference to exhibit 10.28 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.29	Equity Pledge Agreement between Capital Ally and Pypo Cayman, dated March 10, 2008 (incorporated by reference to exhibit 10.29 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.30	Deed of Release between Capital Ally and Pypo Cayman, dated November 10, 2008 (incorporated by reference to exhibit 10.30 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.31	Funds Transfer Agreement between Arch and Pypo Cayman, dated March 10, 2008 (incorporated by reference to exhibit 10.31 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.32	Supplemental Funds Transfer Agreement between Arch and Pypo Cayman, dated November 10, 2008 (incorporated by reference to exhibit 10.32 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.33	Equity Pledge Agreement between Style Technology and Pypo Cayman, dated November 10, 2008 (incorporated by reference to exhibit 10.33 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.34	Equity Pledge Agreement between GM Investment and Pypo Cayman, dated November 10, 2008 (incorporated by reference to exhibit 10.34 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.35	Acquisition Framework Agreement between Beijing Funtalk, Zhuqun Peng as the Controlling Party, and the Transferors, dated May 5, 2008 * (incorporated by reference to exhibit 10.35 to Post-Effective Amendment No.1 to Form S-4, SEC File No. 333-153492)
10.36	Supplemental Agreement to Acquisition Framework Agreement between Beijing Funtalk, Zhuqun Peng as the Controlling Party, and the Transferors, dated October 30, 2008 (incorporated by reference to exhibit 10.36 to Post-Effective Amendment No.1 to Form S-4, SEC File
No. 333-153492)
10.37	Operation and Management Agreement between Beijing Funtalk and Zhuqun Peng as the Controlling Party, dated May 5, 2008 (incorporated by reference to exhibit 10.37 to Post-Effective Amendment No.1 to Form S-4, SEC File No. 333-153492)
10.38	Supplementary Agreement to the Operation and Management Agreement between Beijing Funtalk and Zhuqun Peng as the Controlling Party, dated October 30, 2008 (incorporated by reference to exhibit 10.38 to Amendment No. 5 to Form S-4, SEC File No. 333-153492)
10.39	Shareholders and Sponsors Agreement among Pypo Cayman, Pypo HK, Pypo Beijing, Arch Holdings Limited, China Bright Group Co., Ltd., Style Technology, Kuo Zhang, Dongping Fei and Francis Wan, dated October 15, 2007 (incorporated by reference to exhibit 10.39 to Amendment No. 2 to Form S-4, SEC File No. 333-153492)

Exhibit No.	Description
10.40	Equity Subscription Agreement among Pypo Cayman, Pypo Beijing, Arch, Golden Meditech Company Limited, China Bright Group Co., Ltd., Style Technology, Kuo Zhang, Dongping Fei and Francis Wan, dated October 15, 2007 (incorporated by reference to exhibit 10.40 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.41	Waiver Letter among Pypo Cayman, Pypo Beijing, Golden Meditech Company Limited, Capital Ally, Francis Wan, Kuo Zhang and Dongping Fei, dated October 15, 2007 (incorporated by reference to exhibit 10.41 to Amendment No. 2 to Form S-4, SEC File No. 333-153492)
10.42	Written description of oral agreement between Pypo Beijing and Beijing Shidai Tiancheng Technology Development Co., Ltd. (incorporated by reference to exhibit 10.42 to Amendment No. 2 to Form S-4, SEC File No. 333-153492)
10.43	Term Facility Agreement between Pypo HK as Borrower, and Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V. as Lender, dated January 30, 2009 (incorporated by reference to exhibit 10.43 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.44	Consent, Waiver and Amendment Letter between Pypo HK and Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V. dated August 11, 2009 (incorporated by reference to exhibit 10.2 to Form 6-K dated October 16, 2009, SEC File No. 333-153492)
10.45	Corporate Guarantee between Pypo Cayman as Guarantor, in favor of Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V., dated January 30, 2009 (incorporated by reference to exhibit 10.44 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.46	Charge Deed between Pypo Cayman as Pledgor, Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V. as Pledgee, and Pypo HK, dated January 30, 2009 (incorporated by reference to exhibit 10.45 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.47	Equity Pledge Agreement between Pypo HK and Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V., dated January 30, 2009 (incorporated by reference to exhibit 10.46 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.48	Indemnification Agreement between Pypo Cayman and Clement Kwong, dated November 16, 2007 (incorporated by reference to exhibit 10.47 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.49	Indemnification Agreement between Pypo HK and Clement Kwong, dated November, 2007 (incorporated by reference to exhibit 10.48 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.50	Indemnification Agreement between Pypo Beijing and Clement Kwong, dated November, 2007 (incorporated by reference to exhibit 10.49 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.51	Frame Contract among Beijing Funtalk, Pypo Beijing, Liu Hui, Fei Dongping and Guan Zhikuan, dated September 1, 2008 (incorporated by reference to exhibit 10.50 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.52	Equity Interests Transfer Agreement between Style Technology and Beijing Ding Tai Jiye Investment Consulting Co., Ltd, dated as of July 18, 2007 (incorporated by reference to exhibit 10.51 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.53	Instrument of Transfer by and between GM Investment as Transferor and China Bright Group Co. Ltd. as Transferee, dated October 12, 2007 (incorporated by reference to exhibit 10.52 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.54	Equity Interests Transfer Agreement between China Bright Group Co. Ltd. and Pypo HK, dated as of October 15, 2007 (incorporated by reference to exhibit 10.53 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.55	Equity Interests Transfer Agreement between Style Technology and Pypo HK, dated as of
October 15, 2007 (incorporated by reference to exhibit 10.54 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

Exhibit No.	Description
10.56	Subscription Agreement among Style Technology, China Bright Group Co. Ltd., Pypo HK and Pypo Cayman, dated as of November 14, 2007 (incorporated by reference to exhibit 10.55 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.57	Instrument of Transfer between Style Technology, as Transferor and Capital Ally, as Transferee, dated as of December 28, 2007 (incorporated by reference to exhibit 10.56 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.58	Instrument of Transfer between China Bright Group Co. Ltd., as Transferor and Capital Ally, as Transferee, dated as of December 28, 2007 (incorporated by reference to exhibit 10.57 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.59	Equitable Mortgage of Shares among Arch, as Chargor and Gottex Fund Management Sarl, as Chargee, dated as of January 16, 2008 (incorporated by reference to exhibit 10.58 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.60	Written description of oral agreement between Pypo Beijing and Beijing North Investment Group Limited (incorporated by reference to exhibit 10.59 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.61	Written description of oral agreement between Pypo Beijing and Beijing East Chuangzhi Technology Development Co., Ltd. (incorporated by reference to exhibit 10.60 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.62	Written description of oral agreement between Pypo Beijing and Beijing Zhiyang East Investment Consulting Co., Ltd. (incorporated by reference to exhibit 10.61 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.63	Written description of oral agreement between Pypo Beijing and Beijing Dingtai Jiye Investment Co., Ltd. (incorporated by reference to exhibit 10.62 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.64	Written description of oral agreement between Pypo Beijing and Beijing Ruizhi Jiye Investment Co., Ltd. (incorporated by reference to exhibit 10.63 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.65	Written description of oral agreement between Pypo Beijing and Beijing JingJing Medical Equipment Co., Ltd. (incorporated by reference to exhibit 10.64 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.66	Warrant Transfer Agreement among High Capital Funding, LLC, Bernard J. Tanenbaum III, Michael Marks, MTP Holding Ltd., Allan Shu Cheuk Lam, Anthony Ng, David A. Rapaport and Fred A. Brasch, as Transferors and Arch Digital Holdings Limited and Capital Ally Investments Limited, as Transferees, dated as of January 30, 2009 (incorporated by reference to exhibit 10.65 to Amendment No. 4 to Form S-4, SEC File No. 333-153492)
10.67	Letter Agreement amending Investment Management and Trust Agreement dated December 19, 2006 between Middle Kingdom and Continental Stock Transfer and Trust Company, dated January 10, 2007 (incorporated by reference to exhibit 10.66 to Amendment No. 4 to Form S-4, SEC File No. 333-153492)
10.68	Letter Agreement amending Investment Management and Trust Agreement dated December 19, 2006 between Middle Kingdom and Continental Stock Transfer Company, dated June 10, 2008 (incorporated by reference to exhibit 10.67 to Amendment No. 4 to Form S-4, SEC File
No. 333-153492)
10.69	Letter Agreement amending Investment Management and Trust Agreement dated December 19, 2006 between Middle Kingdom and Continental Stock Transfer and Trust Company, dated
December 15, 2008 (incorporated by reference to exhibit 10.68 to Amendment No. 4 to Form S-4, SEC File No. 333-153492)
10.70	Maximum Guarantee Agreement between Fei Dongping and Minsheng Bank of China, dated as of July 23, 2007 (incorporated by reference to exhibit 10.69 to Amendment No. 4 to Form S-4, SEC File No. 333-153492)

Exhibit No.	Description
10.71	Maximum Guarantee Agreement between Zhang Kuo and Minsheng Bank of China, dated as of July 23, 2007 (incorporated by reference to exhibit 10.70 to Amendment No. 4 to Form S-4, SEC File No. 333-153492)
10.72	Investment Management Trust Agreement between Continental Stock Transfer and Trust Company and Middle Kingdom dated December 19, 2006 (incorporated by reference to exhibit 10.2 to the Amended Registration Statement of Middle Kingdom Alliance Corp. on Form S-1 filed with the Commission on November 13, 2006, SEC File No. 333-133475)
10.73	Irrevocable Instruction Letter to Continental Stock Transfer and Trust Company as trustee in connection with the Investment Management and Trust Agreement dated as of December 19, 2006 between Middle Kingdom and Continental Stock Transfer and Trust Company, as amended (incorporated by reference to exhibit 10.74 to Amendment No. 7 to Form S-4, SEC File
No. 333-153492)
10.74	Supplementary Agreement to Equity Interest Pledge Agreement by and among Pypo Beijing, Beijing Funtalk and Fei Dongping dated March 3, 2009 (incorporated by reference to exhibit 10.75 to the Current Report on Form 8-K dated July 15, 2009, SEC File No. 333-153492)
10.75	Supplementary Agreement to Equity Interest Pledge Agreement by and among Pypo Beijing, Beijing Funtalk and Guan Zhikuan dated March 3, 2009 (incorporated by reference to exhibit 10.76 to the Current Report on Form 8-K dated July 15, 2009, SEC File No. 333-153492)
10.76	Supplementary Agreement to Equity Interest Pledge Agreement by and among Pypo Beijing, Beijing Funtalk and Beijing Dongdian dated March 3, 2009 (incorporated by reference to exhibit 10.77 to the Current Report on Form 8-K dated July 15, 2009, SEC File No. 333-153492)
10.77	Equity Interest Pledge Agreement between Pypo HK, as Pledgor, and Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V., as Pledgee (incorporated by reference to exhibit 10.78 to the Current Report on Form 8-K dated July 15, 2009, SEC File No. 333-153492)
10.78	Equity Interest Pledge Agreement between Pypo Beijing, as Pledgee, and Beijing Feiji Investment Co., Ltd., as Pledgor, dated March 3, 2009 (incorporated by reference to exhibit 10.79 to the Current Report on Form 8-K dated July 15, 2009, SEC File No. 333-153492)
10.79	Equity Interest Pledge Agreement among Pypo Beijing, as Pledgee, Guan Zhikuan, as Pledgor, and Fei Dongping, as Pledgor, dated March 3, 2009 (incorporated by reference to exhibit 10.80 to the Current Report on Form 8-K dated July 15, 2009, SEC File No. 333-153492)
10.80	Written description of oral agreement between Beijing Yipai-top Communications Technology Co., Ltd. and Pypo Beijing (incorporated by reference to exhibit 10.81 to the Current Report on Form 8-K dated July 15, 2009, SEC File No. 333-153492)
10.81	Written description of oral agreement between Pypo Cayman and GM Investment (incorporated by reference to exhibit 10.82 to the Current Report on Form 8-K dated July 15, 2009, SEC File No. 333-153492)
10.82	Letter Agreement dated June 9, 2009 amending Loan Agreement dated March 10, 2008 between Pypo Cayman and Capital Ally (incorporated by reference to annex B to the Prospectus Supplement dated June 17, 2009, SEC File No. 333-153492)
10.83	Letter Agreement amending Funds Transfer Agreement dated March 10, 2008 between Pypo Cayman and Arch (incorporated by reference to annex C to the Prospectus Supplement dated June 17, 2009, SEC File No. 333-153492)
10.84	Written description of oral agreement for working capital loan between Pypo Cayman and Capital Ally (incorporated by reference to annex E to the Prospectus Supplement dated June 17, 2009, SEC File No. 333-153492)
10.85	Written description of oral agreement for loan between Pypo Beijing and Beijing Pypo Times Technology Co., Ltd. (incorporated by reference to annex F to the Prospectus Supplement dated June 17, 2009, SEC File No. 333-153492)
10.86	Written description of oral agreement for working capital loan between Pypo Beijing and Beijing Pypo Times Technology Co., Ltd. (incorporated by reference to annex G to the Prospectus Supplement dated June 17, 2009, SEC File No. 333-153492)

Exhibit No.	Description
10.87	Written description of oral agreement for guarantee between Beijing Ruizhi Jiye Investment Co., Ltd. and Kuo Zhang (incorporated by reference to annex H to the Prospectus Supplement dated June 17, 2009, SEC File No. 333-153492)
10.88	English translation of Loan Agreement dated March 9, 2008 between Beijing Pypo Technology Group Co., Ltd. and Beijing Shidai Tiancheng Technology Development Co., Ltd. (incorporated by reference to annex I to the Prospectus Supplement dated June 17, 2009, SEC File
No. 333-153492)
10.89	Equity Interests Transfer Framework Agreement dated as of August 3, 2009 by and between Beijing Funtalk and Tangjun (incorporated by reference to exhibit 2.1 to the Current Report on Form 8-K dated August 7, 2009, SEC File No. 333-153492)
10.90	Equity Interest Transfer Framework Agreement dated September 11, 2009 by and between Beijing Funtalk and Suzhou Industrial Park Pengjing Kunxiang Technology Co., Ltd. (incorporated by reference to exhibit 2.1 to the Current Report on Form 8-K dated September 17, 2009, SEC File No. 333-153492)
10.91	Share Purchase Agreement dated as of October 2, 2009 by and among Pypo Cayman, Capital Ally and Arch (incorporated by reference to exhibit 10.1 to the Current Report on Form 6-K dated October 16, 2009, SEC File No. 333-153492)
10.92	Amendment to Share Purchase Agreement dated as of October 19, 2009 by and among Pypo Cayman, Capital Ally and Arch (incorporated by reference to exhibit 10.2 to the Current Report on Form 6-K dated October 21, 2009)
10.93	Supplementary Agreement to the Equity Interests Transfer Framework Agreement dated November 17, 2009 by and between Beijing Funtalk and Tangjun (incorporated by reference to exhibit 10.2 to the Current Report on Form 6-K dated November 23, 2009, SEC File No. 333-153492)
16.1	Letter, dated October 21, 2009, from Weiser LLP to the SEC (previously filed as exhibit 16.1 to Form F-1, SEC File No. 333-162617)
21.1	Subsidiaries of PCHL (previously filed as exhibit 21.1 to Amendment No. 3 to Form F-1, SEC File No. 333-162617)
23.1	Consent of Weiser LLP
23.2	Consent of Deloitte Touche Tohmatsu
23.3	Consent of Maples and Calder (included in exhibit 5.1)
23.4	Consent of Han Kun Law Offices (included in exhibit 99.1)
23.5	Consent of Cozen O'Connor (previously filed as exhibit 23.5 to Amendment No. 1 to Form F-1, SEC File No. 333-162617)
99.1	Opinion of Han Kun Law Offices (previously filed as exhibit 99.1 to Amendment No. 4 to Form F-1, SEC File No. 333-162617)

*	Redacted exhibits for which confidential treatment has been granted.

(b) Financial Statement Schedules

All such schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 9. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes, if the securities are registered pursuant to Rule 415 under the Securities Act:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(a) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China on December 16, 2009.

FUNTALK CHINA HOLDINGS LIMITED (registrant)

December 16, 2009	By: /s/ Dongping Fei Name: Dongping Fei Title: Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kuo Zhang Kuo Zhang	Chairman of the Board of Directors	December 16, 2009

/s/ Dongping Fei Dongping Fei	Director and Chief Executive Officer (principal executive officer)	December 16, 2009

/s/ Kim Chuan (“Jackie”) Leong Kim Chuan (“Jackie”) Leong	Chief Financial Officer (principal financial and accounting officer)	December 16, 2009

/s/ Michael Marks Michael Marks	Director	December 16, 2009

/s/ Alex Fan Alex Fan	Director	December 16, 2009

/s/ Andrew Ryan Andrew Ryan	Director	December 16, 2009

/s/ Linzhen Xie Linzhen Xie	Director	December 16, 2009

/s/ Mofang Li Mofang Li	Director	December 16, 2009

AUTHORIZED REPRESENTATIVE

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Funtalk China Holdings Limited, has signed this registration statement in Atlanta, GA, on December 16, 2009.

Authorized Representative

December 16, 2009	By: /s/ Bernard J. Tanenbaum III Name: Bernard J. Tanenbaum III